Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Global Partner Acquisition COrp.

Global Partner Sponsor I LLC

SEQUEL ACQUISITION, llc

Sequel Youth and Family Services, LLC

KEY EQUITYHOLDERS

AND

SECURITYHOLDER REPRESENTATIVE

Dated as of January 11, 2017

-i-

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		37

3.1	Organization, Standing and Power	37
3.2	Authority	37
3.3	Consents	37
3.4	No Conflict	37
3.5	Interim Operations of Sub.	38
3.6	Capitalization	38
3.7	Compliance with Laws	38
3.8	Equity Consideration	38
3.9	SEC Documents	39
3.11	Financial Statements	39
3.10	Proxy Statement	39
3.12	Trust Account	40
3.13	Board Approval; Vote Required	40
3.14	Legal Proceedings	40
3.15	Brokers’ and Finders’ Fees	40

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		41

4.1	Conduct of Business of the Company	41
4.2	Conduct of the Business of Parent	45
4.3	No Solicitation	45
4.4	Procedures for Requesting Parent Consent	46

ARTICLE V ADDITIONAL AGREEMENTS		46

5.1	Proxy Statement.	46
5.2	Access to Information	47
5.3	Confidentiality	48
5.4	Expenses	48
5.5	Public Disclosure	49
5.6	Consents	49
5.7	Additional Documents and Further Assurances; Reasonable Efforts	49
5.8	New Employment Arrangements	50
5.9	Tax Matters	51
5.10	Notification of Certain Matters	51
5.11	No Claims Against Trust Account	52
5.12	Agreement to Defend	52
5.13	Change of Name; Listing	52
5.14	Debt Financing; Equity Financing; Cooperation	53
5.15	Release	55
5.16	Pre-Closing Transactional Matters	55
5.17	Post-Closing Distributions	56
5.18	R&W Insurance Policy	59

ARTICLE VI CONDITIONS TO THE MERGER		59

6.1	Conditions to Obligations of Each Party to Effect the Merger	59
6.2	Conditions to the Obligations of Parent and Sub	60
6.3	Conditions to Obligations of the Company	62

ARTICLE VII INDEMNIFICATION		63

7.1	Survival of Representations, Warranties and Covenants	63
7.2	Indemnification	64

-ii-

7.3	Escrow Arrangements	65
7.4	Indemnification Claims	66
7.5	Securityholder Representative	71
7.6	Parent Representative	73
7.7	Remedy	75
7.8	Purchase Price Adjustments	76
7.9	Sole Remedy	76

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		76

8.1	Termination	76
8.2	Effect of Termination	77
8.3	Amendment	77
8.4	Extension; Waiver	77

ARTICLE IX GENERAL PROVISIONS		78

9.1	Notices	78
9.2	Interpretation	80
9.3	Counterparts	80
9.4	Entire Agreement; Assignment	80
9.5	Severability	80
9.6	Other Remedies; Specific Performance	80
9.7	Governing Law; Venue	80
9.8	Rules of Construction	81
9.9	Successors and Assigns	81
9.10	Third Party Beneficiaries	81
9.11	Post-Closing Representation	82
9.12	Waiver of Jury Trial	83
9.13	Definitions	83

-iii-

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Offer Letter

Exhibit A-2	Form of Confidentiality, Non-Solicitation and Proprietary Rights Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Board Agreement

Exhibit D	Form of Support Agreement

Exhibit E	Form of Founder Share Letter Agreement

Exhibit F	Form of Certificate of Merger

Exhibit G	Form of Limited Liability Company Agreement

Exhibit H	Form of Payment Administration Agreement

Exhibit I	Form of Letter of Transmittal

Exhibit J	Form of Exchange Agreement

Exhibit K	Form of Legacy Registration Rights Agreement

Exhibit L	Form of Tax Receivable Agreement

Exhibit M	Form of Option Exercise Agreement

Exhibit N	Purchase Price Allocation

Exhibit O	Form of Amended and Restated Certificate of Incorporation of Parent

Exhibit P	Form of Sequel Youth and Family Services Stock Incentive Plan

Exhibit Q	Equity Purchase Agreement

Exhibit R	Legacy Operating Agreement Amendment

Exhibit S	Contribution Agreement

Exhibit T	Distribution Agreement

Exhibit U	Preferred Stock Term Sheet

Exhibit V	Form of Escrow Agreement

Exhibit W-1	Company Knowledge Parties

Exhibit W-2	Parent Knowledge Parties

Exhibit X	Form of Warrant

-iv-

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 11, 2017 by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”); Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent (“Sponsor”); Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”); Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”); the Key Equityholders; and John F. Ripley, who will serve as the representative of the Company’s Legacy Equityholders and is referred to herein from time to time as the “Securityholder Representative”.

RECITALS

A.      The sole member of Sub, the board of managers of the Company and the board of directors of Parent believe it is advisable and in the best interests of each company and their respective equityholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”), upon the terms and conditions set forth herein and in accordance with the Act, and in furtherance thereof, have approved this Agreement and the Merger. Equityholders representing the Sufficient Equityholder Vote have approved this Agreement, the Merger, and the Transactions.

B.       Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding equity of the Company shall be converted into the right to receive the consideration set forth herein.

C.       A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

D.       The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E.       Contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Key Employees are entering into or executing, as applicable, an offer letter, each in substantially the form attached hereto as Exhibit A-1 (collectively, the “Offer Letters”), and a Confidentiality, Non-Solicitation and Proprietary Rights Agreement, each in substantially the form attached hereto as Exhibit A-2 (collectively, the “Restrictive Covenant Agreements”), each to be effective as of the Effective Time.

F.       Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, John F. Ripley is entering into a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreement”), with Parent and the Company, pursuant to which John F. Ripley has agreed, for a period of time after the Effective Time, not to compete with the Business of the Surviving Entity and not to solicit the employees of the Company (and following the Effective Time, the Surviving Entity or Parent, as the case may be) for employment, and a Board Agreement, in substantially the form attached hereto as Exhibit C (the “Board Agreement”), with Parent, pursuant to which Parent agrees to pay John F. Ripley $100,000 per year for so long as John F. Ripley is a member of the Board of Directors of Parent. Each of the Non-Competition Agreement and the Board Agreement will be effective as of the Effective Time.

G.       Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Parent and the Company to enter into this Agreement, the Sponsor is entering into a support agreement, in substantially the form attached hereto as Exhibit D (the “Support Agreement”), and a Founder Share Letter Agreement, in substantially the form attached hereto as Exhibit E (the “Founder Letter Agreement”). The Founder Letter Agreement will be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1       The Conversion and the Merger.

(a)       Conversion. In connection with and prior to the consummation of the Transactions, the Company shall convert from an Iowa limited liability company to a Delaware limited liability company (the “Conversion”), in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Act”), and the Iowa Revised Uniform Limited Liability Company Act, IA Code § 489-101 et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Iowa Act”).

(b)       Merger. After the effectiveness of the Conversion, at the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Act, Sub shall be merged with and into the Company, the separate company existence of Sub shall cease, and the Company shall continue as the surviving limited liability company. The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Entity.”

1.2       Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Pepper Hamilton, 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit F (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Act. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the Act or at such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

1.3       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4       Formation Documents.

(a)       At the Effective Time, the certificate of formation of the Surviving Entity shall be amended and restated as of the Effective Time to be identical to the certificate of formation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the Act and as provided in such certificate of formation.

(b)       At the Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated as of the Effective Time to be identical to the limited liability company agreement attached hereto as Exhibit G (the “Amended and Restated LLC Agreement”), until thereafter amended in accordance with the Act and as provided in the certificate of formation of the Surviving Entity and such operating agreement.

1.5       Management.

(a)       Directors of Surviving Entity. The managers of the Surviving Entity immediately after the Effective Time shall be as set forth in the Amended and Restated LLC Agreement, each to hold the office of a manager of the Surviving Entity in accordance with the provisions of the Act and the Amended and Restated LLC Agreement until their successors are duly elected and qualified.

(b)       Officers of Surviving Entity. The officers of the Surviving Entity immediately after the Effective Time shall be as set forth in the Amended and Restated LLC Agreement, each to hold office in accordance with the provisions of the Act and the Amended and Restated LLC Agreement until their successors are duly elected and qualified.

1.6       Effect of Merger on Equity.

(a)       Effect on Membership Interests in Sub and Legacy Class E Units. All of the limited liability company interest in Sub immediately prior to the Effective Time shall be converted into and shall represent 14,906,250 Survivor Class A Units.

(b)       Effect on Legacy Equity (Legacy Class A Units and Legacy Class B Units). Subject to Section 1.6(e), at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of units of Legacy Equity, each Legacy Class A Unit and Legacy Class B Unit issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into solely the right to receive, upon surrender of the certificate representing such units of Legacy Equity in the manner provided in Section 1.8, the Equity (A-B) Consideration Per Unit, in each case rounded down in the aggregate to the nearest whole number with the value of the fractional unit to be paid by Parent in cash based on the Unit Price.

(c)       Effect on Legacy Equity (Legacy Class C Units and Legacy Class D Units). At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of units of Legacy Equity, all of the Legacy Class C Units and the Legacy Class D Units issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificates representing such units of Legacy Equity in the manner provided in Section 1.8, the Equity (C-D) Consideration.

(d)       Effect on Legacy Equity (Legacy Class E Units). At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of units of Legacy Equity, the Legacy Class E Units issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into and shall represent the Equity (E) Consideration.

(e)       Escrow Amounts. Notwithstanding any other provisions of this Agreement to the contrary, (i) the Equity (A-B) Consideration payable to a Legacy Equityholder pursuant to this Section 1.6 shall be reduced by such Legacy Equityholder’s Pro Rata Portion of the Indemnity Escrow Amount in accordance with Section 7.3, and (ii) each Legacy Equityholder’s Pro Rata Portion of the Indemnity Escrow Amount shall be deposited into the Escrow Fund as provided herein.

1.7       Obligations.

(a)       Representative Obligations. Subject to Article VII, at least three (3) Business Days prior to the Closing Date and before Parent, the Exchange Agent or the Surviving Entity shall make any payments hereunder to Legacy Equityholders (including Optionholders who will exercise their Company Options prior to Closing), the Securityholder Representative shall deliver to Parent and the Exchange Agent a payment schedule setting forth (a) the name and address of each Legacy Equityholder (including each Optionholder who will exercise their Company Options prior to Closing) entitled to distribution of Equity Consideration, and (b) the amount of consideration to which each such Legacy Equityholder (including each Optionholder who will exercise their Company Options prior to Closing) is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law), together with calculations of the amount then payable to such holder (the “Payments Schedule”). The Securityholder Representative shall be responsible for instructing Parent, the Exchange Agent and the Surviving Entity as to the distribution of such amounts. Parent, the Exchange Agent and the Surviving Entity may rely on the instructions of the Securityholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Securityholder Representative are followed. The Parent Representative shall be responsible for instructing the Company, the Exchange Agent and the Securityholder Representative as to any matters set forth herein relating to Parent and/or Sponsor. The Company, the Exchange Agent and the Equityholders may rely on the instructions of the Parent Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Parent Representative are followed.

(b)       Company Obligations. Subject to Article VII, at least three (3) Business Days prior to the Closing Date and before Parent, the Exchange Agent or the Surviving Entity shall make any payments hereunder to the Equityholders (including Optionholders who will exercise their Company Options prior to Closing), the Company shall deliver to Parent a payment schedule setting forth (a) the address of the Preferred Holder, and (b) the amount of consideration to which the Preferred Holder is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law), together with calculations of the amount then payable to the Preferred Holder.

1.8       Payment of Equity Consideration; Surrender of Certificates.

(a)       Exchange Agent. Acquiom Clearinghouse LLC, or an institution selected by Parent and at Parent’s sole expense, prior to the Effective Time, shall serve as the exchange agent (such institution, the “Exchange Agent”) for the Merger, pursuant to the terms of a Payments Administration Agreement, substantially in the form attached hereto as Exhibit H (the “Payments Administration Agreement”).

(b)       Payment Procedures for Equity Consideration.

(i)       Subject to the terms and conditions of this Agreement and the provisions of Section 1.6(e) relating to withholding of taxes and Section 7.3 relating to escrow arrangements, on the Closing Date, (i) the Company shall deliver to the Escrow Agent the number of Survivor Class B Units equal to the Indemnity Escrow Amount; and (ii) the Company shall deliver to the Exchange Agent the number of Survivor Class B Units less the number delivered to the Escrow Agent in the immediately preceding subclause (i), for exchange in accordance with Section 1.6(b).

(ii)       Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to the Preferred Holder the Equity (C-D) Consideration payable at the Effective Time to the Preferred Holder pursuant to Section 1.6(c) in exchange for outstanding Legacy Class C Units and Legacy Class D Units.

(iii)       Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to Parent 14,906,250 Survivor Class A Units, payable at the Effective Time to Parent pursuant to Section 1.6(a).

(iv)       Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to Sequel CS, Inc. the Equity (E) Consideration payable at the Effective Time to Sequel CS, Inc. pursuant to Section 1.6(d) in exchange for outstanding Legacy Class E Units.

(v)       The Pro Rata Portion of the consideration comprising the Indemnity Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to each such Legacy Equityholder.

(c)       Exchange Procedures. Promptly following the date of this Agreement, the Company shall (or shall cause the Exchange Agent to) mail to each Legacy Equityholder and Optionholder a letter of transmittal in substantially the form attached hereto as Exhibit I (each, a “Letter of Transmittal”), the Amended and Restated LLC Agreement executed by the Company and Parent, the Exchange Agreement in the form attached hereto as Exhibit J (the “Exchange Agreement”), the Registration Rights Agreement in the form attached hereto as Exhibit K (the “Legacy Registration Rights Agreement”), and the Tax Receivable Agreement in the form attached hereto as Exhibit L (the “Tax Receivable Agreement”). In addition, promptly following the date of this Agreement, the Company shall (or shall cause the Exchange Agent to) mail to each Optionholder an Option Exercise Agreement in substantially the form attached hereto as Exhibit M (each, an “Option Exercise Agreement”); after delivery of the Option Exercise Agreement to the Company (with a copy delivered to Parent) and exercise of all Company Options held by such Optionholder, such Optionholder shall be treated thereafter as a Legacy Equityholder holding Legacy Class B Units. After receipt of the applicable Letter of Transmittal and Related Agreements to be signed by such Legacy Equityholder, the Legacy Equityholders will surrender the certificates representing their Legacy Equity (the “Legacy Unit Certificates”) to the Exchange Agent for cancellation together with a duly completed and validly executed Letter of Transmittal and executed copies of each of the Related Agreements. Upon surrender of a Legacy Unit Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and the Related Agreements, each duly completed and validly executed, subject to the terms of Section 1.6(e), Section 1.8(d), Section 1.13 and Section 7.3, the holder of such Legacy Unit Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the Equity Consideration to which such holder is entitled pursuant to Section 1.6 and the Legacy Unit Certificate so surrendered shall be cancelled. Until so surrendered, each Legacy Unit Certificate outstanding after the Effective Time will be deemed, for all purposes thereafter, to evidence only the right to receive the applicable portion of the Equity Consideration, pursuant to Section 1.6 and Section 1.8. No portion of the Equity Consideration (including such holder’s Pro Rata Portion of the Indemnity Escrow Amount, when deliverable) will be paid to the holder of any unsurrendered Legacy Unit Certificate with respect to Legacy Units formerly represented thereby or issuable thereunder until the holder of record of such Legacy Unit Certificate shall surrender such Legacy Unit Certificate, pursuant hereto.

(d)       Transfers of Ownership. If any consideration is to be disbursed pursuant to Section 1.6 to a Person other than the Person whose name is reflected on the Legacy Unit Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash and/or equity amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)       Exchange Agent to Return Equity Consideration. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled (but not obligated) to require the Exchange Agent to deliver to Parent or its designated successor or assign all equity amounts that have been deposited with the Exchange Agent pursuant to Section 1.8(b), and any income or proceeds thereof, not disbursed to the Legacy Equityholders pursuant to Section 1.8(c), and thereafter, if so delivered, the Legacy Equityholders shall be entitled to look only to Parent (subject to the terms of Section 1.8(f) and 1.8(g)) only as general creditors thereof with respect to any and all amounts that may be payable to such Legacy Equityholders pursuant to Section 1.6 upon the due surrender of such Legacy Unit Certificates in the manner set forth in Section 1.8(c). In the event that Parent does not require the Exchange Agent to return the consideration amounts to Parent pursuant to this Section 1.8(e), the agreement between Parent and the Exchange Agent shall provide that the Exchange Agent shall continue to hold such cash and equity amounts in its capacity as Exchange Agent, subject to compliance with applicable Law.

(f)       No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Entity, Parent nor any other party hereto shall be liable to a holder of Company Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)       Parent to Deliver Balance of Equity Consideration. At any time following April 1, 2026 (or the latest expiration date of any Company Options then outstanding if earlier than April 1, 2026), the Securityholder Representative shall be entitled (but not obligated) to require Parent to deliver to the Securityholder Representative or assign all equity amounts that have been delivered to Parent pursuant to Section 1.8(e), for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Equity Consideration. In the event that the Securityholder Representative does not require Parent to return the consideration amounts to the Securityholder Representative pursuant to this Section 1.8(g), Parent shall continue to hold such equity amounts, subject to compliance with applicable Law.

1.9       No Further Ownership Rights in Company Units. The Equity Consideration paid in respect of the surrender for exchange of Company Units in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of Company Units, and there shall be no further registration of transfers on the records of the Surviving Entity of Company Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Legacy Unit Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10       Lost, Stolen or Destroyed Certificates. In the event any Legacy Unit Certificates shall have been lost, stolen or destroyed, the Surviving Entity shall issue, and Parent shall cause the Surviving Entity to issue, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6; provided, however, that either the Exchange Agent or Parent may, in each of their discretion and as a condition precedent to the issuance thereof, require the Equityholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to the Exchange Agent and Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Subject to the terms of Section 1.6(e) and Section 7.3, any Equityholder complying with the provisions of this Section 1.10 shall be deemed to have surrendered such lost, stolen or destroyed Legacy Unit Certificate for all purposes hereunder, including for purposes of receiving the cash and/or equity to which such Equityholder is entitled pursuant to Section 1.6.

1.11       Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.12       Stipulated Values. Each of the Company, Parent, Sub and the Securityholder Representative acknowledges and agrees that the Unit Price and the number of units constituting the Equity Consideration are based upon values that have been agreed upon between Parent and the Company for purposes of this Agreement and may not represent their fair market or intrinsic value as determined by a third party.

1.13       Intended Tax Treatment and Purchase Price Allocation. For United States federal income Tax purposes (and, where applicable, state and local income Tax purposes) only, all parties hereto will treat the Surviving Entity as a continuation of the Company as a partnership and will treat the acquisition of the Legacy Equity followed by the Cash Distribution as a purchase by Parent of such Legacy Equity, in a transaction with respect to which an election pursuant to Section 754 of the Code shall be made. The cash distributable to the Legacy Equityholders, increased by all other items of consideration, including liabilities for federal income tax purposes, shall be allocated in a manner consistent with Exhibit N (the “Purchase Price Allocation”), and such allocation shall be finalized within sixty (60) days of the Closing Date. If the final consideration is amended, the Purchase Price Allocation shall be amended in accordance with Exhibit N. All parties to this Agreement agree to file all United States Tax Returns in accordance with such Purchase Price Allocation and the intended tax treatment as set forth in this Section 1.13. For United States Tax purposes, there will be a technical termination and closing of the Tax year on the change of control occurring in connection with the Merger.  The parties hereto agree that they will make a 754 election for the calendar year beginning after consummation of the Transactions. If any dispute arises regarding the Purchase Price Allocation, any such dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Parent and the Securityholder Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the Legacy Equityholders or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor (as defined in the Tax Receivable Agreement). The Expert shall resolve any such matter within thirty (30) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding shall be borne by Parent except as provided in the next sentence. Parent and the Legacy Equityholders shall bear their own costs and expenses of such proceeding, unless the Securityholder Representative has a prevailing position that is more than 10% of the payment at issue, in which case Parent shall reimburse the Securityholder Representative (on behalf of the Legacy Equityholders) for any reasonable out-of-pocket costs and expenses in such proceeding. The determinations of the Expert pursuant to this Section 1.13 shall be binding on Parent and the Legacy Equityholders and may be entered and enforced in any court having jurisdiction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub as of the date hereof and as of the Closing (provided, however, with respect to Camelot, CHG Health Services, Inc. and Sequel CS, Inc., as of the date hereof and as of immediately prior to the closing of the Equity Purchase Agreement), subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) as follows (references to “Company” in this Article II shall refer, wherever not inappropriate by reference to the context, to the Company and the Company Subsidiaries):

2.1       Organization of the Company.

(a)       Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, which jurisdiction is set forth on Section 2.1(a) of the Disclosure Schedule. Each of the Company and the Company Subsidiaries has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)       The Company has made available to Parent true and complete copies of the certificate of formation, operating agreements, by-laws, business license, certificates of approval and articles of association (or comparable documents), each as amended to date, of the Company and each Company Subsidiary. The minute books of the Company and each Company Subsidiary, all of which have been made available to Parent before the date hereof, constitute all of the minutes of the Company and each Company Subsidiary required to be maintained by the Company and each Company Subsidiary, are true and complete in all material respects. At the Closing, all such minute books will be in the possession of the Company or the applicable Company Subsidiary.

2.2       Equity of the Company and the Company Subsidiaries.

(a)       Section 2.2(a)(i) of the Disclosure Schedule sets forth as of the date hereof, for the Company, the amounts and types of its outstanding equity and the record and beneficial owners of its outstanding equity, and there are no other equity securities of the Company issued, reserved for issuance or outstanding. Section 2.2(a)(ii) of the Disclosure Schedule sets forth as of the date hereof for each Company Subsidiary the amounts and types of its outstanding equity and the record and beneficial owners of its outstanding equity, and there are no other equity securities of any Company Subsidiary issued, reserved for issuance or outstanding. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens other than, for the avoidance of doubt, any restrictions on transfer pursuant to applicable securities Laws. Section 2.2(a)(iii) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all Company Options and the following information with respect to each such Company Option: (i) the Optionholder, (ii) the grant and expiration dates, (iii) the number of Company Units that are subject to such Company Option, (iv) the exercise price(s), and (v) the vesting schedule (including, whether or not vesting is accelerated upon consummation of any Merger). No Company Option is subject to Section 409A of the Code. Except as set forth on Section 2.2(a)(iv) of the Disclosure Schedule, no legend or other reference to any purported Lien appears upon any certificate representing any equity securities or other securities of any Company Subsidiary. All outstanding equities of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of formation or operating agreement (or comparable documents) of the Company or any Company Subsidiary or any Contract to which the Company, or any Company Subsidiary is a party or otherwise bound, except as specifically provided in the Legacy Operating Agreement. Section 2.2(a)(iv) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all debt instruments convertible into shares of Company Units. There is no Voting Debt of the Company or any Company Subsidiary. Except as set forth on Section 2.2(a)(iii) of the Disclosure Schedule, there are no Convertible Securities of the Company or any Company Subsidiary. Except as set forth in the Legacy Operating Agreement and except as set forth in grant agreements to awardees for grants of options to purchase Legacy Class B Units of the Company, all of which are set forth on Section 2.2(a)(v) of the Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or issue any capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary.

(b)       Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary, directly or indirectly, (i) owns of record or beneficially any capital stock, membership interests, partnership (limited or general) interests, joint venture interests or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity, or (ii) controls any corporation, partnership, limited liability company, joint venture or other entity.

2.3       Authority; Execution and Delivery; Enforceability.

(a)       The Company has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by the Company hereof and the Related Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and at or before the Effective Time will have duly executed and delivered each Related Agreement to which it is, or is specified to be, a party, and this Agreement (assuming due execution, authorization and delivery by the other parties hereto) constitutes, and each Related Agreement to which it is, or is specified to be, a party will (assuming due execution, authorization and delivery by the other parties thereto) after the Effective Time constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)       The Board of Managers of the Company, by means of an Action by Consent of all Managers, duly adopted resolutions (which are currently in effect as adopted) (i) determining that the terms of this Agreement, the Merger and the Transactions are fair to and in the best interests of the Equityholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger and the Support Agreements, (iii) directing that this Agreement be submitted to the holders of Legacy Class A Units and Legacy Class C Units for adoption thereby, and (iv) recommending that the holders of Legacy Class A Units and Legacy Class C Units vote in favor of the adoption of this Agreement. The Company is providing to Parent concurrently herewith true and complete copies of the resolutions of the Board of Managers of the Company described herein.

(c)       The Sufficient Equityholder Vote is the affirmative vote of the holders of the Legacy Class A Units and the Legacy Class C Units, voting as a single class, and the holder of the Legacy Class D Units. Such affirmative vote is the only vote of the holders of any class or series of equity interest of the Company necessary to adopt this Agreement and approve the Merger, the Certificate of Merger and the Transactions and the Related Agreements, including pursuant to the Charter Documents, the Iowa Act and the Act. The Sufficient Equityholder Vote has been approved and the Company is providing to Parent concurrently herewith true and complete copies of the consent of the applicable holders of Legacy Class A Units, Legacy Class C Units and Legacy Class D Units for the Sufficient Equityholder Vote described herein.

2.4       No Conflicts; Consents.  The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Related Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Company with the terms hereof and thereof will not directly or indirectly require any notice to be given under, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the certificate of formation or operating agreement (or comparable documents) of the Company or any Company Subsidiary (the “Charter Documents”), (b) except as set forth on Section 2.4 of the Disclosure Schedule, any Company Contract or Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (c) any Permit, Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets. Except as set forth on Section 2.4 of the Disclosure Schedule, no Consent of, or Filing with, any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or any Related Agreement or the consummation of the Transactions or in order to prevent the termination of any Permit of the Company or any Company Subsidiary.

2.5       Financial Statements and Controls.

(a)       Section 2.5(a) of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements: (i) are complete and correct in all material respects and have been prepared in good faith from the books and records of the Company and the Company Subsidiaries in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); and (ii) fairly present in all material respects the combined financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Financial Statements, subject, in the case of interim Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent year-end Financial Statements). The books and records of the Company and the Company Subsidiaries, all of which have been made available to Parent before the date hereof, are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect all of the transactions and actions therein described and any disposition of any assets of or by the Company and the Company Subsidiaries in all material respects. At the Closing, all such books and records will be in the possession of the Company or the applicable Company Subsidiary. No financial statements of any Person other than the Company and the Company Subsidiaries listed on Section 2.2(a)(ii) of the Disclosure Schedule are required by GAAP to be included in the consolidated financial statements of the Company.

(b)       The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the Interim Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which results from or arises out of any breach of or default under any Contract, breach of warranty, tort, infringement or violation of law) since the date of the Interim Balance Sheet and not in violation hereof and which are not individually or in the aggregate material, or (iii) less than $250,000 individually or in the aggregate.

(c)       The Company and the Company Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and fairly reflect such transactions, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)       The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries, as applicable (including all means of access thereto and therefrom). The Company has implemented and maintains procedures that provide that material information relating to the Company and the Company Subsidiaries, taken as a whole, is made known to the chief executive officer of the Company by others within those entities.

(e)       Section 2.5(e) of the Disclosure Schedule sets forth all of the Indebtedness of the Company and the Company Subsidiaries as of the date of the Interim Balance Sheet and as of the date of this Agreement.

2.6       No Changes. Since the date of the Interim Balance Sheet, there has not occurred any event and no circumstances exist that, individually or in the aggregate, constitute or would reasonably be expected to result in a Company Material Adverse Effect. Since the date of the Interim Balance Sheet, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practices. Except as set forth on Section 2.6 of the Disclosure Schedule, since the date of the Interim Balance Sheet to the date hereof, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of Section 4.1.

2.7       Assets Other than Real Property Interests. The Company or a Company Subsidiary has good and valid title to, or, in the case of leased assets, valid leasehold interests, in all of their respective tangible assets that are used or held for use in their respective business, including all the assets reflected on the Interim Balance Sheet or thereafter acquired, other than assets disposed of for fair value in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and not in violation hereof, in each case free and clear of all Liens other than Permitted Liens. The assets of the Company and the Company Subsidiaries and the assets of other persons which the Company and the Company Subsidiaries are entitled to use under the provisions of agreements with the owners thereof are sufficient for the conduct of the business of the Company and the Company Subsidiaries in substantially the same manner as conducted before the date hereof. The assets of the Company and the Company Subsidiaries and the assets of other persons which the Company and the Company Subsidiaries are entitled to use under the provisions of agreements with the owners thereof have at all times been maintained in accordance with good business practice, and all such assets are in good operating condition and repair (except for ordinary wear and tear) and are suitable for the purposes for which they are used and intended. The Company and the Company Subsidiaries have fully paid up the purchase price for any assets which were purchased subject to title retention clauses under which the title of the assets will not be transferred to the Company and the Company Subsidiaries unless the purchase price thereof are fully paid. As of immediately prior to the closing of the Equity Purchase Agreement, Camelot has no assets or liabilities of any kind, other than ownership interests in the entities set forth on Section 2.7 of the Disclosure Schedule (the “Camelot Entities”).

2.8       Real Property; Environmental Matters.

(a)       Except as set forth on Section 2.8(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns in fee, leases as lessee or tenant, or holds any other interest in real property.

(i)       Section 2.8(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all real property that is owned by the Company or any Company Subsidiary (the “Owned Real Property”), and as to each parcel of Owned Real Property sets forth in tabular format the following information, all of which is complete and accurate: the owner; the street address; the municipality, county and state; the tax parcel number and any other parcel identification number; the recording date and location (book and page or instrument number) of each recorded plat; the recording date and location of the vesting deed; the recording date and location of each mortgage or deed of trust; and the issuer, policy number and insured amount of all title insurance policies insuring the owner or any mortgagee of the owner; and the preparer and last revision date of all surveys. Except as set forth in Section 2.8(a)(i) of the Disclosure Schedule, there are no outstanding options, purchase rights or rights of first refusal to purchase or lease any parcel of Owned Real Property, or any portion thereof or interest therein, to which the Company or any Company Subsidiary is a party. The Company or a Company Subsidiary has good and marketable fee simple title to each of parcel the Owned Real Property, free and clear of all Liens and adverse Judgments other than Permitted Liens.

(ii)       Section 2.8(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all real property that is leased by the Company or any Company Subsidiary lessee or tenant (the “Leased Real Property”), and as to each parcel of Leased Real Property sets forth in tabular format the following information, all of which to the Company’s Knowledge is complete and accurate: the fee owner (to the Company’s Knowledge) and the lessor; the lessee; the street address; the municipality, county and state; the title, date and parties to the lease and all amendments thereto creating the leasehold in the lessee (the “Real Property Lease”); the recording date and location of each mortgage or deed of trust encumbering the leasehold; the issuer, policy number and insured amount of all title insurance policies insuring the lessee or any mortgagee of the lessee, if any; and the preparer and last revision date of all surveys. Except as set forth on Section 2.8(a)(i) of the Disclosure Schedule, there are no outstanding options, purchase rights or rights of first refusal to acquire any Real Property Lease or the leasehold created thereby, or to sublease any parcel of Leased Real Property, or any portion thereof or interest therein to which the Company or any Company Subsidiary is a party. Neither the lessor nor the lessee has the right to terminate any Real Property Lease, and the lessor thereunder has no right to recapture or relocate all or any portion of the Leased Real Property. The Company or a Company Subsidiary, as lessee, has good and marketable leasehold title to each parcel of Leased Real Property, free and clear of all Liens and adverse Judgments other than Permitted Liens, and has in all material respects paid and performed all obligations required to be paid or performed by it under each Real Property Lease and otherwise with respect to each parcel of Leased Real Property. The Company or a Company Subsidiary enjoys peaceful and undisturbed possession of each parcel of Leased Real Property. Each Real Property Lease (A) is in full force and effect and a valid, binding and legally enforceable obligation of the Company or a Company Subsidiary, as lessee, and, to the Company’s Knowledge, of the lessor; (B) has not been amended or modified except as reflected on Section 2.8(a)(ii) of the Disclosure Schedule; and (C) except for Permitted Liens, has not been assigned by the lessee. Neither the Company nor any Company Subsidiary has received a written notice of default under any Real Property Lease during the last six (6) months which remains uncured and to the Knowledge of the Company no condition exists which, with either notice or the passage of time or both, would result in a breach or default by the Company or any Company Subsidiary under any Real Property Lease. Except as set forth in Section 2.8(a)(ii) of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any other party to any Real Property Lease, will not result in a breach of or default under any Real Property Leases, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable by and against all parties, and in full force and effect on identical terms following the Closing. None of the other parties to any Real Property Lease is an affiliate of, or otherwise has any economic interest in, the Company or any Company Subsidiary.

(iii)       Section 2.8(a)(iii) of the Disclosure Schedule sets forth a complete and accurate list of all real property, other than Owned Real Property and Leased Real Property, in which the Company or any Company Subsidiary holds an interest (the “Other Real Property”), and as to each parcel of Other Real Property sets forth complete and accurate information of the type and level of detail provided in Section 2.8(a)(ii) of the Disclosure Schedule.

(iv)       The Owned Real Property, Leased Real Property and Other Real Property (collectively, the “Company Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

(b)       The occupancies, uses, maintenance and operation of each parcel of Company Property have complied in all material respects with all Laws and are not in violation in any material respect of any thereof; and all certificate(s) of occupancy and all other material Permits required by Law for the proper use and operation of each parcel of Company Property are in full force and effect. All material Permits, utility installations and connections required for the existing occupancies, uses and operation of each parcel of Company Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Each parcel of Company Property is supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such parcel of Company Property as currently operated. There are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to use or occupy any parcel of Company Property or any portion thereof or interest therein. None of the Company and the Company Subsidiaries has received written notice of, and they do not otherwise have Knowledge of, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other Law, against or with respect to any parcel of Company Property. There is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of the Company or any Company Subsidiary, threatened, affecting any parcel of Company Property or any portion thereof or interest therein. All obligations arising under development, tri-party and other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of each parcel of Company Property have been paid or performed. No notice from any insurance company which has issued a policy with respect to any parcel of Company Property or from any board of fire underwriters (or other body exercising similar functions) has been received requesting the performance of any repairs, alterations, or other work. No work has been performed or is in progress at, and no materials have been furnished to, any parcel of Company Property which, though not presently the subject of, might give rise to construction, mechanic’s, material supplier’s, or other lien against such parcel of Company Property, except that for which full and complete releases or effective waivers have been obtained. All obligations required to be paid or performed by the owner or lessee of any parcel of Company Property under declarations, reciprocal easement agreements and like agreements to which such parcel of Company Property is subject, have been paid or performed. No parcel of Company Property is subject to any tax abatement program. To the Knowledge of the Company, there are no assessments for public improvements currently affecting or pending against any parcel of Company Property, and there are no assessable public improvements which have been ordered to be made and which have not heretofore been assessed. To the Company’s Knowledge, each parcel of Company Property is maintained in all material respects the manner in which prudent owner-occupants customarily maintain similar real property. The Company Property is suitable and adequate for the conduct of the Business.

(c)       None of the Company and the Company Subsidiaries has received any notice or communication from (i) a Governmental Authority, (ii) the current or prior owner or operator of any of the Company’s or the Company Subsidiaries’ properties or facilities, or (iii) any other Person that alleges that any Company or Company Subsidiary is not in compliance with any Environmental Law. The Company and the Company Subsidiaries hold, and are in compliance with, all material Permits required for the Company and the Company Subsidiaries to conduct their respective businesses under Environmental Laws (“Environmental Permits”), and are and have at all times been in compliance with all Environmental Laws. No suspension, cancellation, modification, revocation or nonrenewal of any Environmental Permit has occurred, is pending or, to the Knowledge of the Company, threatened. The Company and the Company Subsidiaries have not entered into or agreed to any Judgment and are not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Material. There have been no Releases of Hazardous Materials on, at or under any parcel of Company Property or any other property or facility formerly owned, leased or operated by any Company, any Company Subsidiary or any of their respective predecessors in violation of Environmental Laws.

(d)       The Company has made available to Parent copies of all Phase 1 and Phase 2 environmental site assessment reports in its or any Company Subsidiaries’ possession regarding any of the Company Properties.

(e)       Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in material violation of any Environmental Laws, or which could reasonably be expected to result in or give rise to Liability or require an investigation, cleanup, removal, response activity, remediation, or corrective action pursuant to any Environmental Law or contractual obligation.

(f)       Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

2.9       Intellectual Property.

(a)       Section 2.9(a) of the Disclosure Schedule sets forth a true and complete list of all of the material (i) Owned Company Intellectual Property and (ii) Licensed Company Intellectual Property, in each instance other than Trade Secrets. The Company Intellectual Property constitutes all of the Intellectual Property that is used in or necessary for the conduct of the business of the Company and the Company Subsidiaries.

(b)       Section 2.9(b) of the Disclosure Schedule sets forth a true and complete list of all of the Owned Company Intellectual Property that is registered or subject to an application for registration, in each instance, enumerating the applicable application or registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant/owner (“Registered Owned Company Intellectual Property”). All filings, extensions, renewals, fees and other maintenance actions related to the Registered Owned Company Intellectual Property have been timely filed with and paid to the appropriate Governmental Authorities and all of the Registered Owned Company Intellectual Property is otherwise in good standing. No filings, extensions, renewals, fees or other maintenance actions related to any of the Registered Owned Company Intellectual Property are due within the ninety (90) day period following the Closing Date.

(c)       Except as set forth in Section 2.9(c) of the Disclosure Schedule with respect to certain of the Company Data that are included within the Licensed Company Intellectual Property, all right, title and interest in and to the Company Data is owned by the Company or a Company Subsidiary free and clear of all Liens other than Permitted Liens.

(d)       The Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Owned Company Intellectual Property free and clear of all Liens other than Permitted Liens and the Company or a Company Subsidiary has the right to use the Licensed Company Intellectual Property pursuant to the terms of such licenses. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions do not and will not contravene, conflict with, alter or impair any such rights.

(e)       Neither the conduct of the business of the Company and the Company Subsidiaries, including any services offered by the Company or any Company Subsidiary, nor the Owned Company Intellectual Property or the use thereof violates, misappropriates, dilutes or infringes, or has violated, misappropriated, diluted or infringed (collectively, “Infringes” or “Infringing”) the Intellectual Property rights of any other Person. No claims are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any other Person that (i) allege that any of the Company Intellectual Property or the use thereof Infringes the Intellectual Property rights of any other Person; (ii) challenge the ownership, validity, enforceability, registration, effectiveness or use in the business of the Company or any Company Subsidiary of any of the Company Intellectual Property or (iii) allege that the conduct of the business of the Company and the Company Subsidiaries, including any services offered by the Company or any Company Subsidiary, Infringes the Intellectual Property rights of any other Person.

(f)       To the Knowledge of the Company, no other Person is Infringing the Owned Company Intellectual Property or the Company’s or any Company Subsidiary’s rights in the Licensed Company Intellectual Property.

(g)       All of the Owned Company Intellectual Property that consists of Trade Secrets that the Company or a Company Subsidiary has chosen to retain as a trade secret under applicable Laws has been maintained in confidence in accordance with commercially reasonable protection procedures. All former and current employees, agents, consultants and independent contractors of the Company and the Company Subsidiaries are under obligations restricting their right to disclose proprietary information of the Company or any Company Subsidiary.

2.10       Information Technology; Privacy and Security.

(a)       Except as set forth in Section 2.10(a)(i) of the Disclosure Schedule, the Company and the Company Subsidiaries have implemented, and are in compliance with, a written information security program(s) that includes (i) commercially reasonable data storage, system redundancy, and disaster avoidance and recovery measures, including providing for the regular back-up and prompt recovery of the Company Data without any disruption to the conduct of the business of the Company and the Company Subsidiaries and (ii) commercially reasonable technical, administrative and physical measures to assure the integrity, confidentiality and security of the Company IT Systems, including transactions executed through the Company IT Systems, the Company Data and the systems of any third party service providers that have access to the Company IT Systems or the Company Data. Except as set forth in Section 2.10(a)(ii) of the Disclosure Schedule, there has been no suspected or actual breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the Company Data (a “Material Security Breach”), and neither the Company nor any Company Subsidiary have received written notice alleging the occurrence of a Material Security Breach. The Company IT Systems have not materially malfunctioned or failed.

(b)       Neither the Company nor any Company Subsidiary has notified and there have been no facts or circumstances that would require the Company or any Company Subsidiary to notify any customers or other similarly situated individuals of any actual or perceived Material Security Breach pursuant to any of the Company Privacy Policies, requirements of any Contracts binding on the Company or any Company Subsidiary or any Information Privacy and Security Laws requiring notice of such a breach.

(c)       The Company IT Systems have been maintained by technically competent Persons in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards to ensure proper operation, monitoring and use. The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary to conduct the business of the Company and the Company Subsidiaries.

(d)       Section 2.10(d) of the Disclosure Schedule sets forth a true and complete list of all current privacy and data security policies that are used by the Company or any Company Subsidiary with regard to the collection, storage, transmission, access and use of Personal Information (collectively, the “Company Privacy Policies”) and the dates that each such policy was in place. The Company has provided to Parent true and complete copies of the Company Privacy Policies. The Company and the Company Subsidiaries are in compliance with the Company Privacy Policies. The conduct the business of the Company and the Company Subsidiaries and the Company Privacy Policies comply with Information Privacy and Security Laws, industry standards and the requirements of any Contracts binding on the Company or any Company Subsidiary.

(e)       Neither the Company nor any Company Subsidiary has received a written notice alleging that the Company or any Company Subsidiary has not complied with Information Privacy and Security Laws.

2.11       Contracts.

(a)       Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)       any Contract which involves the payment (A) to any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period, or (B) by any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period;

(ii)       employment Contract (other than Contracts that can be terminated without penalty, severance and/or termination payments with no more than thirty (30) days advance notice);

(iii)       collective bargaining agreement or other Contract with any work council or labor organization, union or association;

(iv)       Contract (including consent decree) containing covenants of the Company or any Company Subsidiary prohibiting or limiting the ability of the Company or any Company Subsidiary to make sales to any Person in any manner or engage in any business activity (including activities related to the employment, solicitation or hiring of any Person (other than in the ordinary course of business)) or compete with any Person in any line of business or in any geographical area, or covenants of any other Person not to compete with the Company or any Company Subsidiary in any line of business or in any geographical area or use or enforce any Company Intellectual Property;

(v)       Contract (including consent decree) containing covenants of the Company or any Company Subsidiary granting the other party or any Person “most favored nation” or similar status or any right of first refusal, first notice or first negotiation;

(vi)       Contract granting to the Company or any Company Subsidiary any rights in or to any of the Intellectual Property of another Person, including any Contract for the Licensed Company Intellectual Property, except for shrink-wrap, click-through or similar non-exclusive licenses for off-the-shelf or generally commercially available software entered into in the ordinary course of business consistent with past practice;

(vii)       Contract under which the Company or any Company Subsidiary licenses or grants any rights in or to any of the Owned Company Intellectual Property to another Person;

(viii)       Contract under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture or other evidence of Indebtedness of the Company or any Company Subsidiary (other than in favor of the Company or a Company Subsidiary);

(ix)       Contract (including any so called take-or-pay or keepwell agreements) under which (A) any Person including the Company or a Company Subsidiary, has directly or indirectly guaranteed any Indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed or assumed or agreed to act as a surety with respect to any Indebtedness, liabilities or obligations of any Person, including the Company or any Company Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(x)       Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Company Subsidiary), other than in the ordinary course of business;

(xi)       Contract granting a Lien upon any Company Property or any other asset, other than Permitted Liens;

(xii)       Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or a Company Subsidiary or any predecessor Person, including such obligations in connection with a merger, the purchase or sale of a business, a business unit or the purchase or sale of the assets thereof, other than those entered into in the ordinary course of business consistent with past practice;

(xiii)       power of attorney (other than a power of attorney given in the ordinary course of business);

(xiv)       Contract with or license by or from any Governmental Authority;

(xv)       Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person;

(xvi)       Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;

(xvii)       Contract for provision of health care services by any Person to the Company and the Company Subsidiaries if applicable Law requires that the Person providing such services is required to obtain and maintain a Permit in order to provide such services;

(xviii)       Contract, which involves the payment (A) to any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period, that is not terminable by the Company or a Company Subsidiary by notice of not more than 180 days, or (B) by any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period, that is not terminable by the Company or a Company Subsidiary by notice of not more than 180 days;

(xix)       Contract with any Affiliate, or current or former officer or director of the Company or a Company Subsidiary;

(xx)       Contract relating to settlement of any Proceeding or other dispute;

(xxi)       Contract with a Top Payor or a Top Vendor; or

(xxii)       Contract other than as set forth above that is material to the business of the Company and the Company Subsidiaries or the use or operation of their assets.

(b)       All Company Contracts are valid, binding and in full force and effect and to the Company’s Knowledge are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Except as disclosed in Section 2.11(b) of the Disclosure Schedule, the Company or the applicable Company Subsidiary has performed in all material respects all obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any respect thereunder. None of the Company and the Company Subsidiaries has received written (or, to the Knowledge of the Company, other) notice of any actual, alleged, reasonably possible or reasonably potential violation of, or failure to comply with, any term or requirement of any Company Contract. Except as disclosed in Section 2.11(b) of the Disclosure Schedule, no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company, any Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate for cause or unilaterally modify, any Company Contract. None of the Company and the Company Subsidiaries has received any written (or, to the Knowledge of the Company, other) notice of the intention of any party to terminate any Company Contract. True and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto, have been made available to Parent before the date hereof. To the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company or any Company Subsidiary is bound by any Contract that purports to limit in any material respect the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or (ii) assign to the Company or any Company Subsidiary or to any other Person any rights to any invention, improvement or discovery. To the Knowledge of the Company, as of the date hereof, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under current or completed Company Contracts with any Person, and no such Person has made demand for such renegotiation. The Company Contracts relating to the provision of services by the Company or any Company Subsidiary have been entered into in the ordinary course of business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

2.12       Permits.

(a)       Section 2.12(a) of the Disclosure Schedule sets forth all material Permits issued or granted to the Company or a Company Subsidiary, including pursuant to any applicable Laws. All Permits set forth or required to be set forth on Section 2.12(a) of the Disclosure Schedule are validly held by the Company or a Company Subsidiary, and the Permits set forth on Section 2.12(a) of the Disclosure Schedule are sufficient for the conduct of the Business under any applicable Laws. The Company or the applicable Company Subsidiary is in compliance in all material respects, and has complied in all material respects, with all terms and conditions of all material Permits held by them. None of the Company and the Company Subsidiaries has received written (or, to the Knowledge of the Company, other) notice of any Proceeding relating to (i) any actual, alleged, possible or potential violation of, or failure to comply in any material respect with, any term or requirement of any such Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. No event has occurred and to the Company’s Knowledge, no circumstance exists that (with or without notice or lapse of time, or both) (A) constitute or would reasonably be expected to result, directly or indirectly, in a violation of, or a failure to comply in any material respect with, any term or requirement of any such Permit or (B) would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other Filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority. None of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or any Related Agreement or the consummation of the Transactions.

(b)       The Company and the Company Subsidiaries possess all material Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted.

2.13       Insurance. Section 2.13 of the Disclosure Schedule sets forth a true and complete list of (a) the insurance policies maintained by the Company or the Company Subsidiaries with respect to the Company and the Company Subsidiaries, their respective assets and properties, or their directors, officers or employees (the “Policies”), and (b) a summary of the claims or losses experienced and material claims pending under each Policy and (c) any self-insurance arrangements affecting the Company and the Company Subsidiaries. Each Policy is in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that will be paid if incurred before the Closing Date), and no written (or, to the Knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such Policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company and the Company Subsidiaries have performed in all material respects all of their respective obligations under each Policy to which the Company or any Company Subsidiary is a party or that provides coverage to the Company or any Company Subsidiary or any director, officer or employee thereof.

2.14       Tax Matters.

(a)       All Taxes due (whether or not shown on any Tax Return) for which the Company or any Company Subsidiary is liable have been fully and timely paid.

(b)       All income and other material Tax Returns required to have been filed by or with respect to the Company and each Company Subsidiary have been timely filed.

(c)       All such Tax Returns are complete and accurate in all material respects.

(d)       No extension of time within which to file any such Tax Return is in effect.

(e)       No waiver of any statute of limitations or any limitation period relating to Taxes for which the Company or any Company Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding.

(f)       There is no current or pending Proceeding or dispute (or, to the Knowledge of the Company, proposed or threatened Proceeding or dispute), with respect to Taxes for which the Company or any Company Subsidiary may be liable.

(g)       No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary has not paid Taxes or filed Tax Returns asserting that the Company or such Company Subsidiary, respectively, is subject to Taxes assessed by such jurisdiction.

(h)       All deficiencies asserted or assessments made with respect to Taxes for which the Company or any Company Subsidiary may be liable have been paid in full or otherwise finally resolved.

(i)       There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any Company Subsidiary may be liable that could affect the Company’s or any Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(j)       Neither the Company nor any Company Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting made, improper method of accounting used, closing agreement, intercompany transaction, open-transaction disposition or installment sale entered into, excess loss account arising or the receipt of any prepaid amount, in each case on or prior to the Closing Date.

(k)       No election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Tax Law) will affect any item of income, gain, loss or deduction of the Company or any Company Subsidiary after the Closing.

(l)       All Tax indemnity, Tax allocation and Tax sharing arrangements relating to the Company or any Company Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither the Company nor any Company Subsidiary will have any liability thereunder on or after the Closing Date.

(m)       There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary except Permitted Liens.

(n)       All Taxes that the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority, and the Company and each Company Subsidiary have complied in all material respects with applicable Law (including information reporting and record keeping) with respect to Tax withholding and sales Taxes (including retention of exemption certificates).

(o)       Neither the Company nor any Company Subsidiary has been a member of any Company Group that has had as a common parent an entity other than the Company or a current Company Subsidiary, and neither the Company nor any Company Subsidiary presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Company Subsidiaries).

(p)       Other than the affiliated group headed by Camelot, neither the Company nor any Company Subsidiary has any liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise.

(q)       Neither the Company nor any Company Subsidiary has participated in any transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(r)       Any powers of attorney granted by the Company or any Company Subsidiary prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(s)       The classification of the Company and each Company Subsidiary for federal and state income tax purposes as an association taxable as a corporation, a partnership or a disregarded entity is as set forth on Section 2.14(s) of the Disclosure Schedule.

(t)       Except as set forth on Section 2.14(t) of the Disclosure Schedule, none of the Company Subsidiaries is disregarded as an entity separate from its owner for federal income tax purposes, and no election under Treasury Regulation Section 301.7701-3 with respect to the U.S. federal income tax classification of the Company or any Company Subsidiary has been made.

(u)       Neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 or 361 of the Code (or any similar provision of state, local or foreign Law) applied during the last two years or that could be part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the Transactions.

(v)       All Company Subsidiaries are United States persons for U.S. federal income tax purposes.

(w)       There are no Tax credits, grants or similar amounts that are subject to clawback or recapture as a result of a failure by the Company or any Company Subsidiary to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(x)       No Company Subsidiary is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

2.15       Proceedings.

(a)       Proceedings. Other than Proceedings based on claims of malpractice or professional liability and other tort claims related to bodily harm or injury, as described in Section 2.15(b) of this Agreement, Section 2.15(a) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Company, threatened Proceeding or claim against the Company or any Company Subsidiary or affecting the Company or any Company Subsidiary or any of their assets or businesses. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(a) of the Disclosure Schedule as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Company Material Adverse Effect. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(a) of the Disclosure Schedule challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the contemplated Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is a party or subject to or in default under any Judgment. To the Knowledge of the Company, no officer, director, agent or employee of the Company or any Company Subsidiary is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any Company Subsidiary. There is not any Proceeding or claim by the Company or any Company Subsidiary pending, or that the Company or any Company Subsidiary intends to initiate, against any other Person. There is no pending or, to the Knowledge of the Company, threatened, investigation of or affecting the Company or any Company Subsidiary. To the Knowledge of the Company, no facts or circumstances exist that reasonably would be expected to result in a claim against the Company or any Company Subsidiary.

(b)       Professional Liability and Certain Tort Proceedings. Section 2.15(b) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Company, threatened malpractice or professional liability Proceeding or claim, or other Proceeding or tort claim alleging bodily harm or injury, against the Company or any Company Subsidiary or affecting the Company or any Company Subsidiary or any of their assets or businesses. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(b) of the Disclosure Schedule as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Company Material Adverse Effect. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(b) of the Disclosure Schedule challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the contemplated Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is a party or subject to or in default under any Judgment relating to malpractice or professional liability, or other tort claim alleging bodily harm or injury.

2.16       Compliance with Laws.

(a)       (i) The Company and the Company Subsidiaries are and at all times have been in compliance in all material respects with all Laws, including those relating to occupational health and safety, and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them and (ii) no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a material violation by the Company or any Company Subsidiary of, or a material failure on the part of the Company or any Company Subsidiary to comply with, any Law, or any Judgment applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, or would give rise to a material obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Company and the Company Subsidiaries has received any communication from any Person seeking any Judgment or that alleges that the Company or a Company Subsidiary is not in compliance with any Law or any Judgment. No investigation or review by any Governmental Authority regarding a violation of any applicable Law with respect to the Company or a Company Subsidiary is pending, or, to the Knowledge of the Company, threatened.

(b)       Neither the Company, any Company Subsidiary or any of their respective Affiliates, nor any director, officer, employee, agent or representative of the Company, any Company Subsidiary or any of their respective Affiliates, or any Person acting on behalf of any of the foregoing Persons, has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. and related regulations promulgated thereunder, and/or any other applicable Law, or directly or indirectly, committed any violation of any applicable Anti-Corruption and Anti-Bribery Laws, and/or any other applicable Law.

(c)       Neither the Company, any Company Subsidiary nor any of their respective Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any potential violation by the Company, any Company Subsidiary or any of their respective Affiliates of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. or any other applicable Anti-Corruption and Anti-Bribery Laws.

(d)       Neither the Company, any Company Subsidiary or any of their respective Affiliates, nor any director, officer, employee, agent or representative of the Company, any Company Subsidiary or any of their respective Affiliates, or any Person acting on behalf of any of the foregoing Persons, has, directly or indirectly, exported, re-exported, sold, supplied or otherwise transferred any goods, software or technology except in compliance with all applicable export control and economic sanctions Laws.

(e)       Neither the Company, any Company Subsidiary or any of their respective Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to any potential or actual violation by the Company, any Company Subsidiary or any of their respective Affiliates of any applicable export control or economic sanctions Law.

(f)       Any issuance or transfer of equity interests in, or purchase or sale of any assets by, any of the Company or the Company Subsidiaries since their respective dates of establishment has complied with all applicable Laws, and all requisite Consents have been obtained and all required Filings with Governmental Authorities have been made with respect to any such transfer.

2.17       Employee Benefit Plans and Compensation.

(a)       Each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the Company and/or each ERISA Affiliate or with respect to which the Company and/or any ERISA Affiliate has any Liability (each, a “Benefit Plan”), is set forth on Section 2.17(a) of the Disclosure Schedule.

(b)       As applicable with respect to each Benefit Plan, the Company has made available to Parent true and complete copies of (i) all Benefit Plans, including written summaries of Benefit Plans for which no written document exists, and related trust agreements, annuity contracts or other funding instruments; (ii) the latest Internal Revenue Service determination letter or opinion letter obtained with respect to any such Benefit Plan intended to be qualified or exempt under Section 401 or 501 of the Internal Revenue Code, as applicable; (iii) Forms 5500 and certified financial statements for the most recently completed fiscal year for each Benefit Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Benefit Plan’s enrolled actuary; (iv) all summary plan descriptions and summaries of material modification for each Benefit Plan; (v) all summaries furnished to employees or other service providers for all Benefit Plans for which a summary plan description is not required; (vi) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code; and (vii) any non-routine filings made during the past three (3) years with a Governmental Authority relating to a Benefit Plan.

(c)       Except as set forth on Section 2.17(c) of the Disclosure Schedule, the Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other Laws.

(d)       The Company Group has timely made all contributions and payments required to be made with respect to such Benefit Plans and, with respect to any benefits accrued thereunder for which contributions or payments are not yet required to be made, such obligations have been timely reflected in the Financial Statements.

(e)       There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, arbitral action, governmental audit or investigation or other Proceeding relating to or seeking benefits under any Benefit Plan that is pending or, to the Knowledge of the Company, threatened against either the Company, a Company Subsidiary or any ERISA Affiliate other than routine claims for benefits.

(f)       The Benefit Plans which are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters or opinion letters on which such plan is entitled to rely from the Internal Revenue Service to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and each such Pension Plan is so qualified. No member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to or otherwise has any Liability (contingent or otherwise) with respect to any Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither Company nor any each ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(g)       The Company and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Section 4980B of the Code or other applicable Law.

(h)       Except as set forth on Section 2.17(h) of the Disclosure Schedule, the Company’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (I) result in any payment becoming due to any employee, former employee, director, officer, or independent contractor of the Company or any Subsidiary, (II) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (III) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (IV) require any contributions or payments to fund any obligations under any Benefit Plan or (V) limit the right to merge, amend or terminate any Benefit Plan.

(i)       No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Company Group, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.

(j)       Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(k)       The Company, the Company Subsidiaries and each ERISA Affiliate have, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Company Group as common law employees, leased employees, independent contractors or agents, as applicable.

2.18       Employee and Labor Matters.

(a)       (i) None of the Company or any Company Subsidiary is a party to or has any Liability with respect to any collective bargaining agreement or other Contract with any works council or labor organization, union or association; (ii) there is not, and has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary; (iii) no union organizational campaign is in progress or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any Company Subsidiary (and no such campaign has occurred) and no question concerning representation of such employees exists; (iv) neither the Company nor any Company Subsidiary is engaged or has been engaged in any unfair labor practice; (v) there are not and has not been any unfair labor practice charges or complaints against the Company, or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened; (vi) there are not and has not been any pending, or, to the Knowledge of the Company, threatened, charges against the Company or any Company Subsidiary or any of their current or former employees before any agency responsible for the prevention of unlawful employment practices; and (vii) none of the Company and the Company Subsidiaries has received any communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary or any of the Benefit Plans and, to the Knowledge of the Company, no such investigation is in progress.

(b)       Section 2.18(b) of the Disclosure Schedule sets forth an accurate and complete list that includes the name and address of each employee, whether full-time or part-time, of the Company and the Company Subsidiaries as of the date hereof, and contains a list of all officers and other employees of and independent contractors or consultants to the Company and the Company Subsidiaries, together with their current job title or relationship with the Company and the Company Subsidiaries (as applicable), the accumulative term of their employment and the term of current employment contract with the Company and the Company Subsidiaries (as applicable), an indication of whether such Person has signed a confidentiality agreement or non-compete agreement with the Company and the Company Subsidiaries (as applicable), an indication of whether such Person has signed an agreement that imposes any Liability on the Company upon termination of the agreement; the current annual salary for each Exempt employee, and the hourly rate of pay for each Non-Exempt employee (including bonus opportunity) for each such Person, the primary location of employment, classification under the Fair Labor Standards Act as either “Exempt” or “Non-Exempt”, visa status, and active or inactive status (and if inactive, his or her expected return date). The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining, leaves of absence, labor dispatching, overtime work and compensation, equal employment opportunity, nondiscrimination, immigration, classification of employees and independent contractors, occupational safety and health, layoffs, plant closings, and the payment of social security/insurance and housing fund and Taxes, and are not liable for any arrears or underpayment of wages, severance pay, overtime payment, labor or trade union fees, social security/insurance and housing fund, benefits or any penalties for failure to comply with any of the foregoing. Except as set forth on Section 2.18(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary has used the services of unpaid volunteers, unpaid interns or other unpaid personnel.

(c)       No employee of the Company or any Company Subsidiary is, to the Knowledge of the Company, a party to or bound by any Contract, or subject to any Judgment, that may interfere with the use of such Person’s best efforts to promote the interests of the Company and the Company Subsidiaries may conflict with the interests the Company and the Company Subsidiaries or the Transactions or that has had or would reasonably be expected to adversely affect the Company or the Company Subsidiaries in any material respect. To the Knowledge of the Company, no activity of any employee of the Company or any Company Subsidiary as or while an employee of the Company or any Company Subsidiary has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar applicable Law with respect to the current or former employees of the Company or the Company Subsidiaries.

2.19       Transactions with Related Persons. Except as set forth on Section 2.19 of the Disclosure Schedule, there are no Contracts between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company or any Company Subsidiary, (b) any record or beneficial owner of one percent (1%) or more of the voting securities of the Company or any Company Subsidiary, or (c) any Affiliate or Related Person of any such officer, director or record or beneficial owner, on the other hand, other than under the Related Agreements. After the Closing, except as set forth on Section 2.19 of the Disclosure Schedule, none of the Equityholders or any of their Related Persons will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company or any Company Subsidiary or used in or pertaining to their business, other than under the Related Agreements. Except as set forth on Section 2.19 of the Disclosure Schedule, none of the Equityholders or any of their Related Persons provide services to the Company or any Company Subsidiary. Except as set forth on Section 2.19 of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a debtor or creditor of, or has any Liability to, any of the individuals listed in the foregoing clauses (a)-(c) or any Related Person thereof.

2.20       Intercompany Accounts. Section 2.20 of the Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of date of the Interim Balance Sheet between any Equityholder or any of its Related Persons, on the one hand, and the Company or any Company Subsidiary, on the other hand. Since the date of the Interim Balance Sheet, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Company or any Company Subsidiary to any Equityholders or any of their Related Persons or other transaction between the Company or any Company Subsidiary and any Equityholder or any of their Related Persons, except as contemplated by this Agreement and the Related Agreements.

2.21       Effect of Transaction. No creditor, employee, client, customer, Governmental Authority or other Person having a material business relationship with the Company or any Company Subsidiary has changed, or informed the Company or any Company Subsidiary that such Person intends to change, or is reasonably likely to change, such relationship in such a way as to have a Company Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, because of the execution and delivery of this Agreement and the Related Agreements or consummation of the Transactions.

2.22       Top Payors/Vendors.

(a)       Section 2.22(a) of the Disclosure Schedule lists (i) each Payor of the Company and the Company Subsidiaries that individually or together with its Affiliates was one of the top twenty (20) largest Payors of the Business based on net revenue of the Business for (A) either of the years-ended June 30, 2016 or June 30, 2015 and (B) the four-months ended October 31, 2016 (with respect to subsections (A) and (B), each, a “Top Payor”); and (ii) the total dollar amount of net revenue attributable to each such Top Payor for the years-ended June 30, 2016 or June 30, 2015, and the four-month period ended October 31, 2016. None of the Company or the Company Subsidiaries has received any Payor or customer complaint concerning their products and services, other than complaints in the ordinary course of business.

(b)       Except as set forth on Section 2.22(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received any oral or written (including by email) notice from any Top Payor that such Top Payor intends to terminate, cancel, not renew, decrease the volume of purchases or otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party. The Company has delivered a true, accurate and complete copy of each Contract with a Top Payor to Parent.

(c)       Section 2.22(c) of the Disclosure Schedule lists (i) each vendor or supplier of products or services to the Company and the Company Subsidiaries that individually or together with its Affiliates was one of the top ten (10) largest vendors or suppliers of the Business based on total expenses of the Business for (A) either of the years-ended June 30, 2016 or June 30, 2015, or (B) the four-month period ended October 31, 2016 (each, a “Top Vendor”); and (ii) the total dollar amount of expenses attributable to each such Top Vendor for each of the years-ended June 30, 2016 or June 30, 2015 and the four-month period ended October 31, 2016. None of the Company or the Company Subsidiaries has delivered any customer complaint concerning the Top Vendors’ products and services, other than complaints in the ordinary course of business.

(d)       Except as set forth on Section 2.22(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received any oral or written (including by email) notice from any Top Vendor that such Top Vendor intends to terminate, cancel, not renew, significantly decrease the rate of supplying or otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party. The Company has delivered a true, accurate and complete copy of each Contract with a Top Vendor to Parent.

2.23       Solvency.

(a)       No Judgment has been made and no resolution has been passed for the winding up of the Company or any Company Subsidiary or for a liquidator or manager to be appointed in respect of the Company or any Company Subsidiary and no petition has been presented and no meeting has been convened for the purposes of the winding up of the Company or any Company Subsidiary. No administrator has been appointed in relation to the Company or any Company Subsidiary, no documents have been filed with a court for the appointment of an administrator of the Company or any Company Subsidiary and no notice of an intention to appoint an administrator has been given by the Company or any Company Subsidiary or any of their respective directors or by a qualifying floating charge holder.

(b)       No receiver or manager has been appointed in respect of any or all of the Company’s or any Company Subsidiary’s assets, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company or any Company Subsidiary become exercisable. None of the Company or any Company Subsidiary is insolvent or unable to pay its debts, nor has it stopped paying its debts as they fall due. No distress, execution or other process has been levied on any asset of the Company or any Company Subsidiary by any of its creditors. No voluntary arrangement or scheme of arrangement in respect of the Company or any Company Subsidiary or any other compromise or arrangement in respect of any Group Company’s creditors generally, or any class of them, has been proposed or adopted. No statutory demand has been served on the Company or any Company Subsidiary, which has not been paid in full or been withdrawn and no unsatisfied judgment is outstanding against the Company or any Company Subsidiary.

2.24       Healthcare Matters.

(a)       Compliance with Healthcare Laws. Except with respect to billing and collection practices, and compliance with Payment Programs, as provided in Section 2.25 of this Agreement, the Company and each Company Subsidiary at all times has been and is in compliance with all Healthcare Laws applicable to such Company or Company Subsidiary and the Business operated by such Company or Company Subsidiary. Except as set forth on Section 2.24(a) of the Disclosure Schedule, none of the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any officer, Affiliate, employee or agent of the Company or any Company Subsidiary, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, could reasonably be expected to constitute a violation of any Healthcare Law. Except as set forth on Section 2.24(a) of the Disclosure Schedule, in the conduct of the Business, no Company, Company Subsidiary or any of its Representatives, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, Payor, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder any Company, Company Subsidiary or any of their respective Affiliates (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal gift or contribution made by any other Person or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Except with respect to billing and collection practices, and compliance with Payment Programs, as provided in Section 2.25 of this Agreement, no allegation, investigation, audit, whistleblower or qui tam action, or any other Proceeding has been made, filed or commenced or, to the Knowledge of the Company, threatened, involving any Company or Company Subsidiary or the Business with respect to any alleged failure to comply with any Healthcare Law. Except with respect to billing and collection practices, and compliance with Payment Programs, as provided in Section 2.25 of this Agreement, no Company or Company Subsidiary has received any communication from any Person, including any Governmental Authority, Payment Program, employee or former employee of any Company or any Company Subsidiary, requesting any information, alleging any violation of or threatening or instituting any Proceeding with respect to any Company’s or Company Subsidiary’s compliance with any Healthcare Law, and to the Knowledge of the Company, there is no reasonable basis for any such action.

(b)       Healthcare Permits. Set forth on Section 2.24(b) of the Disclosure Schedule is a list of all healthcare Permits (including Medicare, Medicaid, DEA permits and CSR permit, and any applicable healthcare, education, corrections and social services licenses) held by any Company or Company Subsidiary and/or any employee of any Company or Company Subsidiary providing professional services to or on behalf of any Company or Company Subsidiary (collectively “Healthcare Permits”) and no other Permit is, or immediately following the Closing will be, reasonably necessary to conduct of the Business and the ownership, use and operation of their assets, including any accreditations granted by The Joint Commission (f/k/a Joint Commission on Accreditation of Healthcare Organizations), CARF (f/k/a Commission on Accreditation of Rehabilitation Facilities) or pursuant to the Prison Rape Elimination Act (P.L. 108-79; 42 U.S.C. § 15601 et seq.). Each Healthcare Permit is, and except as otherwise stated in Section 2.24(b) of the Disclosure Schedule immediately following the Closing shall be, valid, and in full force and effect and none of such Healthcare Permits will be terminated or impaired or become terminable as a result of the execution, delivery and performance of this Agreement or any of the Transactions, except in each case as set forth on Section 2.24(b) of the Disclosure Schedule. True, correct and complete copies of all Healthcare Permits and provider numbers and provider agreements, have been provided to Parent. Each Company or Company Subsidiary, each current and former employee of any Company or Company Subsidiary any other individual providing professional services to or on behalf of any Company or Company Subsidiary: (i) at all times has had and has all Healthcare Permits required to conduct its business as it is now being conducted and provide professional services, as applicable; (ii) at all times has been and is in compliance with the terms of such Healthcare Permits required under any Healthcare Law; and (iii) except as set forth on Section 2.24(b) of the Disclosure Schedule, is not and has not been subject to any plan of correction, corporate integrity agreement, consent decree, deferred prosecution agreement, or monitoring by any Governmental Authority or accreditation organization, other than through routine licensing inspections or accreditation surveys. No suspension or cancellation of any Healthcare Permit is pending, or to the Knowledge of the Company, threatened. Except as set forth on Section 2.24(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, and for the past five years there has never been any, investigation, audit or other Proceeding that could result in a revocation, suspension, termination, probation, restriction or non-renewal of any Healthcare Permit and to the Knowledge of the Company, there is no reasonable fact, situation, circumstance, condition or other basis for any such action.

(c)       Professional Licenses, Audits and Surveys. All individuals who have provided any professional services to or on behalf of the Company or any of the Company Subsidiaries who require any certification or license have been and are duly licensed or certified, as applicable and in all material respects, to practice his or her profession in each applicable jurisdiction during the applicable time period such individuals were providing such services to or on behalf of the Company or any of the Company Subsidiaries, including with respect to administering and dispensing pharmaceuticals. True, complete and correct copies of all surveys, inspections, reviews and/or audits of the Company and each Company Subsidiary conducted during the past five years in connection with any licensing, credentialing or accrediting body have been provided to Parent.

(d)       Privacy. The use and dissemination of any personally identifiable data and information concerning individuals, including such information pertaining to any patient, subscriber, enrollee, or covered person, by the Company and the Company Subsidiaries is in compliance with all applicable Laws, including without limitation any HIPAA, HITECH or other applicable privacy Laws or Laws pertaining to the confidentiality of medical records, claim records or underwriting data, and contracts applicable to the Company and the Company Subsidiaries. Each of the Company and Company Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with HIPAA, HITECH and all other applicable Laws and pursuant to any Contract. The transactions contemplated to be consummated hereunder as of the Closing will not violate any published privacy policy, contract, or Laws relating to the use, dissemination, or transfer of any such data or information. None of the Company or any Company Subsidiaries is under investigation by any Governmental Authority for a violation of HIPAA, including receiving any notices from patients, consumers or the United States Department of Health and Human Services Office of Civil Rights relating to any such violations. The Company and the Company Subsidiaries have made available to Parent its form of business associate agreement (each, a “Business Associate Agreement”). It has entered into a Business Associate Agreement in each instance where it is required to do so under applicable Healthcare Laws, and the Company and the Company Subsidiaries are not in material breach of any Business Associate Agreement. None of the Company nor the Company Subsidiaries has had any Material Security Breach that resulted in or required the notification of any party (i) that any information had been or may have been compromised or otherwise accessed by an unauthorized Person; or (ii) that HIPAA or HITECH may have been violated.

(e)       Compliance Programs. The Company and each Company Subsidiary maintains and adheres to, in all material respects, a commercially reasonable compliance program designed to promote compliance with all Healthcare Laws and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards or fraud and abuse applicable to the operations of the Company and each Company Subsidiary, including without limitation, policies and procedures relating to retention of records, quality assurance, employee screening, and fraud, waste and abuse. The Company has made available to Parent a true, correct and complete copy of all written documentation with respect to each such compliance program and all records and logs maintained by the Company and the Company Subsidiaries with respect to such compliance program(s) and any related hot-line. Section 2.24(e) of the Disclosure Schedule sets forth true, correct and complete description of the Company’s practices and policies relating to (i) the Company’s and the Company Subsidiaries’ discounts provided to patients and residents and usual and customary pricing practices and (ii) patient and resident co-pays and other cost sharing obligations (collectively, “Discounts Policies”). Such Discounts Policies comply in all respects with all Healthcare Laws and are properly implemented and adhered to by the Company and Company Subsidiaries, and there has never been any finding, claim or allegation by any Person that any of the Company’s or any of the Company Subsidiaries’ compliance program or Discounts Policies are insufficient or not in compliance with any Law or contractual obligation of the Company or Company Subsidiaries.

(f)       Medical Waste Laws. Neither the Company nor any of the Company Subsidiaries are in violation of, or the subject of, any enforcement action by any Governmental Authority under the Medical Waste Tracking Act, 42 U.S.C. ss. 6992 et seq., or any other applicable federal, state or local governmental law dealing with the disposal of medical wastes (“Medical Waste Laws”). None of the Company or the Company Subsidiaries have received any written or oral notice of any investigation or inquiry by any Governmental Authority under any Medical Waste Laws. All of the Company and Company Subsidiaries have obtained and are in compliance with any Permits related to medical waste disposal required by the Medical Waste Laws, and have taken reasonable steps to determine, and have determined, that all disposal of medical waste by them has been in compliance with the Medical Waste Laws.

2.25       Healthcare Matters; Payment Programs.

(a)       Except as set forth on Section 2.25(a) of the Disclosure Schedule, (i) the billing and collection practices of the Company and Company Subsidiaries have at all times been and currently are in compliance with all applicable Laws, including Healthcare Laws and all laws applicable to Payment Programs; (ii) neither the Company nor any Company Subsidiary has unlawfully influenced or attempted to influence any provider’s opinion about a patient’s clinical condition or the medical necessity of the services, drugs or equipment provided in connection with the Business; (iii) the Company and Company Subsidiaries have filed all requisite claims and other reports required to be filed in connection with all state and federal Payment Programs, as applicable (subject to any permitted extensions), all of which are complete and correct in all material respects and have been prepared in compliance with all applicable Laws; (iv) true, correct and complete copies of such claims, reports and billings for the most recent full two years have previously been made available to Parent; and (v) the Company and Company Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claims, reports and billings, have not claimed or received reimbursements or other payments from any Payment Program in excess of amounts permitted by Law and applicable Payment Program rules and procedures, and have no liability under any Payment Program, contingent or otherwise, for any refund, overpayment, discount, adjustment, set-off or other payment. Moreover, except as set forth on Section 2.25(a) of the Disclosure Schedule, (i) there are no claims, actions, proceedings or appeals pending (and none of the Company or any Company Subsidiary has made any filing that would result in any claims, actions, proceedings or appeals) before any governmental authority with respect to any governmental Payment Program reports or claims filed by the Company or any Company Subsidiary on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any governmental authority, intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims, and (ii) no validation review, survey, inspection, audit, investigation or program integrity review related to the Company or any Company Subsidiary has been conducted by a governmental authority or government contractor in connection with any governmental Payment Program, and no such reviews, surveys, inspections, audits, or investigations are scheduled, pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

(b)       Except as described on Section 2.25(b) of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary or any of their officers, directors or employees has or ever has had its right to receive reimbursement under any Payment Program terminated, suspended, or otherwise adversely affected; (ii) neither the Company nor any Company Subsidiary or any of their employees, officers, directors, or, to the Knowledge of the Company or Company Subsidiaries, independent contractors (1) is or has been excluded, debarred or suspended from participation in any Payment Program; (2) has submitted to any Payment Program any false or fraudulent claim for payment; (3) been charged with or convicted of a criminal offense related to any Healthcare Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a Payment Program operated by or financed in whole or in part by any Governmental Authority; (4) has made, or agreed to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Healthcare Law or used or was given for any purpose other than that described in the documents supporting such payment; (5) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (6) is currently listed on the Office of Inspector General of the U.S. Department of Health and Human Services List of Excluded Individuals and Entities, the General Services Administration System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs or any applicable state registry of excluded/sanctioned persons; or (7) is the target or subject of any current or potential investigation relating to any offense related to Payment Programs; and (iii) neither the Company nor any Company Subsidiary or any of their employees has at any time violated in any material respect any condition for participation, or any rule, policy or standard of, any Payment Program.

(c)       Neither, the Company nor any Company Subsidiary has received written notice of any threatened, pending or concluded investigation or any civil, administrative or criminal Proceeding relating to the Company or any Company Subsidiary or to the Company’s or Company Subsidiary’s participation in any Payment Program. Neither the Company nor any Company Subsidiary is and has been subjected to any pre-payment utilization review or other utilization review by any Payment Programs, except for such utilization review rights of the provider contained in any Contract. No Governmental Authority, intermediary or carrier has requested or, to the Company’s Knowledge, threatened any recoupment, refund or set-off from the Company or any Company Subsidiary in connection with any Payment Program. Except as set forth on Section 2.25(c) of the Disclosure Schedule, there is no, and there has not been any, basis for any claim or recoupment, refund or set-off from the Company or any Company Subsidiary with respect to any Payment Program. No fine, penalty, sanction or Proceeding in connection with a Payment Program has been imposed or is threatened by any Governmental Authority on the Company or any Company Subsidiary or, to the Company’s Knowledge, any employees of the Company or any Company Subsidiary. Except as set forth on Section 2.25(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or Payment Program.

(d)       True, complete and correct copies of all surveys, inspections, reviews and/or audits of the Company and each Company Subsidiary conducted during the past five years in connection with any Payment Program have been provided to Parent.

2.26       Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Section 2.26 of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and the Company Subsidiaries, and those Persons authorized to sign thereon, (b) a true and complete list of all powers of attorney granted by the Company or the Company Subsidiaries and those Persons authorized to act thereunder and (c) a true and complete list of all officers and directors of the Company and the Company Subsidiaries.

2.27       Brokers’ and Finders’ Fees. Except as set forth on Section 2.27 of the Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary or any of their respective Affiliates who might be entitled to any tax or commission in connection with the Transactions.

2.28       Proxy Statement. Information provided by the Company, the Company Subsidiaries, John F. Ripley or the Preferred Holder for use in the Proxy Statement to be filed with the SEC and sent by Parent to its shareholders with respect to the Merger will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by Parent).

2.29       Disclosure. No representations or warranties in relation to the Company or the Company Subsidiaries contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Company has disclosed all events, conditions and facts materially affecting (a) the assets of the Company and the Company Subsidiaries, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with Payors, customers, suppliers, distributors or employees of the Company and the Company Subsidiaries, and (b) the right or ability of the Company and the Company Subsidiaries to consummate the Transactions.

2.30       No Other Representations and Warranties. Except for the representations and warranties contained in this Article II hereof (including the related portions of the Disclosure Schedule), none of the Company, the Key Equityholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. Parent and Sub acknowledge and agree that the Company and the Key Equityholders have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Article II, and that neither Parent or Sub is relying on nor has relied upon any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article II. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of the Company has made any representation or warranty upon which the Parent and Sub have relied with respect to any projection, future results of operation, future cash flow, or future financial condition (or any component of any of the foregoing) of the Company. Parent and Sub have conducted their own investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents of the Company for such purpose. Parent and Sub acknowledge and agree that in making their decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Parent and Sub have relied solely on their own investigation and the representations and warranties of the Company set forth in Article II of this Agreement (including the related portions of the Disclosure Schedule).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of immediately prior to the closing of the Equity Purchase Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Parent to the Company (the “Parent Disclosure Schedule”), as follows:

3.1       Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is a newly formed limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and was formed solely to effectuate the Merger. Each of Parent and Sub has the company power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

3.2       Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions, the adoption and execution on behalf of Parent and Sub, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and (assuming due execution, authorization and delivery by the other parties hereto and thereto) constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3       Consents. Except as set forth in Section 3.3 of the Parent Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4       No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (a) the certificate of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (b) assuming compliance with the matters referred to in Section 3.3, any material Laws applicable to Parent or Sub or any of their respective properties or assets (whether tangible or intangible).

3.5       Interim Operations of Sub.

(a)       Sub has not engaged in any business activities other than as contemplated by this Agreement and shall not have, as of the Effective Time, any Indebtedness.

(b)       All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens.

3.6       Capitalization. Section 3.6 of the Parent Disclosure Schedule sets forth as of the date hereof, (a) the amount of Parent’s authorized capital stock and the number, class and series of its outstanding capital stock and (b) the amount of Parent’s authorized capital stock and the number, class and series of its capital stock that are issuable upon the exercise, exchange or conversion of all options, warrants or other rights to acquire the capital stock of Parent. There are no other shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding, other than as set forth on Section 3.6 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of incorporation or by-laws (or comparable documents) of Parent or any Contract to which Parent is a party or otherwise bound.

3.7       Compliance with Laws. Parent and its Subsidiaries are and at all times have been in compliance in all material respects with all Laws and all Judgments applicable to Parent and its Subsidiaries or any assets owned or used by any of them and no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a material violation by Parent or its Subsidiaries of, or a material failure on the part of Parent or its Subsidiaries to comply with, any Law, or any Judgment applicable to Parent or such Subsidiary or any assets owned or used by any of them, or would give rise to a material obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of Parent or its Subsidiaries has received any written communication from any Person seeking any Judgment or that alleges that Parent or any of its Subsidiaries is not in compliance with any Law or any Judgment.

3.8       Equity Consideration. Assuming satisfaction of the conditions set forth in Section 6.1(d), as of the Effective Time, the Equity Consideration will be duly authorized, and upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the Transactions, (b) the Survivor Documents, or (c) arising under applicable state and federal securities laws. The Equity Consideration is not subject to any preemptive or other similar rights created by statute, contract or otherwise.

3.9       SEC Documents. Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s registration under the Exchange Act or the Securities Act to the date of this Agreement, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Documents”) and such Parent SEC Documents are true and correct in all material respects. As of its filing date, each Parent SEC Document complied, and the forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Documents”) will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002. Assuming all applicable information relating to the Company and the Company Subsidiaries, the Key Equityholders or their Affiliates is provided to Parent in a timely manner, all Additional Parent SEC Documents will be timely filed. All Parent SEC Documents, Additional Parent SEC Documents, any material correspondence from or to the SEC or Nasdaq relating to the registration or listing of the Parent Common Stock and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 with respect to any of the foregoing (collectively, the “Certifications”) have been delivered to the Company in the form filed with the SEC or are available on EDGAR. The Parent SEC Documents at the time filed did not contain, and the Additional Parent SEC Documents will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made. Parent has not filed any confidential material change report with any Governmental Authorities that remains confidential. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.9, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. No representation or warranty is being given hereunder with respect to any information relating to the Company, the Company Subsidiaries, the Key Equityholders or their Affiliates contained in the Additional Parent SEC Documents.

3.10       Proxy Statement. The Proxy Statement to be filed with the SEC and sent by Parent to its shareholders with respect to the Merger will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by the Company, John F. Ripley, the Preferred Holder or the Legacy Equityholders).

3.11       Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Documents fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (a) GAAP and (b) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

3.12       Trust Account. As of the date hereof, Parent has approximately $155,250,000.00 in the Trust Account, and being held in trust by the trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified.

3.13       Board Approval; Vote Required. The Board of Directors of Parent (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement, including the Merger, in accordance with applicable law and as required by Parent’s Charter Documents, and approved this Agreement and the Transactions; and determined that the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, and has determined to recommend that holders of Parent Common Stock vote in favor of each such transaction proposal. The affirmative vote in favor of the Merger of a majority of the votes cast by the holders of Parent Common Stock entitled to vote and present in person or by proxy at the Parent Stockholder Meeting at which a quorum is duly met (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Merger.

3.14       Legal Proceedings. No Proceedings or claims are pending or, to Parent’s Knowledge, threatened which are reasonably likely to result in an adverse determination that would have, if so determined, individually or in the aggregate, a Parent Material Adverse Effect. No Proceeding or claims challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the contemplated Transactions. To the Knowledge of the Parent, neither the Parent nor the Sub is a party or subject to or in default under any Judgment. To the Knowledge of the Company, no officer, director, agent or employee of Parent or the Sub is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Parent, the Sub, the Company or any Company Subsidiary. There is no pending or, to the Knowledge of Parent, threatened, investigation by a Governmental Authority of or affecting Parent or the Sub.

3.15       Brokers’ and Finders’ Fees. Except as set forth on Section 3.15 of the Parent Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of Parent or the Sub or any of their respective Affiliates who might be entitled to any tax or commission in connection with the Transactions.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1       Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (a) to cause the businesses of the Company and the Company Subsidiaries to be conducted in the ordinary course of business, consistent with past practice and in material compliance with all applicable Laws and use all commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current officers and employees and preserve their relationships with Payors, customers, suppliers, lessors, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article VI not being satisfied (excluding the Equity Purchase Agreement, the Contribution Agreement and the Distribution Agreement, each contemplated hereby). In addition (and without limiting the generality of the foregoing), and other than as expressly contemplated by this Agreement or other than expressly set forth on Section 4.1 of the Disclosure Schedule, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i)       amend its certificate of formation or operating agreement (or comparable documents);

(ii)       declare, set aside, make or pay any dividend or make any other distribution payable in cash, equity, property or otherwise, with respect to its ownership interests;

(iii)       redeem or otherwise acquire directly or indirectly any equity or debt interests or any Convertible Securities or authorize, issue or sell any equity or debt interests or any Convertible Securities; provided, however, that nothing hereunder shall prohibit the exercise of any Company Options in accordance with their terms as existing on the date of this Agreement;

(iv)       adopt, amend or terminate any Benefit Plan (or any plan that would be a Benefit Plan if adopted) or enter into, adopt, extend, renew, amend or terminate any collective bargaining agreement or other Contract with any works council or labor organization, union or association, except in each case as required by Law;

(v)       (A) split, combine or reclassify any of the Company’s or Company Subsidiaries’ equity interests (including through the declaration or payment of an in-kind dividend) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s or the Company Subsidiaries’ equity interests or any of their other securities (except as otherwise permitted by this Agreement) or (B) purchase or redeem any securities of the Company or any of the Company Subsidiaries;

(vi)       create any new Subsidiary, enter into any joint venture or partnership with any other Person or acquire the securities of, or invest in, any other Person;

(vii)       make, accrue or become liable for any bonus, profit sharing, deferred compensation or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than in the ordinary course of business consistent with past practices;

(viii)       increase in any compensation or benefits of, or pay or agree to pay any benefit (including, but not limited to, severance or termination pay), or make any award or grant under any Benefit Plan to any present or former managers, directors, officers or employees, other than in the ordinary course of business consistent with past practices, or negotiate or enter into any collective bargaining agreement, or make any commitment with respect to collective bargaining or recognition of any labor organization or bargaining unit or hire or terminate the employment of any executive officer or management-level employee (other than termination due to employee neglect or misconduct);

(ix)       create, incur or assume any Indebtedness (including obligations in respect of capital leases) or guarantee any such Indebtedness, other than in the ordinary course of business consistent with past practices;

(x)       permit, allow or suffer any of its assets or properties to become subjected to any Lien of any nature whatsoever, other than Permitted Liens;

(xi)       enter into any Contract that would have been required to be set forth on Section 2.11(a) of the Disclosure Schedule if it were in effect on the date hereof, or modify, amend, voluntarily terminate or grant any Consent or waiver under any Contract that is set forth or required to be set forth on Section 2.11(a) of the Disclosure Schedule or that would have been required to be set forth on Section 2.11(a) of the Disclosure Schedule if it were in effect on the date hereof, in any case other than in the ordinary course of business consistent with past practices;

(xii)       except as noted in Section 4.1(xii) of the Disclosure Schedule, cancel any Indebtedness or settle, compromise, discharge, waive, release or assign any material claim, right or Proceeding, other than in the ordinary course of business consistent with past practices;

(xiii)       pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Equityholders or any of their Related Persons (other than in the ordinary course of business consistent with past practice in connection with reasonable, out-of-pocket expenses directly related to their employment), except for transactions among the Company and the Company Subsidiaries;

(xiv)       make any change in any method of accounting or accounting practice or policy other than as required by changes in Law or GAAP that become effective after the date hereof, other than in the ordinary course of business;

(xv)       make any material change in internal accounting controls;

(xvi)       prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method or period that is inconsistent with positions taken, elections made or methods or periods used in preparing or filing similar Tax Returns in prior periods (including positions, elections, methods or periods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, extend any limitation period applicable to a Tax liability, initiate a voluntary disclosure to a Taxing authority, enter into or amend a Tax indemnification arrangement, settle or otherwise compromise any claim relating to Taxes or Tax benefits, enter into any closing agreement or similar agreement relating to Taxes or Tax benefits, otherwise settle any dispute relating to Taxes or Tax benefits, make any elections that would change the classification of a Company Subsidiary as reflected on Section 2.14(s) of the Disclosure Schedule, request any ruling or similar guidance with respect to Taxes or Tax benefits, or take other similar actions relating to Taxes;

(xvii)       acquire any assets that are material or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise, other than in the ordinary course of business consistent with past practices;

(xviii)       make or incur any capital expenditure to the extent not included in the Company’s annual budget;

(xix)       pledge or encumber, sell, assign, lease, license, abandon, dedicate to the public, permit to lapse, dispose of or otherwise transfer any of its assets, except assets that individually or in the aggregate are not material;

(xx)       enter into any contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any business in any way in any geographic area or solicit the employment of or hire any person;

(xxi)       modify, amend, terminate or cancel any Top Payor Contract or Top Vendor Contract, other than in the ordinary course of business;

(xxii)       default, breach or suffer to exist any event or condition which with the lapse of notice or time or both could constitute a material default or breach under any Company Contract;

(xxiii)       make any sales to any Payors or customer under conditions as to prices, discounts, rebates, returns, or payment terms that are not consistent in any material respect with generally applied past practices with such Payor or customer or for new Payors or customers purchasing similar services (in each case, other than in the ordinary course of business consistent with past practices);

(xxiv)       accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business consistent with past practices;

(xxv)       pay or agree to pay any management charge to the Equityholders (or any one of them) or incur any other liability to the Equityholders (or any one of them) or enter into any agreement with the Equityholders or any one of them (in each case, other than in the ordinary course of business in connection with their employment);

(xxvi)       commence or threaten to commence legal or arbitration proceedings, other than in the ordinary course of business consistent with past practices;

(xxvii)       do or omit to do anything which prejudices any right of the Company or the Company Subsidiaries to the Company Intellectual Property (in each case, other than in the ordinary course of business consistent with past practices);

(xxviii)       enter into any lease of real property, except any renewals of existing leases in the ordinary course of business consistent with past practices; or

(xxix)       authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)       Affirmative Covenants. Until the Closing or the termination of this Agreement, the Company shall and shall cause the Company Subsidiaries to:

(i)       maintain their respective assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(ii)       upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(iii)       (A) pay outstanding accounts payable (including outstanding invoices provided by third parties to the Company and the Company Subsidiaries) as determined in accordance with GAAP in the ordinary course of business consistent with past practice, (B) pay all other Indebtedness when due and (C) pay all Taxes, including withholding Taxes as they come due and file all Tax Returns as required by law; and

(iv)       use commercially reasonable efforts consistent with past practice to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice.

(c)       Consultation. The Company shall promptly advise Parent in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date hereof and the Closing, the Company shall report and update in good faith from time to time on a regular basis as agreed with Parent with the Representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Parent or such Representatives. The Company and the Equityholders acknowledge that any such consultation shall not constitute a waiver by Parent of any rights it may have under this Agreement.

(d)       Insurance. The Company shall keep, or cause to be kept, all insurance policies set forth on Section 4.1(d) of the Disclosure Schedule, or suitable replacements thereof, in full force and effect through the close of business on the Closing Date.

(e)       Financial Information. The Company shall provide, or cause to be provided, to Parent such monthly financial statements or reports in the same form and substance and at the same time as such statements or reports are available to the Company’s executive officers, or as reasonably requested by Parent.

4.2       Conduct of the Business of Parent. Parent agrees that, between the date of this Agreement and the Closing, except as set forth in Section 4.2 of the Parent Disclosure Schedule (or in connection with the Equity Purchase Agreement, the Contribution Agreement and the Distribution Agreement, and except as necessary to perform its obligations under the Related Agreements and to effectuate the Transactions), it shall (a) conduct its business and operations only in the ordinary course of business except as necessary to perform its obligations under the Related Agreements and to effectuate the Transactions, (b) maintain in effect all of its material Permits and other approvals of Governmental Authorities, (c) except as required pursuant to this Agreement, not amend its Charter Documents or the Trust Agreement, (d) not issue any shares of capital stock or any other equity interests (other than in connection with the Equity Financing), (e) not create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, or merge or consolidate with, or purchase any assets of, any Person, (f) not incur any Indebtedness (excluding the Parent Stockholder Redemption), (g) not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other assets) or payment with respect to any shares of capital stock or other securities (or set any record date therefor) (excluding the Parent Stockholder Redemption), (h) as applicable, not split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities out of the ordinary course of business (excluding the Parent Stockholder Redemption), (i) not engage in any transactions with Parent’s Affiliates or its or its Affiliates’ officers, directors, managers or employees outside the ordinary course of business, (j) not enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract in connection with the Transactions, (k) not change any of its methods of accounting or accounting practices in any material respect, (l) not undertake any other action that would be reasonably likely to materially adversely impede consummation of the Transactions, (m) not enter into any agreement, understanding or arrangement with respect to the voting of Parent Common Stock or (n) not agree or commit to take any of the actions described in this Section 4.2.

4.3       No Solicitation. Until the earlier of (a) the Effective Time, or (b) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit, as applicable, any of its officers, managers, employees, equityholders, agents, representatives, Subsidiaries or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Units (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Units or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive or already has received, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, manager, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company. Until the termination of this Agreement, (a) prior to June 15, 2017, Parent shall not enter into a definitive agreement with respect to a transaction that would prohibit or materially impair its ability to consummate the Merger; (b) Parent will immediately give the Company notice if it enters into a non-binding letter of intent for a transaction which, if consummated, would prohibit or materially impair its ability to consummate the Merger; and (c) Parent shall give the Company ten (10) days prior notice before entering into a definitive agreement with respect to a transaction which, if consummated, would prohibit or materially impair its ability to consummate the Merger.

4.4       Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an email or facsimile to the following individual at Parent (with a copy, which shall not constitute notice, to its counsel):

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

and:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7835

ARTICLE V

ADDITIONAL AGREEMENTS

5.1       Proxy Statement.

(a)       As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Parent’s stockholders to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting and providing holders of Parent Common Stock the opportunity to have their shares of Parent Common Stock redeemed in connection with the stockholder vote on the Required Approval Matters in accordance with Parent’s Charter Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, Parent shall seek approval of the following matters (the “Required Approval Matters”): (i) approval of this Agreement and the Transactions and the transactions contemplated thereby, (ii) approval of the issuance of shares of Parent Common Stock to be issuable (A) upon the exercise of warrants issued to Company equityholders, (B) upon the exchange of Survivor Class B Units pursuant to the Exchange Agreement, (C) in connection with the Sequel Youth and Family Services Stock Incentive Plan, substantially in the form attached hereto as Exhibit O, or (D) in connection with the conversion of preferred stock of Parent into Parent Common Stock consistent with the Preferred Stock Term Sheet, (iii) approval of the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit P with respect to increasing the authorized common stock and preferred stock of Parent, changing the classification of Parent’s Board of Directors from two to three classes with staggered three year terms of office, changing Parent’s name to “Sequel Youth and Family Services, Inc.”, and removing and changing certain provisions related to Parent’s status as a blank check company, (iv) a proposal to elect nine (9) directors to the Board of Directors of Parent, (v) a proposal to approve and adopt the Sequel Youth and Family Services Stock Incentive Plan, substantially in the form attached hereto as Exhibit O and (vi) the adjournment of the meeting (the “Parent Stockholder Meeting”), if necessary, to permit further solicitation and vote of proxies. As promptly as practicable after approval of the Proxy Statement by the SEC (but in any event, within seven (7) Business Days), Parent shall commence mailing the Proxy Statement to its stockholders and, as promptly as practicable thereafter, Parent shall use commercially reasonable efforts to hold the Parent Stockholder Meeting and to solicit from each of Parent’s stockholders a proxy or vote in favor of proposals to approve the Required Approval Matters.

(b)       The Company shall promptly provide, and The Ripley Revocable Trust shall cause John F. Ripley to provide, to Parent all information concerning the Company and the Company Subsidiaries that may be required by applicable Law or Nasdaq or reasonably requested by Parent for inclusion in the Proxy Statement or in response to any comments of the SEC or its staff with respect to the Proxy Statement or any other supplements, amendments or proxy soliciting materials (collectively, the “Proxy Documents”). Parent shall provide drafts of the Proxy Statement to the Company within a reasonable time prior to filing for review and comment by the Company (including the final draft to be filed with the SEC), and Parent shall consider in good faith any comments of the Company. All information provided by the Company, John F. Ripley or Parent for inclusion in the Proxy Statement or Proxy Documents shall not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, a party hereto discovers that any such information contains a misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Parent and disseminated to the stockholders of Parent; provided, however, that no information received by any party hereto pursuant to this Section 5.1(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Schedule or Parent Disclosure Schedule.

(c)       No amendment or supplement to the Proxy Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (provided that such approval shall not be required for any amendment or supplement that is required by the SEC or applicable Law), and Parent shall promptly transmit any such amendment or supplement to its stockholders, if at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. Parent will advise the Company promptly after the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)       When filed, the Proxy Statement and Proxy Documents shall comply in all material respects with the requirements of the Exchange Act and Nasdaq.

5.2       Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Closing Date to (a) all of the properties, books, contracts, commitments and records of the Company and the Company Subsidiaries, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company or the Company Subsidiaries as Parent may reasonably request, and (c) all employees of the Company and the Company Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger in accordance with the terms and provisions hereof.

5.3       Confidentiality. The Company and the Equityholders hereto recognize and acknowledge that the Confidential Information is a valuable, special and unique asset. Subject to Section 5.5 hereof, as a result, from and after the Closing, the Equityholders shall not, and the Equityholders shall cause each of their respective Affiliates not to, without the prior written consent of Parent, for any reason divulge to any third party or use for its own benefit, or for any purpose other than the exclusive benefit of Parent and Parent’s Affiliates, any Confidential Information. Notwithstanding the foregoing, if the Equityholders, or any of their respective Affiliates are compelled to disclose Confidential Information by court order, to the extent permitted by applicable Law, such Person promptly shall notify Parent so that Parent may seek a protective order or other assurance that confidential treatment of such Confidential Information shall be afforded, and the Equityholders shall, and shall cause each of their respective Affiliates to, as the case may be, reasonably cooperate with Parent and Parent’s Affiliates in connection therewith. If the Equityholders or any of their respective Affiliates, as the case may be, are so obligated by court order to disclose Confidential Information, they will disclose only the minimum amount of such Confidential Information as is necessary for such Person to comply with such court order. For purposes of this Section 5.3, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists and requirements, marketing plans and other non-public, proprietary and confidential information relating to the Business, including the existence of this Agreement and the Transactions or any negotiations or discussions with respect thereto. Notwithstanding the above, the Equityholders may disclose to each of their respective Affiliates, accounting, legal and financial advisors, and lenders under the Credit Agreement or the Credit Agreement Amendment, in each case who need to know such information.

5.4       Expenses. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, including, in the case of the Company and the Company Subsidiaries, any bonuses paid or to be paid to employees or consultants of the Company or any of the Company Subsidiaries and any Transaction Payroll Taxes (all such fees and expenses referenced in this sentence incurred by the Company or the Company Subsidiaries or Parent or Sponsor, the “Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. If the Merger is consummated, the amount of any Third Party Expenses shall be deducted from the Distribution pursuant to Section 5.17. The amount of any Third Party Expenses of the Company and the Company Subsidiaries that are not reflected on the Statement of Expenses and treated as Company Third Party Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 and shall not be limited by the Threshold Amount or the maximum amount of indemnification provided in Sections 7.4 or 7.7.

5.5       Public Disclosure. Except as may be required to comply with the requirements of any applicable Law (including as set forth in Section 5.1), neither the Company, nor the Company Subsidiaries, nor any of its Equityholders shall issue any press release or other public announcement or submit any application to or otherwise communicate with any Governmental Authority with respect to the subject matter of this Agreement or the Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of Parent; provided, however, that timely submission of renewal license applications and submission of data or reports to Payors, governmental agencies or accreditation organization in the ordinary course of business shall not be prohibited by this Section 5.5 and shall not require prior approval of Parent, nor shall communications by the Company or the Company Subsidiaries with Governmental Authorities in the ordinary course of business consistent with past practice; provided further, however, that none of Parent, the Company, the Company Subsidiaries, nor any of its Legacy Equityholders shall issue any press release or other public announcement or submit any application to or otherwise communicate with any Governmental Authority with respect to the subject matter of this Agreement or the Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the Preferred Holder or the Financing Source, as applicable, to the extent that such press releases or public announcements refer to the Preferred Holder or the Financing Source, as applicable, which such consent shall not be unreasonably withheld, conditioned or delayed.

5.6       Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company or the Company Subsidiaries under such Contract from and after the Effective Time. In the event that, prior to the Effective Time, the other parties to any Contract, including lessor or licensor of any real property currently leased, subleased or licensed by or from the Company, the Company Subsidiaries or otherwise used or occupied by the same, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4.

5.7       Additional Documents and Further Assurances; Reasonable Efforts.

(a)       Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the Transactions.

(b)       Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.8       New Employment Arrangements.

(a)       Offer Letters with Key Employees. Parent or the Surviving Entity will offer each of the Key Employees employment by Parent, the Surviving Entity or any Company Subsidiary, as applicable and to the extent allowed under applicable Law, to be effective as of the Closing Date. Such employment will: (i) be subject to the terms and conditions set forth in the Offer Letters, (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks, the execution of an employee proprietary information agreement governing employment conduct and performance, and (iii) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date.

(b)       Employee Matters. Each employee of the Company and the Company Subsidiaries who remains an employee of Parent, the Surviving Entity or the Company Subsidiaries after the Closing Date shall be referred to hereafter as a “Continuing Employee.” To the extent reasonably practicable, after the Closing Date, Continuing Employees shall be eligible to receive benefits consistent with the Company’s applicable human resources policies for similarly situated employees. Nothing contained in this Agreement shall confer upon any Continuing Employee any right with respect to employment by Parent, the Surviving Entity or the Company, nor shall anything herein interfere with the right of Parent, the Surviving Entity or the Company, following any employment of any Continuing Employee, to terminate the employment of any such Continuing Employee at any time, with or without cause, or restrict Parent, the Surviving Entity or the Company in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Continuing Employee. The parties hereto acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of the parties hereto, and that nothing herein, whether express or implied, shall create any third party beneficiary right in any other Person, including any Continuing Employee, or any right to continued employment with Parent, the Surviving Entity or any of their respective Affiliates. Nothing in this Section 5.8 or in any other provision of this Agreement, whether express or implied, shall be deemed to be the adoption of, an amendment to or other modification of any Benefit Plan or any benefit plan, policy, program, Contract or arrangement of Parent, the Surviving Entity or any of their respective Affiliates or otherwise to limit the right of the Parent, the Surviving Entity or any of their respective Affiliates to amend, modify or terminate any such employee benefit plan policy, program, Contract or arrangement.

5.9       Tax Matters.

(a)       Preparation of Tax Returns for Pre-Closing Tax Periods. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company and the Company Subsidiaries with respect to a taxable period beginning on or before the Closing Date that are required to be filed after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes required to be paid with respect to such Tax Returns, subject to the Parent Indemnified Parties’ right to indemnification pursuant to Section 7.2(a); provided that, notwithstanding anything to the contrary herein, the amount of any Tax shown as due on any such Tax Return for which the Parent Indemnified Parties are indemnified hereunder shall be paid to Parent five (5) Business Days before the due date of the Tax Return (taking into account any applicable extension of the time for filing). To the extent such Tax Returns include any Pre-Closing Tax Period, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company and the Company Subsidiaries in all material respects except to the extent necessary in Parent’s reasonable judgment to avoid the imposition of penalties; provided that Parent shall give the Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder thirty (30) days to review such Tax Return, provided that Parent receives the completed Tax Return from its accountants with adequate time to review prior to providing to the Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder; provided further that such Tax Return shall be subject to the prior approval of the Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder, which approval shall not be unreasonably withheld, conditioned or delayed and which must be given at least five (5) Business Days before the due date of the Tax Return (taking into account any applicable extension of the time for filing, and provided that Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder having received at least thirty (30) days to review such Tax Return), and if such approval is not timely received, Parent shall have the right to file the Tax Return without receipt of such approval.

(b)       No Amended Tax Returns. After the Closing, except as otherwise required by applicable Law, Parent shall not, and shall not cause or permit the Company or the Company Subsidiaries to (i) amend any previously filed Tax Return of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period or (ii) make any Tax election that has any retroactive effect in any Pre-Closing Tax Period, in each case, without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

5.10       Notification of Certain Matters. Each of the Company on the one hand, and Parent on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time (as though given on or as of the Effective Time), and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.10 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.11       No Claims Against Trust Account. Each Equityholder and the Company acknowledges that the Trust Account was established in connection with Parent’s initial public offering and is held for the benefit of Parent’s public stockholders (the “Public Stockholders”). Each Equityholder and the Company acknowledges that Parent has made certain assurances to Parent’s stockholders regarding the security of the Trust Account against claims of creditors. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Equityholder and the Company on behalf of themselves and their respective equityholders, members, Representatives, associates, Affiliates, heirs, successors and assigns hereby irrevocably waives all rights, title, interest or claim of any kind regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”) in or to any assets in the Trust Account (including any distributions therefrom) it has or may have in the future, including any and all rights to seek access to the Trust Account (including any distributions therefrom), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom for any Claim it may have against Parent or any of its Affiliates, stockholders or Representatives for any reason whatsoever, including an alleged breach of this Agreement, the other Transaction Documents, the Confidentiality Agreement or any other Contract entered into with any of the parties hereto or their Affiliates or any negotiations, agreements or understandings with any of the parties hereto (whether in the past, present or future). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each Equityholder and the Company, and shall be valid, binding and enforceable against each Equityholder and the Company and their respective equityholders, members, Representatives, associates, Affiliates, heirs, successors and assigns. Each Equityholder and the Company acknowledges that it benefits from this Agreement, that such irrevocable waiver is material to this Agreement, and that Parent is entering into this Agreement in reliance upon this Section 5.11. In the event that an Equityholder or the Company commences any claim or litigation based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Equityholders or the Company, as the case may be, the associated legal fees and costs in connection with any such action. This Section 5.11 shall survive termination of this Agreement.

5.12       Agreement to Defend. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto.

5.13       Change of Name; Listing. Prior to the Closing, Parent shall apply for a new ticker symbol with Nasdaq that reflects the name “Sequel Youth and Family Services” contingent on obtaining Parent Stockholder Approval and required approval of the Required Approval Matters and shall undertake commercially reasonable efforts to adopt the new name. From the date of this Agreement through the Closing, Parent shall use commercially reasonable efforts to remain listed as a public company on Nasdaq.

5.14       Debt Financing; Equity Financing; Cooperation.

(a)       Debt Financing. The Company shall use (and cause its applicable Company Subsidiaries to use) commercially reasonable efforts to cause the lenders party to the Credit Agreement (the “Financing Source”) and applicable Company Subsidiaries to enter into the Credit Agreement Amendment as promptly as possible following the date hereof, permitting the change of control with respect to the Company contemplated by this Agreement and certain other matters. Subject to the terms and conditions of this Agreement, each of Parent, Sub and the Company shall use commercially reasonable efforts to continue the Debt Financing on the terms (or on terms not materially less favorable to each of Parent, Sub and the Company and its Subsidiaries) and conditions described in Schedule 5.14(a). Each of Parent, Sub and the Company shall use commercially reasonable efforts (i) to negotiate and enter into definitive agreements with respect to the Debt Financing with the Financing Source and (ii) to satisfy on a timely basis all conditions to the Credit Agreement Amendment, including using commercially reasonable efforts to cause the Financing Source to consummate the Credit Agreement Amendment at Closing. The Company shall allow Parent to participate in the negotiation of the Debt Financing and shall use commercially reasonable efforts to keep Parent reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Parent copies of the material definitive agreements for the Debt Financing and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities and assisting in the negotiation thereof. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries shall give Parent prompt notice (A) of any breach or default of any material provisions by any party to definitive agreements related to the Debt Financing of which the Company or the Company Subsidiaries become aware, (B) of the receipt of (1) any written notice or (2) other written communication, in each case from the Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the definitive agreements related to the Debt Financing and (C) if at any time for any reason the Company believes in good faith that it will not be able to continue all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the definitive agreements related to the Debt Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date Parent delivers to the Company a written request, the Company and the Company Subsidiaries shall provide any information reasonably requested by Parent relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable, Parent and the Company shall use commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions as promptly as reasonably practicable following the occurrence of such event, and on terms reasonably comparable to the Debt Financing. The Company shall deliver to Parent true and complete copies of all Contracts or other arrangements (including fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Agreement, references to “Debt Financing” shall include the alternate financing as permitted by this Section 5.14.

(b)       Equity Financing. Subject to the terms and conditions of this Agreement, each of Parent, Sub and the Company shall use commercially reasonable efforts to obtain the Equity Financing. Parent shall use commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect to the Equity Financing (such definitive agreements, the “Equity Financing Documents”), (ii) to satisfy on a timely basis all conditions to consummation of the Equity Financing set forth in the Equity Financing Documents (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in this Section 5.14), to consummate the Equity Financing at or prior to the Closing and to comply with its obligations under any Equity Financing Documents. Parent shall use commercially reasonable efforts to keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing and provide to the Company copies of the Equity Financing Documents and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of any breach or default of any material provisions by any party to any Equity Financing Documents of which Parent or the Sub become aware, (B) of the receipt of (1) any written notice or (2) other written communication, in each case from any party to any Equity Financing Documents with respect to any (x) actual or potential breach, default, termination or repudiation by any party to the Equity Financing Documents of any provisions of the Equity Financing Documents or (y) material dispute or disagreement between or among any parties to any Equity Financing Documents or definitive agreements related to the Equity Financing with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at Closing and (C) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Equity Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A), (B) or (C) of the immediately preceding sentence; provided, however, subject to the rules of discovery otherwise applicable, that they need not provide any information that is privileged or that is requested for purposes of litigation. If any portion of the Equity Financing otherwise becomes unavailable, Parent shall use commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources with terms and conditions not materially less favorable to Parent, Sub and the Company (or their respective Affiliates) than the terms and conditions set forth in the Equity Financing Documents. For purposes of this Agreement, references to “Equity Financing” shall include the alternate financing as permitted by this Section 5.14(b) and “Equity Financing Documents” shall include such documents related to the alternative financing as permitted by this Section 5.14(b).

(c)       Prior to the Closing Date, the Company shall use commercially reasonable efforts to provide to Parent, and shall cause each of the Company’s Subsidiaries to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Debt Financing and the Equity Financing (the “Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), which commercially reasonable efforts shall include (i) furnishing Parent, Sub and their Financing Sources, as promptly as reasonably practicable following Parent’s request, with information regarding the Company and the Company’s Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries) customary for the placement, arrangement and/or syndication of loans contemplated by the Debt Financing, to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all required information of the Company and the Company Subsidiaries, (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, a Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with a Debt Financing, (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with a Debt Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing shall contain disclosure reflecting the Surviving Entity or the Subsidiaries as the obligor, (v) using commercially reasonable efforts to obtain legal opinions reasonably requested by Parent in connection with the Debt Financing, (vi) executing and delivering any customary pledge and security documents (subject to occurrence of the Effective Time) and customary closing certificates and documents as may be reasonably requested by Parent, (vii) assisting in (A) the preparation and execution of one or more credit agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) facilitating the pledging of collateral for the Financing (including the delivery of original unit certificates, together with unit powers executed in blank, with respect to the Company and each of its Subsidiaries), including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets for the purpose of establishing collateral arrangements, (ix) reasonably cooperating with Parent’s efforts to obtain surveys and title insurance for the Company Property, at the expense of and as reasonably requested by Parent on behalf of the Financing Sources, (x) cooperating with the Financing Sources’ requests for due diligence to the extent customary and reasonable; (xi) at least five (5) Business Days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; (xii) using commercially reasonable efforts to cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries; and (xiii) taking all actions reasonably requested by Parent and necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. If at any time the Company shall in good faith reasonably believe that it has provided all required information as required by clause (ii) above, it may deliver to Parent a written notice to that effect (stating the date it believes such required information was provided), in which case the Company shall be deemed to have complied with such clause (ii) above unless Parent in good faith reasonably believes the Company has not provided all required information and, within five (5) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with reasonable specificity which items of required information have not been provided.

5.15       Release. Effective as of the Closing and subject to the occurrence of the matters set forth in Section 5.16, each Key Equityholder, by virtue of accepting the Equity Consideration, as applicable, to which such Key Equityholder is entitled hereunder, on behalf of himself, herself or itself and its, his or her Affiliates and each of its, his or her (as applicable) and their respective officers, directors, employees, agents, successors and assigns (but not on behalf of any other Equityholder) (the “Releasing Parties”), hereby releases, acquits and forever discharges Parent, Sponsor, the Company, Sub, each of their respective Affiliates, subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers (in their capacity as directors or officers of the Company or the Company Subsidiaries) (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Released Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Releasing Party’s status as an equityholder of the Company. The foregoing shall not constitute a release of Released Claims or any other matter with respect to (a) receipt of the Equity Consideration, as applicable, to which a Releasing Party is entitled pursuant to the terms and conditions of this Agreement, (b) any of the rights of a Releasing Party or any obligations of the Released Parties to such Releasing Party, in each case arising under this Agreement or any Related Agreement, (c) any of the rights of a Releasing Party under the Charter Documents to indemnification from the Company or any Company Subsidiary for actions or inactions by such Releasing Party as a manager, director or officer of the Company or Company Subsidiary, as applicable, (d) if a Releasing Party is an employee of the Company or a Company Subsidiary as of the Closing Date, any rights of such Releasing Party to payments in respect of such employment, including rights under any Benefit Plan identified on the Company Disclosure Schedule in accordance with the terms of such Benefit Plan, (e) any of the rights of a Releasing Party under or pursuant to written commercial contracts with the Company or a Company Subsidiary set forth on the Company Disclosure Schedule and unrelated to such Releasing Party’s status of an equityholder of the Company, and (f) receipt of the Distribution, as applicable, to which a Releasing Party is entitled pursuant to the terms and conditions of this Agreement.

5.16       Pre-Closing Transactional Matters.

(a)       In connection with and immediately prior to the consummation of the Transactions and subject to the satisfaction of the closing conditions set forth in Section 6.1 at or prior to the Effective Time, the Company shall use its commercially reasonable efforts to sell and transfer to Parent, and Parent shall use its commercially reasonable efforts to purchase, all of the outstanding equity interests of Sequel Camelot Holdings, LLC a Delaware limited liability company (“Camelot”), pursuant to and on the terms and conditions set forth in an Equity Purchase Agreement, substantially in the form attached hereto as Exhibit Q (the “Equity Purchase Agreement”).

(b)       In connection with and immediately prior to the consummation of the Transactions, but only after the effectiveness of the Equity Purchase Agreement, the Company shall use its commercially reasonable efforts to amend the Legacy Operating Agreement to authorize a new class of units referred to as “Legacy Class E Units”, pursuant to and on the terms and conditions set forth in an Amendment to Company Operating Agreement, substantially in the form attached hereto as Exhibit R (the “Legacy Operating Agreement Amendment”).

(c)       In connection with and immediately prior to the consummation of the Transactions, but only after the effectiveness of the Legacy Operating Agreement Amendment, Parent shall use its commercially reasonable efforts to cause Sequel CS, Inc., an indirect wholly owned subsidiary of Camelot as of the date hereof, to contribute to the Company, and the Company shall use its commercially reasonable efforts to accept a contribution from Sequel CS, Inc. of, all of the outstanding equity interests of the Camelot Entities in exchange of the issuance by the Company of Legacy Class E Units, pursuant to and on the terms and conditions set forth in a Contribution Agreement, substantially in the form attached hereto as Exhibit S (the “Contribution Agreement”).

(d)       In connection with and immediately prior to the consummation of the Transactions, but only after the effectiveness of the Contribution Agreement, the Company shall make the distribution to the Preferred Holder pursuant to and on the terms and conditions set forth in a Distribution Agreement, substantially in the form attached hereto as Exhibit T (the “Distribution Agreement”).

5.17       Post-Closing Distributions.

(a)       Distribution Adjustments.

(i)       Distribution Adjustments - Company. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate which shall set forth a statement of estimated Company Third Party Expenses incurred by the Company or the Company Subsidiaries in a form reasonably satisfactory to Parent (the “Statement of Expenses”) which shall be accompanied by invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions reflecting such advisors’ final billable Company Third Party Expenses. All such estimates will be accompanied by a schedule showing the Company’s calculations. Parent shall have the opportunity to comment on all such estimates prior to the Closing and the Company shall make such adjustments to the estimates as may be reasonably requested by Parent.

(ii)       Distribution Adjustments - Parent. No later than three (3) Business Days prior to the Closing, Parent shall deliver to the Company a good faith estimate (the “Parent Statement”), which shall set forth a statement of estimated Parent Third Party Expenses incurred by Parent or Sponsor in a form reasonably satisfactory to the Company which shall be accompanied by invoices from Parent’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions reflecting such advisors’ final billable Parent Third Party Expenses. All such estimates will be accompanied by a schedule showing Parent’s calculations.

(b)       Delivery of Cash. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall deliver to the Exchange Agent the Cash Distribution (minus the Camelot Cash Amount), for further distribution to the Legacy Equityholders based on the Cash Distribution Per Unit, as set forth on the Payments Schedule. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to the Exchange Agent the Camelot Cash Amount, for further distribution to the Legacy Equityholders based on the Cash Distribution Per Unit, as set forth on the Payments Schedule.

(c)       Delivery of Warrants. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall deliver to the Exchange Agent 6,532,000 Warrants to purchase 3,266,000 shares of Parent Common Stock, for further distribution to the Legacy Equityholders on behalf of the Company based on the number of units of Legacy Equity held by such holder multiplied by the Warrant Distribution Per Unit, rounded to the nearest whole numbers and as set forth on the Payments Schedule.

(d)       Distributions. Immediately following the Closing, Parent and the Company shall authorize and cause the Exchange Agent to distribute the Cash Distribution, the Warrant Distribution and the Agreements Distribution to the Legacy Equityholders, subject to receipt by the Company of the Letter of Transmittal duly executed by such applicable Legacy Equityholder, pursuant to Section 1.8(c) of this Agreement. The parties hereto intend for the provisions of Article I relating to the Merger and the provisions of Section 5.17 relating to the Cash Distribution, Warrant Distribution, and Agreements Distribution to be an integrated transaction for tax purposes.

(e)       Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Sub, and the Surviving Entity and their respective Affiliates, the Exchange Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made or consideration delivered under this Agreement or any Related Agreement if such withholding is required by Law (as determined by the payor in good faith) and to request and receive any necessary Tax forms, including Form W-9 or the applicable Form W-8, as applicable, or any similar information. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. The parties hereto shall use reasonable efforts to pay through a payroll system any payment hereunder that is for applicable Tax purposes compensation for services performed by an employee for his or her employer.

(f)       Transfers of Ownership. If any consideration is to be disbursed pursuant to this Section 5.17 to a Person other than the Person whose name is reflected on the Legacy Unit Certificate surrendered in exchange therefor pursuant to Section 1.6, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash and/or equity amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(g)       Exchange Agent to Return Distribution. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled (but not obligated) to require the Exchange Agent to deliver to Parent or its designated successor or assign all equity amounts that have been deposited with the Exchange Agent pursuant to Sections 5.17(c) and 5.17(d), and any income or proceeds thereof, not disbursed to the Legacy Equityholders pursuant to Section 5.17(e), and thereafter, if so delivered, the Legacy Equityholders shall be entitled to look only to Parent (subject to the terms of Section 5.17(i) and 5.17(j)) only as general creditors thereof with respect to any and all amounts that may be payable to such Legacy Equityholders pursuant to Section 5.17 upon the due surrender of such Legacy Unit Certificates in the manner set forth in Section 1.8(c). In the event that Parent does not require the Exchange Agent to return the consideration amounts to Parent pursuant to this Section 5.17(g), the agreement between Parent and the Exchange Agent shall provide that the Exchange Agent shall continue to hold such cash and equity amounts in its capacity as Exchange Agent, subject to compliance with applicable Law.

(h)       No Liability. Notwithstanding anything to the contrary in this Section 5.17, none of the Exchange Agent, the Surviving Entity, Parent nor any other party hereto shall be liable to a holder of Company Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)       Parent to Deliver Balance of Distribution. At any time following April 1, 2026 (or the latest expiration date of any Company Options then outstanding if earlier than April 1, 2026), the Securityholder Representative shall be entitled (but not obligated) to require Parent to deliver to the Securityholder Representative or assign all cash and equity amounts that have been delivered to Parent pursuant to Section 5.17(g), for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Distribution. In the event that the Securityholder Representative does not require Parent to return the distribution amounts to the Securityholder Representative pursuant to this Section 5.17(i), Parent shall continue to hold such cash and equity amounts, subject to compliance with applicable Law.

(j)       Payment of Third Party Expenses and Delivery of Representative Fund. Subject to the terms and conditions of this Agreement, on the Closing Date and after the effectiveness of the Merger, Parent shall deliver the Closing Third Party Expenses to the parties identified on the Statement of Expenses and the Parent Statement, respectively, in accordance with the wire instructions set forth therein. Subject to the terms and conditions of this Agreement, on the Closing Date and after the effectiveness of the Merger, Parent shall deliver the Representative Fund to the Escrow Agent by wire transfer of immediately available funds in accordance with wire instructions provided in writing by the Securityholder Representative.

(k)       Securityholder Representative to Deliver Balance of Representative Fund. Within fifteen (15) days of the third anniversary of the Effective Time, the Securityholder Representative shall instruct the Escrow Agent in writing to distribute to the Exchange Agent, for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Distribution, one-half of the Representative Fund then remaining at such time. Within fifteen (15) days of the sixth anniversary of the Effective Time, the Securityholder Representative shall instruct the Escrow Agent in writing to distribute to the Exchange Agent, for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Distribution, the balance of the Representative Fund then remaining at such time.

5.18       R&W Insurance Policy. Parent and the Surviving Entity shall use commercially reasonable efforts to timely file and pursue claims in connection with the R&W Insurance Policy. Parent shall not amend the R&W Insurance Policy nor cancel or waive any of its rights under the R&W Insurance Policy (to the extent that any such amendment, cancellation or waiver adversely affects the Legacy Equityholders), without the prior consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Sub and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)       No Injunctions or Restraints. No Governmental Authority having jurisdiction over any party hereto shall have issued any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law or regulations shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(b)       No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(c)       Parent Stockholder Approval and Required Approval Matters. Parent shall have obtained the Parent Stockholder Approval and approval of the Required Approval Matters.

(d)       Approvals. The antitrust approvals identified on Schedule 6.1(d) shall have been obtained.

6.2       Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:

(a)       Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date) and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b)       Governmental Approval. Approvals from any Governmental Authority, instrumentality, agency, or commission (if any) reasonably deemed appropriate or necessary by Parent shall have been timely obtained.

(c)       Company Approval. The unanimous approvals of this Agreement, the Merger and the Transactions prior to the date hereof by the (i) Board of Managers of the Company and (ii) the Sufficient Equityholder Vote, each have not been modified or revoked.

(d)       Third Party Consents. The Company shall have delivered to Parent all consents, waivers and approvals of parties to any Contract listed on Schedule 6.2(d) hereto and such consents, waivers and approvals shall be in full force and effect as of the Effective Time.

(e)       No Company Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect since the date of this Agreement that is continuing.

(f)       Securities Laws Compliance. Parent shall have reasonably determined that all of the Equity Consideration may be issued pursuant to available federal and state securities law exemptions;

(g)       Certificate of the Company. The Company shall have delivered to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which (i) represents that the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof) and (ii) sets forth the Statement of Expenses in accordance with Section 5.17(a).

(h)       Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Managers of the Company (whereby the Merger and the Transactions were unanimously approved by the Board of Managers of the Company) and (iii) that the Equityholders constituting the Sufficient Equityholder Vote have approved this Agreement and the consummation of the Transactions.

(i)       Certificate of Good Standing. Parent shall have received a long form certificate of good standing of the Company from the Secretary of State of the State of Delaware, certified within five (5) Business Days of the Closing.

(j)       FIRPTA Certificate. Parent shall have received a copy of a properly executed statement certifying, that the Company does not own any real estate and that no Company Subsidiary is a United States Real Property Holding Corporation and otherwise in a form reasonably acceptable to Parent, validly executed by a duly authorized officer of the Company.

(k)       Employees. The persons listed on Schedule 6.2(k) to this Agreement (the “Key Employees”) (i) shall have signed an Offer Letter and a Restrictive Covenant Agreement with Parent or the Surviving Entity on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company or a Company Subsidiary and performing their usual and customary duties for the Company immediately before the Effective Time and their Offer Letters and Restrictive Covenant Agreements shall be in full force and effect as of the Effective Time, and (iii) shall not have notified (whether formally or informally) Parent or the Company or any Company Subsidiary of such employee’s intention of leaving the employ of Parent or the Company or a Company Subsidiary following the Effective Time.

(l)       Litigation. There shall be no Proceeding of any nature pending, or overtly threatened, against Parent, the Sub or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other Transactions.

(m)     Non-Competition Agreement. John F. Ripley shall have signed the Non-Competition Agreement with Parent or the Surviving Entity on or prior to the date hereof and such agreement shall be in full force and effect as of the Effective Time.

(n)       Debt Financing. The Company shall have continued the Debt Financing on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed.

(o)       Equity Financing. Parent shall have obtained the Equity Financing on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed.

(p)       Available Cash. The amount of Available Cash as of immediately prior to Closing shall be not less than One Hundred Fifty-Eight Million Six Thousand Seven Hundred Seventy-Nine Dollars ($158,006,779).

(q)       Company Related Agreements. Prior to or at the Closing, the Company shall have delivered a counterpart of each of the following Related Agreements duly executed by the Company and/or the Company Subsidiaries, as applicable, to the other parties hereto: (i) the Certificate of Merger, (ii) the Offer Letters and the Restrictive Covenant Agreements, (iii) the Non-Competition Agreement, (iv) the Legacy Registration Rights Agreement, (v) the Amended and Restated LLC Agreement, (vi) the Exchange Agreement, (vii) the Tax Receivable Agreement, (viii) the Escrow Agreement, (ix) the Equity Purchase Agreement, (x) the Legacy Operating Agreement Amendment, (xi) the Contribution Agreement, (xii) the Distribution Agreement and (xiii) the Payments Administration Agreement. Prior to or at the Closing, the Company or the Preferred Holder shall have delivered a counterpart of the Distribution Agreement duly executed by the Preferred Holder.

(r)       Equityholder Related Agreements. Prior to or at the Closing, each Legacy Equityholder shall have delivered a counterpart of each of the following Related Agreements duly executed by such Equityholder, as applicable, to the other parties hereto: (i) the Offer Letters and the Restrictive Covenant Agreements, (ii) the Non-Competition Agreement and Board Agreement, (iii) the Letters of Transmittal, (iv) the Legacy Registration Rights Agreement, (v) the Amended and Restated LLC Agreement, (vi) the Exchange Agreement, (vii) the Warrants, and (viii) the Tax Receivable Agreement.

(s)       Option Exercise Agreements. Prior to or at the Closing, (i) at least 98% of the Optionholders, (ii) holders of at least 98% of the Company Options, and (iii) each of the Optionholders on Schedule 6.2(s) shall have delivered a counterpart of an Option Exercise Agreement duly executed by such Optionholder, as applicable, to the other parties hereto.

(t)       Termination of Agreements. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the termination of the agreements set forth in Schedule 6.2(t) to this Agreement.

(u)       NJ Merger. The Company shall have completed the merger of Sequel Youth Services of New Jersey, Inc. with and into Sequel Youth Services of New Jersey, LLC, in form reasonably satisfactory to Parent.

6.3       Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)       Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)       No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Parent Material Adverse Effect since the date of this Agreement that is continuing.

(c)       Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 6.3 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

(d)       Certificate of Secretary of Parent and Sole Member of the Sub. The Company shall have received a certificate, validly executed by the Secretary of Parent and the sole member of the Sub, certifying (i) as to the terms and effectiveness of the certificate of incorporation and bylaws of Parent, (ii) as to the valid adoption of resolutions of the Board of Directors of Parent and sole member of the Sub (whereby the Merger and the Transactions were approved by the Board of Directors of Parent and the sole member of the Sub) and (iii) that the shareholders of Parent have approved this Agreement and the consummation of the Transactions.

(e)       Related Agreements. Prior to or at the Closing, Parent shall have delivered a counterpart of each of the following Related Agreements duly executed by Parent to the other parties hereto: (i) the Offer Letters and the Restrictive Covenant Agreements, (ii) the Non-Competition Agreement and Board Agreement, (iii) the Amended and Restated LLC Agreement, and (iv) a Registration Rights Agreement between Parent and the Preferred Holder (the “Alaris Registration Rights Agreement”) consistent with the terms set forth under the caption “Registration Rights” on Exhibit U, in form and substance reasonably satisfactory to the Preferred Holder and Parent (not to be unreasonably withheld, conditioned or delayed).

(f)       Available Cash. Parent and the Sub have sufficient amounts of Available Cash necessary to consummate the Merger and pay the Distribution payable to or for the benefit of the Legacy Equityholders and to otherwise fulfill those obligations arising out of the consummation of this Agreement required to be paid in cash at Closing.

(g)       Equity Consideration. The Surviving Entity is able to issue the Equity Consideration to or for the benefit of the Legacy Equityholders as required in this Agreement.

(h)       Preferred Stock Term Sheet. Prior to or at the Closing, Parent shall have filed a Certificate of Designation with the Secretary of State of the State of Delaware setting forth the terms of certain preferred stock of Parent consistent with the terms set forth on Exhibit U (the “Preferred Stock Term Sheet”), in form and substance reasonably satisfactory to the Preferred Holder and the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

INDEMNIFICATION

7.1       Survival of Representations, Warranties and Covenants. All representations, warranties, agreements, covenants and obligations herein or in the Related Agreements, the Disclosure Schedule or any Exhibit to this Agreement or a Related Agreement or any agreement, instrument, certificate or document specifically required to be delivered under this Agreement or a Related Agreement by any party incident to the Transactions or thereby are material and shall be deemed to have been relied upon by the parties receiving the same. The representations and warranties of the Company and Parent contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Related Agreements, shall survive until 11:59 p.m. Eastern time on the thirty-six (36) month anniversary of the Closing Date (the “Survival Date”) other than (a) the representations and warranties of the Company contained in Sections 2.1 (Organization of the Company), 2.2 (Equity of the Company and the Company Subsidiaries), 2.3 (Authority; Execution and Delivery; Enforceability), 2.5(b)(iii) and 2.5(e) (Financial Statements and Controls), 2.6 with respect to actions referenced in Sections 4.1(a)(ii) and 4.1(a)(ix) (No Changes), 2.8(c), (d), (e) and (f) (Real Property; Environmental Matters), 2.9 (Intellectual Property), 2.10 (Information Technology, Privacy and Security), 2.14 (Tax Matters), 2.17 (Employee Benefit Plans and Compensation) and 2.27 (Brokers’ and Finders’ Fees), (b) the representations and warranties of Parent contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Authority), 3.5 (Interim Operations of Sub), 3.6 (Capitalization), 3.8 (Equity Consideration), 3.12 (Trust Account), and 3.15 (Brokers’ and Finders’ Fees) ((a) and (b) together, the “Fundamental Representations”), and (c) the Excluded Representations. The Excluded Representations shall not survive the Closing. The Fundamental Representations shall survive the Closing Date until the earlier of (i) the expiration of the applicable statute of limitations, taking into account any applicable extension and (ii) the seventy-two (72) month anniversary of the Closing Date (the “Fundamental Representations Survival Date”). Notwithstanding anything in this Section 7.1 to the contrary, if, at any time prior to 11:59 p.m. Eastern time on the Survival Date or Fundamental Representations Survival Date, as applicable, a Parent Certificate or Securityholder Certificate is delivered alleging Losses and a claim for recovery under Section 7.4(c), then the claim asserted in such notice shall survive the Survival Date or the Fundamental Representations Survival Date, as applicable, until such claim is fully and finally resolved. All covenants and agreements contained in this Agreement, the Related Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

7.2       Indemnification.

(a)       Parent and its officers, directors, and Affiliates, including the Surviving Entity and the Company Subsidiaries (the “Parent Indemnified Parties”), shall be indemnified and held harmless by the Legacy Equityholders (on a several and not joint basis based upon the Pro Rata Portions of the Legacy Equityholders) and, with respect to subsection (ii)(B) below, only by the applicable Equityholder, solely (except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)) or pursuant to Section 7.2(a)(ii)-(vi), which shall not be so limited) from the R&W Insurance Policy and the Survivor Class B Units then remaining in the Escrow Fund, against all direct and indirect, incidental, and consequential losses (each of the last three items only to the extent reasonably foreseeable), liabilities, damages, Taxes, debts, deficiencies, costs, charges, interest, penalties, claims and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines, and penalties, as well as diminution in value, lost profits, loss of business reputation and loss of opportunities (each of the last four items only to the extent reasonably foreseeable) (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of, or with respect to or in connection with (i) any breach or inaccuracy of any representation or warranty of the Company relating to periods on or before Closing contained in this Agreement, the Related Agreements applicable to the Company or a Company Subsidiary or in any certificate, exhibit, schedule or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Related Agreements, (ii) (A) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it relating to periods on or before Closing Date contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered by the Company pursuant to this Agreement or the Related Agreements applicable to the Company, or (B) any failure by an Equityholder to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered by such Equityholder pursuant to this Agreement or the Related Agreements applicable to such Equityholder, (iii) any Excess Third Party Expenses, (iv) Pre-Closing Taxes, (v) any Proceeding instituted against such Parent Indemnified Party by any holder of securities of the Company who is not an Affiliate of such Parent Indemnified Party (including any Proceeding brought derivatively by any such holder on behalf of the Company and any claim that such Person was not allocated a correct portion of the Equity Consideration or the Distribution pursuant to the terms of this Agreement or the amounts pursuant to the Distribution Agreement with the Preferred Holder) relating to this Agreement or the Transactions, in each case, other than a Proceeding with respect to any obligation of Parent or the Surviving Entity set forth in Section 7.2(b), and (vi) any of the matters set forth on Schedule 7.2(a). The Legacy Equityholders shall not have any right of contribution from the Surviving Entity or Parent with respect to any Loss claimed by a Parent Indemnified Party. Notwithstanding the foregoing, the R&W Insurance Policy and the Survivor Class B Units then remaining in the Escrow Fund shall only be used to satisfy indemnification obligations of the Legacy Equityholders.

(b)       Parent and Surviving Entity agree to indemnify, defend and hold the Equityholders and their respective officers, directors, managers, members, heirs, trustees, beneficiaries, successors and permitted assigns (the “Company Indemnified Parties”), harmless against all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, as a result of, or with respect to or in connection with (i) any breach or inaccuracy of any representation or warranty of Parent or Sub contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered by or on behalf of Parent pursuant to this Agreement or the Related Agreements, (ii) any failure by Parent or Sponsor to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered pursuant to this Agreement or the Related Agreements, and (iii) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it with respect to periods after the Closing contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered pursuant to this Agreement or the Related Agreements. Parent shall not have any right of contribution from the Company Indemnified Parties with respect to any Loss claimed by a Company Indemnified Party.

(c)       For the benefit of the Company’s Board of Managers, members and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, in each case, the Company shall not pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. For purposes of this Agreement, the purchase of such D&O Insurance shall be treated as a Company Third Party Expense.

7.3       Escrow Arrangements.

(a)       Escrow Deposits.

(i)       On the Closing Date, the Escrow Agent, Parent, Sponsor, and the Securityholder Representative shall enter into an Escrow Agreement, in substantially the form attached hereto as Exhibit V (the “Escrow Agreement”).

(ii)       Promptly after the Effective Time, Parent shall deliver to the Escrow Agent the number of Survivor Class B Units equal to the Indemnity Escrow Amount divided by the Unit Price, and shall confirm such deposit in writing with the Escrow Agent, which notice shall confirm the Closing Date. Such delivery of the Indemnity Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed solely by the terms set forth herein. The Survivor Class B Units comprising the Escrow Fund shall be deposited by the Surviving Entity in the name of the Escrow Agent and with respect to each Legacy Equityholder without any act by them, in accordance with their respective Pro Rata Portions of the Indemnity Escrow Amount. The Escrow Fund shall be partial security for the indemnity obligations provided for in Section 7.2. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII up to a Current Value not to exceed Two Million Dollars ($2,000,000); provided that with respect to Section 7.2(a)(vi) only, the entire amount in the Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII and releases from the Escrow Fund relating to Section 7.2(a)(vi) shall not apply toward the Two Million Dollar ($2,000,000) Current Value limit described in this sentence. Interests in the Escrow Fund shall be non-transferable and, until released to applicable Legacy Equityholders, will not be subject to the terms and conditions of the Exchange Agreement.

(b)       Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Eastern time on the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which is or may be necessary to satisfy any unsatisfied claims specified in any Parent Certificate delivered to the Escrow Agent and the Securityholder Representative prior to expiration of the Escrow Period. As soon as the Escrow Agent receives joint written notice that any such unsatisfied claims have been resolved in accordance with Section 7.4(e), the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy any such claims to the Legacy Equityholders if such resolution occurs after the expiration of the Escrow Period. Deliveries of amounts out of the Escrow Fund to the Legacy Equityholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund. With respect to any Survivor Class B Units returned to Parent and/or the Surviving Entity, any such delivered Survivor Class B Units shall be held in the name of Parent, in consideration up to the Current Value of such Survivor Class B Units (based on the applicable Current Price as of the date of delivery of each applicable Parent Certificate to the Securityholder Representative) of the satisfaction (together with any reimbursement out of the R&W Insurance Policy) of Parent’s and/or Surviving Entity’s indemnification rights hereunder with respect to the claim(s); provided, however, that in no event shall Survivor Class B Units be delivered to Parent and/or the Surviving Entity in amounts in excess of the limits set forth in the penultimate sentence of Section 7.3(a)(ii) above. Any distribution of all or a portion of the Escrow Fund to the Legacy Equityholders shall be made by delivery of newly issued unit certificates, allocated among the Legacy Equityholders based on their Pro Rata Portion of the Indemnity Escrow Amount, and mailed by first class mail to such Legacy Equityholder’s address as set forth on the schedule delivered to the Escrow Agent at Closing (or to such other address as any such Legacy Equityholder may have previously instructed the Escrow Agent in writing). The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, Parent in connection with the foregoing. The parties hereto agree that, for tax reporting purposes, any distribution from the Escrow Fund to the Legacy Equityholders shall be reportable on Internal Revenue Service Form 1099-B (or other applicable forms) for the tax year in which the distribution is made, other than amounts properly reported as interest for U.S. federal income tax purposes. The parties hereto further agree that any income on assets held in the Escrow Fund while held in the Escrow Fund, including without limitation distributions on the Survivor Class B Units held in the Escrow Fund, shall be paid to the Legacy Equityholder with respect to whom such assets are held as and when payable.

(c)       Each notice, certificate or other communication delivered to the Escrow Agent pursuant to this Agreement shall state the specific section or sub-section of this Agreement pursuant to which it is delivered.

7.4       Indemnification Claims.

(a)       Threshold Amount.

(i)       Except as set forth in the second sentence of this Section 7.4(a)(i), a Parent Indemnified Party may not recover any Losses under Section 7.2(a) unless and until the Parent Indemnified Parties have incurred indemnifiable Losses pursuant to Section 7.2(a) and this Section 7.4 in excess of Two Million Dollars ($2,000,000.00) in the aggregate (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to recover the total amount of all Losses exceeding the Threshold Amount, subject to the terms and conditions of this Agreement. A Parent Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) Losses incurred pursuant to clauses (ii)-(vi) of Section 7.2(a), (B) Losses resulting from any breach of a representation or warranty contained in any Fundamental Representation (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), and (C) Losses resulting from fraud, intentional misrepresentation or willful misconduct, and no such claims or payments shall be considered in determining whether the Threshold Amount has been reached.

(ii)       Except as set forth in the second sentence of this Section 7.4(a)(ii), a Company Indemnified Party may not recover any Losses under Section 7.2(b) unless and until one or more Securityholder’s Certificates identifying such Losses under Section 7.2(b) in excess of the Threshold Amount has or have been delivered to Parent and the Escrow Agent as provided in Section 7.4(c), in which case the Company Indemnified Parties shall be entitled to recover the total amount of all Losses in excess of the Threshold Amount, subject to the terms and conditions of this Agreement. A Company Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) Losses incurred pursuant to clause (ii) and/or clause (iii) of Section 7.2(b), and (B) Losses resulting from any breach of a representation or warranty contained in any Fundamental Representation (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), and (C) Losses resulting from fraud, intentional misrepresentation or willful misconduct, and no such claims or payments shall be considered in determining whether the Threshold Amount has been reached.

(b)       Materiality Threshold. Except with respect to the representations in Sections 2.5(a) and 2.11(a)(xxii), from and after the Closing for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for purposes of determining whether a party is entitled to indemnity hereunder), each representation and warranty and covenant in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation and warranty or covenant.

(c)       Claims for Indemnification. In order for a Parent Indemnified Party to seek indemnification under Section 7.2(a) against the amounts held in the Escrow Fund or otherwise pursuant to this Article VII, Parent shall deliver a Parent Certificate to be received by the Securityholder Representative and the Escrow Agent (or the Preferred Holder, as applicable) at any time on or before 11:59 p.m. Eastern time on the Survival Date; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in any Fundamental Representations following the expiration of the Escrow Period by delivering a Parent Certificate to the Securityholder Representative on or before 11:59 p.m. Eastern time on the Fundamental Representations Survival Date; provided, further, that Parent may seek indemnification based on fraud, intentional misrepresentation or willful misconduct or pursuant to any matter set forth in clauses (ii)-(vi) of Section 7.2(a) following the expiration of the Escrow Period by delivering a Parent Certificate to the Securityholder Representative (or the Preferred Holder, as applicable). In order for a Company Indemnified Party to seek indemnification under Section 7.2(b), the Securityholder Representative (or the Preferred Holder, as applicable) shall deliver a Securityholder Certificate to be received by Parent at any time on or before 11:59 p.m. Eastern time on the Survival Date, or the Fundamental Representations Survival Date, as applicable; provided, that the Company Indemnified Party may seek indemnification based on fraud, intentional misrepresentation or willful misconduct or pursuant to any matter set forth in clauses (ii)-(iii) of Section 7.2(b) after the Survival Date, or the Fundamental Representations Survival Date, as applicable, by delivering a Securityholder Certificate to Parent. Unless the Securityholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(d), the Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Parent Certificate, deliver to the Parent Indemnified Parties from the Escrow Fund a number of Survivor Class B Units equal to the equal to the Loss set forth in such Parent Certificate divided by the Current Price. Any payment from the Escrow Fund shall be deemed to have been made pro rata amongst the Legacy Equityholders based on their respective Pro Rata Portions of the Indemnity Escrow Amount. For the purposes hereof, (i) “Parent Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that a Parent Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the facts and circumstances of individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and (ii) “Securityholder Certificate” shall mean a certificate signed by the Securityholder Representative (or the Preferred Holder, as applicable): (A) stating that a Company Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the facts and circumstances of the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(d)       Objections to Claims for Indemnification. No payment shall be made under Section 7.4(c) nor shall a claim be applied against the Threshold Amount under Section 7.4(a)(i) (until and to the extent resolved in favor of the Parent Indemnified Parties pursuant to this Section 7.4) if the Securityholder Representative (or the Preferred Holder, as applicable) or Parent, as the case may be, shall object to the claim made in the Parent Certificate or Securityholder Certificate, as applicable, in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by (i) Parent (and the Escrow Agent, if applicable) prior to 11:59 p.m. Eastern time on the thirtieth (30th) day after its receipt of the Parent Certificate, in the case of an Objection Notice made by the Securityholder Representative (or the Preferred Holder, as applicable), or (ii) the Securityholder Representative (or the Preferred Holder, as applicable) prior to 11:59 p.m. Eastern time on the thirtieth (30th) day after Parent’s receipt of the Securityholder Certificate, in the case of an Objection Notice made by Parent. If the Securityholder Representative (or the Preferred Holder, as applicable) or Parent, as applicable, does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by, as applicable, (x) the Securityholder Representative (or the Preferred Holder, as applicable) that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Parent Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 7.4(c) or (y) Parent that the Company Indemnified Party is entitled to the full amount of the claim for Losses set forth in the Securityholder Certificate, and payment in respect of such Losses shall thereafter be made promptly to the Securityholder Representative (or the Preferred Holder, as applicable) on behalf of the Company Indemnified Parties.

(e)       Resolution of Conflicts.

(i)       In case the Securityholder Representative (or the Preferred Holder, as applicable) or Parent delivers an Objection Notice in accordance with Section 7.4(d), the Securityholder Representative (or the Preferred Holder, as applicable) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and Parent should so agree, and such claim involves a claim against the Escrow Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof by delivering to the appropriate party or parties a number of Survivor Class B Units based on the Current Price.

(ii)       At any time following delivery of an Objection Notice by the Securityholder Representative (or the Preferred Holder, as applicable) to Parent or vice versa or in the event of any dispute arising pursuant to Article VII, either Parent, on the one hand, or the Securityholder Representative(or the Preferred Holder, as applicable), on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(iii)       Notwithstanding anything in this Section 7.4(e) to the contrary, upon receipt by the Escrow Agent at any time or from time to time of (A) joint written instructions signed by Parent and the Securityholder Representative directing the Escrow Agent to release to either party or their designees all or any portion of the remaining Escrow Fund or (B) an order, judgment or decree from a court of competent jurisdiction (an “Order”) (together with a certificate of the presenting party to the effect that such judgment is from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation) instructing the Escrow Agent to release to either party all or any portion of the remaining Escrow Fund, the Escrow Agent shall, as soon as reasonably practicable, but not later than three (3) Business Days after receipt of such instructions or Order, distribute whatever portion of the remaining Escrow Fund that is specified in such joint written instructions or Order, in such manner and to such parties as such instructions or Order shall specify, based on the Current Price.

(f)       Third Party Claims. After the Closing, in the event an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall notify the Escrow Agent (if the Third Party Claim is made by Parent prior to the release of the Escrow Fund) and the Securityholder Representative (or the Preferred Holder, as applicable) in writing of such claim and Securityholder Representative (or the Preferred Holder, as applicable) shall notify Parent in writing of such claim, as applicable. If the Third Party Claim may result in a claim against the Escrow Fund or against the Legacy Equityholders (or the Preferred Holder, as applicable), the Securityholder Representative on behalf of the Legacy Equityholders (or the Preferred Holder, as applicable), shall be entitled, at its expense, within thirty (30) days after receipt of such Third Party Claim to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof. If the Securityholder Representative (or the Preferred Holder, as applicable) elects to undertake the defense of a Third Party Claim, it shall so notify the Indemnified Party that it intends to assume the control of the defense of such claim and the Securityholder Representative (or the Preferred Holder, as applicable) shall conduct any such defense reasonably and in good faith, and the Indemnified Party shall be entitled to participate with its own counsel at its own expense; provided that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the interests of the Legacy Equityholders and those of the Indemnified Party concerning such claim by a third Person, then the reasonable cost of one counsel for the Indemnified Party shall be borne by the Legacy Equityholders. Notwithstanding the foregoing, the Securityholder Representative (or the Preferred Holder, as applicable) shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim by a third Person (i) relating to or arising primarily in connection with any criminal or quasi-criminal Proceeding or (ii) that primarily involves any Payor or vendor of the Surviving Entity or the Company Subsidiaries; provided that, in the event that any claim is settled without the consent of the Securityholder Representative (or the Preferred Holder, as applicable) (which consent will not be unreasonably withheld, conditioned or delayed), such settlement shall not be dispositive of the amount of Losses. The Securityholder Representative (or the Preferred Holder, as applicable) shall not, except with the written consent of the Indemnified Party, enter into any settlement or compromise any claim by a third Person that (A) does not include as a term thereof the giving by the Person or Persons asserting such claim, on behalf of such Persons and their respective Affiliates, to all Indemnified Parties of a full and unconditional release of all such Indemnified Parties from all Liability (subject to the application of the Threshold) with respect to such claim or consent to entry of any judgment; (B) involves any finding or admission of any violation of Law; or (C) involves any non-monetary relief or remedy. Any consent required by this Section 7.4(f) shall not be unreasonably delayed, withheld or conditioned. If the Securityholder Representative (or the Preferred Holder, as applicable) does not notify the Indemnified Party in writing within thirty (30) days after receipt of the notice of the Third Party Claim that it elects to undertake the defense of the claim described therein, then Parent shall have the right to undertake the defense or prosecution of such claim through counsel of its own choice, in which event it shall do so in good faith and using commercially reasonable efforts, it shall keep the Securityholder Representative (or the Preferred Holder, as applicable) reasonably informed of all material developments and it shall permit the Securityholder Representative (or the Preferred Holder, as applicable), at its own cost and expense, to participate in all meetings and to review and comment on all pleadings and material correspondence related thereto, it being understood that the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in Section 7.2; provided that, in the event that any claim is settled without the consent of the Securityholder Representative (or the Preferred Holder, as applicable) (which consent will not be unreasonably withheld, conditioned or delayed), such settlement shall not be dispositive of the amount of Losses. In the event that the Securityholder Representative has consented to any such settlement in respect of the Legacy Equityholders, the Legacy Equityholders shall have no power or authority to object to the amount of any Third Party Claim by Parent.

(g)       Indemnity Remedy. The R&W Insurance Policy, together with any then-remaining funds in the Escrow Fund, shall constitute the sole and exclusive source of funds available to the Parent Indemnified Parties to seek indemnification for any Losses hereunder (except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, for breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), or pursuant to Section 7.2(a)(ii)-(vi), none of which shall be so limited after the Escrow Fund has been reduced to zero and the $25,000,000 cap on the R&W Insurance Policy has been met (or such coverage is not available under the R&W Insurance Policy)). Once the Escrow Fund is reduced to zero, the Parent Indemnified Parties shall have no further rights to indemnification hereunder, except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, for breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), or pursuant to Section 7.2(a)(ii)-(vi), none of which shall be so limited after the Escrow Fund has been reduced to zero and the $25,000,000 cap on the R&W Insurance Policy has been met (or such coverage is not available under the R&W Insurance Policy). Notwithstanding anything to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article VII, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Parent Indemnified Parties to make claims under or recover under the R&W Insurance Policy.

(h)       In no event (other than a Legacy Equityholder’s fraud or intentional misrepresentation) will any Legacy Equityholder be liable for Losses to the Parent Indemnified Parties pursuant to this Agreement in an aggregate amount in excess of the value of such Legacy Equityholder’s Equity (A-B) Consideration (based on the Unit Price) and Cash Distribution. In no event (other than Preferred Holder’s fraud or intentional misrepresentation) will the Preferred Holder be liable for Losses to the Parent Indemnified Parties pursuant to this Agreement in an aggregate amount in excess of the amount of the payment to the Preferred Holder made pursuant to the Distribution Agreement.

7.5       Securityholder Representative.

(a)       By virtue of the approval of the Merger and this Agreement by the Sufficient Equityholder Vote, and/or by accepting any portion of the Equity Consideration or other amounts in accordance with Section 1.8 of this Agreement or the Distribution in accordance with Section 5.17 of this Agreement, each of the Legacy Equityholders appoints John F. Ripley as its exclusive agent and attorney-in-fact, as the Securityholder Representative, to take all actions for and on behalf of the Legacy Equityholders with respect to matters, claims and disputes under this Agreement and the Exchange Agreement (to the extent set forth therein), the Tax Receivable Agreement (to the extent set forth therein), the Payments Administration Agreement and the Escrow Agreement, including to amend this Agreement or such Related Agreements, to waive any provision of this Agreement or such Related Agreements, to negotiate payments due pursuant to this Article VII, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Legacy Equityholder or by any such Legacy Equityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Legacy Equityholder, in each case relating to this Agreement or such Related Agreements, and to take all other actions that are either (i) necessary or appropriate in the discretion of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Legacy Equityholders with respect to this Agreement or such Related Agreements.

(b)       The power of attorney hereunder is irrevocable and coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Legacy Equityholder, and the transfer of any portion of the Equity Consideration or other amounts in accordance with Section 1.8 of this Agreement or the Distribution in accordance with Section 5.17 of this Agreement. The Securityholder Representative shall have the power (from time to time) to select and appoint his successor Securityholder Representative, and to revoke a prior selection and appointment of his successor, by providing written notice thereof to Parent. In the event a vacancy in the position of Securityholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services (notwithstanding its right to reimbursement of expenses including from the Representative Fund). The Securityholder Representative shall have sole control of withdrawals from, or other decisions with respect to, the Representative Fund, and the Parent acknowledges that such funds may be used for (i) expenses incurred in performing its duties as the Securityholder Representative, (ii) indemnification of the Securityholder Representative by the Legacy Equityholders under agreements between the Securityholder Representative and the Legacy Equityholders, (iii) satisfaction of any contribution claim the Securityholder Representative has against Legacy Equityholders for any indemnification claims paid by the Securityholder Representative in excess of such Securityholder Representative’s Pro Rata Portion of the Legacy Equityholders, and (iv) satisfaction of any indemnification claims by the Parent Indemnified Parties against the Legacy Equityholders.

(c)       Until notified in writing by the Securityholder Representative that he has resigned, or that a successor has been appointed, Parent and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor appointed in accordance with clause “(b)” above. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Legacy Equityholders and shall be final, binding and conclusive upon the Legacy Equityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Legacy Equityholders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Securityholder Representative.

(d)       In addition to, and without limiting, the foregoing, the Company and each Legacy Equityholder each hereby authorizes the Securityholder Representative to:

(i)       Receive all notices or documents given or to be given to the Legacy Equityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under this Agreement;

(ii)       Engage counsel, accountants, and other advisors, agents and representatives (each, a “SH Rep Advisor”), and incur such related fees and expenses, and other fees and expenses, in each case, in connection with this Agreement and the Transactions as the Securityholder Representative may in his sole discretion deem appropriate; the Securityholder Representative shall be entitled to rely conclusively on the opinions, advice and counsel of such SH Rep Advisors;

(iii)       Take such action as the Securityholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Securityholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in his capacity as Securityholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of Parent or the Surviving Entity; and

(iv)       purchase, obtain and maintain liability and other insurance coverage with respect to the administration of the Securityholder Representative’s duties hereunder.

(e)       The Securityholder Representative shall have no liability hereunder for any act or omission in connection with, or related to, this Agreement and the Transactions, in each case, except for willful misconduct or intentional fraud. The Legacy Equityholders shall indemnify the Securityholder Representative and his Affiliates, heirs, beneficiaries, personal representatives, successors and assigns (the “Securityholder Representative Indemnified Parties”) and hold the Securityholder Representative Indemnified Parties harmless against any and all direct and indirect, incidental and consequential Losses (except for Losses directly caused by the Securityholder Representative’s willful misconduct or intentional fraud), incurred or sustained by the Securityholder Representative Indemnified Parties, directly or indirectly, as a result of, or with respect to or in connection with, the acceptance and/or administration of the Securityholder Representative’s duties hereunder, including (i) the fees and expenses of any and all SH Rep Advisors, and (ii) any and all other fees, expenses, liabilities and obligations in connection with, or related to, this Agreement and the Transactions.

7.6       Parent Representative.

(a)       By virtue of the approval of the Merger and this Agreement by the Parent Equityholder Vote, Parent shall be deemed to have agreed to appoint a committee of the duly appointed disinterested members of the Board of Directors of Parent from time to time as its agent and attorney-in-fact, as the Parent Representative for and on behalf of Parent to take all actions under this Agreement that are to be taken by the Parent Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article VII, to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against Parent or by Parent against any Indemnified Party or any dispute between any Indemnified Party and Parent, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by Sponsor from time to time upon not less than thirty (30) days prior written notice to the Surviving Entity and Parent; provided, however, that the Parent Representative may not be removed unless Sponsor has identified the substituted agent. No bond shall be required of the Parent Representative, and the Parent Representative shall not receive any compensation for its services. Notices or communications to or from the Parent Representative shall constitute notice to or from Parent.

(b)       Until notified in writing by the Parent Representative that it has resigned, or that it has been removed by Sponsor, the Surviving Entity, the Securityholder Representative, the Preferred Holder and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Parent Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Escrow Fund filed with the Escrow Agent.

(c)       Parent hereby authorizes the Parent Representative to:

(i)       Receive all notices or documents given or to be given to Parent pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under this Agreement;

(ii)       Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Transactions or thereby as the Parent Representative may in its sole discretion deem appropriate; and

(iii)       Take such action as the Parent Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of the Company or the Company Subsidiaries contained in this Agreement or in any document delivered by the Equityholders, the Company or the Company Subsidiaries pursuant hereto; (B) taking such other action as the Parent Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Parent Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of the Equityholders, the Company or the Company Subsidiaries.

(d)       The Parent Representative shall not be liable for any act done or omitted hereunder as Parent Representative while acting in good faith and in the exercise of reasonable judgment. Parent shall indemnify the Parent Representative and hold the Parent Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Parent Representative and arising out of or in connection with the acceptance or administration of the Parent Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Parent Representative. A decision, act, consent or instruction of the Parent Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of Parent and shall be final, binding and conclusive upon Parent; and the Escrow Agent and the Equityholders may rely upon any such decision, act, consent or instruction of the Parent Representative as being the decision, act, consent or instruction of Parent. The Escrow Agent and the Equityholders are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Parent Representative.

7.7       Remedy.

(a)       Except as set forth in Section 7.7(c) and Section 7.7(d), the maximum amount a Parent Indemnified Party may recover from the Legacy Equityholders pursuant to the indemnity set forth in Section 7.2 for Losses shall be limited to the Escrow Fund (except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, for breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), or pursuant to Section 7.2(a)(ii)-(vi), none of which shall be so limited after the Escrow Fund has been reduced to zero and the $25,000,000 cap on the R&W Insurance Policy has been met (or such coverage is not available under the R&W Insurance Policy)). For the avoidance of doubt, with respect to all representations and warranties other than Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)) or in connection with any fraud, intentional misrepresentation or willful misconduct, in no event shall the Legacy Equityholders have any obligation for the breach or inaccuracy thereof in excess of the Escrow Fund and the amount, if any, actually paid by the applicable carriers under the R&W Insurance Policy.

(b)       Except as set forth in Section 7.7(c) and Section 7.7(d), and except for indemnities with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.6, 3.8, 3.12, and 3.15 the maximum amount a Company Indemnified Party may recover from Parent pursuant to the indemnity set forth in Section 7.2 for Losses shall be limited to Twenty-Five Million Dollars ($25,000,000.00).

(c)       Notwithstanding anything to the contrary set forth in this Article VII (other than as set forth in Section 7.4(h)), nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, intentional misrepresentation or willful misconduct (it is agreed and understood that the Survival Date, the Fundamental Representations Survival Date and the Threshold Amount shall not apply in respect of any such Losses).

(d)       Notwithstanding anything in this Agreement to the contrary, the amount of any Losses payable to a Parent Indemnified Party under this Article VII shall be reduced by any amounts recovered by the Parent Indemnified Party under any insurance policies (including the R&W Insurance Policy, as applicable).

(e)       Notwithstanding anything to the contrary set forth in this Article VII (other than as set forth in Section 7.4(h)), nothing in this Agreement shall limit the liability of the Equityholders, on the one hand, or Parent, on the other hand, in respect of Losses arising out of breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)) or pursuant to Section 7.2(a)(ii) – (vi) or Section 7.2(b); provided, however that to the extent such Losses are not covered by the R&W Insurance Policy due to the Actual Knowledge (as defined in the R&W Insurance Policy) of Parent or due to Tax Benefits (as defined in the R&W Insurance Policy), as between the Parent Indemnified Parties and the Legacy Equityholders, the indemnifiable Losses of the Parent Indemnified Parties shall be reduced by such amount.

7.8       Purchase Price Adjustments. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Equity Consideration for Tax purposes, except as otherwise required by applicable Law.

7.9       Sole Remedy. Following the Closing, the parties hereto agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, intentional misrepresentation or willful misconduct, the rights to indemnification under this Article VII shall be the sole remedy that any Indemnified Party will have in connection with the transactions under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1       Termination. Except as provided in this Section 8.1 and Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)       by mutual agreement of the Company and Parent prior to the Parent Stockholder Approval;

(b)       by Parent or the Company if the Closing Date shall not have occurred by May 15, 2017; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided further, however, that this date shall automatically be extended to June 15, 2017 if the Proxy Statement has been mailed to Parent’s stockholders by May 15, 2017 and the Parent Stockholder Meeting has not yet occurred;

(c)       by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal;

(d)       by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or the Company Subsidiaries or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or their respective Affiliates as a result of the Merger;

(e)       by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Equityholders contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company and the Securityholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)       by Parent if at any time prior to obtaining the Sufficient Equityholder Vote, the Board of Managers of the Company or the Company is in material breach of its obligations under any provision of Sections 4.1 or 5.1; or

(g)       by the Company if none of the Company or the Equityholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Equityholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3 and 5.4, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3       Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Legacy Equityholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Legacy Equityholders whether or not they have signed such amendment. For the avoidance of doubt, any amendment of this Agreement signed by the Securityholder Representative shall not be binding on the Preferred Holder unless such amendment is also signed by the Preferred Holder.

8.4       Extension; Waiver. Parent, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed and subject to the last sentence of this Section 8.4, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Legacy Equityholders agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Legacy Equityholders whether or not they have signed such extension or waiver. For the avoidance of doubt, any extension or waiver of this Agreement signed by the Securityholder Representative shall not be binding on the Preferred Holder unless such waiver or extension is also signed by the Preferred Holder.

ARTICLE IX
GENERAL PROVISIONS

9.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Parent or Sub, to:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

and (with a copy to, which shall not constitute notice):

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7837

(b)       if to the Company, The Ripley Revocable Trust or the Securityholder Representative, to:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141
Facsimile No.: (540) 338-5183

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309
Attention: William C. Brown
Facsimile No.: (515) 323-8512

(c)       if to the Preferred Holder:

Alaris USA Inc.

c/o Greenberg Traurig, LLP

300 West 6th Street, Suite 2050

Austin, Texas 78701

Facsimile: (512) 320-7210

Email: sklossr@gtlaw.com

Attention: Ronald Skloss

with a copy (which shall not constitute notice) to:

Alaris Royalty Corp.

232, 2031 - 33 Avenue SW

Calgary AB T2T 1Z5

Canada

Facsimile: (403) 228-0906

Email: mervin@alarisroyalty.com

Attention: VP Legal

and

Alaris Royalty Corp.

232, 2031 - 33 Avenue SW

Calgary AB T2T 1Z5

Canada

Facsimile: (403) 228-0906

Email: ddriscoll@alarisroyalty.com

Attention: Chief Financial Officer and Treasurer

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

9.2       Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4       Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of Parent and the Securityholder Representative, other than by Parent in connection with a change of control of Parent.

9.5       Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6       Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7       Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face to such other representation or warranty. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

9.9       Successors and Assigns. Subject to Section 9.4, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.10       Third Party Beneficiaries. Except for the provisions of Article VII relating to the Indemnified Parties and the Legacy Equityholders and except for the provisions of this Section 9.10 relating to the Financing Source, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding anything herein to the contrary and other than in accordance with the terms of the Credit Agreement or any definitive Credit Agreement Amendment, the parties hereto hereby waive any rights or claims against the Financing Source in connection with this Agreement, the Debt Financing and/or the transactions contemplated hereby and thereby, whether at law or equity, in contract, in tort or otherwise, and each such Person agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against the Financing Source in connection with this Agreement, the Debt Financing and/or the transactions contemplated hereby and thereby (including any such proceeding or action relating to the Debt Financing). In furtherance and not in limitation of the foregoing waiver, it is agreed that the Financing Source shall not have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any party hereto in connection with this Agreement or the transactions contemplated hereby (other than in accordance with the terms of the Credit Agreement or any definitive Credit Agreement Amendment).

9.11       Post-Closing Representation.

(a)       Parent, Sponsor and Sub acknowledge and agree that Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, LLC (“BrownWinick”) has acted as counsel to the Company in connection with the transactions contemplated hereby.  Parent, Sponsor and Sub, on behalf of themselves and the Company (from and after Closing), expressly and knowingly consent to BrownWinick representing any or all of the Legacy Equityholders and the Securityholder Representative in any matter after the Closing that is or may be adverse to Parent, Sponsor, Sub or the Company, including any matter arising out of this Agreement or any agreement executed or delivered in connection herewith.  This consent constitutes an advance waiver of any conflict of interest claim against BrownWinick as a result of the firm representing the Legacy Equityholders and the Securityholder Representative in connection with the transactions contemplated hereby.  In addition, Parent, Sponsor, and Sub, on behalf of themselves and the Company (from and after Closing), expressly and knowingly (i) acknowledge and agree that all communications between BrownWinick and the Legacy Equityholders and the officers, directors and employees of the Company to the extent created for the purpose of advising the foregoing Persons about the transactions contemplated hereby in connection with the transactions contemplated hereby (the “Privileged Material”) are subject to the sole and absolute control of the Securityholder Representative, (ii) waive any and all rights to obtain or otherwise control the disclosure of such Privileged Material, (iii) waive any right to access the Privileged Material, and (iv) covenant and agree not to assert any rights whatsoever with respect to the Privileged Material. At and after the Closing, the attorney-client privilege of the Company with BrownWinick related to the Privileged Material shall be deemed to be the right of the Company, and not that of Parent or Sponsor, and may be waived only by the Securityholder Representative.  Absent consent of the Securityholder Representative, following the Closing, neither Parent, Sponsor nor the Company shall have a right to access the Privileged Material.

(b)       Parent (on behalf of itself and its Affiliates) hereby (i) waives any claim it has or may have that BrownWinick has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between Parent and the Securityholder Representative, the Company and any of their respective Affiliates, BrownWinick may represent the Securityholder Representative, the Legacy Equityholders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Parent or its Affiliates (including the Company) and even though BrownWinick may have represented the Company in a matter substantially related to such dispute.  Parent represents that Parent’s own attorney has explained and helped Parent evaluate the implications and risks of waiving the right to assert a future conflict against BrownWinick, and Parent’s consent with respect to this waiver is fully informed.  In addition, if the Closing occurs, all of the client files and records in the possession of BrownWinick related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Legacy Equityholders and the Securityholder Representative and Parent shall not retain any copies of such records or have any access to them.  If a dispute arises between Parent or the Company and a third party other than a party to this Agreement after the Closing, Parent, the Company or the Securityholder Representative may assert the attorney-client privilege to prevent disclosure of confidential communications by BrownWinick to such third party; provided that, neither the Company nor the Securityholder Representative may waive such privilege without the prior written consent of the Parent.

9.12       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.13       Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Act” shall have the meaning set forth in Section 1.1(a).

“Additional Parent SEC Documents” shall have the meaning set forth in Section 3.9.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the Introduction.

“Agreements Distribution” shall mean the delivery by the Exchange Agent, on behalf of Parent, of duly executed copies of the Registration Rights Agreement, the Exchange Agreement, the Warrants, and the Tax Receivable Agreement.

“Alaris Registration Rights Agreement” shall have the meaning set forth in Section 6.3(e).

“Amended and Restated LLC Agreement” shall have the meaning set forth in Section 1.4(b).

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Available Cash” shall mean, as of the Closing, the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Parent Stockholder Redemptions or payment of any deferred commissions payable to investment advisors, plus the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall mean, as of the Closing, the gross cash proceeds from the Equity Financing plus the Debt Financing.

“Balance Sheets” shall mean the combined balance sheet of the Company and the Company Subsidiaries as of June 30, 2016 and June 30, 2015.

“Base Amount” shall mean an amount equal to (a) the Total Enterprise Value minus (b) the Net Debt minus (c) the Preferred Holder Calculation minus (d) the amount of the Closing Third Party Expenses, which for the avoidance of doubt the parties hereto agree based on such formula shall be a number no less than One Hundred Fifty Million Dollars ($150,000,000.00).

“Benefit Plan” shall have the meaning set forth in Section 2.17(a).

“BrownWinick” shall have the meaning set forth in Section 9.11(a).

“Business” shall mean the business of the Company and the Company Subsidiaries as conducted at any point within the year prior to the Closing Date.

“Business Associate Agreement” shall have the meaning set forth in Section 2.24(d).

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Camelot” shall have the meaning set forth in Section 5.16(a).

“Camelot Cash Amount” shall mean an amount equal to Fifteen Million Dollars ($15,000,000).

“Camelot Entities” shall have the meaning set forth in Section 2.7.

“Capitalized Lease Obligation” shall mean, as of any date of determination, any obligation that is required to be classified and accounted for as a capitalized lease on the face of the balance sheet of the Company as of such date prepared in accordance with GAAP and the amount of Indebtedness represented by any such obligation as of such date shall be the capitalized amount of such obligation that would appear on the face of such balance sheet.

“Cash Distribution” shall mean an amount equal to:

(a)       the Base Amount,

(b)       multiplied by 0.70, and

(c)       minus the amount of the Representative Fund.

“Cash Distribution Per Unit” shall mean the Cash Distribution divided by the Legacy Units, rounded to two decimal places.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certifications” shall have the meaning set forth in Section 3.9.

“Charter Documents” shall have the meaning set forth in Section 2.4.

“Claims” shall have the meaning set forth in Section 5.11.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Third Party Expenses” shall mean the Company Third Party Expenses plus the Parent Third Party Expenses.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Introduction.

“Company Contracts” shall mean all Contracts set forth or required to be set forth in Section 2.11(a) of the Disclosure Schedule.

“Company Data” shall mean all data and information transmitted, processed, analyzed, generated, maintained or stored on or by the Company IT Systems, including Personal Information.

“Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Effective Time, includes or included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary, or any other group filing Tax Returns on a combined, consolidated or unitary basis that, at any time at or before the Effective Time, includes or included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary.

“Company Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Company Intellectual Property” shall mean the Owned Company Intellectual Property and the Licensed Company Intellectual Property, including the Company Data.

“Company IT Systems” shall mean all information technology and computer systems (including Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines), whether or not in electronic format, owned by, used in or necessary for the conduct of the business of the Company and the Company Subsidiaries.

“Company Material Adverse Effect” shall mean any change, event development, circumstance or effect that has had, or would reasonably likely expected to have a material adverse effect on the business, prospects, assets (whether tangible or intangible), liabilities, financial condition, operations or capitalization of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any changes in general economic conditions in the industries or markets in which the Company or the Company Subsidiaries operate; (b) any change in financing, banking or securities markets generally; or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which the Company or the Company Subsidiaries operate.

“Company Options” shall mean all outstanding options to purchase Legacy Equity.

“Company Privacy Policy” shall have the meaning set forth in Section 2.10(d).

“Company Property” shall have the meaning set forth in Section 2.8(a)(iv).

“Company Units” shall mean the Legacy Class A Units, the Legacy Class B Units, the Legacy Class C Units and the Legacy Class D Units.

“Company Software” shall mean all Owned Company Software and Licensed Company Software.

“Company Subsidiary” shall mean each Subsidiary of the Company.

“Company Third Party Expenses” shall mean all Third Party Expenses of the Company or the Company Subsidiaries as of the Closing, net of any option exercise proceeds (which such proceeds will be in the amount of $1,596,264.00); provided that if the Third Party Expenses of the Company or the Company Subsidiaries as of the Closing exceeds Eleven Million Five Hundred Sixty Thousand Two Hundred Seventy-Nine Dollars ($11,560,279.00), then “Company Third Party Expenses” shall mean an amount equal to Eleven Million Five Hundred Sixty Thousand Two Hundred Seventy-Nine Dollars ($11,560,279.00).

“Confidential Information” shall have the meaning set forth in Section 5.3.

“Consent” shall mean any consent, approval, waiver, license, permit, franchise, authorization or Judgment.

“Continuing Employee” shall have the meaning set forth in Section 5.8(b).

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, arrangement, understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, obligation, commitment or undertaking of any nature.

“Conversion” shall have the meaning set forth in the Recitals.

“Convertible Securities” of any Person shall mean any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person, (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.

“Copyrights” shall mean all works of authorship (whether or not published and whether or not copyrightable), copyrights, moral rights, designs and mask works and registrations (and any similar rights) and applications therefor.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Amendment” shall mean that certain Fifth Amendment to the Credit Agreement, setting forth the terms referenced in Schedule 5.14(a), or a new credit arrangement setting forth the terms referenced in Schedule 5.14(a).

“Current Price” means, with respect to an applicable point in time, the closing price of the Common Stock of Parent at the close of trading on the Business Day prior to such applicable point in time.

“Current Value” means the sum of each Survivor Class B Unit released from the Indemnity Escrow Amount multiplied by its respective Current Price.

“D&O Insurance” shall have the meaning set forth in Section 7.2(c).

“Debt Financing” shall mean debt financing to the Company and/or the Company Subsidiaries on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed, in all material respects, on the terms and conditions set forth in the Credit Agreement (as amended by the Credit Agreement Amendment) or as otherwise mutually agreed by Parent and the Company.

“Disclosure Schedule” shall have the meaning set forth in Article II.

“Discounts Policies” shall have the meaning set forth in Section 2.24(e).

“Distribution” shall mean, together, the Cash Distribution, the Warrant Distribution and the Agreements Distribution.

“Distribution Agreement” shall have the meaning set forth in Section 5.16(d).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“Environmental Permits” shall have the meaning set forth in Section 2.8(c).

“Equity Consideration” shall mean all of the Equity (A-B) Consideration, the Equity (C-D) Consideration and the Survivor Class A Units issued to Parent pursuant to Section 1.6(a).

“Equity (A-B) Consideration” shall mean a number of Survivor Class B Units equal to:

(a)       the Base Amount,

(b)       multiplied by 0.30, and

(c)       divided by the Unit Price.

“Equity (A-B) Consideration Per Unit” shall mean the Equity (A-B) Consideration divided by the Legacy Units, rounded to four decimal places.

“Equity (C-D) Consideration” shall mean, with respect to the Legacy Class C Units, 2,156,250 Survivor Class C Units; and with respect to the Legacy Class D Units, 239,583 Survivor Class D Units.

“Equity (E) Consideration” shall mean 4,500,000 Survivor Class A Units.

“Equity Financing” shall mean, to the extent deemed necessary by Parent to obtain the Available Cash, a private offering of up to Fifteen Million Dollars ($15,000,000.00) for shares of Parent Common Stock on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed, and substantially.

“Equity Financing Documents” shall have the meaning set forth in Section 5.14(b).

“Equityholder” shall mean any holder of any Company Units or Company Options that is issued and outstanding immediately prior to the Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean SunTrust Bank.

“Escrow Agreement” shall have the meaning set forth in Section 7.3(a).

“Escrow Fund” shall have the meaning set forth in Section 7.3(a)(ii).

“Escrow Period” shall have the meaning set forth in Section 7.3(b).

“Excess Third Party Expenses” shall have the meaning set forth in Section 5.4.

“Exchange Act” shall mean the Securities Exchange Act 1934, as amended, and the regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Agreement” shall have the meaning set forth in Section 1.8(d).

“Excluded Representations” shall mean the representations and warranties of the Company contained 2.18(b) (Employee and Labor Matters) and 2.25 (Healthcare Matters; Payment Programs).

“Family” shall mean with respect to an individual, (A) the individual’s spouse and any former spouses, (B) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (C) any other individual who resides with such individual.

“Filing” shall mean any registration, declaration, notice, report, submission or other filing.

“Financial Statements” shall mean (a) the Balance Sheets; (b) combined statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for each of the years-ended June 30, 2016 and June 30, 2015; (c) the Interim Balance Sheet; and (d) unaudited statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the five-month period ended on November 30, 2016 (in each case prepared in accordance with GAAP, other than the inclusion of footnotes required by GAAP and except as otherwise noted therein or in Section 2.5 of the Disclosure Schedule).

“Financing” shall have the meaning set forth in Section 5.14(c).

“Financing Sources” shall have the meaning set forth in Section 5.14(a).

“Founder Letter Agreement” shall have the meaning set forth in the Recitals.

“Fundamental Representation Survival Date” shall have the meaning set forth in Section 7.1.

“Fundamental Representations” shall have the meaning set forth in Section 7.1.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission.

“Hazardous Materials” shall mean any material, emission, or substance that has been designated by a Governmental Authority to be or is regulated under any Environmental Law as a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), mold, and petroleum and petroleum products or any fraction thereof.

“Healthcare Law” shall mean with respect to any Person, any and all laws applicable such Person or the operation of their business and relating to the regulation of the health care industry or to payment for items or services rendered, provided or furnished by health care providers or suppliers, including: (a) Title XVIII of the Social Security Act (“Medicare”); (b) Title XIX of the Social Security Act (“Medicaid”); (c) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) including the statutory exceptions and the safe harbor regulations (42 C.F.R. § 1001.952); (d) the federal physician self-referral (Stark) law (42 U.S.C. § 1395nn) including the statutory exceptions and the regulatory exceptions (42 C.F.R. § 411.350 et seq.); (e) any federal or state prohibition on the defrauding or making of or causing the defrauding of any third-party payer (including commercial and private payers, and Medicare Advantage plans) or any Governmental Authority that administers a federal or state health care program (including Medicare, Medicaid and state Medicaid Waiver Programs, and TRICARE), including the federal False Claims Act, (31 U.S.C. § 3729 et seq.), and analogous state laws; (f) all applicable federal and state laws pertaining to the privacy and security of personally identifiable information and to the confidentiality, privacy and security of protected health information, including HIPAA and HITECH; (g) any other law to the extent relating to the availability, eligibility, coverage, administration, processing, claims, benefits, payment, reimbursement, or administration of health care services, provider networks and insurance as may be provided under any plan, program or arrangement including provider network services; (h) any law pertaining to the licensure or regulation of healthcare providers, suppliers, professionals, facilities or Payors; (i) any law regarding patient health care, quality, safety certification and accreditation standards and requirements; (j) any law regarding Permits, and certificates of operations and authority; (k) any law regulating the provision of free or discounted care or services; (l) any law regarding the treatment, rehabilitation, education, safety or provision of social services to individuals in residential drug treatment or other rehabilitation programs; (m) any law regarding the corporate practice of medicine or similar federal or state restrictions on the provision of healthcare services; (n) any law pertaining to the housing or provision of services to individuals under the auspices of a federal, state or local department of corrections treatment or rehabilitation and (o) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Healthcare Permits” shall have the meaning set forth in Section 2.24(b).

“HIPAA” shall mean the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. 111-5, Feb. 17, 2009, and regulations promulgated pursuant thereto.

“Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof) interest and premiums, (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for Capitalized Lease Obligations, (d) for reimbursement obligations in respect of any letter of credit, banker’s acceptance, performance bonds or similar credit transaction, (e) for the deferred purchase price of property or services or similar obligations (including any earn-outs but excluding trade payables incurred in the ordinary course of business), (f) for unpaid management fees or overdrafts (if any), (g) under any currency forward, interest rate or other hedging or swap agreements or instrument, or (h) in the nature of guarantees of or for the payment of the obligations described in the preceding clauses (a)–(f) which the Company or the Company Subsidiaries is responsible or liable as obligor, surety or otherwise. For the avoidance of doubt, Indebtedness shall include the amounts owning under the Convertible Notes, to the extent each is not converted into Company Units prior to the Closing.

“Indemnified Parties” shall mean the Parent Indemnified Parties or the Company Indemnified Parties, as applicable.

“Indemnity Escrow Amount” shall mean an amount equal to Four Million Dollars ($4,000,000.00), comprised of a number of Survivor Class B Units equal to the Indemnity Escrow Amount divided by the Unit Price.

“Information Privacy and Security Laws” shall mean all Laws with respect to the collection, use, sharing, disclosure, transfer and protection of Personal Information from misappropriation, unauthorized disclosure and unauthorized access, which are applicable to the Company or any Company Subsidiary, including HIPAA and HITECH.

“Infringe” shall have the meaning set forth in Section 2.9(e).

“Intellectual Property” shall mean all intellectual property rights and similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction: (a) trade names, trademarks, service marks, trade dress, logos, slogans and other distinctive identifiers of source (whether or not registered), including all goodwill associated therewith, and all applications (including intent to use applications) to register any of the foregoing and all registrations and renewals therefor; (b) Patents; (c) Copyrights; (d) Trade Secrets; (e) domain names and other Internet addresses or identifiers; (f) Software; (g) tangible embodiments of any of the foregoing and (h) any other intellectual property rights or similar rights of any kind or nature.

“Interim Balance Sheet” shall mean the unaudited combined balance sheet of the Company and the Company Subsidiaries as of November 30, 2016.

“Iowa Act” shall have the meaning set forth in the Recitals.

“Judgment” shall mean any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, binding memorandum of understanding or other Contract with, any Governmental Authority (in each case whether temporary, preliminary or permanent).

“Key Employees” shall have the meaning set forth in Section 6.2(k).

“Key Equityholders” shall mean The Ripley Revocable Trust and the Preferred Holder.

“Knowledge” or “Known” when used with respect to (a) the Company, shall mean the actual knowledge of any fact, circumstance or condition of those individuals set forth in Exhibit W-1 attached hereto, and (b) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent set forth in Exhibit W-2 attached hereto, and, in each case, the knowledge that such individuals would have had if such individuals had conducted a reasonable inquiry of the other individuals, executives and managers having primary responsibility for such matters.

“Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Authority, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law), including any Healthcare Law.

“Leased Real Property” shall have the meaning set forth in Section 2.8(a)(ii).

“Legacy Class A Units” shall mean Class A Units of the Company.

“Legacy Class B Units” shall mean Class B Units of the Company.

“Legacy Class C Units” shall mean Class C Units of the Company.

“Legacy Class D Units” shall mean Class D Units of the Company.

“Legacy Class E Units” shall mean Class E Units of the Company.

“Legacy Equity” shall mean the Legacy Class A Units and the Legacy Class B Units.

“Legacy Equityholders” shall mean the holders of the Legacy Equity, as of immediately prior to the Effective Time.

“Legacy Operating Agreement” shall mean that certain Sixth Amended and Restated LLC Agreement of the Company, dated as of October 13, 2016.

“Legacy Operating Agreement Amendment” shall have the meaning set forth in the Recitals.

“Legacy Registration Rights Agreement” shall have the meaning set forth in Section 1.8(d).

“Legacy Unit Certificate” shall have the meaning set forth in Section 1.8(d).

“Legacy Units” shall mean the sum of the issued and outstanding Legacy Class A Units and the outstanding Legacy Class B Units, in each case, as of immediately prior to the Effective Time, and the number of Legacy Class B Units that would be issued upon exercise of the Company Options outstanding as of immediately prior to the Effective Time.

“Letter of Transmittal” shall have the meaning set forth in Section 1.8(d).

“Liability” shall mean any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP).

“Licensed Company Intellectual Property” shall mean all of the Intellectual Property that is licensed or purported to be licensed by the Company or any Company Subsidiary, including the Licensed Company Software.

“Licensed Company Software” shall mean all Software that is licensed or purported to be licensed by the Company or any Company Subsidiary.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Material Security Breach” shall have the meaning set forth in Section 2.10(a).

“Medical Waste Laws” shall have the meaning set forth in Section 2.24(f).

“Merger” shall have the meaning set forth in the Recitals.

“Net Debt” shall mean an agreed amount (not subject to adjustment) equal to One Hundred Thirty-Five Million, Seven Hundred Ninety Thousand Four Hundred Nine Dollars ($135,790,409.00), consisting of the Company’s indebtedness estimated as of March 31, 2017 minus the Company’s estimated amount of cash and cash equivalents as of March 31, 2017.

“Non-Competition Agreement” shall have the meaning set forth in the Recitals.

“Objection Notice” shall have the meaning set forth in Section 7.4(d).

“Offer Letter” shall have the meaning set forth in the Recitals.

“Option Exercise Agreement” shall have the meaning set forth in Section 1.8(d).

“Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.

“Order” shall have the meaning set forth in Section 7.4(e).

“Other Real Property” shall have the meaning set forth in Section 2.8(a)(iii).

“Owned Company Intellectual Property” shall mean all of the Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary, including the Owned Company Software.

“Owned Company Software” shall mean all Software that is owned by the Company or any Company Subsidiary.

“Owned Real Property” shall have the meaning set forth in Section 2.8(a)(i).

“Parent” shall have the meaning set forth in the Introduction.

“Parent Certificate” shall have the meaning set forth in Section 7.4(c).

“Parent Common Stock” shall mean the Common Stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” shall have the meaning set forth in Article III.

“Parent Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Parent Material Adverse Effect” shall mean any change, event, development, circumstance or effect that has, or would reasonably likely be expected to have a material adverse effect on the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and its Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions in the industries or markets in which Parent or its Subsidiaries operates, (b) any change in financing, banking or securities markets generally or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, in the aggregate, have a materially disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which Parent or any of its Subsidiaries operates.

“Parent Representative” shall mean a committee of the duly appointed disinterested members of the Board of Directors of Parent from time to time, based on majority voting thereof.

“Parent SEC Documents” shall have the meaning set forth in Section 3.9.

“Parent Statement” shall have the meaning set forth in Section 5.17(a)(ii).

“Parent Stockholder Approval” shall have the meaning set forth in Section 3.13.

“Parent Stockholder Meeting” shall have the meaning set forth in Section 5.1(a).

“Parent Stockholder Redemption” shall mean the right held by certain stockholders of Parent to redeem all or a portion of their public Parent Common Stock, upon the completion of the Merger, for a per share redemption price of cash equal to (a) the aggregate amount on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Merger, divided by (b) the total number of then outstanding shares of public Parent Common Stock, as provided in Parent’s Charter Documents.

“Parent Third Party Expenses” shall mean all Third Party Expenses of Parent or the Sponsor as of the Closing; provided that if the Third Party Expenses of Parent or the Sponsor as of the Closing exceeds Ten Million Four Hundred Forty-Six Thousand Five Hundred One Dollars ($10,446,501.00), then “Parent Third Party Expenses” shall mean an amount equal to Ten Million Four Hundred Forty-Six Thousand Five Hundred One Dollars ($10,446,501.00).

“Patents” shall mean all inventions (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents and patent applications (including any similar applications under applicable laws), including continuation, provisional, divisional, continuation-in-part, reexamination, revisions, and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models and industrial designs.

“Payment Program” shall mean, individually or collectively, Medicare (Title XVIII, P.L. 89-87, of the Social Security Act, as set forth at 42 U.S.C. § 1395, et seq.), Medicaid (Title XIX, P.L. 89-87, of the Social Security Act, as set forth at 42 U.S.C. § 1396, et seq.), TRICARE (United States Department of Defense health care programs for active duty military, active duty service families, retirees and their families and other beneficiaries) and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded thirty-party payor programs to which the Company or any Company Subsidiary is subject.

“Payments Administration Agreement” shall have the meaning set forth in Section 1.8(a).

“Payments Schedule” shall have the meaning set forth in Section 1.7(a).

“Payor” shall mean, individually or collectively, any Payment Program and any other governmental or non-governmental agency that pays the Company or any Company Subsidiary, in-whole or in-part, for services provided by such Company or Company Subsidiary.

“Pension Plan” shall have the meaning set forth in Section 2.17(f).

“Permits” shall mean any right, privilege, qualification, certificate, license, permit, authorization or approval pursuant to applicable Laws.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable; (b) such non-monetary imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby; (c) statutory Liens to secure obligations to landlords or lessors under leases or rental agreements, the obligations secured by which are not yet due and payable; (d) inchoate statutory Liens in favor of carriers, warehousemen, mechanics and material suppliers to secure claims for labor, materials or supplies, the obligations secured by which are not yet due and payable; (e) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Company Property that are not violated by the current use and operation thereof; and (f) Liens set forth on Section 9.13 of the Disclosure Schedule.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean all information in any form that identifies or could be used to identify an individual and which is subject to specific privacy or security protection as enumerated in any Information Privacy and Security Laws.

“Personnel” shall mean all former and current managers, officers, directors, employees, agents, consultants and independent contractors of the Company or any Company Subsidiary who have contributed to or participated in the conception, development or maintenance of the Owned Company Intellectual Property.

“Policies” shall have the meaning set forth in Section 2.13.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, or the portion of any Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Taxes” shall mean (a) any Taxes of the Company or any Company Subsidiary relating or attributable to any Pre-Closing Tax Period, determined as if the Company and the Company Subsidiaries used the accrual method of Tax accounting throughout such period, that have not been paid as of the Closing Date, including any Transaction Payroll Taxes (except to the extent included in Third Party Expenses), (b) any Tax of a Person other than the Company and the Company Subsidiaries for which the Company or any Company Subsidiary is liable (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing, or (ii) as a transferee or successor, under any other applicable Law, or by Contract, as a result of a transaction occurring at or before the Closing, (c) any Tax of any Equityholder, and (d) any Tax incurred as a result of the consummation of the Transactions, including (i) any Transfer Tax and (ii) any Tax required by applicable Law to be withheld with respect to any payment hereunder to any Equityholder, in each case (a) through (d), without reduction on account of any carryback of a net operating loss, net capital loss, Tax credit, or other Tax item of Parent or any of its Affiliates arising in a Post-Closing Tax Period. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and the taxable period of any partnership or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest will be deemed to terminate at that time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period; provided that any interest or penalty with respect to any such Tax shall be allocated to the Pre-Closing Tax Period to the extent attributable to any action or inaction before to the Closing, and to the Post-Closing Tax Period to the extent attributable to any action or inaction after the Closing.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date, and the portion of any Straddle Tax Period through the end of the Closing Date.

“Preferred Holder” shall mean Alaris USA Inc., a Delaware corporation.

“Preferred Holder Calculation” shall mean an amount equal to Ninety-Two Million Two Hundred Two Thousand Eight Hundred Eleven Dollars ($92,202,811.00), consisting of the payment to the Preferred Holder made pursuant to the Distribution Agreement totaling Thirty Million Dollars ($30,000,000.00) and a continuing capital contribution in the Company in the amount of Sixty-Two Million Two Hundred Two Thousand Eight Hundred Eleven Dollars ($62,202,811.00).

“Privileged Material” shall have the meaning set forth in Section 9.11(a).

“Pro Rata Portion” shall mean, with respect to each Legacy Equityholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Legacy Equityholder pursuant to Section 1.6(b) (without taking into account the escrow provisions and the withholding provisions contained herein) by (b) the total amount of consideration to be received by all Legacy Equityholders pursuant to Section 1.6(b), rounded to the nearest one one-hundredth of one percent with 0.005% rounded up.

“Proceeding” shall mean any suit, action, proceeding, assessment, arbitration, audit, hearing, survey, inspection, investigation or corporate integrity review (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Documents” shall have the meaning set forth in Section 5.1(b).

“Proxy Statement” shall have the meaning set forth in Section 5.1(a).

“Public Stockholders” shall have the meaning set forth in Section 5.11.

“Purchase Price Allocation” shall have the meaning set forth in Section 1.13.

“R&W Insurance Policy” shall mean the Parent-Side Representations and Warranties Insurance Policy, obtained by Parent, and approved by the Securityholder Representative in writing on the date of this Agreement, at Parent’s sole expense, having an aggregate policy limit that is not less than Twenty-Five Million Dollars ($25,000,000.00), a retention that is not to exceed Four Million Dollars ($4,000,000.00) and a premium (including loss mitigation fees) of $1,035,000.00, and containing a waiver of subrogation rights in a form reasonably acceptable to the Securityholder Representative.

“Real Property Lease” shall have the meaning set forth in Section 2.8(a)(ii).

“Registered Owned Company Intellectual Property” shall have the meaning set forth in Section 2.9(b).

“Related Agreements” shall mean the Equity Purchase Agreement, the Legacy Operating Agreement Amendment, the Contribution Agreement, the Distribution Agreement, the Certificate of Merger, the Offer Letters, the Restrictive Covenant Agreements, the Non-Competition Agreement, the Board Agreement, the Support Agreement, the Founder Letter Agreement, the Letters of Transmittal, the Legacy Registration Rights Agreement, the Amended and Restated LLC Agreement, the Exchange Agreement, the Warrants, the Tax Receivable Agreement, the Escrow Agreement, the Payments Administration Agreement, the Option Exercise Agreements and the Alaris Registration Rights Agreement.

“Related Person” shall mean (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (iii) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (iv) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (v) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (b) with respect to any Person that is an individual (i) each other member of such individual’s Family, (ii) any Affiliate of such Person or one or more members of such Person’s Family, (iii) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (iv) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” shall mean any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Released Claims” shall have the meaning set forth in Section 5.15.

“Released Parties” shall have the meaning set forth in Section 5.15.

“Releasing Parties” shall have the meaning set forth in Section 5.15.

“Representative” shall mean with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Representative Fund” shall mean an amount equal to One Million Dollars ($1,000,000).

“Required Approval Matters” shall have the meaning set forth in Section 5.1(a).

“Restrictive Covenant Agreement” shall have the meaning set forth in the Recitals.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholder Certificate” shall have the meaning set forth in Section 7.4(c).

“Securityholder Representative” shall have the meaning set forth in the Introduction.

“Securityholder Representative Indemnified Parties” shall have the meaning set forth in Section 7.5(e).

“SH Rep Advisor” shall have the meaning set forth in Section 7.5(d)(ii).

“Software” shall mean computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, including programmers’ notes and source code annotations, user manuals and training materials, whether in source code or other human readable form or object code, all descriptions, flow-charts and other work product and technology used to design, plan, organize, maintain, support or develop any of the foregoing, and the contents and audiovisual displays on any web sites.

“Sponsor” shall have the meaning set forth in the Introduction.

“Statement of Expenses” shall have the meaning set forth in Section 5.17(a)(i).

“Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Sub” shall have the meaning set forth in the Introduction.

“Subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Sufficient Equityholder Vote” shall mean the vote required to approve this Agreement and to approve the Merger by the Equityholders entitled to vote thereon in accordance with the Company’s Charter Documents and the Act.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Survival Date” shall have the meaning set forth in Section 7.1.

“Surviving Entity” shall have the meaning set forth in Section 1.1(b).

“Survivor Class A Units” shall mean Class A Common Units of the Surviving Entity.

“Survivor Class B Units” shall mean Class B Common Units of the Surviving Entity.

“Survivor Class C Units” shall mean Class C Common Units of the Surviving Entity.

“Survivor Class D Units” shall mean Class D Common Units of the Surviving Entity.

“Survivor Documents” shall mean the Amended and Restated LLC Agreement, the Certificate of Merger, and the Exchange Agreement.

“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, levies and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, license, registration, documentary, stamp, franchise, withholding, payroll, recapture, employment, estimated and property taxes as well as public imposts, fees, social security charges (including health, unemployment and pension insurance) and liabilities under escheat, unclaimed property or any similar Law, together with all interest, penalties and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Receivable Agreement” shall have the meaning set forth in Section 1.8(d).

“Tax Return” shall mean all U.S. federal, state, local and non-U.S. returns, estimates, information statements, forms, declarations, documents and reports, including any attachments or schedules thereto and amendments thereof, required to be filed with a Taxing authority.

“Third Party Claim” shall have the meaning set forth in Section 7.4(f).

“Third Party Expenses” shall have the meaning set forth in Section 5.4.

“Threshold Amount” shall have the meaning set forth in Section 7.4(a)(i).

“Top Payor” shall have the meaning set forth in Section 2.22(a).

“Top Vendor” shall have the meaning set forth in Section 2.22(c).

“Total Enterprise Value” shall mean Four Hundred Million Dollars ($400,000,000.00).

“Trade Secrets” shall mean all non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases, and other proprietary or confidential information, in each case protectable under the laws of an applicable jurisdiction, excluding any Copyrights or Patents that may cover or protect any of the foregoing.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Transaction Payroll Taxes” shall mean any Taxes incurred by the Company or any Company Subsidiary (including the employer portion of any payroll or employment Taxes) with respect to any bonuses, option exercises and cash-outs, and other compensatory payments paid or benefits provided or compensatory transactions occurring in connection with the transactions contemplated by this Agreement.

“Transfer Tax” shall mean transfer, sales, use, stamp, documentary, registration, conveyance, recording or other similar Tax or governmental fee incurred as a result of the consummation of the Transactions.

“Trust Account” shall mean means the segregated trust account at Continental Stock Transfer and Trust Company, with Continental Stock Transfer and Trust Company acting as trustee.

“Trust Agreement” shall mean that certain Investment Management Trust Account Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Parent.

“Unit Price” shall mean $10.00.

“Voting Debt” of any Person, shall mean any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

“Warrant” shall mean a warrant to purchase shares of Parent Common Stock, issued by Parent in the form attached hereto as Exhibit X.

“Warrant Distribution Per Unit” shall mean a number of Warrants to purchase 0.5 shares of Parent Common Stock each, equal to 6,532,000 divided by the Legacy Units.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Sponsor, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Sponsor, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

GLOBAL PARTNER SPONSOR I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Sponsor, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Chairman and Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Sub, Sponsor, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

SEQUEL ACQUISITION, LLC

By:	Global Partner Acquisition Corp., its sole member

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

SECURITYHOLDER REPRESENTATIVE

/s/ John F. Ripley
Name:	John F. Ripley

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

KEY EQUITYHOLDERS:

THE RIPLEY REVOCABLE TRUST

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Trustee

ALARIS USA INC.

By:	/s/ Mike Ervin
Name:	Mike Ervin
Title:	Chief Legal Officer & Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

[Sequel Letterhead]

[●], 2017

[EMPLOYEE NAME]

[ADDRESS]

Dear [EMPLOYEE]:

As part of the Agreement and Plan of Merger on the date hereof, by and among Global Partner Acquisition Corp. (“Parent”), Global Partner Sponsor I LLC, Sequel Acquisition, LLC (“Sub”), Sequel Youth and Family Services, LLC (the “Company”), the Key Equityholders (as defined therein), and John F. Ripley, as the representative of the Company’s equityholders, pursuant to which Sub merged with and into the Company, with the Company as the surviving company (the “Transaction”), we are pleased to confirm the terms of your continued employment with the Company. We are excited about the key role you will play in the Company’s future. As such, this letter will summarize and confirm the details of your continued employment with the Company after the Transaction closes. If the Transaction does not close on or prior to June 15, 2017, this letter will be void and of no effect.

Position and Duties: You will continue to serve as [TITLE]. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests. You agree not to engage, directly or indirectly, in any other business, employment or activity that (a) interferes with the performance of your duties to the Company, (b) harms the Company’s relationships or reputation, (c) is otherwise contrary to the interests of the Company or its affiliates, or (d) requires any portion of the your business time; provided, however, that you may engage in volunteer activities for charitable organizations, to the extent that such activities do not impair your ability to perform your duties to the Company.

CNPR Agreement: Your continued employment by the Company and the issuance of the equity award discussed below is contingent on your execution of the attached Confidentiality, Non-Solicitation and Proprietary Rights Agreement (the “CNPR Agreement”).

At-Will Employment and Notice of Termination: Your employment with the Company will continue to be “at-will,” meaning that you or the Company may terminate the employment relationship at any time, with or without cause, subject to the notice requirements contained in the CNPR Agreement.

Base Salary: You will [continue to] be paid a base salary of $[AMOUNT] per year payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions, as required by law. Your salary will be reviewed on an annual basis, in line with the Company’s compensation policies.

Annual Bonus: You will continue to be eligible to receive an annual cash bonus, as determined by the Board of Managers of the Company (the “Board”), or its delegate, in its sole discretion. To the extent determined by the Board or its delegate, your annual bonus may be subject to criteria and/or to the terms of a written plan document adopted by the Company. Any such bonus earned by you will be paid when annual bonuses are paid to other executives, generally, and will be further conditioned on your employment through the applicable payment date.

Equity Award: Upon closing of the Transaction, and subject to your continued employment through the date of that closing and subject to shareholder approval of the Sequel Youth and Family Services Corp. Stock Incentive Plan, the Compensation Committee of the Board of Directors will meet to consider the issuance of equity to you pursuant to the terms of the Stock Incentive Plan.

This offer letter, together with the CNPR, comprise the complete and exclusive terms of your employment with the Company after the Transaction closes. These documents supersede any other agreements or promises made to you by anyone, whether oral or written, regarding your employment with the Company following the Transaction.

To confirm your acceptance of this offer of continued employment, please sign and date this letter and the attached CNPR Agreement and submit both to [INSERT CONTACT]. Please maintain copies for your records.

If you have any questions, please feel free to contact [INSERT CONTACT] at: [INSERT CONTACT INFORMATION].

Sincerely,

[NAME]

[TITLE]

Accepted and agreed by                                                   on this           day of 2017.

Print Name:

EXHIBIT A-2

CONFIDENTIALITY, NON-SOLICITATION
AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality, Non-Solicitation and Proprietary Rights Agreement (“Agreement”), is entered into as of [●], 2017 by and between Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), and [●] (the “Executive”).

WHEREAS, Executive is currently employed by the Sequel Youth and Family Services, LLC in a position of substantial authority and responsibility;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger on the date hereof, by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company, Sequel Acquisition, LLC, a Delaware limited liability company (“Sub”), the Company, the Key Equityholders (as defined therein), and John F. Ripley, as the representative of the Company’s equityholders, pursuant to which Sub merged with and into the Company, with the Company as the surviving company as a wholly owned subsidiary of Parent (the “Transaction”); and

WHEREAS, effective upon closing of the Transaction, the Executive has been offered continued employment with the Company, as provided in the letter agreement to which this Agreement is attached (the “Offer Letter”)[, a transaction bonus from the Company in connection with the Transaction] and material consideration proceeds in the Transaction, and the Executive acknowledges and agrees that this Agreement is an essential element of the Transaction and that, but for Restricted Party’s agreement to enter into this Agreement and comply with the covenants and agreements contained herein, Parent would not have entered into the Transaction.

NOW THEREFORE, in light of the foregoing and other good and valuable consideration, the adequacy of which the Executive acknowledges, and intending to be legally bound hereby, the parties agree as follows:

1. Covenants. The Executive hereby agrees to the covenants contained in this Section and agrees that these covenants are essential to preserve the goodwill of the Company’s business and that the Company would not have completed the Transaction in the absence of these covenants.

1.1. Non-Solicitation. During Executive’s employment by the Company and for the 12 month period following cessation of that employment for any reason, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person (other than the Company):

1.1.1. contact, solicit, divert, induce, call on or attempt to contact, induce, take away, do business with or otherwise impact the relationship of the Company, its parent corporation or any of their subsidiaries (collectively, the “Company Group”) with any past, present or prospective customer (each, a “Customer”). After the Termination Date (as defined below), past or prospective Customers shall be limited to past or prospective Customers measured within the two-year period prior to the Termination Date; or

1.1.2. employ, hire or engage (or solicit for employment or engagement) any individual who is employed by the Company Group or has been so employed within the preceding 12 months, or otherwise encourage or induce any such individual to discontinue or otherwise alter his or her relationship with the Company Group.

1.2. Confidentiality.

1.2.1. The Executive shall not, during the term of employment and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose, or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust, or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also deliver to the Company’s designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all materials containing Confidential Information, in whatever form, that are in the Executive’s possession or control.

1.2.2. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company Group, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company Group. The Executive understands that the above list is not exhaustive, and that Confidential Information includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Notwithstanding the preceding sentences, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of this Section or other obligation). The Executive understands and agrees that Confidential Information developed by him or her in the course of his or her employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance.

1.2.3. The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the Executive’s disclosure of a trade secret that is made in confidence to Federal, State or local government official or to an attorney provided that such disclosure is: (a) solely for the purpose of reporting or investigating a suspected violation of law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in related court proceedings, provided that the Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

1.3. Proprietary Rights.

1.3.1. Executive hereby expressly agrees that all research discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, technologies, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), Confidential Information and copyrightable works, and similar and related information (in whatever form or medium), which (a) either (i) relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services, or (ii) result from or are suggested by any work performed by the Executive for the Company Group; and (b) are conceived, developed, made or contributed to in whole or in part by the Executive during his employment (“Work Product”) shall be and remain the sole and exclusive property of the Company.

1.3.2. Executive acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright, trademark or patent protection made or contributed to in whole or in part by Executive within the scope of Executive’s employment by the Company during the period of Executive’s employment with the Company shall be deemed a “work made for hire” and shall be owned by the Company.

1.3.3. Executive hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, patent rights, copyrights, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

1.3.4. At the request of the Company, at all times during Executive’s employment with the Company and thereafter, Executive will promptly and fully assist the Company in effecting the purpose of the foregoing assignment, including but not limited to, the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

1.4. Non-Disparagement. The Executive will not disparage the Company Group, nor any of their products, services, officers, employees, directors, investors, agents or customers, nor take any action that could reasonably be expected to adversely affect the reputation of any such products, service or persons. Similarly, the Company will direct its officers and directors to refrain from disparaging the Executive or otherwise taking any action that could reasonably be expected to adversely affect the personal or professional reputation of the Executive. The foregoing will not prohibit any person from testifying truthfully in any judicial, administrative or regulatory proceeding.

1.5. Cooperation. During Executive’s employment and thereafter, Executive will cooperate with the Company in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment with the Company. In requesting Executive’s cooperation following any cessation of employment, the Company will attempt to schedule and limit the need for such cooperation so as not to materially interfere with Executive’s other personal and professional commitments.

2. Termination.

2.1. Required Notice of Termination.

2.1.1. Executive agrees to provide the Company with not less than 180 days’ advance written notice of any resignation of his or her employment (“Notice Period”); provided, however, that the Company may at any time in its discretion waive all or part of that Notice Period. For purposes of this Agreement, “Termination Date” shall mean the day immediately following the last day of the Notice Period.

2.1.2. During the Notice Period, the Company may in its discretion require Executive to cease performing some or all of his or her duties and to refrain from entering its places of business, provided that during such Notice Period, Executive will remain an employee, will cooperate in the transition of his or her duties to other Company personnel and will remain bound by all his or her duties and obligations to the Company, including (without limitation) the obligations stated in this Agreement, the Offer Letter, and the Executive’s other duties and obligations (whether pursuant to common law, statute, contract or otherwise).

2.1.3. If Executive fails, in whole or in part, to provide the advance notice of resignation required by this Section and the Company does not waive that Notice Period or any unexpired portion thereof (the “Remaining Period”), the Company will continue to pay Executive’s base salary for the Remaining Period and the restrictions contained in this Agreement and the Executive’s other duties and obligations to the Company (whether pursuant to common law, statute, contract or otherwise) will continue for the duration of the Remaining Period.

2.2. Resignation from Other Positions. Upon the occurrence of the Executive’s employment, the Executive shall and shall be deemed to have immediately resigned from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to the Executive’s employment with the Company Group and agrees to execute all additional documents and takes such further steps as may be required to effectuate such resignation.

3. Violation of This Agreement.

3.1. Arbitration. If the parties should have a dispute arising out of or relating Executive’s employment by the Company or the termination thereof, including this Agreement or any breach of this Agreement, or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (a) any party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (b) during the thirty (30) day period following the delivery of the notice described in this Section, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in the State of Delaware in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims subject to arbitration (“Arbitrable Claims”) include, but are not limited to any claims for wages and benefits including, but not limited to, salary, health and welfare benefits, disability benefits, severance pay, vacation pay and bonuses, any claims for wrongful or constructive discharge or breach of contract (whether express or implied), any claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, negligent or intentional infliction of emotional distress and negligence), and any claims for employment discrimination on the basis of any protected category, including but not limited to age, race, color, religion, sex, gender, national origin, veteran status, disability, genetic information, retaliation, and any claims for violation of any federal, state or local statute, ordinance, judicial precedent or executive order including, but not limited to, claims under the following statutes: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, and any comparable statute of any other state, county or locality.

3.1.1. In any arbitration pursuant to this Agreement, (a) discovery shall be allowed and governed by the Rules, and (b) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the parties, provided that such arbitrator is licensed to practice law in the State of Delaware. In the event of failure of the parties to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than thirty (30) days. The Company shall pay all the AAA administrative fees and the arbitrator's fees and expenses. All other costs and expenses associated with the arbitration, including, without limitation, each party's respective attorneys’ fees, shall be borne by the party incurring the expense.

3.1.2. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by a state or federal court within the State of Delaware. In addition, the following types of disputes are expressly excluded from the definition of Arbitrable Claims (hereinafter “Excluded Claims”): (a) disputes concerning statutory workers’ compensation benefits or statutory unemployment compensation benefits; (b) administrative filings with government agencies such as the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety & Health Administration or any similar agency; and (c) disputes or claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan.

3.1.3. This Agreement is not intended to release any claims that the Executive is not free to release on his own accord. Executive waives participation, to the extent permitted by law, in any class or collective action, as either a class or collective action representative or participant.

3.1.4. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO ARBITRATION IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED BY ARBITRATION AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ARBITRATION OR THAT ARBITRATION IS AN INCONVENIENT FORUM.

3.2. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS ARBITRATION AGREEMENT.

3.3. Remedies. Executive acknowledges and agrees that in the course of Executive’s service to the Company, Executive will be provided with access to Confidential Information, and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Company Group, and Executive further acknowledges that such Confidential Information and relationships are extremely valuable assets of the Company Group in which the Company Group has invested and will continue to invest substantial time, effort and expense. Accordingly, Executive acknowledges and agrees that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group. Further, the Executive acknowledges and agrees that the Company Group will have no adequate remedy at law and would be irreparably harmed in the event of a breach or threatened breach of this Agreement by the Executive. The Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction, specific performance of each of the terms of this Agreement, or any other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

4. Miscellaneous.

4.1. Agreement Contingent Upon Closing. This Agreement will take effect upon the signing of the Transaction and will be void ab initio if the Transaction is not completed on or prior to June 15, 2017.

4.2. 409A Compliance. For purposes of Section 409A of the Internal Revenue Code, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent any payment hereunder constitutes "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s separation from service or, if earlier, on the date of the Executive’s death. Notwithstanding the foregoing, the Company does not warrant the tax treatment of any payment under this Agreement or of any other compensation payable to Executive.

4.3. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

4.4. Severability. Should any provision of this Agreement be held to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any arbitrator (or court in the event of a proceeding for injunctive relief or with respect to Excluded Claims) is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety. The parties expressly agree that this Agreement, as so modified, shall be binding upon and enforceable against each of them.

4.5. Waiver. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

4.6. Successors and Assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company may assign its rights under this Agreement to any purchaser of substantially all the assets of the Company or of the business unit within the Company in which the Employee works. For avoidance of doubt, each of the members of the Company Group is an intended third party beneficiary of this Agreement.

4.7. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Executive and a duly authorized officer of the Company.

4.8. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by reputable overnight courier, by facsimile or registered or certified mail, return receipt requested, postage prepaid. Notices to Company shall be sent to the Company’s principal place of business, to the attention of its Director of Human Resources. Notices to the Executive shall be sent to the most recent residential address contained in the Executive’s personnel file.

4.9. Prior Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all on the day and year first above written.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

[EXECUTIVE]

By:
Name:

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT B

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is made and entered into as of [●], 2017 by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and John F. Ripley, an individual and beneficial equityholder (the “Restricted Person”) of Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), and the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent (“Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, the Key Equityholders identified therein, and the Restricted Person, who will serve as the representative of the Company’s Legacy Equityholders, Sub, following the Conversion, shall be merged with and into the Company (the “Merger”), at the effective time of the Merger (“Effective Time”);

WHEREAS, the Restricted Person is a significant equityholder of the Company, and as a result of the transactions to be effected by or pursuant to the Merger Agreement, the Restricted Person shall directly receive significant consideration from Parent, as well as the additional consideration set forth in this Agreement;

WHEREAS, Parent and the Company intend to maintain and operate and be engaged, directly or indirectly, in the business of the Company and its Subsidiaries after the Effective Time;

WHEREAS, the execution and delivery of this Agreement by the Restricted Person is a condition precedent to the transactions contemplated in the Merger Agreement, and Parent would not enter into the Merger Agreement absent this Agreement; and

WHEREAS, the restrictions on competitive activity set forth in this Agreement are included to secure to Parent the benefits of the Merger Agreement and to protect the value of the business of the Company and its Subsidiaries after completion of the transactions contemplated by the Merger Agreement, including goodwill.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and the Merger Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Business” shall mean the businesses of the Company and the Company Subsidiaries of owning, operating or developing: (i) programs for individuals with behavioral, emotional and physical challenges; (ii) facilities that offer counselling, mentoring and outpatient therapies and monitoring services to minors and their families in office, group home, in-home, and foster-care home settings; (iii) educational and academic institutions that provide academic and therapeutic support for students; (iv) staff-secure and secure residential educational facilities that provide academic training, medication management, individual, group and family counseling, long-term and short-term residential treatment, sexual offender treatment, therapeutic group homes, alternative day schools and shelter care facilities; and (v) psychiatric residential treatment facilities and facilities or programs involving neurodevelopmental treatment, occupational speech, and physical therapy.

“Competition” shall mean when a Person (including, without limitation, the Restricted Person) engages (alone or in concert with any other Person) in, or provides assistance to any Person that conducts, operates, carries out or engages in the Business in the United States of America. “Compete” and “Competitor” shall have correlative meanings.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Restricted Period” shall mean the period beginning at the Effective Time and shall continue through the tenth anniversary of the Effective Time.

2. Non-Interference with Business Relationships. During the Restricted Period, the Restricted Person will not, directly or indirectly, on behalf of himself or any other Person:

(a) make any statements or perform any acts intended to interfere with or harm any interest of the Company and its Subsidiaries in their relationships and dealings with payors, customers or patients, including any statements or acts that cause or could cause such existing or potential payors, customers or patients to stop or materially reduce doing any business with the Company or any of its Subsidiaries; or

(b) engage in Competition with, or own any interest in, perform any services for, participate in or be connected with any business, organization or other Person which engages in Competition with the Company and its Subsidiaries in the United States of America; provided, however, that the provisions of this Section 2(b) shall not be deemed to prohibit ownership of not more than 5% of the total shares of all classes of stock outstanding of any publicly held company in which the Restricted Person has no participation in the management or direction.

3. Non-Solicitation. During the Restricted Period, the Restricted Person will not directly or indirectly, as a director, equity holder, officer, employee, employer, principal, agent, manager, consultant, independent contractor, advisor or otherwise knowingly hire or solicit for employment, or advise or recommend to any other Person that they employ or solicit for employment, or otherwise materially assist any other Person in employing or soliciting for employment, any employee of the Company and its Subsidiaries.

4. Additional Consideration.

(a) In addition to the proceeds received by the Restricted Person in relation to the Merger Agreement and subject to the conditions set forth in this Section 4, the Company shall provide additional consideration to the Restricted Person in the annual amount of $1,900,000.00 during each year of the Restricted Period (the “Additional Consideration”).

(b) The Company shall pay the Additional Consideration to the Restricted Person in equal monthly installments (each, an “Additional Consideration Payment”) during the Restricted Period, in arrears on the fifteenth (15th) day of each month (as applicable, the “Payment Date”), subject to the Restricted Person’s compliance with the terms of this Agreement.

(c) The Company’s obligation to make the Additional Consideration Payments shall cease in the event of the Restricted Person’s death during the Restricted Period. The Company’s obligation to make an Additional Consideration Payment shall be conditioned on the Company being Solvent at the time of and assuming payment of an applicable Additional Consideration Payment. For purposes hereof, “Solvent” means, with respect to the Company and its Subsidiaries taken as a whole, on the applicable Payment Date: (i) the present fair saleable value of the assets taken as a whole (i.e., the price a third party buyer is willing to pay for such assets in an arm’s length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability.

To the extent that the Company is not or would not be Solvent at such time, the Company shall not be obligated to pay such Additional Consideration Payment on its Payment Date. If Parent or Company asserts hereunder that the Company is not Solvent, Parent shall provide to Restricted Person (from time to time upon Restricted Person’s request) (x) a certification by Parent’s Board of Directors that the Company is not Solvent, and (y) all information and data, and copies of applicable books and records, to reasonably support such certification. Such Additional Consideration Payment (together with interest at an annual rate of LIBOR plus 500 basis points) shall be paid on the Payment Date in the next calendar month in which the Company is Solvent and would be Solvent following payment of such Additional Consideration Payment and the Additional Consideration Payment otherwise due on such Payment Date; provided, however, that payment of such Additional Consideration Payment must nevertheless be made by the Company on March 15 of the succeeding year after the year of the applicable deferral of payment of such Additional Consideration Payment, unless, on such date and assuming payment of such applicable Additional Consideration Payment, (i) the Company is not or would not be Solvent and (ii) delay of the payment of such Additional Consideration Payment is permitted under Treasury Regulation 1.409A-3(d) (together, the “Delay Conditions”). Any Additional Consideration Payment not made on such March 15 date shall be paid (together with interest at an annual rate of LIBOR plus 500 basis points) on the Payment Date in the next calendar month in which the second Delay Condition set forth above is no longer applicable.

(d) If either (i) any Additional Consideration Payment is not paid in full by the Company within ninety (90) days after the Payment Date thereof (subject to Section 4(c) hereof), or (ii) Parent and/or Sponsor breaches any of its respective obligations to (or for the benefit of) Restricted Person set forth in that certain Board Agreement executed by the Restricted Person, and such breach is not cured (to the reasonable satisfaction of Restricted Person) within ninety (90) days after Restricted Person notifies Parent and/or Sponsor of such breach (each event set forth in clause (i) or clause (ii) hereof, an “ACP Default”), the Restricted Person’s obligations set forth in Sections 2 and 3 hereof (and the Restricted Period) shall terminate and be of no further force or affect automatically and without any further action by (or on behalf of) the Restricted Person. Parent and the Company acknowledge and agree that the remedies of the Restricted Person set forth in this Section 4(d) are not exclusive, and shall be in addition to any and all other rights and remedies that Restricted Person may have at law or in equity in connection with an ACP Default.

(e) Restricted Person hereby grants an option to the Company to purchase Restricted Person’s undivided one-half interest in the option to purchase furniture, unattached fixtures, livestock, equipment and real property owned by Mingus Mountain Estate Residential Center, Inc. (“MMERCI”) under paragraphs 7 and 8 of Section 6.0 of that certain First Amended and Restated Management Service Agreement dated July 1, 2014, between Sequel Youth Services of Arizona, L.L.C. and MMERCI (the “Option”) at a purchase price of One Dollar ($1.00) upon the payment in full of all amounts payable by the Company to Restricted Person under the terms of this Agreement. The option granted by Restricted Person to Company hereunder shall terminate in the event of an ACP Default by the Company and shall expire if not exercised within one hundred eighty (180) days of satisfaction of the entire amount of the Company’s payment obligations of the Additional Consideration hereunder. In no event shall the Restricted Person cause or permit to occur any transfer, conveyance, assignment or other disposition of such Option, or any lien or encumbrance to be placed on such Option, or any termination, waiver or amendment of such Option or any term or condition with respect thereto, until such time that the Company’s option to purchase the Option is terminated or expires. In addition, Restricted Person hereby grants a power of attorney to the Company to exercise all rights of Restricted Person under the Option until such time that the option granted to the Company hereunder terminates or expires; provided, however, that upon an exercise of the Option by the Company pursuant to this power of attorney, the Restricted Person shall hold the property subject to the Option in trust for the benefit of the Company until such time that the Company’s option to purchase the Option is terminated or expires or the option to purchase the Option is exercised in accordance with the terms hereof upon full payment of all Additional Consideration due to the Restricted Person hereunder, in which case the Restricted Person shall transfer the property subject to the Option upon exercise of the option granted hereunder by the Company. Such power of attorney is irrevocable and the parties hereto agree that the grant of such power of attorney is coupled with an interest. For the avoidance of doubt, in the event that the Company exercises the Option pursuant to the power of attorney granted hereunder and there is a subsequent ACP Default, the Company shall thereupon transfer the property subject to the Option purchased by virtue of the exercise of the Option to the Restricted Person.

5. Acknowledgements. In furtherance of the Restricted Person’s obligations hereunder, the Restricted Person acknowledges and agrees that:

(a) the Company is currently engaged in the highly competitive Business;

(b) this Agreement is intended to protect the Parent’s investment in the Company and the goodwill of the Business and is being entered into in consideration for the various rights being granted under, and ancillary to, the Merger Agreement;

(c) the Restricted Person has carefully read and considered this Agreement and understands the terms and conditions hereof and agrees that they are necessary for the reasonable and proper protection of Parent’s investment in the Company and the goodwill of the Business;

(d) the restrictions herein are reasonable in duration, geographic area and scope and subject matter and are properly required for the adequate protection of the businesses of Parent, the Company and each of their respective Subsidiaries;

(e) the Restricted Person is not now subject to any covenant against competition or similar covenants or any governmental order or legal requirement that would affect Restricted Person’s performance of the obligations of this Agreement; and

(f) the Restricted Person has had the opportunity to review this Agreement with legal counsel of his choosing and has not relied on any statements made by Parent, the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and is entering into this Agreement knowingly and voluntarily.

6. Enforcement. The Restricted Person acknowledges that if the Restricted Person were to breach any of the terms and conditions of this Agreement the damage to the Company and its Subsidiaries would be irreparable. The Restricted Person therefore agrees that Parent and the Company shall, in addition to any other remedies available to each of them, be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Restricted Person of any of the terms and conditions of this Agreement. Accordingly, the Restricted Person agrees to waive the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (a) interpose the claim or defense that such remedy exists at law, or (b) require Parent, the Company or any of its Subsidiaries to show that monetary damages cannot be measured. The Restricted Person also acknowledges that the remedies afforded Parent, the Company and its Subsidiaries pursuant to this Section 6 are not exclusive.

7. Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to modify or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. The parties further agree that if any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this Section 7, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question, and such holding shall not affect the validity of the remainder of this Agreement.

8. Waiver. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

9. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Restricted Person and a duly authorized officer of the Company.

10. Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN REGARD TO CLAIMS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

11. Counterparts. This Agreement may be executed by facsimile, portable document format (PDF), and electronic transmission and in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

12. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.

13. Agreement Contingent Upon Closing. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

RESTRICTED PERSON:

By:
Name:	John F. Ripley

Signature Page to Non-Competition Agreement

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

Signature Page to Non-Competition Agreement

EXHIBIT C

BOARD AGREEMENT

[●], 2017

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, New York 10020

John F. Ripley

[●]

[●]

Re: Board Agreement

Jay:

Reference is made to that certain agreement and plan of merger (the “Merger Agreement”), by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company (“Parent Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), the Key Equityholders identified therein and you, as the Securityholder Representative identified therein. In order to induce you and the Company to enter into the Merger Agreement, Parent has agreed to enter into this letter agreement (this “Agreement”) relating to your position on the Board of Directors of Parent, on the terms and subject to the conditions specified herein. This letter represents the “Board Agreement” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent hereby agrees with you as follows:

1. You will be nominated by Parent as the Chair of the Board of Directors of Parent in the Proxy Statement prepared and filed by Parent with the SEC.

2. For so long as you are a member of the Board of Directors of Parent, Parent shall pay you an annual payment of One Hundred Thousand Dollars ($100,000.00) (payable quarterly in arrears, on the last Business Day of each calendar quarter). For the avoidance of doubt, nothing contained in this Agreement shall guarantee you any particular position or any position on the Board of Directors of Parent.

3. You shall be entitled to the same exculpation from liability and indemnification and expense advance rights as available to any other director of the Parent on the date hereof and, if such rights are amended to be more favorable to any director, you shall also receive such additional rights.  In furtherance of the foregoing, you will participate in any directors and officers insurance policy available to any director and Parent shall enter into an indemnification agreement with you in the form of Parent’s current form of indemnification agreement filed with the SEC on Form S-1/A on July 13, 2015.

4. This Agreement constitutes the entire and final expression of our agreement with respect to the subject matter hereof and supersedes all prior agreements between us with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by you and a duly authorized officer of Parent.

5. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.

6. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

Name:	John F. Ripley

Signature Page to Board Agreement

EXHIBIT D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (“Agreement”) is entered into as of [●], 2017, by and between Global Partner Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Parent Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2017, by and among Parent, Sponsor, Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, and the Key Equityholders named therein, pursuant to which, among other things, Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, among other things, each outstanding unit of Legacy Equity will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement; and

WHEREAS, Sponsor is entering into this Agreement in order to induce the Company and Parent to enter into the Merger Agreement and to induce the Company and Parent to cause the Mergers to be consummated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

Certain Definitions

1.1. For purposes of this Agreement:

(a) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms, (ii) June 15, 2017, (iii) the execution, without Sponsor’s prior written consent, of any amendment to or modification of, or any waiver of any right of Sponsor and/or Parent under, the Merger Agreement that (A) changes the Merger Consideration, (B) increases any liability on Sponsor and/or Parent thereunder or (C) otherwise is materially adverse to Sponsor and/or Parent, and (iv) the Effective Time.

(b) Sponsor shall be deemed to “Own” or to have acquired “Ownership” of a security if Sponsor: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Article II

Voting of Shares

2.1. Required Approval. Sponsor hereby agrees to execute and deliver, or cause to be executed and delivered, to the Company, promptly following the execution and delivery of this Agreement, an action by written consent of Sponsor approving (a) the adoption of the Merger Agreement, (b) the Required Approval Matters and other matters put for approval by the shareholders of Parent in connection with the adoption of the Merger Agreement and (c) the other transactions contemplated by the Merger Agreement, in each case, with respect to all of the shares of Parent Common Stock outstanding on the record date therefor owned by Sponsor. Sponsor shall not revoke or rescind such consent in any respect prior to the Expiration Date. Prior to the Expiration Date, Sponsor further agrees that at any meeting of the securityholders of Parent, however called, and any adjournment or postponement thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, Sponsor shall vote (or cause to be voted) all of the shares of Parent Common Stock outstanding on the record date therefor Owned by Sponsor and otherwise exercise all voting and other rights of Sponsor with respect to such shares of Parent Common Stock in favor of adopting the Merger Agreement and approving (a) the adoption of the Merger Agreement, (b) the Required Approval Matters and other matters put for approval by the shareholders of Parent in connection with the adoption of the Merger Agreement and (c) the other transactions contemplated by the Merger Agreement.

2.2. Other Voting Agreements. Prior to the Expiration Date, Sponsor shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner that would violate Section 2.1 herein.

2.3. Additional Purchases. Sponsor agrees that in the event that (a) any shares of Parent Common Stock or other equity securities of Parent are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Parent Common Stock of, on, or affecting the Parent Common Stock Owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock or other equity securities of Parent after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock or other equity securities of Parent after the date of this Agreement (such Parent Common Stock or other equity securities of Parent, collectively, the “New Shares”), then Sponsor agrees to vote (or cause to be voted) such New Shares (to the extent applicable) in the same manner as the Parent Common Stock Owned by Sponsor. Sponsor also agrees that any New Shares acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Common Stock Owned by Sponsor.

2.4. Interim Covenants. Subject to the provisions set forth in that certain Insider Letter, filed with the SEC on Form S-1/A on July 13, 2015, during the period commencing on the date hereof and ending on the date of termination or Closing of the Merger Agreement, Sponsor shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Parent Common Stock Owned by Sponsor, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock Owned by Sponsor, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver of the restrictions set forth in this Section 2.4, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this Section 2.4 will not apply if the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Article III

Representations and Warranties of Sponsor

3.1. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to the Company as follows:

(a) Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b) Sponsor has the requisite legal right, power and authority to enter into this Agreement and to perform the obligations of Sponsor hereunder without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c) No action, suit, proceeding or investigation is pending or, to the knowledge of Sponsor, threatened, against Sponsor with respect to its execution and delivery of this Agreement.

(d) The execution, delivery and performance by Sponsor of this Agreement have been duly authorized, and this Agreement constitutes the valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof.

(e) Sponsor is the record and beneficial owner of each of the shares of Parent Common Stock set forth on Schedule A attached hereto and has full power, right and authority to vote such shares of Parent Common Stock.

(f) No Conflicts or Consents.

(i) As of the date of this Support Agreement, the execution and delivery of this Support Agreement by Sponsor does not, and the performance of this Support Agreement by Sponsor will not: (A) conflict with or violate any Law or order applicable to Sponsor or by which Sponsor or any of Sponsor’s properties is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of the Parent Owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor or any of Sponsor’s affiliates or properties is or may be bound or affected, except in each case (A) and (B) as would not reasonably be expected to materially impair the ability of Sponsor to perform its obligations under this Support Agreement.

(ii) As of the date of this Support Agreement, the execution and delivery of this Support Agreement by Sponsor does not, and the performance of this Support Agreement by Sponsor will not, require any Consent of any Person beyond Sponsor, except as would not reasonably be expected to materially impair the ability of Sponsor to perform its obligations under this Support Agreement.

Article IV

Miscellaneous

4.1. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

4.2. Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing hereof. Nothing set forth herein shall in any manner limit the representations, warranties, covenants and agreements of the parties to the Merger Agreement.

4.3. Entire Agreement; Assignment. This Agreement: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of Law or otherwise without the consent of Sponsor and the Company.

4.4. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sponsor:

Global Partner Sponsor I LLC

[●]

[●]

Attention:[●]

E-mail: [●]

Facsimile: [●]

if to Parent:

Global Partner Acquisition Corp.

[●]

[●]

Attention:[●]

E-mail: [●]

Facsimile: [●]

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, Pennsylvania 19312-1183

Attention: Christopher Miller, Esq.

Email: millerc@pepperlaw.com

Facsimile No.: (610) 640-7837

if to the Company, to:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141

Facsimile No.: 540-338-5183

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309

Attention: William C. Brown

Facsimile No.: (515) 323-8512

All such notices and communications shall be deemed to have been delivered and received (a) on the date personally delivered, (b) one (1) Business Day after being sent by a reputable overnight delivery service, (c) five (5) Business Days after being sent, if sent by registered or certified mail, and (d) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

4.6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, this Agreement is being executed and delivered by Sponsor solely in its capacity as a securityholder of Parent and, without limitation of the foregoing, nothing herein shall be construed to limit or affect any action taken by Sponsor (or any Affiliate or representative thereof) in such Person’s capacity as a director of the Company or in any capacity other than a securityholder of the Company.

4.7. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

4.8. Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.10. Successors and Assigns. Subject to Section 4.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.11. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.12. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.13. Defined Terms. All defined terms used but not defined in this Agreement shall have the definition given them in the Merger Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement the day and year first written above.

Global Partner Sponsor I LLC

By:
Name:
Title:

Global Partner ACQUISITION CORP.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

[Signature Page to Support Agreement]

Schedule A

Owned Parent Common Stock

Shares Held of Record	Additional Securities Beneficially Owned

EXHIBIT E

FOUNDER SHARE LETTER AGREEMENT

[●], 2017

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, New York 10020

Sequel Youth and Family Services, LLC

[●]

[●]

Re:	Agreement Relating to Founder Shares

Gentlemen:

Reference is made to that certain agreement and plan of merger (the “Merger Agreement”), by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company (“Parent Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), the Key Equityholders identified therein and the Securityholder Representative identified therein. In order to induce the Company to enter into the Merger Agreement, Parent Sponsor has agreed to enter into this letter agreement (this “Agreement”) relating to the forfeiture and/or restriction on certain of the equity of Parent held by Parent Sponsor, on the terms and subject to the conditions specified herein. This letter represents the “Founder Share Letter Agreement” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent Sponsor hereby agrees with the Company and Parent as follows:

1. Parent Sponsor agrees that it shall not Transfer (as defined below) 2,328,750 of the shares of Common Stock of Parent, par value $0.0001 per share (the “Common Stock”), held by Parent Sponsor (“Founder Shares”) until the six-month anniversary of the Effective Time (the “Lock-up Period”).

a.	“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

b.	Notwithstanding the provisions set forth in paragraph 1 above, Transfers of the Founder Shares are permitted (i) to Parent Sponsor’s officers or directors, any affiliates or family members of any of Parent Sponsor’s officers or directors, any members of Parent Sponsor or any affiliates of Parent Sponsor or any of its members; (ii) in the case of an individual, by a gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; and (v) by virtue of the laws of Delaware or Parent Sponsor’s limited liability company agreement upon dissolution of Parent Sponsor; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement agreeing to be bound by these Transfer restrictions.

2. Parent Sponsor agrees that 1,552,500 of its Founder Shares (the “Earnout Shares”) shall be subject to forfeiture on the eight-year anniversary of the Effective Time, with no further action required of any Person, unless such Earnout Shares have vested as set forth below in this Section 2. Upon any such forfeiture, Parent Sponsor shall transfer to Parent for cancellation and in exchange for no consideration, such applicable portion of the Earnout Shares. From the Effective Time through the eight-year anniversary of the Effective Time, the Earnout Shares will vest and no longer be subject to forfeiture as follows:

a.	776,250 of the Earnout Shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day;

b.	776,250 of the Earnout Shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day; and

c.	all of the Earnout Shares will vest and no longer be subject to forfeiture upon a Change of Control.

For purposes of this Section 2, “Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with Parent’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Parent’s assets (determined on a consolidated basis), including a sale of all Class A Common Units of the Company held by Parent, to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(ii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding Common Stock;

(iii)	there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board of Directors of Parent immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of Parent and the Board of Directors of Parent approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Common Stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions or (B) Parent is the surviving entity and its shares of Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

3. Parent hereby agrees to record the aggregate fair value of any Earnout Shares forfeited hereunder and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the pro-rata portion of the price paid to Parent for such forfeited shares of approximately $15,515,000. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.

4. Parent Sponsor agrees that 7,532,000 warrants (“Founder Warrants”) to purchase 3,766,000 shares of Common Stock shall be forfeited as of the Effective Time, with no further action required of any Person.

5. This Agreement and the Registration Rights Agreement, dated as of July 29, 2015 constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by Parent Sponsor, Parent and the Company.

6. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

7. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

GLOBAL PARTNER SPONSOR I LLC

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

Signature Page to Founder Share Letter Agreement

EXHIBIT F

State Of Delaware

Certificate Of Merger

Pursuant to the Limited Liability Company Act of the State of Delaware (the “Act”), the undersigned limited liability company has executed this Certificate of Merger:

FIRST: The names and jurisdiction of formation of each of the domestic limited liability companies which are to merge (referred to herein as the “Constituent Companies”):

Name	Jurisdiction
Sequel Youth and Family Services, LLC	Delaware
Sequel Acquisition, LLC	Delaware

SECOND: An Agreement and Plan of Merger, dated as of January 11, 2017, by and among the Constituent Companies and the other parties thereto (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Companies in accordance with the Act.

THIRD: Sequel Youth and Family Services, LLC shall be the surviving company.

FOURTH: The certificate of formation of the surviving company shall be the certificate of formation of Sequel Youth and Family Services, LLC in effect immediately prior to the merger.

FIFTH: This Certificate of Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Agreement of Merger is on file at the principal place of business of the surviving company. The address of said principal place of business is [●].

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving company to any member of Sequel Youth and Family Services, LLC or Sequel Acquisition, LLC upon request and at no cost.

[signature page follows]

The surviving company has caused this Certificate of Merger to be executed by its duly authorized person this ____ day of ________________, 2017.

Sequel Youth and Family Services, LLC

By:
Name:
Title:

EXHIBIT G

SEVENTH AMENDED AND RESTATED

OPERATING agreement

OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC

(a DELAWARE limited liability company)

Dated ____________, 2017

THE LIMITED LIABILITY COMPANY INTERESTS ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION AND REGISTRATION IS AVAILABLE. ANY TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS ISSUED PURSUANT TO THIS AGREEMENT ARE FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.

-i-

Article V Contributions and Capital Accounts		36
5.1	Capital Contributions	36
5.2	Capital Accounts	36
5.3	Additional Contributions	37
5.4	Rights Regarding Capital Contributions	37
5.5	Deficit Capital Accounts	37
5.6	Creditors	37

Article VI Allocations and Distributions		38
6.1	Profit and Loss	38
6.2	All Unitholders of Each Class Equal	38
6.3	Allocation of Profit and Gross Income	38
6.4	Allocation of Loss & Related Offsetting Allocations of Profit	39
6.5	Special Allocations	40
6.6	Income Tax Allocations and Allocations Regarding Contributed Property	41
6.7	Other Allocation Rules	42
6.8	Class C Distributions and Class D Distributions	43
6.9	Common Distributions and Liquidation Event Proceeds	44
6.10	Withholding	45
6.11	No Right to Demand Distributions	46
6.12	Limitation on Distributions	46

Article VII Books and Reports		46
7.1	Accounting Policies	46
7.2	Appointment of Auditors	46
7.3	Books and Records; Inspection	46
7.4	Reporting of Financial and Tax Information	47
7.5	Bank Accounts	49
7.6	Confidentiality Regarding Company Matters	49
7.7	Confidentiality Regarding Public Company Matters	49
7.8	Alaris Securities Law Matters	50

Article VIII Transfers and Redemptions		50
8.1	General	50
8.2	Restriction on Transfer of Units	50
8.3	Form of Transfer	51
8.4	Consent to Transfer	51
8.5	Effective Date of Transfer; Admission of Substitute Members	51
8.6	New Unit Certificates	52
8.7	Transferor to Remain Bound	52
8.8	Transferee of a Party to this Agreement	52
8.9	Transfers to Affiliates	52
8.10	Further Restrictions on Transfer	53
8.11	Right to Repurchase Class C Units and Class D Units	54
8.12	Change of Control	54
8.13	Restricted Transactions Affecting any Repurchase Price	55
8.14	Prohibited Modifications to Repurchase Price	55

-ii-

8.15	Tag Along Rights	55
8.16	Drag Along Rights.	56

Article IX Events of Default		59
9.1	Events of Default	59
9.2	Rights and Obligations upon an Event of Default	59

Article X Winding Up		60
10.1	Events Requiring Winding Up	60
10.2	Winding Up	60
10.3	Limitations on Payments	61
10.4	Distributions In-Kind	61
10.5	Termination	61
10.6	Liquidating Trust and Reserves	61

Article XI Exculpation and Indemnification		62
11.1	Exculpation	62
11.2	Indemnification and Advancements	62
11.3	Fraud	63
11.4	Amendments	63

Article XII Tax Matters Specific to Alaris and its Affiliates		63
12.1	Tax Integrity	63
12.2	Provision of Information and Distribution of Redundant Assets	64

Article XIII Miscellaneous		65
13.1	Amendments to this Agreement	65
13.2	Successors; Counterparts	65
13.3	Spousal Consent	65
13.4	Expenses	65
13.5	Governing Law	65
13.6	Arbitration	65
13.7	Waiver of Trial by Jury	66
13.8	Severability	67
13.9	Further Assurances	67
13.10	No Third-Party Beneficiary	67
13.11	Successors; Assigns	67
13.12	Headings	67
13.13	Notices	68
13.14	Waiver of Partition	68
13.15	Alaris Name	68

Exhibit A – Members and Agreed Capital Account Balances

Exhibit B – Form of Unit Certificate

Exhibit C – Addresses for Notices

Exhibit D – Certificate of Designations of Parent Preferred Stock

-iii-

SEVENTH Amended AND RESTATED

OPERATING agreement

OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC

This SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT, dated ____________, 2017 (this “Agreement”), of Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”), is entered into by and among all of the Managers of the Company, all of the Class A Members of the Company, and Alaris USA Inc., a Delaware corporation (“Alaris”), and shall govern the relationship among the Company and all of the Members. Except as otherwise provided herein, capitalized terms used herein and not immediately defined herein shall have the respective meanings ascribed to such terms in Section 1.1 hereof.

RECITALS

WHEREAS, on June 28, 2006, the Company was formed as an Iowa limited liability company (the “Iowa Company”) with the filing of Articles of Organization (the “Articles of Organization”) with the Office of Secretary of State of the State of Iowa, and immediately prior to the execution of this Agreement, the relationship among the Company and all of the Members has been governed by that certain Sixth Amended and Restated Operating Agreement dated October 13, 2016 (the “Prior Operating Agreement”).

WHEREAS, on January ____, 2017, the Iowa Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Sequel Youth and Family Services, Inc., a Delaware corporation formerly known as Global Partner Acquisition Corp., (“Parent”), Global Partner Sponsor I, LLC, a Delaware limited liability company and equityholder of Parent (“Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Iowa Company, the Key Equityholders identified therein and the Security Holder Representative identified therein.

WHEREAS, on the date hereof, immediately prior to the closing of the Merger Agreement, the Company converted to a Delaware limited liability company (the “Conversion”) by means of a statutory conversion in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Act”), and the Iowa Revised Uniform Limited Liability Company Act, IA Code §489-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Iowa Act”), effected by (a) filing a certificate of conversion with the Office of Secretary of State of the State of Delaware including a certificate of formation (the “Certificate of Formation”), and (b) filing of [articles of conversion] with the Office of Secretary of State of the State of Iowa.

WHEREAS, pursuant to the Merger Agreement, immediately following the Conversion, Sub will merge with and into the Company with the Company as the surviving entity (the “Merger”).

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree to continue the Company pursuant to and in accordance with the Act and this Agreement as follows:

Article I

Definitions

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

(1) “2015 Audit Rules” has the meaning set forth in Section 4.11(e).

(2)“42-Month Anniversary” means the date that is the forty-two (42) month anniversary of the date of this Agreement.

(3) “AAA” has the meaning set forth in Section 13.6(a).

(4) “Acquired Program” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(5) “Act” has the meaning set forth in the recitals to this Agreement.

(6) “Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Regs. §1.704-2(g)(1) and in Regs. §1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regs. §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(7) “Affiliate” of any Person means any other Person who directly or indirectly Controls, or is Controlled by, or is under common Control with, the first such Person, and for these purposes:

(i) a body corporate is Controlled by a Person if (A) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person, and (B) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(ii) an association, limited liability company, partnership or other organization is Controlled by a Person if (A) more than 50% of the ownership interests, however designated, into which the association, limited liability company, partnership or other organization is divided are beneficially owned by the Person, and (B) the Person is able to participate in directing the business and affairs of the association, limited liability company, partnership or other organization whether as one of one or more members of the board of directors or managers, as one of one or more general partners, or otherwise;

(iii) a body corporate, association, limited liability company, partnership or other organization is Controlled by a Person if the Person has, directly or indirectly, control in fact of the body corporate, association, limited liability company, partnership or other organization; and

(iv) a body corporate, association, limited liability company, partnership or other organization that Controls another body corporate, association, limited liability company, partnership or other organization is deemed to Control any body corporate, association, limited liability company, partnership or other organization that is Controlled or deemed to be Controlled by the other body corporate, association, limited liability company, partnership or other organization, and for these purposes, (A) Alaris (and each of its Affiliates) shall not be considered an Affiliate of the Company or any Subsidiary; (B) Affiliates of Alaris include entities Controlled directly or indirectly by Alaris; and (C) Affiliates of the Company include entities Controlled directly or indirectly by the Company.

(8) “Agreed Value” means the Fair Market Value of Contributed Property as reasonably determined by the Board.

(9) “Agreement” has the meaning set forth in the first paragraph of this Agreement.

(10) “Alaris” has the meaning set forth in the first paragraph of this Agreement.

(11) “Approved Change of Control of Parent” means a Change of Control of Parent as set forth in subsection (i) of such definition that has been approved by the board of directors or managers or other governing body of Parent.

(12) “Arbitration Rules” has the meaning set forth in Section 13.6(a).

(13) “Articles of Organization” has the meaning set forth in the recitals of this Agreement.

(14) “Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, provided that:

(i) The initial Asset Value of any asset contributed by a Member to the Company shall be its Agreed Value;

(ii) The Asset Value of all Company assets shall be adjusted to equal their respective gross Fair Market Value, as reasonably determined by the Board, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regs. §1.704-1(b)(2)(ii)(g); and (D) in any other circumstances permitted by the Code or Regs.; provided, however, that adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution as reasonably determined by the Board;

(iv) The Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regs. §1.704-1(b)(2)(iv)(m); provided, that Asset Value shall not be adjusted pursuant to this clause (iv) of this definition, to the extent the Board determines that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in adjustment pursuant to this clause (iv) of this definition; and

(v) If the Asset Value of an asset has been determined or adjusted pursuant to any of the preceding clauses (i), (ii), (iii) and (iv), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.

(15) “Auditors” means BDO USA, LLP, or such other firm of certified accountants as shall be appointed from time to time pursuant to Section 7.2 as auditor of the Company.

(16) “Board” has the meaning set forth in Section 4.1.

(17) “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banking institutions in the Des Moines, IA are authorized or required by Law to close.

(18) “Capital Account” means, with respect to a Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 5.2.

(19) “Capital Contribution” means, with respect to a Member, the cash amount or Agreed Value of any contribution of money or property, if any, to the Company or the obligation to contribute money, property or services to the Company made by or on behalf of such Member.

(20) “Cash” means cash and cash equivalents held as of the specified date by the Company and its Subsidiaries, but excluding petty cash accounts and student accounts.

(21) “Certificate of Formation” has the meaning set forth in the recitals of this Agreement.

(22) “Change of Control Notice” has the meaning set forth in Section 8.12(b).

(23) “Change of Control of Parent” means either of the following:

(i) such time as any Person or “group” of Persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of (a) a majority of the outstanding voting stock of Parent or (b) all or substantially all of the assets of Parent or its Subsidiaries; or

(ii) any change or changes to the membership of the board of directors or managers or other governing body of Parent resulting in at least a majority of the members of such board or other governing body consisting of persons who are neither (a) members of such board or other governing body as of the date of this Agreement nor (b) persons duly elected or appointed or nominated to such board or other governing body by the members of such board or other governing body.

(24) “Change of Control of the Company” means either of the following:

(i) any acquisition of the Company by means of merger, securities purchase or other form of reorganization in which the Company’s outstanding equity securities are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person or any one or more of its Subsidiaries or Affiliates, unless the Company’s securityholders immediately prior to such merger, securities purchase or reorganization hold more than 50% of the voting power of the surviving or acquiring Person immediately after such merger, securities purchase or reorganization (by virtue of securities issued as consideration for such transaction) in the same relative proportions; or

(ii) the sale of all or substantially all of the assets of the Company or its Subsidiaries.

(25) “Claims” has the meaning set forth in Section 11.2.

(26) “Class A Member” shall mean each Member who holds Class A Units.

(27) “Class A Unit” shall mean an Interest designated as a “Class A Unit” on the date of its issuance. Class A Units are voting Interests in the Company as described in Article III.

(28) “Class B Member” shall mean each Member who holds Class B Units.

(29) “Class B Unit” shall mean an Interest designated as a “Class B Unit” on the date of its issuance. Class B Units are non-voting Interests in the Company as described in Article III.

(30) “Class C Distribution” means:

(i) in respect of the period from and after the date of closing of the Merger to and including June 30, 2017, _______________________________($___________)1 multiplied by (the number of calendar days remaining in the Fiscal Year ending June 30, 2017 following the date of the Initial Class C Contribution divided by 365);

1 An amount equal to 9.9% of the Initial Class C Contribution.

(ii) in respect of the Fiscal Year ending June 30, 2018, _______________________________($___________)2; and

(iii) in respect of each Fiscal Year thereafter, the product of:

(A) one (1) plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues (expressed as a decimal carried four places) for the most recently completed Fiscal Year, compared to the next preceding Fiscal Year, multiplied by

(B) the amount of the Class C Distribution calculated with respect to the most recently completed Fiscal Year;

provided, that any such positive or negative percentage change in Same Program Revenues shall be limited to a positive or negative (as applicable) five percent (5%) change per Fiscal Year.

(iv) Notwithstanding anything to the contrary, if at any time the Company repurchases some, but not all, of the outstanding Class C Units, the Class C Distribution shall immediately be reduced to an amount equal to the product of (A) the number of Class C Units outstanding following such repurchase, and (B) the quotient of (X) the Class C Distribution immediately prior to such repurchase, and (Y) the number of Class C Units outstanding immediately prior to such repurchase.

(v) In the event any monthly installment of the Class C Distribution is not paid to the holder of the Class C Units within thirty (30) days of the date due (but such installment is paid prior to the one (1)-year anniversary of the date due), the amount of each such delinquent installment of the Class C Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class C Distribution”, shall be automatically increased by an amount equal to 1/12th of 2% of the Initial Class C Capital Contribution in respect of all Class C Units outstanding as of such date due, until paid. In the event any monthly installment of the Class C Distribution remains unpaid for more than one (1) year following the date due (but such installment is paid prior to the two (2)-year anniversary of the date due), the amount of each such delinquent Class C Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class C Distribution”, shall be automatically increased by an amount equal to 1/12th of 4% of the Initial Class C Capital Contribution in respect of all Class C Units outstanding as of such date due, until paid. In the event any monthly installment of the Class C Distribution remains unpaid for more than two (2) years following the date due, the amount of each such delinquent Class C Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class C Distribution”, shall be automatically increased by an amount equal to 1/12th of 5% of the Initial Class C Capital Contribution in respect of all Class C Units outstanding as of such date due, until paid.

2 An amount equal to 9.9% of the Initial Class C Contribution.

(vi) Effective as of the 42-Month Anniversary, and again effective as of the one (1)-year anniversary of the 42-Month Anniversary, and again effective as of each successive such one (1)-year anniversary occurring thereafter, and in addition to any other adjustments to the Class C Distribution provided for in this Agreement, the annualized Class C Distribution shall be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A	=	100 basis points
B	=	the annualized Class C Distribution amount as of immediately prior thereto divided by the Initial Class C Capital Contribution in respect of all Class C Units then outstanding
C	=	the Initial Class C Capital Contribution in respect of all Class C Units then outstanding

(vii) Any adjustments arising from the adjustments outlined in clauses (iii) through (vi) above will be paid in equal monthly installments (or at such other times as may be agreed between the Company and the Preferred Member) in the same manner and on the same terms as the previous monthly installments of the Class C Distribution in accordance with Section 6.8.

(viii) Notwithstanding anything in this definition of “Class C Distribution” to the contrary, at no time shall the Class C Distribution be less than zero.

(31) “Class C Distribution Period” means any Fiscal Year (or applicable portion thereof) in respect of which any Class C Distribution amount is payable.

(32) “Class C Member” shall mean each Member who holds Class C Units.

(33) “Class C Unit” shall mean an Interest designated as a “Class C Unit” on the date of its issuance. Class C Units are voting Interests in the Company as described in Article III.

(34) “Class D Distribution” means:

(i) in respect of the period from and after the date of closing of the Merger to and including June 30, 2017, _______________________________($___________)3 multiplied by (the number of calendar days remaining in the Fiscal Year ending June 30, 2017 following the date of the Initial Class D Contribution divided by 365);

(ii) in respect of the Fiscal Year ending June 30, 2018, _______________________________($___________)4; and

3 An amount equal to 9.9% of the Initial Class D Contribution.

4 An amount equal to 9.9% of the Initial Class D Contribution.

(iii) in respect of each Fiscal Year thereafter, the product of:

(A) one (1) plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues (expressed as a decimal carried four places) for the most recently completed Fiscal Year, compared to the next preceding Fiscal Year, multiplied by

(B) the amount of the Class D Distribution calculated with respect to the most recently completed Fiscal Year;

provided, that any such positive or negative percentage change in Same Program Revenues shall be limited to a positive or negative (as applicable) five percent (5%) change per Fiscal Year.

(iv) Notwithstanding anything to the contrary, if at any time the Company repurchases some, but not all, of the outstanding Class D Units, the Class D Distribution shall immediately be reduced to an amount equal to the product of (A) the number of Class D Units outstanding following such repurchase, and (B) the quotient of (X) the Class D Distribution immediately prior to such repurchase, and (Y) the number of Class D Units outstanding immediately prior to such repurchase.

(v) In the event any monthly installment of the Class D Distribution is not paid to the holder of the Class D Units within thirty (30) days of the date due (but such installment is paid prior to the one (1)-year anniversary of the date due), the amount of each such delinquent installment of the Class D Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class D Distribution”, shall be automatically increased by an amount equal to 1/12th of 2% of the Initial Class D Capital Contribution in respect of all Class D Units outstanding as of such date due, until paid. In the event any monthly installment of the Class D Distribution remains unpaid for more than one (1) year following the date due (but such installment is paid prior to the two (2)-year anniversary of the date due), the amount of each such delinquent Class D Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class D Distribution”, shall be automatically increased by an amount equal to 1/12th of 4% of the Initial Class D Capital Contribution in respect of all Class D Units outstanding as of such date due, until paid. In the event any monthly installment of the Class D Distribution remains unpaid for more than two (2) years following the date due, the amount of each such delinquent Class D Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class D Distribution”, shall be automatically increased by an amount equal to 1/12th of 5% of the Initial Class D Capital Contribution in respect of all Class D Units outstanding as of such date due, until paid.

(vi) Effective as of the 42-Month Anniversary, and again effective as of the one (1)-year anniversary of the 42-Month Anniversary, and again effective as of each successive such one (1)-year anniversary occurring thereafter, and in addition to any other adjustments to the Class D Distribution provided for in this Agreement, the annualized Class D Distribution shall be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A	=	100 basis points
B	=	the annualized Class D Distribution amount as of immediately prior thereto divided by the Initial Class D Capital Contribution in respect of all Class D Units then outstanding
C	=	the Initial Class D Capital Contribution in respect of all Class D Units then outstanding

(vii) Any adjustments arising from the adjustments outlined in clauses (iii) through (vi) above will be paid in equal monthly installments (or at such other times as may be agreed between the Company and the Preferred Member) in the same manner and on the same terms as the previous monthly installments of the Class D Distribution in accordance with Section 6.8.

(viii) Notwithstanding anything in this definition of “Class D Distribution” to the contrary, at no time shall the Class D Distribution be less than zero.

(35) “Class D Distribution Period” means any Fiscal Year (or applicable portion thereof) in respect of which any Class D Distribution amount is payable.

(36) “Class D Member” shall mean each Member who holds Class D Units.

(37) “Class D Unit” shall mean an Interest designated as a “Class D Unit” on the date of its issuance. Class D Units are non-voting Interests in the Company as described in Article III.

(38) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding Law).

(39) “Company” has the meaning set forth in the first paragraph of this Agreement.

(40) “Company Minimum Gain” means “partnership minimum gain” as defined in Regs. §1.704-2(d).

(41) “Contributed Property” means each asset contributed to the Company (or deemed contributed to the Company by virtue of a termination and reconstitution thereof), excluding cash.

(42) “Control” with respect to the relationship with a Person, means the right, directly or indirectly, to direct or cause the direction of the management of the affairs of that Person, whether by ownership of equity interests, by contract or otherwise, and “Controlled” and “Controlling” shall have corresponding meanings.

(43) “Covered Person” has the meaning set forth in Section 11.1.

(44) “Depreciation” means, for each year or other period, an amount equal to all depreciation, amortization or other cost recovery deductions allowable with respect to an asset for such year or other period, except that if the Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value, using any reasonable method selected by the Board.

(45) “Delinquent Payment Preferred Consent Matter” means any action or proposal by the Board, the Company, Parent, or any member of the Sequel Group to propose, implement, enter into or permit to occur or exist any of the following during any period of time during which the payments to the Preferred Member required to be paid under Section 6.8 hereof are delinquent for more than twelve (12) months following the due date thereof, each of which shall require prior Preferred Member Approval:

(i) any Change of Control of the Company or Change of Control of Parent unless all of the Class C Units and Class D Units are purchased in connection with any such Change of Control and all amounts payable to the holders thereof under Section 8.11 hereof are paid in full; or

(ii) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets of, or by any other manner, any business or any Person.

(46) “Default Preferred Consent Matter” means any action or proposal by the Board, the Company, Parent, or any member of the Sequel Group to propose, implement, enter into or permit to occur or exist any of the following, each of which shall require prior Preferred Member Approval:

(i) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets (other than in the ordinary course of the Sequel Business consistent with past practice) of, or by any other manner, any portion of the business or any securities of any Person;

(ii) any Change of Control of the Company or Change of Control of Parent unless all of the Class C Units and Class D Units are repurchased as a condition precedent to the consummation of any such Change of Control and all amounts payable to the holders thereof (as determined in accordance with Section 8.11, assuming that such required repurchase was an optional repurchase pursuant to Section 8.11) are paid in full;

(iii) (A) effecting any increase in the amount of Indebtedness available (contingent or otherwise) under any agreement or other arrangement of the Company, Parent or any other member of the Sequel Group, whether or not in effect as of the occurrence of the applicable Event of Default, (B) making any other modification to any Indebtedness, whether or not in effect as of the occurrence of the applicable Event of Default, which would have a material adverse effect on any of the rights, preferences or privileges of the Preferred Member including, without limitation, entering into any new agreement or other arrangement extending the term of any Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group, or (C) being granted any waiver to any financial or other covenant governing any agreement or other arrangement extending Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group, whether or not in effect as of the occurrence of the applicable Event of Default;

(iv) any Encumbrance on any of the assets of the Company, Parent, or any other member of the Sequel Group or any ownership interests in any such Person, other than in respect of securing bona fide Indebtedness of the Company to its senior secured lenders (if any) that exists on the date of the occurrence of the applicable Event of Default (including any refinancing of Indebtedness of the Company under its senior secured credit facility (if any) in existence as of the occurrence of the applicable Event of Default); or

(v) making any loans or advances to, or providing any Guarantee of Indebtedness of, any other Person, other than any member of the Sequel Group, excluding Guarantees in respect of obligations of the Company to its senior secured lenders.

(47) “Dispute” has the meaning set forth in Section 13.6(a).

(48) “Distribution Period” means a Class C Distribution Period or Class D Distribution Period, as the context requires.

(49) “Drag Along Agents” has the meaning set forth in Section 8.16(g)

(50) “Drag Sale” has the meaning set forth in Section 8.16(a).

(51) “Drag Sale Notice” has the meaning set forth in Section 8.16(b).

(52) “Drag Subject Members” has the meaning set forth in Section 8.16(a).

(53) “EBITDA” means for any period with respect to the Sequel Group, without duplication and determined on a consolidated basis and in accordance with GAAP:

(i) the sum of (A) Net Income (Loss), (B) interest expense deducted in determining Net Income (Loss) (including all Cash Interest Expense and all non-cash interest expense, including, without limitation, any interest paid in-kind), (C) income taxes deducted in determining Net Income (Loss), (D) Depreciation expense deducted in determining Net Income (Loss), and (E) any Founder’s Fee paid as permitted by Section 4.11 and deducted in determining Net Income (Loss), in each case for the Sequel Group for such period; minus

(ii) any extraordinary and unusual income or gains of the Sequel Group for such period.

(54) “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant and any other encumbrances of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

(55) “ERISA” has the meaning given it in Section 7.8.

(56) “Event of Default” has the meaning given to it in Section 9.1.

(57) “Exchange” has the meaning set forth in the Exchange Agreement.

(58) “Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, by and among Parent, the Company and the Class B Members.

(59) “Fair Market Value” means the price at which a willing seller would sell property and a willing buyer would pay in cash, or its equivalent, for such property if offered for sale in the open market, in competition with other similar properties, with a reasonable time allowed to find a willing buyer.

(60) “Fiscal Year” has the meaning set forth in Section 2.10.

(61) “GAAP” means, at any time, accounting principles generally accepted in the United States, at the relevant time applied on a consistent basis, including, without limitation International Financial Reporting Standards.

(62) “Governmental Entity” means (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of or in lieu of any of the above.

(63) “Gross Income” means, for each Tax Year or any other period, an amount equal to the Company’s gross income as determined for United States federal income tax purposes.

(64) “Guarantee” means any obligation, contingent or otherwise, of any specified Person guaranteeing any Indebtedness of any other Person (such other Person, the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the primary obligor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purpose of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness.

(65) “Income Tax Returns” has the meaning given in Section 7.5(b)(i) of this Agreement.

(66) “Indebtedness” means with respect to any specified Person (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by the specified Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the specified Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by the specified Person, (viii) all capital lease obligations of the specified Person, (ix) all obligations of the specified Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, and (x) all obligations of the specified Person as an account party in respect of letters of credit and bankers’ acceptances to the extent of any drawdowns thereon.

(67) “Initial Class C Contribution” means the contribution by Alaris of _____________________________________ ($____________) to the Company.

(68) “Initial Class D Contribution” means the contribution by Alaris of _____________________________________ ($____________) to the Company.

(69) “Interest” means, with respect to any Member at any time, that Member’s entire limited liability company interests in the Company (which shall be represented by Units, whether designated as “Class A Units”, “Class B Units, “Class C Units,” or “Class D Units”), including such Member’s share of the Profit and Loss and the right to receive distributions of the Company’s assets as a result of holding Class A Units, Class B Units, Class C Units, or Class D Units.

(70) “Iowa Act” has the meaning set forth in the recitals of this Agreement.

(71) “Law” means any applicable supernational, regional, federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order or decree.

(72) “Liquidation Event” means in respect of any Person (i) the institution by such Person of any proceeding to be adjudicated a bankrupt or insolvent or to be liquidated, reorganized, dissolved, liquidated or wound-up, or the consent of such Person to the institution of bankruptcy, insolvency, dissolution, liquidation or winding-up proceedings against it, (ii) the filing of a petition, answer or consent seeking dissolution, liquidation, reorganization or winding-up of such Person under any federal, state or foreign bankruptcy, insolvency or analogous Laws, and the failure by such Person to contest in good faith any such proceedings commenced in respect of such Person within ten (10) days of becoming aware thereof, (iii) the consent by such Person to the filing of any such petition or to the appointment of a receiver, (iv) the making by such Person of a general assignment for the benefit of creditors, (v) the admission in writing by such Person of its inability to pay its debts generally as they become due; (vi) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or any of its subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (vii) the liquidation, dissolution or winding-up of such Person among its partners, shareholders or equity owners and/or creditors for the purpose of the liquidation of such Person’s assets or the winding-up of its affairs.

(73) “Liquidation Event Proceeds” means the gross proceeds (prior to the making of any distributions hereunder) from any Liquidation Event, less (i) the portion thereof used to pay, make reasonable provision for the payment of, all reasonable costs and expenses incurred by the Company in connection with such Liquidation Event, (ii) the portion thereof used to effect the repayment of Indebtedness approved in accordance with the provisions hereof, and (iii) the portion thereof used to pay, or make reasonable provision for the payment of, creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of the liabilities of the Company.

(74) “Majority in Interest” of any Class or Classes of Units means the affirmative vote or consent of Members holding at least a majority of the issued and outstanding Units of such Class or Classes, as the context requires.

(75) “Manager” shall mean each of the managers appointed or elected pursuant to Section 4.1 or any other Person(s) that succeed any of them as a Manager of the Company, each in his, her or its capacity as a manager of the Company. Each Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

(76) “Material Adverse Effect” means any event, circumstance, occurrence or change which could reasonably be expected to be material and adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Sequel Group (on a consolidated basis).

(77) “Material Change” means (i) a change in the business, operations or capital of the Company or the Sequel Group (on a consolidated basis) that would reasonably be expected to have a significant effect on the Fair Market Value of a Unit in the Company or (ii) a decision to implement a change referred to in clause (i) above made by the Board or the respective directors, managers or officers of any one or more members of the Sequel Group.

(78) “Member” and collectively, “Members”, means each Person admitted as a Class A Member, Class B Member, Class C Member, or Class D Member as of the date hereof, including Alaris as the initial Class C Member and the initial Class D Member, together with each Person who may be admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in his, her or its capacity as a Member of the Company.

(79) “Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Regs. §1.704-2(i)(2) and as determined in accordance with Reg. §1.704-2(i)(3).

(80) “Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” as defined in Regs. §§1.704-2(i)(1) and 1.704-2(i)(2).

(81) “Merger” has the meaning set forth in the Recitals.

(82) “Merger Agreement” has the meaning set forth in the recitals of this Agreement.

(83) “Net Income (Loss)” means, for any period, net income (loss) after Taxes of the Sequel Group on a consolidated basis for such period taken as a single accounting period, all computed in accordance with GAAP.

(84) “Net Revenues” means gross patient revenue less contractual adjustments, bad debt, charity discounts, administrative adjustments and other patient revenue adjustments, and plus provider services revenue and other revenue.

(85) “New Program” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(86) “Nondefault Preferred Consent Matter” means any action or proposal by the Board, the Company, Parent or any member of the Sequel Group to propose, implement, enter into or permit to occur or exist any of the following, each of which shall require prior Preferred Member Approval:

(i) (A) effecting any increase in the amount of Indebtedness for borrowed money available under any agreement or other arrangement of the Company, Parent, or any other member of the Sequel Group if the ratio of Indebtedness for borrowed money to EBITDA of the Sequel Group would exceed 4.75x, or (B) making any modification to any Indebtedness which would have a material adverse effect on the rights and privileges of the Preferred Member including, without limitation, increasing any interest rate applicable to any Indebtedness or entering into any new agreement or other arrangement extending the term of any Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group (but excluding for purposes of this clause (B) an increase in the interest rate with respect to Indebtedness owing under the Company’s senior credit facility in place on the date hereof and any refinancing thereof);

(ii) amending, altering or repealing any provision of the Certificate of Formation or this Agreement, or the certificate of incorporation or bylaws of Parent, in any manner which materially adversely affects the rights or privileges of the Class C Units or the Class D Units, including, but not limited to, modifying any of the rights, privileges, restrictions or conditions attaching to any class of Units, or any increase or decrease in the voting power of any Units;

(iii) creating, authorizing or issuing (A) any Interests, Units or other equity security of any kind in the Company or Parent or (B) any other securities convertible into Interests, Units or any other equity securities of any kind in the Company or Parent, in each case which are senior to or in pari passu in any respect with the Class C Units or Class D Units;

(iv) redeeming, repurchasing or making distributions with respect to any Interest or Unit which is junior to the Class C Units or Class D Units in any manner which is not in strict compliance with the provisions of this Agreement (including the provisions of Article VIII and Article XII), except for tax distributions in accordance with the provisions of Section 6.9(a) hereof;

(v) effecting or permitting the occurrence of any event that cause or would result (whether directly or indirectly and whether immediately or prospectively) in any breach, violation or contravention of any of the provisions of Article XII;

(vi) creating or acquiring any subsidiary or entering into any joint venture with another party without first reasonably engaging the Preferred Member in discussion so as to reasonably satisfy the Preferred Member that the creation of such subsidiary or joint venture will not impact the Preferred Member’s tax structure; or

(vii) any conduct of the Sequel Business outside the United States, except within the limits described in Section 12.2.

(87) “Nonrecourse Deductions” has the meaning set forth in Regs. §1.704-2(b)(1).

(88) “Notional Account” has the meaning set forth in Section 6.3(c) of this Agreement.

(89) “Parent” has the meaning set forth in the recitals of this Agreement.

(90) “Parent Preferred Stock” means preferred stock of Parent having the rights, preferences and privileges set forth on Exhibit D.

(91) “Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

(92) “Pre-Terminated Program Class C Distribution and Class D Distribution Amounts” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(93) “Preferred Member” means, at any time, the sole holder of all the then-outstanding Class C Units and Class D Units, which may only be Alaris or an Affiliate thereof pursuant to the terms of this Agreement.

(94) “Preferred Member Approval” means the written approval, consent or waiver of the Preferred Member as evidenced by the signature of any officer of the Preferred Member; provided, however, that notwithstanding anything in this Agreement to the contrary, Preferred Member Approval shall be required only for those actions or matters for which Preferred Member Approval is expressly required pursuant to this Agreement, and only for so long as Alaris or an Affiliate thereof holds any Class C Units or Class D Units.

(95) “Preferred Member’s Purchased Interest” shall mean with respect to any Repurchase Event the quotient obtained by dividing the total number of Class C Units and Class D Units purchased from the Preferred Member pursuant to such Repurchase Event by the total number of Class C Units and Class D Units held by such Preferred Member immediately prior to such Repurchase Event, which in no event may be greater than 1.00.

(96) “Prior Company Agreement” has the meaning set forth in the recitals of this Agreement.

(97) “Profit and Loss” means, for any Tax year or other period, the net income and net loss of the Company for such year or period as determined in accordance with the method of accounting followed by the Company for U.S. federal income tax purposes with the following adjustments:

(i) Include as an item of gross income any tax-exempt income received by the Company not otherwise taken into account;

(ii) By treating as a deductible expense any expenditures of the Company described in Code §705(a)(2)(B);

(iii) In the event the Asset Value of an asset of the Company or any of its Subsidiaries is adjusted pursuant to clauses (ii), (iii) or (iv) of the definition of Asset Value, any gain or loss resulting from a disposition of such asset with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Asset Value of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Asset Value;

(iv) In lieu of the depreciation, amortization, and other cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account Depreciation as determined in accordance with Regs. §1.704-1(b)(2)(iv)(g)(3) or §1.704-3(d)(2), to the extent applicable;

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §734(b) or Code §743(b) is required pursuant to Regs. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit and Loss; and

(vi) Notwithstanding any other provision of this definition, any amounts of Gross Income allocated pursuant to section 6.3(a), and any items which are specially allocated pursuant to Section 6.5 shall not be taken into account in computing Profit and Loss. The amounts of the items of the Company’s and its Subsidiaries’ income, gain, loss or deduction available to be specially allocated pursuant to Section 6.5 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) of this definition.

(98) “Property” or “Properties” means the assets and properties acquired by, or contributed to, the Company.

(99) “Regs.” means the Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

(100) “Regulatory Allocations” has the meaning set forth in Section 6.5(g).

(101) “Related Agreements” means the Initial Class C Subscription Agreement, and each other document or instrument referred to therein or executed in connection therewith (in each case, as amended, modified or supplemented from time to time), and the Initial Class D Subscription Agreement and each other document or instrument referred to therein or executed in connection therewith (in each case, as amended, modified or supplemented from time to time).

(102) “Repurchase Event” means any event or transaction of any nature or kind whatsoever (other than a Sale) which in substance would result in a permitted repurchase pursuant to Section 8.11 or a required repurchase pursuant to Section 8.12 of all or any portion of the Class C Units and the Class D Units, whether in a single transaction or series of related transactions.

(103) “Repurchase Notice” has the meaning set forth in Section 8.11.

(104) “Sale” means, as applicable (and whether by way of a single transaction or a series of related transactions) (i) any Change of Control of the Company, or (ii) any Transfer (in any single transaction or series of related transactions) to one or more non-Affiliated third parties of more than 50% of the Interests in the Company beneficially owned by each Class A Member:

(i) there is consummated the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto);

(ii) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Equity Securities of the Company; or

(iii) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the Units immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof.

(105) “Same Program Revenues” means, for any given Fiscal Year, all Net Revenues of all members of the Sequel Group attributable to the Sequel Business, on a consolidated basis determined in accordance with GAAP, provided that:

(i) In the event any new program, service contract, business line or facility (each, a “New Program”) is commenced or opened by any member of the Sequel Group, the revenues attributable to such New Program will not be included in Same Program Revenues until the first Fiscal Year that begins after the completion of eighteen (18) calendar months after the date on which such New Program recognizes its first dollar of revenue, except as otherwise provided in clause (iii) below.

(ii) In the event any program, service contract, business line or facility is acquired from a third party by any member of the Sequel Group, whether by way of share purchase, asset purchase, amalgamation, merger, arrangement, reorganization or other business combination (each, an “Acquired Program”), the revenues attributable to such Acquired Program will not be included in Same Program Revenues until the first Fiscal Year that begins after the completion of twelve (12) calendar months following the effective date of the acquisition of such Acquired Program, except as otherwise provided in clause (iii) below.

(iii) In the event any program, service contract, business line or facility of the Sequel Business is terminated or closed (each, a “Terminated Program”), then the Net Revenues of the Sequel Business attributable to each such termination or closing will be removed from the calculation of Same Program Revenues for both the Fiscal Years in which the Terminated Program is terminated as well as the immediately preceding Fiscal Year for the purpose of calculating the Class C Distribution and Class D Distribution (such subsequent Fiscal Years being the “Subsequent Fiscal Years”).

(106) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

(107) “Selling Member” has the meaning set forth in Section 8.15(a).

(108) “Sequel Business” means conducting, operating, carrying out or engaging in developing, operating or providing residential treatment, outpatient treatment or community-based services to at-risk youth, persons with autism or physical disabilities or sexual, substance abuse, emotional or conduct disorders, or others through facilities or programs serving the private or public pay markets, utilizing various treatment alternatives, including, without limitation, residential treatment programs, shelter care, outdoor therapeutic programs, therapeutic boarding schools or group homes, alternative education programs or outpatient/day treatment programs, wherever conducted.

(109) “Sequel Group” means, collectively:

(i) The Company, Parent, and each of the following Persons irrespective of the level of the Company’s or Parent’s ownership interest in any such Person:

(A)	Sequel Academy Holdings, LLC;

(B)	Sequel Youth Services of Clarinda, LLC;

(C)	Sequel Youth Services of Woodward, LLC;

(D)	Sequel Youth Services of Wyoming, LLC;

(E)	Sequel Youth Services of Arizona, LLC;

(F)	Sequel Youth Services of Michigan, LLC;

(G)	Sequel Youth Services of South Dakota, LLC;

(H)	Sequel TSI Holdings, LLC;

(I)	SequelCare of Arizona, LLC;

(J)	SequelCare of Florida, LLC;

(K)	Sequel TSI of Florida, LLC;

(L)	Sequel TSI of Alabama, LLC;

(M)	Sequel TSI of Indiana, LLC;

(N)	Sequel TSI of Idaho, LLC;

(O)	Sequel TSI of Arizona, LLC;

(P)	Sequel TSI of Auldern, LLC;

(Q)	SequelCare of Maine, LLC;

(R)	SequelCare of Michigan, LLC;

(S)	Sequel School at Belleville, LLC;

(T)	Sequel Alliance Family Services, LLC;

(U)	Sequel Realty, LLC;

(V)	NC Boys Realty, LLC;

(W)	Sequel Camelot Holdings, LLC;

(X)	CHG Health Services, Inc.;

(Y)	Sequel CS, Inc.;

(Z)	SequelCare of Oklahoma, LLC;

(AA)	Sequel Schools, LLC;

(BB)	Sequel of New Jersey, Inc.;

(CC)	Sequel of Oklahoma, LLC;

(DD)	Sequel of Kansas, LLC;

(EE)	Sequel of New Mexico, LLC

(FF)	Sequel Youth Services of Forest Ridge, LLC

(GG)	Sequel Youth Services of Albion, LLC

(HH)	Sequel Youth Services of Falcon Ridge, LLC.

(II)	Sequel Youth Services of Red Rock Canyon, LLC

(JJ)	Sequel Youth Services of Mount Pleasant, LLC

(KK)	Sequel Youth Services of Lava Heights, LLC, and

(LL)	Sequel Pomegranate Health Systems, LLC.

(ii) each Subsidiary of the Company, Parent or any other Person listed in the preceding clause (i);

(iii) any other Person Controlled (whether directly or indirectly) by the Company or Parent that engages in, or undertakes, any portion of the Sequel Business;

(iv) any Person formed, or acquired by, the Company or Parent (whether directly or indirectly) for purposes of carrying on any portion of the Sequel Business (as well as any Subsidiary of, and other Person Controlled by (whether directly or indirectly), a Person referred to in this clause (iv) that engages in, or undertakes, any portion of the Sequel Business); and

(v) any other Person through which the Company or Parent holds any interest in any entity referred to in the foregoing clauses (i) through (iv).

(110) “Sponsor” has the meaning set forth in the recitals of this Agreement.

(111) “Sub” has the meaning set forth in the recitals of this Agreement.

(112) “Subsequent Fiscal Years” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(113) “Subsidiary” means, with respect to a specified Person, any Person in which, at the time of the applicable determination, such specified Person has, directly or indirectly, a fifty percent (50%) or greater ownership interest or any Person with respect to which such specified Person possesses the power to direct or cause the direction of the management and policies of such Person, directly or indirectly through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise.

(114) “Tag Along Notice” has the meaning set forth in Section 8.15(a).

(115) “Tag Along Units” has the meaning set forth in Section 8.15(a).

(116) “Tag Sale” has the meaning set forth in Section 8.15(a).

(117) “Tag Seller” has the meaning set forth in Section 8.15(a).

(118) “Tax Distributions” has the meaning set forth in Section 6.9(a).

(119) “Tax Matters Member” means the Person designated as such in Section 4.11.

(120) “Tax Year” has the meaning set forth in Section 2.10.

(121) “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or any other contract.

(122) “Terminated Program” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(123) “Third-Party Purchaser” has the meaning set forth in Section 8.15(a).

(124) “Transfer Form” means such instruments of transfer, assignment and assumption affecting the Transfer of Units, in each case, as approved by the Board, together with an executed instrument signifying the transferor’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

(125) “Transfer” includes, in reference to any Securities (including the Interests or the Units), (a) any transfer of such Securities, directly or indirectly, by operation of Law, by court order, by judicial process, or by foreclosure, levy or attachment, (b) any sale, assignment, gift, donation, redemption, conversion or other disposition of such Securities, directly or indirectly, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and (c) the granting, directly or indirectly, of any mortgage, charge, pledge, encumbrance or grant of security interest, and in each case any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

(126) “Triggering Party” has the meaning given it in Section 8.16(a).

(127) “Unapproved Change of Control of Parent” means a Change of Control of Parent described in (i) clause (i) of the definition of “Change of Control of Parent” that has not been approved by the board of directors or managers or other governing body of Parent, or (ii) clause (ii) of such definition.

(128) “Unit” and “Units” have the meanings given them in Article III.

(129) “Unit Certificate” has the meaning given it in Section 3.5(c).

(130) “United States Person” has the meaning set forth in Code §7701(a)(30).

(131) “United States Tax” means all Taxes imposed by the United States of America or any State thereof on the taxable income of the Company allocated to any Member, or if such Member is a grantor trust or other disregarded entity, each beneficial owner of such Member, under this Agreement.

(132) “US Investment Company Act” has the meaning given it in Section 7.8.

(133) “Voting Threshold” has the meaning given it in Section 12.1(c).

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Except as otherwise expressly provided or unless the context otherwise requires, all pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or entity may require. The word “days” used alone shall mean calendar days unless otherwise expressly stated. All dollar amounts are expressed in the lawful currency of the United States of America.

Article II

General Provisions

2.1 Formation; Continuance of Company. All members of the Board, all Class A Members and the Preferred Member hereby:

(a) acknowledge the formation of the Company as a limited liability company pursuant to the Iowa Limited Liability Company Act by virtue of the Articles of Organization filed with the Office of Secretary of State of the State of Iowa on June 28, 2006;

(b) acknowledge the conversion of the Company to a Delaware limited liability company pursuant to the Act and the Iowa Act and the merger of Sub with and into the Company with the Company as the surviving entity in accordance with the Merger Agreement and the Act;

(c) respectively confirm and agree to their status as a Member; and

(d) execute and adopt this Agreement as the operating agreement of the Company pursuant to the Act thereby amending and restating the Prior Operating Agreement.

2.2 Company Name. The name of the Company is “Sequel Youth and Family Services, LLC” or such other name or names as may be selected by the Board from time to time acting in good faith in accordance with the provisions hereof, subject to the required provisions of the Act, and its business shall be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3 Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at ___________________________, and the name of the Company’s registered agent in the State of Delaware is ______________. The Board may, from time to time, change the Company’s registered office and/or registered agent and shall promptly amend the Certificate of Formation to reflect such change(s).

2.4 Place of Business. The principal business address of the Company shall be 1131 Eagletree Lane, Huntsville Alabama 35801, or such other address as determined by the Board from time to time. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Board may deem advisable.

2.5 Purpose; Powers; Nature of Business Permitted.

(a) Subject to Section 2.5(b), the purposes to be conducted or promoted by the Company are to carry on any lawful business, purpose or activity, or engage in any lawful act or activity, and to exercise any powers permitted to limited liability companies formed under the Act.

(b) Without the prior approval of the Board, the Company may not engage in any business or activity that is not directly or indirectly related to the Sequel Business, or activities that are necessary or related to the Sequel Business.

2.6 Company Property. Legal title to all Property shall be held by and vested and conveyed in the name of the Company, and no Property shall be deemed to be owned by any Member individually. The Interest held by each of the Members shall constitute personal property.

2.7 Term. The existence of the Company shall be deemed to have commenced on the date of the filing of the Articles of Organization in the Office of Secretary of State of the State of Iowa, and, subject to the provisions of Article X hereof, the Company shall have a perpetual life. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.8 No Partnership Intended for Nontax Purposes. The parties to this Agreement agree to form a limited liability company taxed as a partnership but do not intend to form a partnership or joint venture under the Laws of the State of Delaware or any other jurisdiction, and the parties intend that no Member or Manager be a partner or joint venturer of any other Member or Manager as a result of this Agreement. This Agreement may not be construed to suggest otherwise.

2.9 Failure to Observe Formalities. A failure to observe any formalities or requirements of this Agreement, the Certificate of Formation or the Act shall not be grounds for imposing personal liability on the Members or Managers for liabilities of the Company.

2.10 Fiscal Year; Tax Year. The fiscal year of the Company for financial reporting purposes shall be the year ending June 30 (the “Fiscal Year”) and for U.S. federal income tax purposes shall be the calendar year (the “Tax Year”).

Article III

Interests; Members

3.1 Units.

(a) Each Interest shall be represented by a number of “Units”, which may be whole Units or fractions of a whole Unit, provided that no fraction of a Unit shall be less than 1/100 of a whole Unit. Units may be designated in one or more classes or series and with such rights, privileges, preferences, and limitations as determined at the time such Units are issued. There shall be four (4) classes of Units: Class A Units, Class B Units, Class C Units, and Class D Units. References herein to “Units” shall mean all Units, regardless of class, issued by the Company. References herein to a particular class of Units shall include only the Units from the class specified.

(b) Initially there shall be outstanding the following Units:

(c) 19,406,250 Class A Units,

(d) 4,500,000 Class B Units,

(e) 2,156,250 Class C Units, and

(f) 239,583 Class D Units.

(g) As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Merger Agreement, the Company has issued and outstanding the number of Units of each class reflected on Exhibit A hereto.

(h) Each holder of any class of Units shall be entitled to share in the Profit and Loss and to receive distributions as provided in Article VI when, as, and if declared by the Board out of funds legally available therefor. Upon any liquidation, dissolution, or winding up of the Company, any of the Company’s assets available for distribution to the Members shall be distributed to the Members as provided in this Agreement.

(i) Upon the exchange of Class B Units by a Class B Member pursuant to the Exchange Agreement, the Company shall issue to Parent a number of Class B Units equal to the number of Class B Units so exchanged by such Class B Member, unless such Class B Member transferred the Class B Units being exchanged directly to Parent.

(j) If Parent issues any shares of its common stock other than in exchange for Class B Units pursuant the Exchange Agreement, then the Company shall issue to Parent a number of Class B Units equal to the number of shares of Parent common stock so issued by Parent.

(k) Class D Units are subject to conversion to Class C Units in accordance with Section 12.1(c).

3.2 Preferred Consent Matters. The Company will not:

(a) During any period of time that Class C Units or Class D Units are outstanding, propose, enter into or permit to occur or exist any action or matter that would constitute a Nondefault Preferred Consent Matter without prior Preferred Member Approval.

(b) During any period of time that any installment of Class C Distribution or Class D Distribution required to be paid under Section 6.8 hereof is not paid to the holders of Class C Units or Class D Units within twelve (12) months of the date due, propose, enter into or permit to occur or exist any action or matter that would constitute a Delinquent Payment Preferred Consent Matter without prior Preferred Member Approval.

(c) During any period of time that an Event of Default exists and is continuing, or at any time after the 42-Month Anniversary irrespective of the existence or continuance of any Event of Default, propose, enter into or permit to occur or exist any action or matter that would constitute a Default Preferred Consent Matter without prior Preferred Member Approval.

3.3 Voting Rights. Members holding Class A Units or Class C Units shall be entitled to vote together as a single class as to all matters that require a vote of Members under this Agreement or the LLC Act, other than matters expressly subject to a vote solely by the Class C Member pursuant to this Agreement. Each Class A Member shall be entitled to one vote for each Class A Unit held by such Member and each Class C Member shall be entitled to one vote for each Class C Unit held by such Member. The Class B Units and Class D Units shall not be entitled to any voting rights, except as otherwise required by the LLC Act and subject to any required approval or consent of the holders of Class D Units in respect of any Preferred Consent Matter.

3.4 Members.

(a) The current Members of the Company after giving effect to the consummation of the transactions contemplated by the Merger Agreement and their respective notice addresses and holdings of Units are set forth on Exhibit A hereto.

(b) Upon a change in the address of a Member, a Transfer of Units in accordance with this Agreement, the admission of additional or substitute Members of the Company in accordance with this Agreement, or the making of an additional Capital Contribution by a Member, the Board shall amend Exhibit A to reflect such ownership, admission and/or Capital Contribution without further act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1.

3.5 Unit Certificates.

(a) Each Unit, representing a limited liability company interest in the Company, shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company hereby “opts-in” to such provisions for the purpose of the Uniform Commercial Code.

(b) The Company shall maintain books for the purpose of registering the transfer of limited liability company interests of the Company. Notwithstanding anything in this Agreement to the contrary, the transfer of any Unit requires delivery of an endorsed Unit Certificate or lost certificate affidavit and indemnity agreement (each in a form satisfactory to the Company), and any transfer of a Unit shall not be deemed effective until the transfer is registered in the books and records of the Company.

(c) Each Unit shall be represented by a certificate in the form attached hereto and incorporated herein by reference as Exhibit B (a “Unit Certificate”), and each Unit Certificate shall be executed by any Manager or any officer of the Company authorized by the Board and shall contain the following legend:

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHOCATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION AND REGISTRATION IS AVAILABLE. ANY TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY ARE FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY, DATED AS OF _______________, 2017, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.”

(d) Notwithstanding any provision of this Agreement to the contrary, to the extent any provision of this Agreement is inconsistent with any nonwaivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware, the provisions of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware shall control.

(e) THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY DESCRIBED IN THIS AGREEMENT ARE RESTRICTED AS PROVIDED HEREIN.

3.6 Admission of Additional Members.

(a) No Person shall be admitted as a Member of the Company without (i) the approval of the Managers and (ii) Preferred Member Approval; provided, that the foregoing limitation shall not be applicable to permitted transferees of Members who shall be admitted as Members immediately upon compliance with the applicable provisions of Article VIII. Notwithstanding the foregoing, no Person who is not a United States Person shall be admitted as a Member without Preferred Member Approval or if such admission would otherwise result in any breach, violation or contravention of any of the provisions of Article XII.

(b) Subject to the prior receipt of the consent or consents required by Section 3.6(a), a Person shall be admitted as an additional Member of the Company upon such Person’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

3.7 No Preemptive Rights. No Member shall, by reason of his, her or its holding Units of any class of the Company, have any statutory preemptive or preferential right, under the Act or otherwise, to purchase or subscribe for any Interest, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase Units of any class or any other Interest, now or hereafter to be authorized, whether or not the issuance of any Units or Interest or such notes, debentures, bonds or other securities would adversely affect the distribution or voting rights of any such Member.

3.8 Resignations. No Member shall have the right or power to voluntarily resign or otherwise withdraw from the Company prior to the dissolution and winding up of the Company, except as otherwise expressly provided in this Agreement.

3.9 No Liability of Members. Except as otherwise expressly required by the Act, all debts, obligations and liabilities of the Company, whether arising in contributions, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

3.10 Meetings of and Voting by Members.

(a) A meeting of the Members may be called at any time by a Majority in Interest of the Class A Members or by the Board. Meetings of the Members may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or at such place as may be approved by the Board. Unless such requirement is waived by (i) a Majority in Interest of the Class A Units and (ii) Preferred Member Approval, meetings of the Members shall be held upon ten (10) Business Days’ notice by first-class mail or internationally recognized express courier or forty-eight (48) hours’ notice given personally or by telephone, facsimile, e-mail, or other similar means of communication. Any such notice shall be addressed or delivered to each Member at such Member’s address as it is shown upon the records of the Company. Notice by mail or express courier shall be deemed to have been given at the time a written notice is deposited in the United States or Canadian mail, postage prepaid or at the time deposited with such express courier with full payment for express delivery, as the case may be. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the receiver. Unless otherwise expressly required by this Agreement, the affirmative vote of a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class, shall be required for the approval by the Members of each matter submitted to a vote of the Members, other than any Preferred Consent Matter (for which Preferred Member Approval shall be required).

(b) The presence (in person or by proxy) of Members having sufficient voting power to approve all matters to be considered at the meeting shall constitute a quorum. In case a quorum shall not be present at any meeting, Members holding a majority of the Units present (in person or by proxy) at the meeting shall have the power to adjourn the meeting from time to time until a quorum is present.

(c) Members may participate in a meeting through use of conference telephone or other communications equipment, so long as all Persons participating in such meeting can hear each other.

(d) Any action required or permitted to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if Members holding not less than the minimum number of votes necessary to authorize or take such action as required under this Agreement consent in writing to that action. Such action by written consent shall have the same force and effect as a vote taken at a meeting by such Members. Upon the taking of any action by written consent, the Company shall promptly provide written notice thereof to the Members that did not execute such written consent; provided that the failure to give such notice shall not affect the validity of such action.

(e) The provisions of this Section 3.10 govern meetings of the Members if the Members elect, in their discretion, to hold meetings or if a meeting of the Members is called by the Board. Nothing in this Section 3.10 or in this Agreement, however, is intended to require that meetings of Members be held absent such a meeting being called by the Members or the Board.

3.11 Remuneration to Members. Except as otherwise specifically provided by the Board, no Member (acting solely in the capacity of a Member) is entitled to remuneration for acting in the Company business.

3.12 Members Are Not Agents. Pursuant to Section 4.1 and the Certificate of Formation, the management of the Company is vested solely in the Board. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Certificate of Formation. No Member, acting solely in the capacity of a Member, shall be or act as an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf, or to render it liable for any purpose.

Article IV

Management

4.1 Management of the Company. The business, Property and affairs of the Company shall be managed by or under the direction of a “board of managers” consisting of one or more Managers designated by the Members in accordance with this Agreement (the “Board”).

(a) The Board shall initially consist of one (1) Manager and the initial Manager designated by the Members shall be the Parent. Thereafter (i) the total number of Managers shall be fixed from time to time by a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class, and (ii) Managers shall be elected at each annual meeting of the Members and at any special meeting of the Members called for the purpose of electing Managers. Each Manager shall serve until the earlier of (v) the designation of such Manager’s successor, (w) the removal of such Manager in accordance with the terms of this Agreement, and (x) such Manager’s resignation. A Manager may, but need not be, a Member.

(b) Any Manager may resign at any time by giving written notice to the Members and the other Managers, or written notice to the Members if there are no Managers. The resignation of any Manager shall take effect upon receipt of that notice or at such later time or upon the happening of the event or events as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

(c) A Manager may be removed at any time, with or without cause, by the affirmative vote of a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class.

(d) Any vacancy occurring in the Managers, for any reason, shall be filled by the affirmative vote of a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

4.2 Meetings of the Board.

(a) Meetings of the Board may be called by any Manager. All meetings shall be held upon at least two (2) Business Days’ written notice (with confirmed receipt). Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place within or without the State of Delaware that has been designated in the notice of the meeting or at such place as may be approved by the Board. Managers may participate in a meeting through use of conference telephone, or other communications equipment, so long as all Managers participating in such meeting can hear each other. Participation in a meeting in such manner constitutes presence in person at such meeting. The presence of Managers sufficient to approve a matter pursuant to this Agreement constitutes a quorum of the Board for the transaction of business with respect to such matter.

(b) Any action required or permitted to be taken by the Board may be taken by the Board without a meeting, without prior notice and without a vote, if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consents thereto in writing. Such action by written consent shall have the same force and effect as if taken at a meeting of the Board.

(c) The Company shall reimburse the reasonable out-of-pocket expenses incurred by each Manager in connection with attending meetings of the Board.

4.3 Board Approval Matters. Except as otherwise provided by this Agreement (including Section 13.1), the affirmative vote by a simple majority of the total number of Managers then in office shall be considered the action of the Board.

4.4 Power to Bind Company. No Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any action except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement. Except as otherwise determined by the Board, only those Managers, officers of the Company, and other Persons specifically authorized by the Board may execute any contract, agreement, or document on behalf of the Company.

4.5 Fiduciary Duties of Managers.

(a) Subject to the other provisions of this Article IV, the Managers shall have and exercise the same duties (including fiduciary duties) to the Company and the Members as a director of a corporation under the laws of the State of Delaware.

(b) To the extent that the Members, or any Member or class or group of Members, have a consent, veto or approval right or power under this Agreement or the Act with respect to a particular matter or action of the Company or the Board, and such Members, or Member or class or group of Members, (i) give their consent or approval to such matter or action, then the Managers shall, to the fullest extent permitted by Law, have no duties (including fiduciary duties) to the Company, the Members, the other Managers, the officers of the Company or any other Person in taking such particular matter or action, or (ii) veto or fail to exercise such right or power with respect to such matter or action, then the Managers shall, to the fullest extent permitted by Law, have no duties (including fiduciary duties) to the Company, the Members, the other Managers, the officers of the Company or any other Person in failing to act with respect to such particular matter or action.

(c) The provisions of this Section 4.5, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) of the Managers existing at law or in equity, are agreed by the Company, the Members, the other Manager(s), the officers of the Company and any other Person to replace such other duties of Managers to the fullest extent permitted by Law.

(d) Any amendment, modification or repeal of this Section 4.5 shall be prospective only and shall not in any way affect the elimination or modification of duties (including fiduciary duties) of the Managers as in effect immediately prior to such amendment, modification or repeal with respect to acts or omissions occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

4.6 Other Activities. Except as expressly otherwise provided herein (including, without limitation, in the succeeding sentences of this Section 4.6) but (for any Manager) in any event in compliance with the obligations set forth in Section 4.5(a), any Member and any Manager may engage in or possess any interest in other business ventures and may engage in other activities of any nature and description independently or with others and neither the Company nor any other Member shall have any rights in or to any such independent venture or the income or profits derived therefrom. The Manager shall not be required to manage the Company as its sole and exclusive function. In addition to the activities permitted by the initial sentence of this Section 4.6, Alaris may engage in or possess any interests in business ventures and may engage in other activities of every kind and description (including ventures competitive with the Sequel Group) independently or with others in addition to those relating to the Company, provided that Alaris complies with the provisions of Section 7.6. Each Member authorizes, consents to and approves of such present and future activities by Alaris. Notwithstanding the foregoing, none of the Company, any Member or any officer of the Company shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of Alaris or any Affiliate of Alaris (which, for the avoidance of doubt, excludes the Company), or to the income or proceeds derived therefrom.

4.7 Devotion of Time. The Members acknowledge that the Company is managed on a day-to-day basis by a Chief Executive Officer (other than the Managers) who is responsible for the day-to-day operational management of the Company at the direction of the Managers and that the roles of the Managers (acting in their capacity as such) are to provide strategic direction and overall control of the business only. As such, a Manager shall not be required to manage the Company as his sole and exclusive function, provided that each Manager shall dedicate such time, effort and skill to the planning for the Company’s strategic direction of the business and operational affairs as is necessary and proper to ensure the Company’s welfare and success.

4.8 Limited Liability.

(a) A Manager shall, to the fullest extent permitted by Law, not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person for breach of fiduciary duty for such Manager’s good faith reliance on the provisions of this Agreement.

(b) A Manager of the Company shall, to the fullest extent permitted by Law, not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company.

(c) A Manager, in the performance of such Manager’s duties as set forth in Section 4.5, shall to the fullest extent permitted by Law, be fully protected and shall not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person, in relying in good faith upon the records of the Company and its Subsidiaries and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, Members, officers or employees or to any of the Company’s Subsidiaries or any of their managers, directors, officers, employees or committees of managers or directors, or by any other Person, as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any of its Subsidiaries (including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any of its Subsidiaries or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, and notwithstanding anything in this Agreement to the contrary, the Managers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and a Manager, in the performance of such Manager’s duties as set forth in Section 4.5, shall to the fullest extent permitted by Law be fully protected, and shall not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person, in relying in good faith upon any advice or opinion of any such Person as to matters which the Managers reasonably believe to be within such Person’s professional or expert competence.

(d) Notwithstanding anything in this Agreement to the contrary, a Manager shall, to the fullest extent permitted by Law, not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person for breach of fiduciary duties as set forth in Section 4.5; provided, however, that the foregoing shall not eliminate or limit the liability of a Manager for (i) any breach of the Manager’s duty of loyalty to the Company or the Members, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law, (iii) any financial benefit received by the Manager to which the Manager is not entitled, or (iv) any improper distributions for which the consent related to such distribution does not comply with the Manager’s fiduciary duties set forth in Section 4.5.

(e) The provisions of this Section 4.8, to the extent that they restrict or eliminate or otherwise modify of the liabilities of the Managers existing at law or in equity, are agreed by the Company, the Members, the other Manager(s), the officers of the Company and any other Person to replace such other liabilities of Managers to the fullest extent permitted by Law.

(f) Any amendment, modification or repeal of this Section 4.8 shall be prospective only and shall not in any way affect the elimination or modification of liabilities of the Managers as in effect immediately prior to such amendment, modification or repeal with respect to acts or omissions occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

4.9 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents, advisors, representatives and consultants of the Company and to delegate such duties to any such officers, employees, agents, advisors, representatives and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

4.10 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

4.11 Tax Matters.

(a) The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes and any similar provisions of state or local Law. The Company shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Regs. §301.7701-3(a) or under any corresponding provision of state or local Law. The tax classification for U.S. federal income tax purposes, however, shall not affect the Company’s state law status as a Delaware limited liability company or the status of the Company in any foreign jurisdiction.

(b) Until the Board determines otherwise, the Parent shall be the person described in IRC §6231(a)(7) and be referred to as the “Tax Matters Member”. As the Tax Matters Member, the Parent shall act in good faith and in a manner consistent with its fiduciary duties, from time to time, only at the direction of the Board, which direction shall be given only in good faith and in a manner consistent with the fiduciary duties of the Board. The Tax Matters Member shall cause to be prepared and shall sign all returns of the Company, make any election which is available to the Company consistent with the terms hereof, and monitor any governmental tax authority in any audit that the authority may conduct of the Company’s books and records or other documents. If a valid Section 754 election is not otherwise already in effect, the Company shall make and thereafter shall keep in effect, a valid election under Section 754 of the Code beginning in the taxable year of the Company that includes the Merger or any Exchange of a Unit constituting a sale or exchange for federal income tax purposes. Each Member shall take all actions required to cause the Parent to be (and continue as) the Tax Matters Member and, if requested by the Tax Matters Member, to otherwise authorize and appoint the Tax Matters Member as that party with the sole authority to handle all tax matters of the Company. Each Member agrees to execute, certify, deliver, file and record at appropriate public offices or deliver to the Tax Matters Member such documents as may be requested by the Tax Matters Member to facilitate the handling of any tax matter as the Tax Matters Member deems necessary. The Tax Matters Member shall keep the Members reasonably informed of all audit activity or correspondence to and from tax authorities pertinent to Company affairs, and shall afford any Member interested in doing so the opportunity to participate in proceedings before a taxing authority or any judicial proceedings pertinent to tax matters.

(c) Not later than March 15 of each year (or as may be extended in compliance with the Regs), the Board shall cause to be prepared and transmitted to each Member a U.S. federal income tax Form K-1 for the prior Tax Year and any required similar state and local income tax form for each Member prepared in a manner consistent with the terms hereof.

(d) The Tax Matters Member shall not cause or permit the Company to take any action or make any decision that would have a Material Adverse Effect or a material adverse effect on any Member without approval of the Board, and with respect to any Preferred Member, Preferred Member Approval.

(e) With respect to Tax returns for Tax years beginning after December 31, 2017 (or such later date as may be applicable if the effective date the 2015 Audit Rules is delayed), the Tax Matters member shall be the Company’s “partnership representative” (as such term is defined in Code §6223(a)) (and in any other similar capacity under state or local Tax Law). The Tax Matters Member shall keep the Members reasonably informed of all audit activity or correspondence to and from Tax authorities pertinent to the Company’s affairs, and shall afford any potentially-affected Member interested in doing so the opportunity to participate in proceedings before a Tax authority or any judicial proceedings pertinent to Tax matters, to the extent practicable, at such Member’s own expense. The Tax Matters Member shall not cause or permit the Company to take any action or make any decision pertinent to such audit activity that would have a material adverse effect on the Preferred Member without Preferred Member Approval. Except with Preferred Member Approval:

(i) The Tax Matters Member shall not cause or permit the Company to elect under §1101(g)(4) of the Bipartisan Budget Act of 2015 to have any provision of such Act apply to the Company for the Company’s Tax years beginning before January 1, 2018 (such provisions, the “2015 Audit Rules”);

(ii) The Tax Matters Member shall cause the Company to make an election out of the 2015 Audit Rules pursuant to Code §§6221(b) if the Company is eligible to do so unless Company receives written notice to the contrary from the Preferred Member; and

(iii) If the Company is not eligible for such election out in (ii) above), the Company shall make the election described in Code §6226(a), to the extent the Company is eligible to do so, so as to avoid the application of Code §6225, unless Preferred Member approves Company’s decision not to make such election.

Article V

Contributions and Capital Accounts

5.1 Capital Contributions. As of the date hereof, each Member shall own the number and class of Units set forth opposite the name of such Member as set forth on Exhibit A hereto, as adjusted from time to time pursuant to the terms of this Agreement. Units have been and shall be hereafter issued to the Members for the Capital Contributions made by such Members at the time they received their respective Units.

5.2 Capital Accounts.

(a) The Company shall establish and maintain a single Capital Account for each Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be added such Member’s Capital Contributions, such Member’s allocable share of Profit, Gross Income, and any items in the nature of income or gain that are specially allocated pursuant to Sections 6.4, 6.4 or 6.5 hereof and the amount of any Company liabilities assumed by such Member or secured by any Property distributed to such Member;

(ii) Each Member’s Capital Account shall be decreased by the amount of cash and the Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share of Losses and any items in the nature of deduction or loss that are specially allocated pursuant to Sections, 6.3, 6.4 or 6.5 hereof and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

(iv) In determining the amount of any liability for purposes of clauses (i) and (ii) of this Section 5.2, there shall be taken into account Code §752(c) and any other applicable provisions of the Code, the Regs and Section 6.7(c) hereof.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regs. Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regs. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any decreases or increases thereto (including decreases or increases relating to liabilities that are secured by, contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regs., the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article X upon the winding up of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regs. Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regs. Section 1.704-1(b).

5.3 Additional Contributions.

(a) No Member shall be obligated to make any additional contribution to the Company’s capital without such Member’s consent. The consent of the other Members is not necessary for any Member to contribute additional capital to the Company, provided that Preferred Member Approval is required if any such contribution of additional capital would cause a breach of Article XII.

(b) The Members acknowledge that additional capital contributions may be in the best interest of the Company and its Members from time to time. If the Board reasonably determines that additional contributions to the Company’s capital are required, the Board may request the capital contributions from the Preferred Member. The Preferred Member has indicated an interest in possibly funding additional capital contributions if requested to do so by the Company. Any additional capital contribution by the Preferred Member is subject to, among other matters, (i) approval of a Majority in Interest of the Class A Units, (ii) approval of all corporate and regulatory bodies with authority over the Preferred Member and its parent entity, (iii) no Material Adverse Effect or Material Change has occurred as of the closing of such additional capital contribution, and (iv) no Event of Default has occurred and is continuing as of the closing of such additional capital contribution.

(c) To the extent a Member makes an additional Capital Contribution to the Company, the Board shall revise Exhibit A of this Agreement to reflect such Capital Contribution without further, act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1.

5.4 Rights Regarding Capital Contributions.

(a) Except as otherwise set forth herein, no Member shall be entitled to interest on any Capital Contribution, and no Member shall have the right to withdraw or to demand the return of all or any part of its Capital Contribution.

(b) Except as required by the LLC Act, no Member shall have personal liability for the repayment of the Capital Contribution of any Member or any obligation to make loans or advances to the Company, including restoration of a deficit Capital Account as provided in Section 5.5.

5.5 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of Law to the contrary, to the extent that any Member’s Capital Account has a deficit balance upon dissolution of the Company, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

5.6 Creditors. The provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contribution or payments to the Company.

Article VI

Allocations and Distributions

6.1 Profit and Loss. The Board will allocate to each Member its share of the Gross Income, Profit and Loss of the Company for each Tax Year as determined in accordance with the terms hereof. All Members agree to be bound by such allocations of Gross Income, Profit, Loss, and all items which are separately allowable for income tax purposes, tax credits and other income tax-related amounts provided for in this Agreement, and expressly acknowledge that such allocations are reasonable having regard to all circumstances at the time each Member acquired any Units in the Company.

6.2 All Unitholders of Each Class Equal. Allocations of Gross Income, Profit, Loss and all items which are separately allowed for income tax purposes, tax credits and other income tax-related amounts shall be made among the holders of each class of Units in proportion to which the number of Units of that class held by a Member bears to the aggregate number of Units in such class held by all Members.

6.3 Allocation of Profit and Gross Income. At the end of each Tax Year of the Company, and subject to Sections 6.3(d), 6.4(e) and 6.5, holders of Units will be allocated an amount of Gross Income and Profit in the following order of priority:

(a) First, Gross Income to the Preferred Member to the extent of the lesser of:

(i) the aggregate amount of Class C Distribution and Class D Distribution paid to it during such Tax Year, plus the balance of the Notional Account (as computed pursuant to Section 6.3(c)), if any; and

(ii) all of the Company’s Gross Income for such Tax Year; and

(b) Second, all Profit to the holders of the Class A Units and Class B Units in proportion to the number of Units held by each such holder relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year.

(c) In respect of any Tax Year, the amount, if any, by which the amount referred to in Section 6.3(a)(i) exceeds the amount referred to in Section 6.3(a)(ii), shall be added to a notional account (the “Notional Account”) for the purpose of calculating the allocation of Gross Income to the Preferred Member (in proportion to the number of Class C Units and Class D Units held by such Member) in any subsequent Tax Year. For purposes of clarity, the purpose of such Notional Account is to ensure that the Preferred Member is appropriately allocated an aggregate amount of Gross Income equal to the aggregate amount of Class C Distributions and Class D Distributions. An amount allocated to the Preferred Member in respect of the Notional Account in a Tax Year shall be deducted from the Notional Account for the purposes of subsequent Tax Years (in proportion to the number of Class C Units and Class D Units held by such Member).

(d) Upon a Liquidation Event, and notwithstanding any other provision of this Agreement to the contrary, an amount of Profit arising therefrom shall be allocated to the Preferred Member to the extent of (i) any installments of the Class C Distribution and Class D Distribution that are due and payable have not been fully paid, and (ii) the positive difference, if any, between (A) the Preferred Member's Initial Class C Contribution, Initial Class D Contribution, and any additional amounts to which the Preferred Member is entitled if Section 8.11 or 8.12 is applicable (such adjustment is limited to the Profit arising from such event), and (B) the Capital Account balance of the Preferred Member.

6.4 Allocation of Loss & Related Offsetting Allocations of Profit. At the end of each Tax Year, holders of Units will be allocated an amount of Loss in the following order of priority:

(a) First, to the holders of Class A Units and Class B Units (in proportion to the number of Units held by each Member relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year) until the balances of their Capital Accounts are reduced to zero;

(b) Second, to the holders of Class A Units and Class B Units (in proportion to the number of Units held by each Member relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year) until a holder of Class A Units or Class B Units would have an Adjusted Capital Account Deficit, and then to the other holders of Class A Units and Class B Units until each such holder of Class A Units or Class B Units would have an Adjusted Capital Account Deficit.

(c) Third, to the holder of Class C Units and Class D Units, in proportion to the weighted average number of such Units held by each such holder during such Tax Year relative to the weighted average total number of Class C Units and Class D Units outstanding during such Tax Year, until the balance of its Capital Account is reduced to zero; and

(d) Finally, any remaining Loss to the holders of the Class A Units and Class B Units in proportion to the number of Units held by each Member relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year.

(e) In respect of each Tax Year, if, in a prior Tax Year, an amount of Loss has been allocated to the holders of Class A Units, Class B Units, Class C Units or Class D Units pursuant to this Section 6.4, which such allocations have not been reversed by previous applications of this Section 6.4, Profit in such current Tax Year shall be allocated in the following manner:

(i) First, to holders to which such Loss has been previously allocated, in the following order of priority:

(A) First, Profit to reverse such previous Loss allocations made pursuant to Section 6.4(d);

(B) Second, Gross Income to reverse such previous Loss allocation made pursuant to Section 6.4(c);

(C) Third, Profit to reverse the Loss allocation made pursuant to Section 6.4(b); and

(D) Finally, Profit to reverse such previous Loss allocation made pursuant to Section 6.4(a); and

(E) Thereafter, the balance of Profit, if any, shall be allocated pursuant to Section 6.3(a) and (b).

6.5 Special Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

(a) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Regs. §1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by Regs. §1.704-1(b)(2)(ii)(d). The Members intend that the provisions set forth in this clause will constitute a “qualified income offset” as described in Regs. §1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regs.

(b) No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Regs. §1.704-1 and otherwise in accordance with the applicable provisions of Section 6.4. If any item of Loss is reallocated under this Section 6.5(b), subsequent allocations of Profit and Loss (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this Section (b) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 6.5(b).

(c) To the extent an adjustment to the adjusted tax basis of any of the Company assets, pursuant to Code § 734(b) or Code § 743(b), is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company if Section 1.704-(b)(2)(iv)(m)(2) of the Treasury Regulations applies, or to the Member to whom such distribution was made if Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations applies. Additionally, the Members intend to restate the Capital Account balances under circumstances when such restatements are required or permitted under Regs. Section 1.704-1(b)(2)(iv), in which cases the principles referred to in Regs. Section 1.704-1(b)(2)(iv)(f)(1) through (4) shall be applied. In the event of such a restatement, the unrealized gain recognized for book purposes is to be initially allocated to the Preferred Member to the extent of any remaining accrued but unpaid Class C Distribution and Class D Distribution as well as any additional amounts in excess of any Initial Class C Contribution and Initial Class D Contribution to which the Preferred Member is entitled if Section 8.11 or 8.12 is then applicable (such adjustment is limited to such unrealized gain recognized for book purposes), consistent with Section 6.3(d).

(d) Notwithstanding any other provision of this Article VI, if there is a net decrease in the Company Minimum Gain (as calculated in accordance with the principles of Regs. §1.704-2(g)(1)) during any Tax Year, each Member, but only to the extent required by Regs. §1.704-2(f), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regs. §1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regs. §§1.704-2(f)(6) and 1.704-2(j). The Members intend that this provision comply with the minimum gain chargeback requirement in such section of the Regs. and shall be interpreted consistently therewith.

(e) Notwithstanding any other provision of this Article VI (other than Section 6.5(d) if there is a net decrease in Member Minimum Gain (calculated in accordance with the principles of Regs. §1.704-2(i)(3)) during any Tax Year, each Member who has a share of that Member Minimum Gain, determined in accordance with the principles of Regs. §1.704-2(i)(5), as of the beginning of such Tax Year, but only to the extent required by Regs. §1.704-2(i) and not subject to the exceptions set forth in Regs. §1.704-2(i)(4), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regs. §§1.704-2(i)(4) and 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with, and only to the extent required by, Regs. §§1.704-2(i) and 1.704-2(j). The Members intend that this provision comply with the minimum gain chargeback requirements in such Regs. §704-2(i)(4) and shall be interpreted consistently therewith.

(f) All Nonrecourse Deductions shall be allocated to the Members in the manner described in Section 6.3(b) above (irrespective of whether Profit is allocable pursuant to such Section in any particular Tax Year) since, the Members acknowledge, the Profit allocation therein set forth is a significant Company item attributable to property securing nonrecourse liabilities within the meaning of Regs. §1.704-2(e)(2).

(g) The allocations contained in Sections (a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regs. §§1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profit and Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred. The Board shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.5(g).

6.6 Income Tax Allocations and Allocations Regarding Contributed Property. Except as provided in the following sentence, all items of Company income, loss and deduction for U.S. federal income tax purposes shall be allocated among the Members consistent with the corresponding allocations of Profit, Loss and other items of income and deduction as described in the foregoing provisions of this Article VI. Notwithstanding the foregoing, each item of income, gain, loss or deduction attributable to: (a) any Property contributed to the capital of the Company or (b) any other Property of the Company the Asset Value of which has been adjusted pursuant to clause (ii) or (iv) of the definition of Asset Value, shall be allocated among the Members in accordance with Code §704(c) (or, as determined by the Parent as appropriate, any provisions contained in the Regs. under Code §704(b) providing for substantially equivalent treatment) using the remedial method, so as to take into account the variation, at the time of contribution or adjustment to Asset Value, between the adjusted basis and Asset Value of such Property, provided that, with prior Preferred Member Approval, the Parent may select another reasonable method. Allocations pursuant to this Section 6.6 are solely for purposes of U.S. federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profit, Loss, other items, or distributions pursuant to any provision of this Agreement, except that allocations pursuant to this Section 6.5 shall be taken into account in determining the amount of Tax Distributions paid to the holders of Class A Units and Class B Units pursuant to Section 6.9(a).

6.7 Other Allocation Rules.

(a) For purposes of determining the Profit, Loss, or any other items allocable to any specified period, Profit, Loss and any such other items shall be determined on a monthly or other basis using any permissible method under Code §706 and the Regs. thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article VI, and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(c) In allocating Company liabilities for purposes of Code §752 and the Regs. promulgated thereunder, the Members acknowledge and agree as follows:

(i) Recourse liabilities shall be allocated to the Members in accordance with Regs. §1.752-2. It is acknowledged that the Preferred Member presently bears no “economic risk of loss” for any recourse liability of the Company or its Affiliates within the meaning of Regs. §1.752-2, and that the Preferred Member has no obligation or intention to assume such a risk in the future. Accordingly, unless the Preferred Member determines to assume such a risk, no such recourse liabilities shall be allocated to the Preferred Member.

(ii) In regards to the allocation of nonrecourse liabilities of the Company as defined in Regs. §1.752-1(a)(2):

(A) Any such liability allocable pursuant to Regs. §1.752-3(a)(1) shall be allocated solely to the Members having a share of the Company Minimum Gain. It is acknowledged that, at present, the Preferred Member has no share of Company Minimum Gain.

(B) A maximum amount of nonrecourse liabilities shall be allocated to Members to whom taxable gain would be allocated under Code §704(c) (or in the same manner as Section 704(c) in connection with a revaluation of Company property) if the Company disposed of property subject to one or more nonrecourse liabilities of the Company in a taxable transaction in full satisfaction of such liabilities and for no other consideration pursuant to Regs. §1.752-3(a)(2), taking into account the method of calculation thereof prescribed in Section 6.6 above. The Members intend that allocations under this Section 6.7(c)(ii)(B) shall be made to each Member in an amount that reflects the ultimate taxable gain that would be recognized by each such Member after taking into consideration any available reductions to such Member’s allocable share of Company gain as a result of existing basis adjustments determined under section 743(b) and the regulations thereunder. For the avoidance of doubt, the Members intend, to the extent consistent with existing law, all nonrecourse liabilities allocated under this Section 6.7(c)(ii)(B) shall be made to the holders of Class A Units and Class B Units.

(C) All excess nonrecourse liabilities of the Company within the meaning of Regs. §1.752-3(a)(3) shall be allocated as follows:

1. First, to the Members in an amount up to the built-in gain that is allocable to the Class A Members and the Class B Members, to the extent consistent with existing law, on §704(c) property or property for which reverse section §704(c) allocation is applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the amount described in Section 6.7(c)(ii)(B) above. The Parties agree that, at the time this Agreement is entered into, there was sufficient built-in gain allocable to the Class A Members and Class B Members to support the allocation of the debt to the Class A Members and Class B Members. The Members intend that allocations under this provision will be made solely to the Class A Members and the Class B Members, to the extent consistent with existent law, in a manner similar to that described in Section 6.7(c)(ii)(B), and

2. Second, any remaining excess nonrecourse liabilities shall be allocated solely to the Class A Members and Class B Members in the manner in which Profit is allocable to such Members pursuant to Section 6.3(b), to the extent such allocation is consistent with existing law. The Members intend that this allocation of remaining excess nonrecourse liabilities reflects the manner in which a significant item of Company income or gain is allocated, as contemplated in Regs. §1.752-3(a)(3).

(iii) The foregoing is intended to effectuate the agreement of the Members that no nonrecourse liabilities will be allocated to the Preferred Member for purposes of §752 of the Code. If statutory or regulatory changes following the execution hereof require such an allocation under the terms of this Agreement, then the Members shall adopt such amendments hereto as may be proposed by the Preferred Member which are reasonably designed to further such intent and which will not substantially alter the interests of the Members in Free-Cash Flow or Liquidation Event Proceeds.

6.8 Class C Distributions and Class D Distributions.

(a) All Class C Distributions shall be paid to the holder of the outstanding Class C Units in immediately available funds in equal installments on the 15th day of each calendar month during the applicable distribution period (or if such day is not a Business Day, on the next succeeding Business Day), on a pari passu basis with the Class D Units but in priority to all other distributions to Members.

(b) All Class D Distributions shall be paid to the holder of the outstanding Class D Units in immediately available funds in equal installments on the 15th day of each calendar month during the applicable distribution period (or if such day is not a Business Day, on the next succeeding Business Day), on a pari passu basis with the Class C Units but in priority to all other distributions to Members.

(c) When appropriate financial information is not yet available in order to calculate Same Program Revenues or any year-over-year percentage change thereto for the purposes of any determination of the Class C Distribution or Class D Distribution for any Distribution Period, then the Class C Distribution amount and Class D Distribution amount for such Distribution Period shall initially be paid at the amount calculated for the immediately preceding Distribution Period. Following the availability of such financial information and the calculation of the Class C Distribution amount and Class D Distribution amount for the then-current applicable Distribution Period, any deficiency resulting from an increase in the Class C Distribution or Class D Distribution for the then-current Distribution Period shall be paid by the Company not later than October 15th of the then-current Distribution Period (or if such day is not a Business Day, the next succeeding Business Day), and any overpayment resulting from a decrease in the Class C Distribution or Class D Distribution for the then-current Distribution Period shall be credited against the next monthly Class C Distribution or Class D Distribution payment (or payments), respectively, until the full amount of any over-payment is recouped by the Company.

(d) If for any Tax Year, the aggregate Class C Distribution and the aggregate Class D Distribution paid in respect of such year exceeds the Gross Income allocable to the Class C Units or the Class D Units, respectively, any such excess shall reduce the Capital Account of the Preferred Member on a dollar for dollar basis.

(e) Distributions to the Preferred Member pursuant to this Section 6.8 and Section 6.9 shall not be treated as “guaranteed payments” as defined in §707(c) of the Code.

6.9 Common Distributions and Liquidation Event Proceeds. Except for the Class C Distribution and the Class D Distribution, which shall be distributed at such times and in such amounts as set forth in accordance with Section 6.8, so long as at the time of distribution (i) all installments of the Class C Distribution and Class D Distribution then due and payable have been paid in full, (ii) there is no continuing Event of Default, and (iii) no such distribution as provided herein would cause an Event of Default, then amounts shall be distributed in respect of the Class A Units and Class B Units in the manner set forth in this Section 6.9. For the avoidance of doubt,

(a) unless (and then, to the extent permitted) the Board reasonably determines in good faith that such distribution shall violate the Act or any agreement of the Company with any lenders, the Company shall distribute to the extent of available cash to each of the Class A and Class B Members as soon as practicable after the close of each Fiscal Year (and at such earlier times and in such amounts as necessary to enable the Members to pay estimated income tax liabilities) an amount equal to the excess of (i) the product of (A) such percentage as the Board shall reasonably determine to represent the highest combined maximum marginal federal, state and local income tax rates applicable to any Member or, in the case of a Member that is a tax partnership or S corporation for federal income tax purposes, to any direct or indirect member of such Member for such Fiscal Year, multiplied by (B) the net taxable income for such Fiscal Year allocated to such Member pursuant to Sections 6.3, 6.4 and 6.5, reduced by the net taxable losses for all prior Fiscal Years (since the Effective Date, to the extent not previously taken into account) allocated to such Member pursuant to Section 6.5, less (ii) the aggregate amount of any other distributions made by the Company to such Member pursuant to Section 6.9 in such Fiscal Year. In determining the amount of distributions pursuant to this Section 6.9(a), items of depreciation or amortization resulting from (x) any special basis adjustment with respect to any Member pursuant to Sections 734(b), 743(b) and/or 754 of the Code, or (y) any allocations required by Sections 704(c) and 737 of the Code shall not be taken into account. The Company shall use commercially reasonable efforts to ensure the Company holds sufficient cash for the lawful payment of Tax Distributions, including the creation and maintenance of reasonable and prudent reserves. Notwithstanding the foregoing, the Company shall not make any distributions pursuant to this Section 6.9(a) in respect of any income or gain arising before the Effective Date (and for the avoidance of doubt, no distributions shall be made with respect to sale and contributions of stock of Sequel Camelot Holdings, LLC and its subsidiaries and affiliates). Amounts distributed pursuant to this Section 6.9(a) shall be treated as an advance of amounts to be distributed pursuant to Sections 6.9(b) and/or 6.9(c), as applicable, and shall be offset against amounts due to be distributed pursuant to Sections 6.9(b) and/or 6.9(c). (the “Tax Distributions”).

(b) Other Distributions to Members. Subject to the payment of the Tax Distributions, cash distributions may be distributed in respect of the Class A Units and Class B Units, pro rata, at such times as the Board may determine.

(c) Distributions Upon Liquidation Event. All Liquidation Event Proceeds shall be distributed no later than thirty (30) days after actual receipt thereof by the Company, in each case to the Members in the following order and priority:

(i) First, if any installments of the Class C Distributions and Class D Distributions that are due and payable have not been fully paid, then one hundred percent (100%) to the Preferred Member until all such unpaid installments are fully paid;

(ii) Second, one hundred percent (100%) to the Preferred Member until the Preferred Member has received, in the aggregate, an amount which is equal to the Initial Class C Contribution and the Initial Class D Contribution;

(iii) Third, one hundred percent (100%) to the Class A Members and the Class B Members, in proportion to the relative number of Class A Units and Class B Units, respectively, held by each such Member.

(d) Distributions After Change of Control of the Company. After a Change of Control of the Company, and the Preferred Member has been redeemed pursuant to Section 8.12 hereof, any remaining cash, less any amounts reserved in the discretion by the Board, shall be distributed in respect of the Class A Units and Class B Units, pro rata, at such times as the Board may determine.

6.10 Withholding. All amounts withheld pursuant to the Code or any provision of any state, foreign or local tax Law with respect to any distribution or allocation by the Company shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.

(a) Unless otherwise required by Law, all amounts due pursuant to this Agreement shall be made free and clear of and without deduction for Taxes. Each Member shall deliver to the Company a properly completed and executed Internal Revenue Service Form W-9 or applicable W-8 (or any successor form) and any other similarly required documents for State withholding tax purposes.

(b) If and to the extent the Company withholds pursuant to this Section 6.10, the Company agrees that it will annually provide the Members with evidence of payment of withholding taxes.

(c) To the extent any amount withheld with respect to a Member pursuant to this Section 6.10 for any Fiscal Year exceeds the amount distributable to such Member pursuant to Section 6.8 or 6.9, as applicable, for such Fiscal Year, such Member shall repay such excess to the Company within ten (10) calendar days after such Member receives written notice from the Company of the amount of such excess. If the Company itself pays any amount in respect of such withholding on account of a Member, such Member shall on demand reimburse the Company for such amount, plus interest thereon at the Applicable Federal Rate, compounding semi-annually for the month in which such demand is made.

(d) Any payment of tax (including penalties and interest) by the Company pursuant to Code Sections 6225, 6232 and/or 6233 shall be treated as a payment made by the Company pursuant to a withholding tax obligation, and shall be allocated amongst the Members as a deemed distribution to such Members at such time, whether or not such Members were Members in the year to which the tax payment pertains. If any such payment is reduced based on the tax attributes of a Member, the Tax Matters Member shall allocate such payment among the Members to take such reduction into account for the applicable Members.

6.11 No Right to Demand Distributions. No Member shall be entitled to, be paid, or have the right to demand distributions of any amount, except as expressly provided in this Article VI.

6.12 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their Interest in the Company if such distribution would violate the Act or any other federal or state Law.

Article VII

Books and Reports

7.1 Accounting Policies. All material accounting policies and procedures are to be applied consistently on a year over year basis, and any change in accounting application or accounting policies that require Preferred Member Approval as provided in this Agreement shall be applied retroactively to the date of the Initial Class C Contribution.

7.2 Appointment of Auditors. The Company will retain the Auditors to review, audit and report to the Members upon the financial statements of the Company for and as of the end of each Fiscal Year. The Auditors may be replaced or new auditors may be appointed at the discretion of the Board.

7.3 Books and Records; Inspection. During the term of the Company and for a period of six (6) years thereafter, the Board shall, at the expense of the Company or joint and several expense of the Members thereafter, keep and maintain, or cause to be kept and maintained, at its principal place of business, full, complete and accurate books of account and records of the business of the Company and all other entities within the Sequel Group as determined appropriate by the Board. The Members may, upon reasonable advance written notice to the Board, inspect the books of account and records of the Company during normal business hours. Without limitation of any audit rights any Member may have pursuant to any agreement among the parties hereto, a Member may, at its expense and upon ten (10) Business Days’ advance written notice to the Board, audit the books of account and records of the business of the Company.

7.4 Reporting of Financial and Tax Information.

(a) Not later than March 15 of each year, the Company shall cause to be prepared and transmitted to the Preferred Member:

(i) A report of allocations and distributions made to each Member in respect of the most recent Tax Year;

(ii) An estimated U.S. federal income tax Form K-1 for the Preferred Member (together with an explanatory calculation in respect of the allocation of the Company’s Profit and Loss and Gross Income and all other special allocations made to the Member on the estimated K-1), as well as an estimated Form 1065 for the Company in respect of the prior Tax year, as well as any required similar state and local income tax forms for each Member, all prepared in a manner consistent with the terms hereof, provided that the foregoing information may be provided to the Preferred Member in such format as determined appropriate by the Company and the Preferred Member, acting reasonably;

(iii) Estimated state apportionment data (in dollar values) in respect of payroll, property and sales taxes of the Company for the prior Tax Year;

(iv) Total estimated Profit and Loss and Gross Income of the Company for the prior Tax Year;

(v) Each member’s percentage ownership and voting rights in the Company having regard to all classes of Units owned by the member relative to all classes of Units issued and outstanding as of the end of the prior Tax year, and relative to all Capital Contributions to the Company made by such Member through the end of the prior Tax Year;

(vi) The effective profit allocation percentage to each Member at the end of the prior Tax Year, to the extent such information has not already been provided by the Company pursuant to other provisions of this Section 7.5(a);

(vii) The tax basis capital account calculation in respect of the Preferred Member’s Units in the Company as at the end of the prior Tax Year, as well as a roll-forward of such Member’s Capital Account balance;

(viii) An updated organization chart (showing legal entity names and ownership) for the Sequel Group, as of December 31 of the prior Tax Year; and

(ix) In respect of the prior Tax Year, reconciliations of the Net Income (Loss) for accounting purposes to both Profit and Loss and Gross Income of the Company for tax purposes;

(b) Not later than July 1 of each year, the Company shall cause to have prepared and transmitted to the Preferred Member:

(i) The finalized federal, state and local income tax returns and all schedules and forms (including the Form K-1s, the Form 1065, and all other applicable schedules and forms related thereto) (collectively the “Income Tax Returns”); and

(ii) Updated information and reconciliations thereof to information previously provided under subsection (a) above;

provided, that no more than thirty (30) days after receipt of the information described in the foregoing clauses (i) and (ii), the Preferred Member shall have the opportunity to provide to the Company any comments or suggested modifications to the Income Tax Returns, which comments will be reviewed in good faith by the Board or its designated agents. For the avoidance of doubt, the Board shall have final authority over the Income Tax Returns and contents thereof. The Company shall file or cause to be filed the Income Tax Returns on or before the applicable due date of such tax returns (including any extension obtained in compliance with the Regs.). Within ten (10) Business Days of filing, the Company shall deliver to the Preferred Member a copy of the Income Tax Returns and any additional tax information reasonably requested by the Preferred Member.

(c) Within thirty (30) Business Days after the end of each calendar month, the Company shall cause to have prepared and transmitted to the Preferred Member:

(i) The monthly financial and management reports of the Company ordinarily prepared in respect of the Company and the Sequel Group on a consolidated basis, which reports shall also include a certificate executed by each of the Managers certifying that there has been no Material Adverse Effect since the date of the last certificate delivered hereunder, and such other information as may be required by Law or is material to the business of the Company and the Sequel Group, or as otherwise reasonably requested by the Preferred Member;

(ii) A completed monthly questionnaire in the form provided from time to time by the Preferred Member in its sole discretion; and

(iii) Such other information as may be reasonably requested by the Preferred Member to assist the Preferred Member in meeting its Canadian tax reporting obligations.

(d) Within thirty (30) days after the end of each Tax Year of the Company, the Board will forward to the Preferred Member a statement of all Transfers of Units that were effected during such Tax Year for which Preferred Member Approval is not required, which statement shall identify for each such Transfer the transferor and transferee(s), the number and class of Units Transferred to each transferee, and the closing date of each Transfer.

(e) The Board will promptly notify the Preferred Member of the occurrence of any event, including any change in the business, operations or affairs of any member of the Sequel Group, that is reasonably likely to have a Material Adverse Effect or that is reasonably likely to cause a breach, violation or contravention of any of the provisions of Article XII.

(f) The Company will annually file U.S. and State informational income tax returns for the Company and (ii) each member of the Sequel Group which is an entity taxed as a corporation for U.S. income tax purposes will annually file U.S. and State corporate income tax returns. Upon the request of Alaris, the Company will furnish copies of any such tax returns to Alaris along with schedules showing the utilization of any net operating losses and remaining carryovers of net operating losses applicable to members of the Sequel Group which are entities taxed as a corporation for U.S. income tax purposes.

7.5 Bank Accounts. The Board shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

7.6 Confidentiality Regarding Company Matters. Except as otherwise required by Law, each Member agrees that any information obtained by such Member with respect to the Company and its Subsidiaries shall be treated with the same degree of care (and in no event less than reasonable care) that such Member uses to protect its own confidential information; provided, that such Member may (a) disclose such information to legal counsel, consultants, financial advisors, professionals advising it on matters relating to this Agreement and the Related Agreements, lenders and investment bankers where (i) such disclosure is related to the performance of obligations under this Agreement or any Related Agreement or the consummation of transactions contemplated hereunder or thereunder and (ii) such Member informs each Person to which it is making such disclosure that the disclosed information is confidential, instructs such Person to keep such information confidential and not disclose such information to any third party (other than those persons to whom it has already been disclosed in accordance with this Section 7.6, or (b) in connection with the Transfer of any Interest if such Member’s transferee agrees in writing to be bound by the provisions hereof. In addition, confidential information shall not include information that (x) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by such Member or anyone to whom such Member or any of its representatives transmits or has transmitted any information, (y) is or becomes known or available to such Member on a non-confidential basis from a source (other than any member of the Sequel Group), or (z) was independently developed by such Member, provided such independent development can reasonably be proven by the Member’s written records. The Company shall require each Class A Member and Class B Member who requests information required to be kept confidential pursuant to this Section 7.6 to execute a confidentiality agreement with substantially the same terms as set forth in this Section 7.6 prior to being given access to such information.

7.7 Confidentiality Regarding Public Company Matters. The Company and each Class A Member, Class C Member and Class D Member hereby acknowledges that it is aware, and that it will advise the Company’s directors, managers, officers, employees and other representatives who are informed as to matters that are the subject of this Agreement and the Related Agreements, that Canadian and United States securities Laws prohibit any Person who possesses material, non-public information concerning Parent and Alaris or Alaris’s parent company, Alaris Royalty Corp., from purchasing or selling securities of Parent and Alaris Royalty Corp. or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. The Company shall require that any such Person requesting such information shall be required to sign an acknowledgment that provides notice of the restrictions set forth in this Section 7.7 prior to receiving copies of or access to such information.

7.8 Alaris Securities Law Matters. Each Class A Member acknowledges that he or it is aware, and that he or it will advise the Company’s directors, managers, officers, employees and other representatives who are informed as to matters that are the subject of this Agreement and the Related Agreements, that the securities of Alaris’s parent company, Alaris Royalty Corp., has not been and will not be registered under the U.S. Investment Company Act of 1940, as amended (the “US Investment Company Act”), and that Alaris Royalty Corp. is relying on the exemption from registration under the US Investment Company Act provided by Section 3(c)(7) of that Act. As such, securities of Alaris Royalty Corp., and any beneficial interest therein, may not be purchased, offered, sold, pledged or otherwise transferred except in accordance with specific restrictions necessary to comply with that exemption. Specifically, securities of Alaris Royalty Corp. must not be offered, purchased, sold or otherwise transferred or pledged, directly or indirectly, in the United States or to “U.S. Persons” (as defined in Regulation S under the U.S. Securities Act of 1933, as amended). In addition, beneficial owners of the securities of Alaris Royalty Corp. must be restricted to persons who: (a) are located outside the United States and that are not U.S. Persons, or (b) are “Qualified Purchasers” as defined in Section 2(A)(51)(A) of the US Investment Company Act that provide certain certifications confirming that status; and (c) in either case, are not plans that are “employee benefit plans” (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Part 4 of Subtitle B of Title I of ERISA, or plans, individual retirement accounts or other arrangements that are subject to under Code §4975 or any other state, local, non-U.S. or other Laws that would have the same effect as the regulations promulgated under ERISA. The Company shall require that any such Person requesting such information shall be required to sign an acknowledgment that provides notice of the restrictions set forth in this Section 7.8 prior to receiving copies of or access to such information.

Article VIII

Transfers and Redemptions

8.1 General. Except for Transfers of Class B Units in connection with the exercise of rights to exchange Class B Units for capital stock in Parent pursuant to the Exchange Agreement (other than Transfers by the Ripley Revocable Trust or its Affiliates), for so long as Alaris or any of its Affiliates holds any Units, no Class A Member or Class B Member may Transfer all Units then-held by such Member at any time other than effective at the end of the last day of a Tax Year; provided, that any Class A Member or Class B Member may transfer less than all of the Units then-held by such Member at any time during a Tax Year if such Transfer is otherwise expressly permitted by and complies with the terms of this Agreement.

8.2 Restriction on Transfer of Units. No Member may Transfer any of the Units held by it except to Persons and in the manner expressly permitted by this Agreement. Any attempted Transfer of Units made in violation of this Agreement will, to the fullest extent permitted by Law, be null and void and the Board will not approve any Transfer of Units made in contravention of this Agreement.

8.3 Form of Transfer. Except for transfers in accordance with Section 8.11, any Transfer of Units by a Member shall not be effective unless a Transfer Form is executed and delivered to the Company, together with the Unit Certificate representing such Units properly endorsed for transfer or a lost certificate affidavit and indemnity agreement (each in a form approved by the Board).

8.4 Consent to Transfer. Subject to the general restrictions on Transfers set forth in Sections 8.1 and 8.10, any Transfer of Units by a Member other than:

(a) any Transfer to an Affiliate of such Member pursuant to Section 8.9, provided that any such transfer complies with the provisions of Section 8.10;

(b) any Transfer of Class B Units in connection with the exercise of rights to exchange Class B Units for capital stock in Parent pursuant to the Exchange Agreement;

(c) any Transfer of Class C Units or Class D Units pursuant to Section 8.11, 8.12 or 9.2; and

(d) any transfer of Class B Units upon the holding Member’s death, disability, divorce, insolvency, bankruptcy or otherwise, in each case as required by operation of Law; provided, that any such transfer complies with the provisions of Section 8.10;

shall not be effective without the approval of the Board.

8.5 Effective Date of Transfer; Admission of Substitute Members. Upon each Transfer of any Units in compliance with all applicable provisions of this Agreement:

(a) the Board shall register the Transfer in the books and records of the Company;

(b) the transferee shall be admitted as a Member of the Company; and

(c) the Board shall amend Exhibit A hereto to reflect such admission and ownership without further act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1;

in each case, effective as of the date the Transfer Form and the Unit Certificate are delivered to the Company in accordance with Section 8.1; provided, however, if a Member Transfers all of his, her or its Units in accordance with the applicable provisions of this Agreement, such admission of the transferee shall be deemed effective immediately prior to such Transfer and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

8.6 New Unit Certificates. A new Unit Certificate for any Units Transferred in accordance with the applicable provisions of this Agreement shall be issued to the applicable transferee. In the case of a Transfer of less than all of the Units represented by a Unit Certificate, a new Unit Certificate for the balance of the Units retained by the transferor shall be issued to the transferor.

8.7 Transferor to Remain Bound. No Transfer of Units made in accordance with the provisions of this Article VIII shall relieve the transferor from any obligations to the Company or the Members incurred prior to such Transfer becoming effective.

8.8 Transferee of a Party to this Agreement. Any transferee who has completed and delivered a Transfer Form shall have and shall be deemed to have:

(a) requested the Transfer to it of the Units specified in the Transfer Form and represented by the applicable Unit Certificate;

(b) agreed to comply with and be bound by all the terms and conditions of this Agreement; and

(c) given all applicable consents and waivers contained in this Agreement.

8.9 Transfers to Affiliates. Subject to the general restrictions on Transfers set forth in Section 8.1, any Member may, upon prior written notice thereof to the Board, elect to Transfer all or any portion of his, her or its Units to an Affiliate of such Member if such Member and Affiliate enter into an agreement with the Company and the other Members to the effect that:

(a) such Affiliate is and will remain a United States Person at all times while such Affiliate holds the Units, unless such requirement is waived by Preferred Member Approval;

(b) such Affiliate will remain an Affiliate of such transferor Member at all times while such Affiliate holds such Units, unless such requirement is waived by Preferred Member Approval;

(c) before such Affiliate ceases to be an Affiliate of the transferor Member, and unless such requirement is waived by Preferred Member Approval, such Affiliate will Transfer the Units back to the transferor Member or to another Affiliate of such transferor Member; provided, that such other Affiliate enters into an agreement with the Company and the non-transferor Members as contemplated by this Section 8.9; and

(d) to the fullest extent permitted by Law and notwithstanding any provision of this Agreement to the contrary, voluntary Transfers to Affiliates will not be effected or registered until the end of the last day of the Tax Year in which the Transfer is completed.

Any Transfer referred to in this Section 8.9 will not release the transferor Member from any of its obligations under this Agreement.

8.10 Further Restrictions on Transfer.

(a) Notwithstanding any provision of this Agreement to the contrary, no Transfer of any Unit shall be made (and no purported Transfer shall be deemed effective for any purpose or vest any rights in the proposed transferee) if the Transfer would:

(i) violate any applicable U.S. federal, state or other securities Law or the rules, regulations or policies of the securities regulatory authorities or any other governmental authorities with jurisdiction over the Transfer;

(ii) result in the Company being treated as an association taxable as a corporation for United States Tax purposes;

(iii) adversely affect the Company’s existence or qualification as a limited liability company under any applicable U.S. federal, state or local Law;

(iv) result in any Class A Units or Class B Units being owned by a Person other than a United States Person;

(v) result in any Member holding less than one (1) Unit of any class on the last day of any Tax Year in which such Member held any Units; it being understood that a Member may Transfer up to all but one (1) of such Member’s Units at any time during a Tax Year to the extent otherwise permitted by this Agreement, provided that such Member’s last-held Unit may not be Transferred until the end of the last day of the last Tax Year in which such Member held any Units; or

(vi) result in any breach, violation or contravention of any of the provisions of Article XII.

(b) All reasonable expenses incurred by the Company in connection with a Transfer of Units shall be borne by the transferor (in such amount determined by the Board, in its sole discretion, acting reasonably).

(c) If any Transfer (other than a pledge or hypothecation) of a Member’s Interest in the Company shall occur for United States Tax purposes at any time other than the end of the last day of a Tax Year, the distributive shares of the various items of Company income, gain, loss, and expense as computed for tax purposes and the related cash distributions shall be allocated between the transferor and the transferee in a manner consistent with applicable requirements under Code §706, utilizing an allocation method based on an interim closing of the books. The transferee shall agree to reimburse the Company for any incremental accounting fees and other expenses incurred by the Company in making such allocation.

(d) The Preferred Member agrees that it will not Transfer any Class C Units or Class D Units unless each transferee of such Units takes such Units subject to the provisions of any subordination agreement then in effect between the lenders under the Company’s senior credit facility and the Preferred Member, and the transferee of such Units assumes the obligations of the Preferred Member under any such subordination agreement (or enters into a substantially similar subordination agreement with such lenders in a form satisfactory to such lenders).

8.11 Right to Repurchase Class C Units and Class D Units. Any one or more of the Class A Members shall have the right and option at any time to undertake, or to cause the Company to undertake, upon providing at least sixty (60) days’ advance written notice (a “Repurchase Notice”) to the Preferred Member, a Repurchase Event which results in the purchase, repurchase or retraction of all or any lesser number of outstanding Class C Units and/or Class D Units (but not less than 20% of the aggregate then-outstanding Class C Units and Class D Units), in exchange for payment of the amount set forth in the following clauses (a) and (b), provided that no Repurchase Event would cause or result (whether directly or indirectly and whether immediately or prospectively) in any breach, violation or contravention of any of the provisions of Article XII. Upon receipt of a Repurchase Notice and compliance of any Repurchase Event with the foregoing proviso, the Preferred Member shall be obligated to sell to the Company the specified number of Class C Units and/or Class D Units as set out in the Repurchase Notice, in exchange for payment of the following:

(a) an amount equal to the Initial Class C Contribution in respect of each Class C Unit being purchased plus the Initial Class D Contribution in respect of each Class D Unit being purchased; provided, that:

(i) in the case of any Repurchase Event consummated on or after the 42-Month Anniversary (but prior to the one (1)-year anniversary of the 42-Month Anniversary), such amount shall be 103% of the Initial Class C Contribution in respect of each Class C Unit being purchased and 103% of the Initial Class D Contribution in respect of each Class D Unit being purchased; and

(ii) in the case of any Repurchase Event consummated on or after the one (1)-year anniversary of the 42-Month Anniversary, such amount payable for any Class C Unit or Class D Unit shall increase as of such one (1)-year anniversary and again on each subsequent one (1)-year anniversary to 103% of the respective amount payable in respect of a Repurchase Event occurring in the one (1)-year period ending on the immediately preceding one (1)-year anniversary (for purposes of clarity, in the case of a Repurchase Event in respect of Class C Units consummated after the second one (1)-year anniversary of the 42-Month Anniversary but prior to the third one (1)-year anniversary thereof, such amount payable shall be 109.2727% (i.e., 103% multiplied by 103% multiplied by 103%) of the Initial Class C Contribution in respect of each Class C Unit being purchased); plus

(b) all installments of Class C Distribution and Class D Distribution that are due and payable through the date of consummation of the Repurchase Event.

8.12 Change of Control.

(a)	Upon any Change of Control of the Company or upon any Approved Change of Control of Parent, and unless waived by Preferred Member Approval, the Company shall repurchase, contemporaneously with consummation of any such Change of Control, all outstanding Class C Units and Class D Units at the applicable repurchase price set forth in Section 8.11 determined as of the date of completion of such Change of Control assuming (for purposes of determining the repurchase price price) that such required repurchase was an optional repurchase pursuant to Section 8.11.

(b)	All outstanding Class C Units and Class D Units shall be automatically exchanged by Parent for shares of Parent Preferred Stock (and immediately after the issuance thereof all such shares of Parent Preferred Stock shall be automatically converted to Parent common stock in accordance with the Parent’s certificate of incorporation or any certificate of designations of the Parent Preferred Stock then in effect) upon the expiration of a successful tender offer in which a majority of the outstanding shares of Parent common stock are to be acquired, resulting in an Unapproved Change of Control of Parent, and Parent and any acquiring party shall for all purposes treat the Preferred Member the same as all other holders of Parent common stock in such tender offer. To the extent not prohibited by applicable Law, the Preferred Member may, in such tender offer, conditionally tender the Parent common stock issuable to the Preferred Member upon conversion of the Parent Preferred Stock, and Parent and any acquiring party shall be required to permit such conditional tender by the Preferred Member. The number of shares of Parent Preferred Stock issuable in exchange for Class C Units and Class D Units in accordance with this Section 8.12(b) shall be equal to the aggregate repurchase price payable for all of the then-outstanding Class C Units and Class D Units, determined as of the date of commencement of such tender offer in accordance with Section 8.11 (assuming, for purposes of determining the repurchase price, that such tender offer was an optional repurchase pursuant to Section 8.11), divided by the average high and low intraday sale prices of the Parent common stock for the 30 trading days ending on the 10th trading day prior to the date of announcement of the tender offer.

(c)	As soon as practicable and in any event within ten (10) days after the occurrence of any Unapproved Change of Control of Parent (other than pursuant to a tender offer as described in Section 8.12(b)), Parent shall deliver written notice thereof (a “Change of Control Notice”) to the Preferred Member setting forth the terms of such Unapproved Change of Control of Parent in reasonable detail. At any time after its receipt of a Change of Control Notice, the Preferred Member may deliver to Parent written notice (“Exchange Notice”) of its election to exchange all of its Class C Units and Class D Units for shares of Parent Preferred Stock. Parent shall promptly, but in any event within three (3) Business Days after receipt of such Exchange Notice, issue to the Preferred Member the number of shares of Parent Preferred Stock equal to the aggregate repurchase price payable for all such Class C Units and Class D Units, determined as of the date of such Exchange Notice in accordance with Section 8.11 (assuming, for purposes of determining the repurchase price, that such election to exchange was an optional repurchase pursuant to Section 8.11), divided by the average high and low intraday sale prices of the Parent common stock for the 30 trading days ending on the 10th trading day prior to the date of the Exchange Notice.

8.13 Restricted Transactions Affecting any Repurchase Price. None of the Members, the Company or any of their Affiliates shall be permitted to enter into any reorganization or other transaction or series of transactions (whether for tax planning or other purposes) which would constitute a Repurchase Event and whose primary effect or result would be reducing or avoiding payment of the applicable price payable hereunder.

8.14 Prohibited Modifications to Repurchase Price. Neither any Member nor the Company or any other member of the Sequel Group may enter into any reorganization or other transaction or series of transactions (whether for tax planning or other purposes) which could individually or collectively create a Repurchase Event in respect of the Class C Units and/or Class D Units whose primary effect or result would be reducing the applicable price payable hereunder.

8.15 Tag Along Rights.

(a) Tag Along Rights. At least thirty-five (35) days prior to the sale by one or more of the Class A Members (individually or collectively, the “Selling Member”) of Units constituting greater than fifty percent (50%) of the fully diluted Class A Units then outstanding to any Person or group of Persons in a single transaction or a series of related transactions, excluding transfers (i) permitted pursuant to Section 8.9, (ii) to another Class A Member, or (iii) to such Member’s spouse, children or grandchildren or a trust created for the primary benefit of such Member or his or her spouse, children or grandchildren (a “Third-Party Purchaser”) (each, a “Tag Sale”) (collectively, the “Buyer”), such Selling Member shall provide to the Company, which shall provide to each Class A and Class B Member (each, a “Tag Seller”) a notice (a “Tag Along Notice”) setting forth in reasonable detail the terms of such sale (including, without limitation, the price offered per Class A Unit), the number of Class A and Class B Units such Buyer wishes to purchase (the “Tag Along Units”) and identifying the name of the Buyer. Upon the written request of any Tag Seller received by the Selling Member prior to the 30th day after the day the Tag Along Notice was sent by such Tag Seller, the Selling Member proposing to make the sale shall cause the Buyer to purchase from such Tag Seller the number of Class A and Class B Units held by such Tag Seller equal to the lesser of (x) the number of Units requested to be included in the Tag Sale by such Tag Seller and (y) a number determined by multiplying (A) a fraction, the numerator of which is the total number of Class A and Class B Units then held by such Tag Seller, and the denominator of which is the total number of Class A and Class B Units then held by all of the Tag Sellers and the Selling Member by (B) the number of Tag Along Units to be sold in such Tag Sale.

(b) Equality of Class A and Class B Units. Each Class A and Class B Unit shall be entitled to receive the same per Unit consideration as part of any Tag Sale.

(c) Buyer’s Refusal to Purchase. To the extent that any Buyer refuses to purchase such Units from such Tag Seller, the Selling Member shall not make any transfer of any Tag Along Units to such Buyer unless and until, simultaneously with such Transfer, the Selling Member purchases from such Tag Seller the number of such Tag Seller’s Units as are required to be purchased by such Buyer pursuant to the terms hereof at a price and upon other terms and conditions which are no less favorable to such Tag Seller than as set forth in the Tag Along Notice. Such purchase from such Tag Seller by the Selling Member shall be made on the same date as any sale of Class A Units by the Selling Member to the Buyer in such Tag Sale, at a price equal to a proportionate share of the aggregate purchase price paid in such Tag Sale (which proportionate share shall be based upon the per Unit price paid by the Buyer and the number of Units sold by such Tag Seller in such Tag Sale) and on terms and conditions substantially similar to the terms and conditions contained in the Tag Along Notice delivered in connection with such proposed transaction.

(d) Conditions of Exercise. In order to exercise its rights under this Section 8.15, each Tag Seller will, if requested by the Selling Member and reasonably necessary to consummate such transaction, (i) offer certain representations and warranties in connection with such Tag Sale (but in no event shall such representations and warranties extend to any matters other than the Tag Seller’s organization, good standing and authority, title to the Units that are the subject of the Tag Sale and the absence of conflicts with the Tag Seller’s organizational documents) and (ii) deliver to the Buyer (or to the Selling Member for delivery to the Buyer) one or more instruments or certificates, properly endorsed for transfer, free and clear of any liens, representing its Units which are to be transferred in the Tag Sale. Each Tag Seller and the Selling Member shall pay its pro rata share (based upon the proportionate amount of the gross proceeds each Tag Seller and the Selling Member is entitled to receive in such Tag Sale in relation to the gross proceeds of the Tag Sale as a whole) of any reasonable transaction costs associated with the sale other than the independent legal expenses and selling commissions of the other participants in the Tag Sale, which shall be borne independently by each such participant.

(e) Further Limitations. Notwithstanding the foregoing, no transaction described in the foregoing provisions of this Section 8.15 shall be permitted to the extent it causes or results in any breach, violation or contravention of any other provision of the Agreement, including Article VI, the other provisions of this Article VIII, Article IX or Article XII.

8.16 Drag Along Rights.

(a) Drag Along Rights. If at any time prior to the completion by the Company of an underwritten public offering and sale of its Interests pursuant to an effective registration statement under the Securities Act, Class A Members (individually or collectively, the “Triggering Party”) desire to sell Units constituting greater than fifty percent (50%) of the fully diluted Class A Units then outstanding to a Third-Party Purchaser (or group thereof) pursuant to a bona fide offer to purchase such Class A Units, and such proposed sale has been approved by the Board (acting in its good faith judgment and in a manner consistent with its fiduciary duties) (a “Drag Sale”), then the Triggering Party shall have the right to require each other Member holding Class A or Class B Units of the Company (the “Drag Subject Members”) to sell the same proportionate share of its Class A and Class B Units (including Units represented by options that have not yet been exercised) to such Third-Party Purchaser(s) as the Triggering Party desires to sell. Each Class A and Class B Unit shall be entitled to receive the same per Unit consideration as part of any Drag Sale.

(b) Exercise of Drag Along Rights. To exercise its rights under this Section 8.16, the Triggering Party shall send each Drag Subject Member a written notice of sale (a “Drag Sale Notice”) at least twenty (20) days prior to the consummation of any Drag Sale, which Drag Sale Notice shall notify such Drag Subject Member of the general terms of such Drag Sale and that the Triggering Party is exercising its rights with respect to the same under this Section 8.16. Within five (5) days of its receipt of a Drag Sale Notice with respect to a Drag Sale, each Drag Subject Member shall deliver to the Triggering Party one or more certificates or assignment instruments with respect to the Units (or rights under option agreements) to be sold pursuant to this Section 8.16, duly endorsed in blank, free and clear of all liens. If a Drag Subject Member fails to so deliver any such certificate or assignment instrument, from and after the date on which the Drag Sale is consummated, the Units or options in the Company that such Drag Subject Member is obligated to sell under this Section 8.16 shall be deemed to be no longer outstanding, and such Drag Subject Member shall cease to be a Member of the Company (unless it holds other Equity Interests therein not subject to the obligations of this Section 8.16) and shall have no rights with respect thereto except the right to receive payment of the consideration paid in respect of such Units in the Company pursuant to the terms of the Drag Sale, without interest, upon delivery to the purchaser in such Drag Sale of any such certificate and assignment instrument.

(c) Duties of Drag Subject Members. In addition to the requirements set forth in Section 8.16(b), if the Drag Sale is structured as (i) a merger or consolidation, each Drag Subject Member shall vote its Units to approve such Drag Sale, whether by written consent or at a meeting (as requested by the Triggering Party), and waive all dissenter’s rights, appraisal rights and similar rights in connection with such transaction or (ii) a sale of Units, each Drag Subject Member shall agree to sell, and shall sell, all of its Units subject to the Drag Sale on the terms and conditions approved by the Triggering Party, in each case, irrespective of the consideration such Drag Subject Member is expected to derive from such Drag Sale, provided that each Drag Subject Member shall be informed of the consideration such Drag Subject Member is expected to derive from such Drag Sale. In furtherance of the foregoing and in addition to the requirements set forth in Section 8.16(b), each Drag Subject Member shall take, with respect to such Drag Subject Member’s Units or the Drag Sale, all reasonably necessary actions directed by the Triggering Party in connection with the consummation of the Drag Sale by the Company, including executing the applicable purchase, merger or other similar agreement. In any Drag Sale, if requested by the Triggering Party, each Drag Subject Member shall be obligated to make representations and warranties as to such Drag Subject Member’s title to and ownership of Units, authorization, execution and delivery of relevant documents by such Drag Subject Member, enforceability of relevant agreements against such Drag Subject Member and other matters relating to such Drag Subject Member, to enter into covenants or other agreements in respect of a Transfer of such Drag Subject Member’s Units (or options) in connection with such Drag Sale (which may include holdbacks, escrow arrangements and earn-outs, among other matters) and to enter into indemnification agreements with respect to the foregoing; provided, however, that no Drag Subject Member shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described above to the extent relating to or in respect of any other Member or any other Member’s Units. Net proceeds from a Drag Sale that are not paid directly to the Drag Subject Members shall be distributed as provided in Section 6.9.

(d) Conditions of Drag Sale. The obligations of each Drag Subject Member under this Section 8.16 with respect to an Drag Sale are subject to the condition that each Drag Subject Member shall receive the same form of consideration and the same portion of the aggregate consideration that holders of Units would have received if such aggregate consideration had been distributed by the Company pursuant to Section 6.9.

(e) Rule 506 Transactions. If the Company or the Triggering Party enters into any negotiation or transaction for which Rule 506 of the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Drag Subject Member shall, at the request of the Company or the Triggering Party, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Triggering Party at such Drag Subject Member’s sole cost and expense.

(f) Allocation of Costs. Each Drag Subject Member shall bear its pro rata share (based on the gross proceeds payable to each such Drag Subject Member in the Drag Sale relative to the aggregate gross proceeds of the Drag Sale) of the costs of any Drag Sale to the extent such costs are incurred for the benefit of all holders of Equity Interests subject to this Section 8.16 and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 8.16(f), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Drag Sale in accordance with Section 8.16(a) shall be deemed to be for the benefit of all Members holding Class A or Class B Units subject to this Section 8.16, except that costs incurred by any Member in connection with the transfer of its own Units (or options therefore) or otherwise on its own behalf will not be considered costs of the transaction hereunder and shall be the responsibility of such Member.

(g) Appointment of Agent, Further Assurances. In furtherance of the provisions of this Section 8.16, for so long as this Section 8.16 is in effect, each Drag Subject Member (and its successors, heirs, legal representatives, and permitted assigns and transferees) hereby (i) irrevocably appoints the Company and its designees as such Drag Subject Member’s agents and attorneys-in-fact (the “Drag Along Agents”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any Drag Sale as contemplated herein, and (ii) grants to each Drag Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Units having voting power held by such Person and exercise any consent rights applicable thereto in favor of any such Drag Sale as provided in this Section 8.16. THE AGREEMENTS CONTAINED IN THIS SECTION 8.16 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF THE DRAG SUBJECT MEMBERS’ OBLIGATIONS UNDER THIS AGREEMENT. EXCEPT AS PROVIDED IN THIS AGREEMENT, SUCH PROXIES MAY NOT BE REVOKED OR TERMINATED DURING THE TERM OF THIS AGREEMENT AND SHALL SURVIVE THE DEATH, INCOMPETENCY, DISABILITY, BANKRUPTCY OR DISSOLUTION OF EACH DRAG SUBJECT MEMBER AND THE SUBSEQUENT HOLDERS OF ITS UNITS OR OTHER EQUITY INTERESTS IN RESPECT OF UNITS. No Drag Subject Member shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(h) Further Limitations. Notwithstanding the foregoing, no transaction described in the foregoing provisions of this Section 8.16 shall be permitted to the extent it causes or results in any breach, violation or contravention of any other provision of the Agreement, including Article VI, the other provisions of this Article VIII, or Article IX.

Article IX

Events of Default

9.1 Events of Default. Unless otherwise expressly waived by Preferred Member Approval, any of the following shall be considered an “Event of Default” under this Agreement:

(a) the occurrence of a Liquidation Event with respect to the Company or any member of the Sequel Group that generates at least 25% of the Same Program Revenues;

(b) the Board, the Company or any other member of the Sequel Group undertakes any action or makes any proposal to implement, enter into or permit to occur or exist any Nondefault Preferred Consent Matter or any Delinquent Payment Preferred Consent Matter without first obtaining the Preferred Member Approval required pursuant to this Agreement; and

(c) the Company fails to repurchase any Class C Units and Class D Units within ninety (90) days of the date that repurchase is required under the provisions of Section 8.12.

9.2 Rights and Obligations upon an Event of Default. Upon the occurrence of any Event of Default, and in addition to any and all other rights and remedies of the holders of Class C Units and/or Class D Units under this Agreement and applicable Law, the Company shall repurchase, within ninety (90) days following the date of occurrence of such Event of Default, all outstanding Class C Units and Class D Units from the holder(s) thereof at the applicable price set forth in Section 8.11 assuming (for purposes of determining the repurchase price) that such required repurchase was an optional repurchase pursuant to Section 8.11, and upon and following the occurrence of such Event of Default until such repurchase is consummated, none of the Board, the Company or any other member of the Sequel Group shall, without first obtaining Preferred Member Approval, propose, implement, enter into or permit to occur or exist any Default Preferred Consent Matter.

Article X

Winding Up

10.1 Events Requiring Winding Up. The Company shall be dissolved and its affairs shall be wound up only on the first to occur of the following events:

(a) subject to prior Preferred Member Approval, a determination by the Board as provided herein;

(b) the consent of all Members;

(c) the entry of a decree of judicial dissolution under Section 18-801 of the LLC Act; or

(d) ninety (90) days following (i) the termination of the legal existence of the last remaining Member of the Company or (ii) the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company, unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act;

provided, that notwithstanding the foregoing and to the fullest extent permitted by Law, any dissolution and winding up of the Company shall be effective only as of the end of a Tax Year.

10.2 Winding Up.

(a) In the event of dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members, in each case, in accordance with the Act. No Member shall take any action that is inconsistent with or not necessary to or appropriate for the winding up of the Company’s business and affairs. Subject to the Act, the Board shall be responsible for overseeing the winding up of the Company, and shall take full account of the Company’s liabilities and assets, and the Company shall be liquidated and terminated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, unless otherwise required by nonwaivable provisions of applicable Law:

(i) first, to the payment of creditors of the Company (including Members, except for the purposes of this Section 10.2(a)(i), to the extent any Member is owed monies as a Class C Distribution or Class D Distribution pursuant to Section 6.8 or as a Capital Contribution such Members shall not be deemed to be a creditor of the Company), in the order of priority provided by Law, in satisfaction of all debts, liabilities and obligations of the Company due its creditors; and

(ii) second, notwithstanding any other provision of this Agreement, the balance, if any, to all Members, in accordance with their respective Capital Account balances (after adjustment to reflect the allocations pursuant to Article VI), not later than the time specified for such distribution pursuant to Regs. §704-1(b)(2)(ii)(b)(2).

(b) Except as required by non-waivable provisions of the Act, if any Member has a deficit balance in his, her or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person, for any purpose whatsoever. No Member shall receive any additional compensation for any services performed pursuant to this Article X.

10.3 Limitations on Payments. Subject to the Act, each Member shall only be entitled to look solely to the assets of the Company for the return of his, her or its positive Capital Account balance and shall have no recourse for his, her or its Capital Contribution and/or share of income or gain of the Company (upon winding up or otherwise) against the Managers or any other Member.

10.4 Distributions In-Kind. If any assets of the Company are distributed in-kind pursuant to this Agreement, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such Property had been sold for cash at its fair market value (as determined by an independent appraiser) and the net proceeds thereof distributed to the Members. In the event that distributions in-kind are made to the Members, the Capital Account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed Property had been sold at such fair market value.

10.5 Termination. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided in this Agreement and (ii) the Certificate of Formation shall have been cancelled in the manner required by the Act.

10.6 Liquidating Trust and Reserves. In the reasonable discretion of the Board, but subject to the nonwaivable provisions of the Act, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article X may be:

(a) distributed to a trust established for the benefit of the Members, for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company; the assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members, pursuant to this Agreement; or

(b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amount shall be distributed to the Members as soon as practicable.

Article XI

Exculpation and Indemnification

11.1 Exculpation. For the avoidance of doubt, the provisions of Section 4.8 (and not this Section 11.1) shall govern the liability and exculpation of Managers. Notwithstanding anything in this Agreement to the contrary, none of the Members, nor any officers, directors, stockholders, partners, employees, representatives or agents of any Member, nor any officer, employee, representative or agent of the Company or any of its Subsidiaries (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall, to the fullest extent permitted by Law, be liable to the Company, the Members, the Managers, the officers of the Company or any other Person for any act or omission (relating to the Company and the conduct of its business, this Agreement, any Related Agreement or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person; provided, that such act or omission does not constitute bad faith, fraud or willful misconduct; and provided further, that this Section 11.1 shall not eliminate any liability of a Covered Person with respect to any contract between such Covered Person and the Company or any member of the Sequel Group.

11.2 Indemnification and Advancements.

(a) To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its Property, business or affairs; provided, that such Claim does not result from bad faith, fraud or willful misconduct of the Covered Person. A Covered Person shall not be entitled to indemnification under this Section (a) with respect to (i) any Claim with respect to which a court or Governmental Entity has made a final and nonappealable determination that such Covered Person has engaged in bad faith, committed fraud or willful misconduct or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification or advancements hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section (a).

(b) To the fullest extent permitted by Law, the Company shall defend and hold harmless each Manager from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all Claims in which the Manager may be involved, or threatened to be involved, as a party or otherwise, by reason of being a Manager; provided, that such Claim does not result from a breach of such Manager’s duties as set forth in Section 4.5. A Manager shall not be entitled to indemnification under this Section (b) with respect to any Claim with respect to which a court or Governmental Entity has made a final and nonappealable determination that such Manager breached such Manager’s duties as set forth in Section 4.5. Expenses incurred by a Manager in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Manager to repay such amount if it shall be ultimately determined that such Manager is not entitled to be indemnified by the Company as authorized by this Section (b).

11.3 Fraud. For all purposes of this Article XI, with respect to activities governed by or construed under Medicare, Medicaid or other U.S. federal or state healthcare laws or programs, an act or omission by a Covered Person shall not be deemed fraud unless the Covered Person knows or reasonably should know that the act or omission constitutes fraud under such healthcare laws or programs.

11.4 Amendments. Any amendment, modification or repeal of this Article XI shall be prospective only and shall not in any way adversely affect any rights of any Covered Person or Manager pursuant to this Article XI as in effect immediately prior to such amendment, modification or repeal, with respect to any acts or omissions occurring, in whole or in part, prior to such amendment, modification or repeal.

Article XII

Tax Matters Specific to Alaris and its Affiliates

12.1 Tax Integrity.

(a) The Class A Members and Class B Members acknowledge that so long as Alaris or an Affiliate transferee of Alaris is the Preferred Member then it is of material importance to the integrity of the structure through which Alaris has made the Initial Class C Contribution and the Initial Class D Contribution, will hold any Class C Units or Class D Units and will receive any Class C Distribution or Class D Distribution, that the following be true at all times:

(i) the voting power of the Class C Units collectively held by Alaris and its Affiliates at any time may not, for any reason, represent less than 10.0% of the combined voting power of all Units of all classes and series then outstanding;

(ii) the value of the Class C Units and Class D Units collectively held by Alaris and its Affiliates at any time may not, for any reason, comprise less than 10.0% of the value of all Units of all classes and series then outstanding; and

(iii) not less than 90.0% of all of the assets of the Sequel Group, including cash and cash equivalent assets, will at all times be applied in the active conduct of the Sequel Business by the Sequel Group.

(b) The Class A Members, the Class B Members and the Company agree to cooperate in good faith with Alaris in taking such actions (or refraining from taking such actions) as may reasonably be requested by Alaris which are necessary to preserve the integrity of Alaris’s tax position; provided, that each Member and the Company shall not be required to take, or refrain from taking, any such action if (i) it would result in any direct costs or other adverse economic consequences to such Person unless Alaris agrees to reimburse such Person for such direct costs or other adverse economic consequences or (ii) such action is in response to an action taken by Alaris that threatens the integrity of Alaris’s tax position (such as a voluntary Transfer of Class C Units or Class D Units resulting in the remaining Class C Units or Class D Units held by Alaris comprising, in the aggregate, less than 10.0% of the value of all Units of all classes and series then outstanding).

(c) If, at any time that the Preferred Member holds Class D Units, any event occurs that would cause the voting power of the Class C Units then held by the Preferred Member to hold less than 10.0% of the combined voting power of all voting Units in the Company or such other minimum or maximum percentage as may be required by the Income Tax Act (Canada), as amended from time to time, to maintain the tax integrity of the Preferred Member’s investment in Class C Units and Class D Units as contemplated by this Article XII (such percentage, the “Voting Threshold”), then upon the effectiveness of each such event (i) a number of Class D Units then held by the Preferred Member shall be automatically converted to Class C Units on a Unit-for-Unit basis to the minimum extent necessary to provide that, upon such conversion, the voting power of the aggregate Class C Units then held by the Preferred Member shall equal or exceed the Voting Threshold, and (ii) the Board shall amend the books and records of the Company to reflect such conversion without further act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1 hereof.

12.2 Provision of Information and Distribution of Redundant Assets. The Sequel Group will use commercially reasonable efforts to assist the Preferred Member in maintaining certain important Canadian tax characteristics of the Preferred Member’s ownership of Class C Units and Class D Units. In particular and without restricting the generality of the foregoing, the Class A Members will cause the Company and the Sequel Group to:

(a) obtain Preferred Member Approval prior to any conduct of the Sequel Business outside the United States, except to the extent all income earned from non-U.S. business activities of the Sequel Group constitutes less than 10.0% of all income of the Sequel Group;

(b) immediately notify the Preferred Member in the event it becomes reasonably likely that the total income in any future period from non-U.S. business of the Sequel Group may constitute 10.0% or more of all income of the Sequel Group;

(c) refrain from retaining distributable assets which are not being applied in the active conduct of the Sequel Business or making loans of such distributable assets in lieu of distributions; and

(d) provide Alaris with such relevant information concerning the Sequel Group’s assets and undertakings as may be requested by Alaris from time to time with reasonable advance notice.

Article XIII

Miscellaneous

13.1 Amendments to this Agreement. Except as otherwise provided in Sections 3.4(b), 5.3(c), 8.5(c) or 12.1(c), this Agreement may be amended only if embodied in an instrument signed by each member of the Board and the Preferred Member; provided, that unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall, without the prior consent of each Member adversely affected thereby, disproportionately decrease any Member’s interest in Profit or items of income or gain and distributions or disproportionately increase any Member’s interest in Loss or items of deduction or loss. In the event this Agreement shall be amended pursuant to this Section 13.1, the Board, acting unanimously, shall be empowered to and shall amend the Certificate of Formation to reflect such change if the Board, in its unanimous good faith judgment, deems such amendment of the Articles to be necessary, appropriate or desirable.

13.2 Successors; Counterparts. Subject to Article VIII, this Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed by facsimile and in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

13.3 Spousal Consent. Any Member who resides in a community property state and who is married, and any Member who resides in a community property state and who, subsequent to the date hereof, marries or remarries, shall concurrently with the later of his or her execution hereof or marriage deliver to the Board the written consent of his or her spouse in form and substance acceptable to the Board; provided, that the failure of any such Member to do so shall not affect the validity or enforceability of this Agreement.

13.4 Expenses. Except as provided otherwise in any subscription agreement to which a Member is a party, each Member shall bear its own expenses incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Related Agreements.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law.

13.6 Arbitration. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES THAT ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE ADJUDICATED IN ACCORDANCE WITH THE FOLLOWING:

(a) UPON DEMAND OF ANY PARTY HERETO ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG ANY PARTIES HERETO (A “DISPUTE”) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT SHALL BE RESOLVED BY BINDING ARBITRATION CONDUCTED UNDER AND GOVERNED BY THE COMMERCIAL FINANCIAL DISPUTES ARBITRATION RULES (THE “ARBITRATION RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) AND THE FEDERAL ARBITRATION ACT. DISPUTES MAY INCLUDE, WITHOUT LIMITATION, TORT CLAIMS, COUNTERCLAIMS, A DISPUTE AS TO WHETHER A MATTER IS SUBJECT TO ARBITRATION, CLAIMS BROUGHT AS CLASS ACTIONS, OR CLAIMS ARISING FROM DOCUMENTS EXECUTED IN THE FUTURE. A JUDGMENT UPON THE RESULTANT ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

(b) ALL ARBITRATION HEARINGS SHALL BE CONDUCTED IN CHICAGO, ILLINOIS. A HEARING SHALL BEGIN WITHIN 45 DAYS OF DEMAND FOR ARBITRATION AND ALL HEARINGS SHALL CONCLUDE WITHIN 75 DAYS OF DEMAND FOR ARBITRATION. THESE TIME LIMITATIONS MAY NOT BE EXTENDED UNLESS A PARTY SHOWS CAUSE FOR EXTENSION AND THEN FOR NO MORE THAN A TOTAL OF 60 DAYS. THE EXPEDITED PROCEDURES SET FORTH IN RULE 51 ET. SEQ. OF THE ARBITRATION RULES SHALL BE APPLICABLE TO CLAIMS OF LESS THAN $1,000,000. THE PANEL FROM WHICH ALL ARBITRATORS ARE SELECTED SHALL BE COMPRISED OF LICENSED ATTORNEYS SELECTED FROM THE COMMERCIAL FINANCIAL DISPUTE ARBITRATION PANEL OF THE AAA AND, TO THE EXTENT PRACTICABLE, SHALL BE COMPRISED EXCLUSIVELY OF RETIRED JUDGES FROM THE HIGHEST COURT OF GENERAL JURISDICTION, STATE OR FEDERAL, OF THE STATE WHERE THE HEARING WILL BE CONDUCTED. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE ARBITRATORS SHALL BE APPOINTED AS PROVIDED IN THE ARBITRATION RULES. THE PARTIES DO NOT WAIVE APPLICABLE FEDERAL OR STATE SUBSTANTIVE LAW EXCEPT AS PROVIDED HEREIN.

(c) NOTWITHSTANDING THE PRECEDING BINDING ARBITRATION PROVISIONS, THE PARTIES HERETO AGREE TO PRESERVE, WITHOUT DIMINUTION, CERTAIN REMEDIES THAT ANY PARTY HERETO MAY EXERCISE BEFORE OR AFTER AN ARBITRATION PROCEEDING IS BROUGHT. THE PARTIES HERETO SHALL HAVE THE RIGHT TO PROCEED IN ANY COURT OF PROPER JURISDICTION OR BY SELF-HELP TO EXERCISE OR PROSECUTE THE FOLLOWING REMEDIES, AS APPLICABLE: (i) OBTAINING PROVISIONAL OR ANCILLARY REMEDIES INCLUDING INJUNCTIVE RELIEF, SEQUESTRATION, GARNISHMENT, ATTACHMENT, APPOINTMENT OF A RECEIVER AND FILING AN INVOLUNTARY BANKRUPTCY PROCEEDING; AND (ii) WHEN APPLICABLE, A JUDGMENT BY CONFESSION OF JUDGMENT. ANY CLAIM OR CONTROVERSY WITH REGARD TO ANY PARTY’S ENTITLEMENT TO SUCH REMEDIES IS A DISPUTE. PRESERVATION OF THESE REMEDIES DOES NOT LIMIT THE POWER OF AN ARBITRATOR TO GRANT SIMILAR REMEDIES THAT MAY BE REQUESTED BY A PARTY IN A DISPUTE.

13.7 Waiver of Trial by Jury. THE PARTIES HERETO ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION PURSUANT TO SECTION 13.6 THEY ARE IRREVOCABLY WAIVING ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH REGARD TO ANY DISPUTE. UNDERSTANDING THAT THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT OR ANY RELATED AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF OR THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT OR ANY RELATED AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT OR ANY RELATED AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF OR THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES AN ADJUDICATION OF SUCH DISPUTE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ADJUDICATION OF SUCH DISPUTE SHALL BE DECIDED PURSUANT TO SECTION 13.6.

13.8 Severability. If any provision or clause of this Agreement is held to be invalid or unenforceable for any reason, such provision or clause shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions and clauses will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member(s) regarding this Agreement. Otherwise, any invalid or unenforceable provision or clause shall be replaced by the Member(s) with a valid provision or clause which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

13.9 Further Assurances. The Members agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

13.10 No Third-Party Beneficiary. Other than the Covered Persons (with respect to Article XI) and the Managers (with respect to Sections 4.5, 4.6, 4.7 and 4.8 and Article XI), this Agreement is made solely for the benefit of the Members and their respective heirs, successors and permitted assigns and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

13.11 Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the rights or obligations of any Member hereunder, including any rights pursuant to Article VIII hereof, may be assigned, except in connection with the transfer by a Member of its Interest to a Permitted Transferee or another Transfer permitted under Article VIII. Any such attempted assignment in contravention of this Agreement shall, to the fullest extent permitted by Law, be void and of no effect.

13.12 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

13.13 Notices. Unless otherwise specifically provided in this Agreement, all notices, consents, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given or delivered (a) when received if delivered by hand, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), or (d) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), to such Member (and any other Person designated by such Member) at the address or facsimile number set forth in Exhibit C hereto. Any party may change its address and facsimile number by written notice to the other parties given in accordance with this Section 13.13.

13.14 Waiver of Partition. To the fullest extent permitted by Law, each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Property.

13.15 Alaris Name. The Company and all Members (other than Alaris) each covenants and undertakes with Alaris and its Affiliates that it will not, and it will cause its respective Affiliates to not, at any time in relation to any trade, business or company, use a name, including the word or symbol “Alaris” or any similar word or symbol, in such a way as to be capable of or likely to be confused with the name “Alaris.”

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

BOARD OF MANAGERS:	CLASS A MEMBER:

SEQUEL YOUTH AND FAMILY SERVICES, INC.	SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

PREFERRED MEMBER:

ALARIS USA INC.

By:
Name:
Title:

The undersigned individual executes this Agreement for the sole purpose of agreeing to be and serve as Manager of the Company and to be bound by the provisions of this Agreement regarding the Company and its management, including Section 4.7 hereof.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

Signature Page to Seventh Amended and Restated Operating Agreement of

Sequel Youth and Family Services, LLC

Exhibit A

[to be provided]

Exhibit B

Form of Unit Certificate

SEQUEL YOUTH AND FAMILY SERVICES, LLC

Certificate Number: [A/B/C/D]-_____	________ Class [A/B/C/D] Units

Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”), hereby certifies that _____________________________ (the “Holder”) is the registered owner of ___________Class [A/B/C/D] Units representing limited liability company interest in the Company (the “Interests”). THE INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHOCATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION AND REGISTRATION IS AVAILABLE. ANY TRANSFER OF THE INTERESTS REPRESENTED HEREBY ARE FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY, DATED AS OF ______________, 2017 AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose or registering the transfer of Interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioner on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflict of Laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by ____________________________, its ______________________, as of the date set forth below.

Dated: _______________ ___, 20____
Name:
Title:

REVERSE SIDE OF CERTIFICATE

REPRESENTING limited liability company interests IN

SEQUEL YOUTH AND FAMILY SERVICES, LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________ [print or typewrite the name of the transferee], _____________________ [insert Social Security Number or other taxpayer identification number of transferee], _____________ Class ___ Units [insert the number and Class of Units being transferred], and irrevocably constitutes and appoints _____________________________ ________________ as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:_______________ ___, 20____	Signature:
(Transferor)

Address:

Exhibit C

Addresses for Notices

(a)	if to the Company, to:

1131 Eagle Tree Lane

Huntsville, AL 35801

Telephone:	(540) 338-5182
Facsimile:	(540) 338-5183
Email:	jripley@sequelyouthservices.com
Attention:	John F. Ripley, Chairman

with a copy (which shall not constitute notice) to:

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum P.L.C.

666 Grand Avenue

Suite 2000, Ruan Center

Des Moines, Iowa 50309

Telephone:	(515) 242-2412
Facsimile:	(515)323-851
Email:	brown@brownwinick.com
Attention:	William Brown

(b)	if to Alaris, to:

Alaris USA Inc.

c/o Greenberg Traurig, LLP

300 West 6th Street, Suite 2050

Austin, Texas 78701

Telephone:	(512) 320-7200
Facsimile:	(512) 320-7210
Email:	sklossr@gtlaw.com
Attention:	Ronald Skloss

with copies (which shall not constitute notice) to:

Alaris Royalty Corp.

232, 2031 - 33 Avenue SW

Calgary AB T2T 1Z5

Canada

Telephone:	(403) 221-7301
Facsimile:	(403) 228-0906
Email:	mervin@alarisroyalty.com
Attention:	VP Legal

and

Alaris Royalty Corp.

232, 2031 - 33 Avenue SW

Calgary AB T2T 1Z5

Canada

Telephone:	(403) 221-7303
Facsimile:	(403) 228-0906
Email:	ddriscoll@alarisroyalty.com
Attention:	Chief Financial Officer and Treasurer

Exhibit D

Certificate of Designations of Parent Preferred Stock

(Attached)

EXHIBIT H

ACQUIOMTM PAYMENTS ADMINISTRATION AGREEMENT

THIS ACQUIOMTM PAYMENTS ADMINISTRATION AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and among: Global Partner Acquisition Corp., a Delaware corporation (“Parent”); John F. Ripley, (the “Securityholder Representative”), solely in his capacity as the representative of the Legacy Equityholders of Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”) (referred to herein as the “Securityholders”); and Acquiom Clearinghouse LLC, a Delaware limited liability company (“Acquiom”). Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a securityholder of Parent, Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sequel Acquisition”), the Company, and the Securityholder Representative, pursuant to which, among other things, Sequel Acquisition will be merged with and into the Company, with the Company surviving the merger (the “Survivor”). The Securityholder Representative and Parent are referred to herein collectively as the “Parties”. The terms and conditions set forth on the attached schedules are incorporated herein by reference and shall be deemed part of this Agreement.

1. Appointment. The Parties hereby engage Acquiom as the payments administrator concerning the Paying Account (as defined below) for the purposes set forth herein, and Acquiom hereby accepts such appointment and agrees to perform the services set forth herein. Acquiom will provide accounting, payments processing, securityholder support and other administrative services as set forth in Schedule I, in connection with the activities contemplated herein, including disbursement from time to time to the Securityholders in accordance with the terms of this Agreement and, solely as between the Parties, the Merger Agreement and that certain Escrow Agreement, dated as of the date hereof, by and among SunTrust Bank (“SunTrust”), Parent and the Securityholder Representative, solely in his capacity as representative of the Securityholders (the “Escrow Agreement”) of (a) cash, (b) certificates representing the Class B Common Units of the Survivor delivered to Acquiom by Parent and each printed and issued in the name of each Securityholder entitled to such Class B Units of Survivor (“Survivor Units”) and (c) warrants to purchase shares of Common Stock of Parent delivered to Acquiom by Parent’s transfer agent and issued in the name of each Securityholder entitled to such warrants (the “Warrants”).

2. Establishment of Accounts. Parent will advise Acquiom of the closing date of the transactions contemplated by the Merger Agreement (the “Closing Date”). At least three (3) Business Days prior to the Closing Date, the Parties will provide Acquiom with completed account opening forms required for the opening of accounts, and will provide a final copy of the Merger Agreement no later than the Closing Date. The Parties agree and understand that any delay in the delivery of such forms could delay the opening of the accounts in compliance with applicable regulations, which could in turn delay the Parties’ ability to consummate the transactions contemplated in the Merger Agreement. The Parties hereby instruct Acquiom to utilize and administer a paying account (the “Paying Account”) at SunTrust for the purposes set forth herein. Acquiom shall have the authority to direct SunTrust to make payments from the Paying Account, solely in accordance with this Agreement. The Parties agree that SunTrust shall have no liability to the Parties for any payments remitted from the Paying Account as directed by Acquiom. Prior to the Closing Date (subject to the completion of the account opening processes), Acquiom will provide the Parties with wire transfer and delivery instructions necessary to fund the Paying Account and for Parent to deliver or cause to be delivered the Survivor Units and Warrants as contemplated under this Agreement. The funds in the Paying Account shall be held in one or more non-interest bearing accounts of SunTrust. Acquiom may take any actions it reasonably determines necessary to comply with applicable laws, rules and regulations including, without limitation, in connection with verification of identities under Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, provided that Acquiom shall provide notice to the Parties promptly after taking any such action that is not contemplated by this Agreement.

3. Deposits of Consideration. On the Closing Date, Parent will deposit into the Paying Account, using the wire instructions attached hereto as Exhibit A immediately available funds in an amount to be notified to Acquiom one (1) Business Day prior to such deposit as determined pursuant to the Merger Agreement (the “Cash Closing Consideration Deposit”). Thereafter, Parent and/or the Securityholder Representative may from time to time deposit or cause to be deposited additional funds into the Paying Account. On the Closing Date, the Parent shall or shall cause Parent’s transfer agent, as applicable, to deliver to Acquiom Survivor Units and Warrants in such amounts to be notified to Acquiom one (1) Business Day prior to such deposit, in each case as determined pursuant to the Merger Agreement (the “Equity Closing Consideration Deposit”, and together with the Cash Closing Consideration Deposit, the “Closing Consideration Deposit”).

4. Compensation.

a.	Disclosure. The Parties agree and understand that Acquiom may receive fees in connection with the services provided under this Agreement. Any such compensation is reflected as a reduction or waiver of fees that Acquiom or its affiliates, as applicable, otherwise would have charged in connection with their respective services. In the case of Acquiom, the fees that may be received are paid by SunTrust as transaction fees calculated as a percentage of the average monthly balances deposited with SunTrust held as a bank deposit at SunTrust.

b.	Fees. Except as expressly described in this Agreement, including Exhibit E attached hereto, Acquiom shall not charge fees to the Parties for the services provided by it hereunder; provided, however, that the terms of this paragraph shall not in any way limit the rights of Acquiom to indemnification as set forth in this Agreement. Requests for services and/or service levels beyond those specifically contracted for in this Agreement may be subject to additional charges. Any applicable charges are payable directly to Acquiom by Parent. Except for additional charges related to payee-requested service level upgrades for payments, which shall be charged to the requesting Securityholder by deduction from the amount of such payment, all other additional service charges due to Acquiom shall be paid, severally and not jointly, one-half by Parent and one-half by the Securityholders. Acquiom shall, if applicable, invoice Parent and the Securityholder Representative (on behalf of the Securityholders) for any such fees from time to time due under this Agreement. If applicable, Parent shall pay Acquiom for any additional services to be rendered hereunder, as described in Exhibit E.

5. General Provisions.

a.	No Joint Venture. Notwithstanding any provision herein, the Parties do not hereby create, and do not intend to hereby create, any joint venture, partnership or other similar cooperative venture.

b.	Notices. Any notices or other communications under this Agreement must be in writing and shall be deemed to have been duly given (i) on the date delivered when delivered in person, (ii) on the date of electronically confirmed receipt when transmitted by email or facsimile transmission, (iii) on the third Business Day after dispatch by registered or certified mail, postage prepaid, or (iv) on the next Business Day if transmitted by national overnight courier, in each case to the applicable address set forth below:

If to Parent:

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

and (with a copy to, which shall not constitute notice):

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, Pennsylvania 19312-1183

Attention: Christopher Miller, Esq.

Email: millerc@pepperlaw.com

If to the Securityholder Representative:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141

Email: ripjay@aol.com

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309

Attention: William C. Brown

Email: brown@brownwinick.com

If to Acquiom:

Acquiom Clearinghouse LLC

1614 15th Street, Suite 210

Denver, CO 80202

Attention: Daren Di Nicola and Jennifer Kelley

Telephone: (303) 222-2080

Email: paymentsadministration@acquiom.com and jkelley@srsacquiom.com

Facsimile No: (303) 623-0294

Notwithstanding the above, in the event that Acquiom shall reasonably determine that an emergency exists, Acquiom may use such other means of communication as it deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which SunTrust is authorized or required by law or executive order to remain closed.

c.	Acquiom Responsibilities.

i.	Acquiom shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Acquiom shall not be responsible for, or chargeable with knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties in connection herewith, if any, including without limitation the Merger Agreement and the Escrow Agreement, nor shall Acquiom be required to determine if any person or entity has complied with the Merger Agreement or Escrow Agreement, nor shall any additional obligations of Acquiom be inferred from the terms of the Merger Agreement or Escrow Agreement, even though reference thereto may be made in this Agreement. Acquiom shall keep the terms of the Merger Agreement and Escrow Agreement confidential, except for disclosure expressly contemplated by this Agreement, or as required by law, or to the extent such terms are or become publicly known through no fault of Acquiom. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, Escrow Agreement, any exhibit or schedule attached to this Agreement, or any other agreement among the Parties, as between Acquiom and the Parties, the terms and conditions of this Agreement shall control, and as between the Parties, the Merger Agreement shall control. Acquiom may rely upon, and shall not be liable for acting or refraining from acting upon, any written notice, document, instruction or request (including instructions or documents provided by a Securityholder or a person acting on behalf of such Securityholder) furnished hereunder and reasonably believed by it in good faith to be genuine without inquiry and without requiring substantiating evidence of any kind. Without limiting the intent of the foregoing, Acquiom may in its sole discretion (A) employ, or decline to employ any process or procedure to carry out its responsibilities set forth herein, including, without limitation, in connection with the confirmation of identities, account information or payment instructions and (B) determine the sufficiency of any documents or instructions delivered to it hereunder. Without limiting the generality of the foregoing, it is expressly understood and agreed that nothing contained herein shall obligate Acquiom to provide any services that would require it to register as a transfer agent under the Securities Exchange Act of 1934, be licensed as a money transmitter under any State money transmitter laws, register as a money services business under the federal Bank Secrecy Act, or obtain a banking license, and, to the extent necessary to give effect to each of the foregoing, the description of the services herein shall be deemed to be modified in appropriate instances in order to contemplate the additional or lesser services and procedures necessary to avoid such registration or licensure requirements.

ii.	Acquiom shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that its fraud, gross negligence or willful misconduct was the primary cause of any loss to any party hereto. Acquiom may execute any of its powers and perform any of its duties hereunder directly or through its affiliates or agents. Acquiom may consult with counsel and experts to be selected and retained by it and shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, advice or an opinion of any such counsel or experts. Anything in this Agreement to the contrary notwithstanding, in no event shall Acquiom be liable for special, incidental, punitive, indirect, exemplary or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if it has been advised of the likelihood of such loss or damage and regardless of the form of action. Acquiom shall not have any obligation to make or facilitate, as applicable, any payment unless the applicable party shall have provided the necessary readily available funds to make such payments and shall not be liable or responsible for any delay or failure of a party or any other person or entity to comply with any of their respective obligations relating to the Merger Agreement, including, without limitation, obligations under applicable securities laws.

d.	Indemnity. Parent and the Securityholder Representative (solely on behalf of the Securityholders and in his capacity as the Securityholder Representative, not in its individual capacity) shall indemnify, defend and hold harmless Acquiom and its affiliates and their respective successors, assigns, agents, securityholders, directors, officers and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, out-of-pocket costs or expenses (including, without limitation, the reasonably documented out-of-pocket fees and expenses of outside counsel or experts) (collectively “Losses”), arising out of or in connection with (i) Acquiom’s execution and performance of its duties under this Agreement, administration of the Paying Account, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses have been primarily caused by the fraud, gross negligence or willful misconduct of any Indemnitee, (ii) Acquiom following any instructions or other directions, including any Payment Spreadsheet, whether joint or singular and whether contained herein or separately delivered, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof, or (iii) any actions taken by the Parties hereunder. The indemnity obligations provided for in this Section shall survive the resignation, replacement or removal of Acquiom and the termination of this Agreement. Solely as between Parent and the Securityholder Representative (on behalf of the Securityholders), the costs and expenses of the obligations contained in this Section 5(d) shall be borne 50% by Parent and 50% by the Securityholder Representative (solely on behalf of the Securityholders).

e.	Succession. Acquiom may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. Additionally, the Parties may terminate and discharge Acquiom from its duties or obligations hereunder by giving thirty (30) days advance joint written notice of such termination to Acquiom specifying a date when such termination shall take effect. Acquiom’s sole responsibility after such thirty (30) day notice period expires shall be to cause the delivery of any funds remaining in the Paying Account or any undelivered Survivor Units or Warrants to an account designated by Parent and the Securityholder Representative. Any entity into which Acquiom may be merged or converted or with which it may be consolidated shall be the payments administrator under this Agreement without further act, and Acquiom may assign its rights and obligations under this Agreement to any entity to which all or substantially all the payments administration business may be transferred.

f.	Authorized Persons. The persons identified in Exhibit B are authorized to take action or execute documents on behalf of the applicable party set forth therein or to take any such other actions on behalf of such party as may be set forth herein. All such instructions to, and requests of, Acquiom shall be subject to Section 5(c)(i) and (ii) on behalf of Parent must be in writing and signed by any one of the persons designated on Exhibit B as a representative of Parent or (ii) on behalf of the Securityholder Representative must be in writing and signed by any one of the persons designated on Exhibit B as a representative of the Securityholder Representative. No instruction or direction shall be binding upon Acquiom unless delivered in accordance with the previous sentence. Acquiom may rely on the continued authority of each of the persons designated on Exhibit B until Acquiom has been duly notified of any updates to such designated representatives in accordance with Section 5(b) (Notices).

g.	Miscellaneous. Except for changes to funds or, if applicable, Survivor Units or Warrants, transfer instructions and changes to the authorized persons set forth in Exhibit B, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by Acquiom and the Parties. Except as expressly provided in this Agreement to the contrary, neither this Agreement nor any right or interest of a party hereunder may be assigned in whole or in part without the prior consent of each of the other Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and agrees that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by agreement of the parties shall be exclusively resolved in the state and federal courts located in the State of Delaware. Each Party further waives any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties hereby consent to conducting business electronically and all signatures of the Parties to this Agreement may be transmitted by facsimile or email or other electronic or digital means, and such facsimile, email or other electronic delivery will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party. Following the Closing Date and the public announcement of the transaction contemplated by the Merger Agreement, Acquiom may make reference to Parent and the Company as customers of Acquiom and may disclose that it is serving as payments administrator in connection with such transaction. If any provision of this Agreement is reasonably determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Except for SunTrust and its successors or assigns, whom the Parties expressly acknowledge is a third-party beneficiary under this Agreement, a person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Unless otherwise directed by Parent, any de minimis amounts attributable to rounding discrepancies may be added to or deducted from payments made to the largest Securityholder. Upon completion of all distributions required hereunder as contemplated by Exhibit E, this Agreement shall terminate except for those provisions which, by their express terms, survive such termination. Unless otherwise specified herein, any instructions to Acquiom shall be in a writing signed by both of the Parties. The individual signing below on behalf of a party is authorized by that party to execute this Agreement on behalf of that party and to legally and validly bind that party to the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

JOHN F. RIPLEY, solely in his capacity as the Securityholder Representative

Name:	John F. Ripley

ACQUIOM CLEARINGHOUSE LLC

By:
Name:
Title:

[Signature Page to Payments Administration Agreement]

Schedule I

ACQUIOM PAYMENTS TERMS AND CONDITIONS

The parties agree that Acquiom shall perform the services and be subject to the terms set forth in this Schedule I.

1. Duties. Subject to the terms of this Agreement and this Schedule I, Acquiom shall administer payments in accordance with the applicable Payment Spreadsheet (as defined below) and payee’s payment instructions following completion of the administrative processes described in this Agreement.

2. Disbursements from Paying Account and Transfers from the Closing Consideration Deposit. Subject to any applicable backup withholding requirements and conditioned upon the receipt of all executed documents required by Acquiom in accordance with the provisions of applicable law, the terms of this Agreement or otherwise, Acquiom shall (i) direct SunTrust to process payments from the Paying Account (each a “Payment”) and (ii) mail the Survivor Units or Warrants (“Equity Distributions”) from the Equity Closing Consideration Deposit, or as otherwise delivered to Acquiom by Parent or Parents’s transfer agent from time to time, as applicable, to the Securityholders or to third parties, in each case as set forth in written flow of funds or disbursement instructions (containing a certificate-by-certificate breakdown of payments or Equity Distributions, as applicable, to Securityholders in a form acceptable to Acquiom) delivered to Acquiom at or prior to the Closing Date by the Securityholder Representative and attached hereto as Exhibit C (the “Closing Payment Spreadsheet”), or with respect to any Equity Distributions after the Closing Date, pursuant to joint written instructions (“Joint Instructions”) signed and delivered by Parent and the Securityholder Representative subsequent to the Closing Date to Acquiom. The Securityholder Representative shall deliver to Acquiom a preliminary Payment Spreadsheet (the “Initial Payment Spreadsheet”) with payees (including optionholders), payment instructions, certificate numbers and security quantities, if applicable, and email or physical addresses for each such payee and such other information required to solicit and verify letters of transmittal, if such service is requested (but without final Payment amounts) by 2:00 p.m. Eastern Time at least three (3) Business Days prior to the date Acquiom is requested to solicit materials pursuant to Section 4(a) below, if applicable (along with the required letter of transmittal and related documentation, if any, for such payees); provided that the final Payment Spreadsheet (with final Payment amounts) is delivered by the Securityholder Representative no later than three (3) Business Days prior to the date Acquiom is requested by Parent pursuant to written disbursement instructions delivered by Parent to Acquiom to begin making distributions. The final Payment Spreadsheet shall be deemed to replace and supersede the Initial Payment Spreadsheet. Any subsequent Payments or Equity Distributions, as applicable shall be made in accordance with Joint Instructions delivered to Acquiom by the Securityholder Representative and Parent (any such instructions, a “Subsequent Payment Spreadsheet” and together with the Closing Payment Spreadsheet, a “Payment Spreadsheet”). The Securityholder Representative and Parent shall, or shall cause the Company to, include in each Payment Spreadsheet the name of the payee, the amount to be paid, and if known, the payee’s email and physical addresses, and for any third party payees, payment instructions for such third parties. The Payment Spreadsheet must also include any additional and available information to verify letters of transmittal and complete required cost basis tax reporting. Acquiom shall direct SunTrust to initiate payment and deliver to each Securityholder and applicable third party of their allocated amount(s) no later than two (2) Business Days after receipt (if received by 2:00 p.m. Eastern Time on the date of receipt) of the applicable Payment Spreadsheet and all required and proper documentation (including, if applicable, requisite tax documentation and a duly executed and completed letter of transmittal) from such payee, in form and substance reasonably satisfactory to Acquiom, provided sufficient available final funds, Survivor Units or Warrants, as applicable have been deposited into the Paying Account no later than 12:00 p.m. Eastern Time on such date of payment, there exist no other circumstances that would require Acquiom to suspend payment to any Securityholder and Acquiom receiving final written instructions from Parent to commence payment; provided further that Parent shall provide to Acquiom prior to the Closing Date final written instructions for payments to be made on the Closing Date to payees for whom all applicable documentation has been provided prior to the Closing Date, and Acquiom shall exercise all commercially reasonable efforts to effect the initiation of payments to such payees on the Closing Date. The Securityholder Representative represents to Acquiom that the securities in exchange for which payment is being made hereunder do not constitute “covered securities” under applicable IRS rules. Acquiom will cause electronic payments to be made from the Paying Account and will cause checks to be issued that are drawn on the Paying Account for payments to be made in the form of a check, and such Payments shall only be made or permitted in accordance with Payment Spreadsheets delivered in accordance with the terms of this Agreement and payment instructions delivered by the applicable payee. Acquiom will mail Equity Distributions from the Closing Consideration Deposit and Acquiom will mail such Survivor Units and Warrants to the applicable Securityholders and such mailings shall only be made or permitted in accordance with Payment Spreadsheets delivered in accordance with the terms of this Agreement and mailing instructions delivered by the applicable payee; provided Parent has delivered or has caused to be delivered to Acquiom such Survivor Units or Warrants, as applicable, issued in the name of such Securityholder. Acquiom is hereby relieved from any liability to the Parties or any Securityholder or payee for any such acts done or payments made in accordance with such Payment Spreadsheets and payment instructions. If the Acquiom Compensation Payments service option is not selected, then with respect to any Payments required to be treated as employee compensation for income or employment tax purposes, Acquiom will process such payments to Parent for distribution to each such payee, pursuant to the payment instructions set forth on Exhibit D.

3. Tax Reporting & Withholding. With respect to distributions from the Paying Account to U.S. persons (actual or presumed), Acquiom shall complete any tax reporting required by U.S. law of Acquiom, which, as of the date of this Agreement, shall be limited to IRS 1099-B forms. To the extent payments made hereunder to U.S. persons (actual or presumed) are identified on the Payment Spreadsheet as dividends, interest or other income not otherwise reportable on IRS 1099-B forms, Parent acknowledges and agrees that Parent or the Company, as applicable, shall be solely responsible and liable for any tax reporting in connection with such payments, unless otherwise set forth on Exhibit F. Unless otherwise set forth on Exhibit F, with respect to distributions from the Paying Account to any securityholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (“Foreign Securityholders”) which are identified on the Payment Spreadsheet as dividends, interest or other reportable income, Acquiom is hereby directed to report such payments to such Foreign Securityholder payees on IRS Form 1042-S using Parent’s or the Company’s tax identification number, as appropriate. Acquiom shall deliver a copy of such completed tax forms to enable Parent or Company, as applicable, to include such payment amounts in its annual Form 1042 filing with the IRS. Unless otherwise set forth on Exhibit F, with respect to distributions from the Paying Account to Foreign Securityholders which are identified on the Payment Spreadsheet as dividends, interest or other reportable income, Parent hereby acknowledges and agrees that such payments constitute domestic sourced income for which withholding is required. Acquiom is hereby directed to withhold from such distributions and retain in the Paying Account applicable withholding amounts (as set forth on the Payment Spreadsheet or as otherwise directed by Parent) and shall cause such amounts for taxes to be remitted from the Paying Account to the appropriate authorities on Parent’s or the Company’s tax identification number, as appropriate. Parent hereby acknowledges and agrees that no payment made hereunder to a Securityholder or vendor constitutes foreign sourced income. Acquiom shall not be responsible for preparing or filing, or causing to be prepared or filed, any tax reporting related to distributions that are treated as compensation income. To the extent that Acquiom becomes liable for the payment of any withholding or employment taxes or related amounts payable in respect of payments made hereunder, it shall be indemnified as set forth herein.

4. Terms Applicable to Distributions to Securityholders.

a.	Documents Delivered to and Received from Securityholders. The Company will deliver electronically or by mail to each Securityholder at the email address or physical address for such Securityholder set forth in the Payment Spreadsheet, as applicable, (i) a letter of transmittal instructing such Securityholder of the procedure for submitting to the Company the letter of transmittal and, if required, the certificate or certificates (each, a “Certificate”) representing the units of Company equity held by such Securityholder (the “Legacy Units”) and/or such other documents required by Parent to be returned by Securityholders who held rights to acquire Legacy Units (e.g. options or warrants) and who are entitled to Payments hereunder, and (ii) such other materials relating to the exchange as Parent shall furnish to the Company for such purpose. Prior to and as a condition of receipt of payment, such Securityholder shall have delivered to the Company, and the Company shall have delivered to Acquiom, (i) the letter of transmittal, properly completed and duly executed in accordance with the instructions therein, (ii) subject to Section 4(h) below, the Certificate(s) representing the Legacy Units held by such Securityholder, and (iii) all other instruments and communications that the Parties require to be submitted to Acquiom in connection with the processing of such Securityholder Payment, including, if applicable, tax documents as set forth in Section 4(e) below (each such Securityholder whose foregoing deliveries have been accepted by Acquiom being referred to herein as a “Tendering Securityholder”). Securityholders may update their electronic payment instructions or address for non-electronic payments by delivering written notice and verification of identity as may be requested to Acquiom and the Parties, provided that such updates must be received and acknowledged by Acquiom at least one (1) Business Day prior to any payment to such Securityholder. Acquiom may display the logos of Parent and the Company on communications with Securityholders hereunder, solely in connection with the services provided by Acquiom under this Agreement.

b.	Date Recording. Acquiom will record in its systems the date of receipt of materials submitted to Acquiom, including letters of transmittal and other documents received from Securityholders.

c.	Examination of Documents. Acquiom shall examine the letters of transmittal, Certificates, and other documents received to ascertain whether: (i) the letters of transmittal and other documents appear to Acquiom to have been completed and executed in accordance with the instructions set forth in the letter of transmittal, (ii) if applicable, the Certificates appear to Acquiom to have been properly surrendered and are in proper form for transfer in accordance with the instructions set forth in the letter of transmittal, or in the event any Certificate required to be delivered has been lost, destroyed or stolen, the documentation and instruments described in Section 4(h) below have been properly delivered, and (iii) the total number of Legacy Units evidenced by each letter of transmittal matches the number of the appropriate class or series of Legacy Units or rights to acquire Legacy Units for such Securityholder on the Payment Spreadsheet, as updated by written notice from the Securityholder Representative to Acquiom and Parent from time to time.

d.	Irregularities in Documents. In the event Acquiom reasonably determines that any letter of transmittal or other document has been improperly completed or executed, that any of the Certificates received, if applicable, are not in proper form, or that some other irregularity exists, Acquiom shall attempt to cause such irregularity to be corrected. As to any irregularity that Acquiom cannot resolve, Acquiom shall provide notice to Parent for instructions and final determination.

e.	Tax Documents. To the extent not included with the letter of transmittal, Acquiom shall request and obtain from each Securityholder, before directing any Payment hereunder, tax identification numbers by means of a completed appropriate IRS Form W-9 or appropriate IRS Form W-8 for foreign person certification and other forms and documents that Acquiom may reasonably request.

f.	Payment in Another Name. If Payment is to be made to a person other than the registered Securityholder, Acquiom shall not process such Payment until the required letter of transmittal documentation has been properly completed, including, without limitation, a signature guarantee by a guarantor participating in a medallion signature guarantee program at the appropriate guarantee level as set forth in the letter of transmittal, if necessary, and the Securityholder requesting such Payment has paid any transfer or other taxes or governmental charges required by reason of such Payment in a name other than that of the registered holder, and has established to Acquiom’s satisfaction that such tax or charge either has been paid or is not required to be paid, and the Parties have certified in writing to Acquiom that they agree with such payment to another person. Any tax information required to be reported to the Internal Revenue Service or other tax authority with respect to such Payment shall list the registered holder as the payee.

g.	Securityholder Transfer of Escrow Interest. In the event that Acquiom is advised by a Securityholder or transferee of a permitted transfer of an interest in any rights to any disbursements hereunder to a successor or assign prior to the Closing Date, Acquiom shall refer such person to Parent for verification of any such transfer, following which Parent shall provide an updated Payments Spreadsheet to Acquiom including such information. In the event that Acquiom is advised by a Securityholder or transferee of a permitted transfer of an interest in any rights to any disbursements hereunder to a successor or assign after the Closing Date, Acquiom shall (i) notify the Parties of such alleged transfer, (ii) request such Securityholder or transferee, as applicable to provide supporting documentation, including, but not limited to a medallion guarantee certifying such transfer or in the absence of a medallion guarantee, Acquiom shall request Parent to approve such transfer, and (iii) notify the Parties of the acceptance of the transfer. Thereafter, regardless of whether the prior Securityholder is listed on a Subsequent Payments Spreadsheet, Acquiom shall pay any proceeds to the transferee.

h.	Delivery of Certificates. If a Securityholder reports to Acquiom that such Securityholder’s failure to surrender a Certificate is due to the loss, destruction or wrongful taking of the Certificate, Acquiom will provide additional documentation necessary to be completed in order to effectively surrender the Legacy Units represented by such lost or destroyed Certificate, as applicable (including an affidavit of loss with standard representations regarding unencumbered ownership of the applicable securities and an agreement by such Securityholder to indemnify Acquiom for any losses suffered in connection with any payments to such Securityholder related to such lost, stolen or destroyed Certificate, each in a form acceptable to Acquiom). Acquiom, in its sole discretion, may require a Securityholder to provide a bond in customary form with respect to such indemnity. No interest will be paid on amounts due for such Legacy Units.

5. Payments. Payments to any Securityholder hereunder shall be made by U.S. domestic electronic check (ACH) to bank accounts domiciled in the United States at no additional cost. If no electronic payment instructions are provided by a Securityholder, such instruction is payable to an account maintained by a U.S. financial institution that is not enabled for ACH, or such instruction is payable to a financial institution account outside the United States, any payments to that payee will be disbursed by check to the address provided in the Securityholder’s letter of transmittal (if applicable). In lieu of an ACH payment or check, a payee may request that a payment be sent by wire transfer. The applicable fees set forth on Exhibit E shall apply and will be deducted from any payments that require such fees. For payee service charges retained in the Paying Account after deduction from a payment, Acquiom is authorized to transfer such amounts to itself, to be retained by Acquiom as compensation. All amounts referred to in this Agreement are expressed in United States Dollars and all payments shall be made in such dollars.

6. Information and Reports.

a.	Monthly Report. Acquiom shall deliver to the Parties a monthly report in electronic form of the documents presented for exchange and a list of Securityholders for which payments have to be made. Each such report shall include the names of the Securityholders that have validly surrendered Legacy Units to Acquiom and the amount of cash paid in exchange therefor (previous, current month period and total).

b.	Maintaining Records. Acquiom shall keep and maintain complete and accurate ledgers showing all Legacy Units surrendered and the amount of cash paid and Survivor Units and Warrants delivered in exchange therefor. Upon making payment for Legacy Units, Acquiom shall mark any Certificates it receives as “cancelled” and return them, the completed letters of transmittal and other related documentation to Parent on behalf of the Company. Acquiom shall preserve the physical documents and instruments described in Section 4(a) as required by law or, if not required to be so preserved, dispose of such physical documents and instruments no earlier than thirty (30) days following Acquiom’s receipt thereof. For greater certainty, Acquiom shall preserve and not dispose of electronic versions of all documents received by it pursuant to Section 4(a). Acquiom is authorized to cooperate with and furnish information to any organization or its legal representatives designated from time to time by the Parties in any manner reasonably requested by either of them.

7. Follow-Up Notices; Escheat.

a.	Follow-Up Notice. If Acquiom is not requested to conduct the delivery of letters of transmittal and related materials as contemplated by Section 4(a) above, Parent shall, or shall cause the Company to, provide to Acquiom and the Securityholder Representative a list of mailings to the Securityholders that were sent by Parent or the Company or their respective attorneys or agents and that have been returned as undeliverable. On or about the date that is three months following the date of this Agreement, Acquiom shall provide to the Securityholder Representative a list of all Securityholders who have not yet become a Tendering Securityholder in accordance with the requirements herein. The Securityholder Representative will use its good faith efforts, with such cooperation from Acquiom and Parent as may reasonably be requested, to attempt to locate such Securityholders. With respect to any Securityholders that are so located, Acquiom shall attempt to deliver a follow-up notice (including the same materials as contemplated in Section 4(a) above) to each such located Securityholder at the updated contact information provided by the Securityholder Representative. With respect to any Securityholders that are not Tendering Securityholders as of the date that is nine (9) months following the Closing Date, Acquiom shall use its standard processes to attempt to locate such Securityholders.

b.	Uncashed Checks; Return of Electronic Payments. Should any payment processed by Acquiom from the Paying Account, be returned or rejected, or if a mailed check, Survivor Units or Warrants are returned as undeliverable, Acquiom shall promptly notify the intended recipient of such payment or delivery that payment or delivery was rejected, and seek to obtain updated payment instructions. In the event such intended recipient cannot be contacted, Acquiom shall notify the Parties in writing and the Parties shall then cooperate to attempt to contact the relevant payee for updated payments instructions. Upon request of the Securityholder Representative, Acquiom will use its standard processes to attempt to locate the payee. Once updated payment instructions have been received by Acquiom in writing from the applicable payee, the payment shall be re-processed within two (2) Business Days.

c.	Transfer of Units; Escheat Services. If there are any Securityholders who have not yet become a Tendering Securityholder in accordance with the requirements herein and who have not otherwise been located by Acquiom or the Parties, upon the first anniversary of the Closing Date (with respect to the Closing Consideration Deposit) or the first anniversary of the date subsequent amounts were deposited in the Paying Account or the date Survivor Units or Warrants were delivered to Acquiom by Parent’s transfer agent or Survivor as applicable, in each case for distribution to the Securityholders, such amounts shall be distributed to Parent to be held and disposed of by Parent in accordance with applicable law and in accordance with the terms of the Merger Agreement. Acquiom shall not be liable to any party or other person for any cash from the Paying Account delivered to a governmental entity or public official pursuant to Acquiom’s good faith belief that such money was so transmitted in accordance with the terms of any applicable abandoned property, escheat or similar law.

Exhibit A

Wire Instructions for Paying Account:

Exhibit B

Telephone Number(s) and Authorized Signature(s) for Person(s)

Designated to Provide Instructions to Acquiom

If from Parent:

	Name	Telephone Number	Signature

1.

2.

If from the Securityholder Representative:

	Name	Telephone Number	Signature

1.

2.

Exhibit C

Closing Payment Spreadsheet

[To be provided.]

Exhibit D

Wire Instructions

For Payments to be paid by Parent:

[To be provided.]

Exhibit E

Schedule of Contracted Services

Included and Contracted Services	Description	Fees (USD)
Escrow Administration Fee	(i) Stock escrow, SunTrust to hold an aggregate certificate and return to Parent or Parent’s transfer agent, as applicable, at expiration; and (ii) $1M cash escrow held by SunTrust in the SunTrust Institutional Deposit Option	$6,000
Payments Administration Fee	Approx 35 unitholders and 20 optionholders, includes distribution of cash payment at closing and mailing of pre-printed unit certificates and warrants at Closing and escrow release. Dataroom access with periodic reporting as to who has fully presented for payment.	$14,500*
Optional Securityholder Payment Fees	If applicable, fees are deducted from securityholder payments.	$0 for USD Payments Via ACH Otherwise, the following fees apply depending on the payment method selected: $20 Check (Domestic) $25 Check (Int’l) $25 Wire (Domestic) $50 Wire (Int’l)
LOT Distribution, Review and Acceptance		$0 If Distributed Via Online Clearinghouse Otherwise, $50/Shareholder (Domestic) $75/Shareholder (Int’l)
1099 Reporting (if required)	Standard 1099B Tax Reporting Alternative Tax Reporting (1099-INT, 1042-S, etc.)	Electronic Delivery Included $50/tax form

*Note: The below check and wire fees may also apply.

Any service requested that is not detailed in this fee schedule may be provided for an additional charge.

Exhibit F

Additional Tax Reporting

Acquiom shall complete the following additional reporting, subject to the fees set forth on Exhibit E hereof: None.

EXHIBIT I

TRANSMITTAL LETTER

TO SURRENDER UNITS OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC

Pursuant to the Agreement and Plan of Merger, dated as of January 11, 2017 (the “Merger Agreement”), by and among Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Sequel Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Acquisition Sub”), the Key Equityholders and John F. Ripley, solely in his capacity as the representative of the Legacy Equityholders of the Company (the “Representative”), Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company as the Surviving Entity. It is anticipated that the Merger will be effective in the first half of calendar year 2017 and the date and time on which the Merger is completed is referred to in this Transmittal Letter as the “Effective Time”. Payment of any merger consideration described further below is contingent on the closing of the Merger Agreement and the effectiveness of the Merger, which may or may not occur. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement, a copy of which is enclosed herein as Exhibit A.

You are receiving this Transmittal Letter because you are a record holder of Class B Units of the Company (collectively, the “Units”). Pursuant to the terms of the Merger Agreement, upon the Effective Time of the Merger, all Units outstanding immediately prior to the Merger will be cancelled and the holders of such Units shall have the right to receive merger consideration in the form of cash, the Equity (A-B) Consideration (as defined in the Merger Agreement and described further below), warrants to purchase Common Stock of Parent (“Warrants”), and rights under certain agreements described further below. Any cash that may be due in respect of your Units will be paid, without interest.

As provided in the Merger Agreement, a portion of the merger consideration payable or issuable with respect to your Units will be reduced by your share of the escrow required by the Merger Agreement and a portion of the cash payable with respect to your Units will be reduced by your share of a fund available for use by the Representative pursuant to the terms and conditions of the Merger Agreement in his capacity as representative for the Legacy Equityholders.

In order to exchange your Units for the merger consideration due to you in connection with the Merger, you must deliver the following to the Payments Administrator at the address set forth below, each of which is considered an integral part of the Transmittal Letter:

1.	a properly completed and duly signed Transmittal Letter, including a duly signed Release and Joinder Agreement, attached hereto as Exhibit B;

2.	certificate(s) representing your Units (or an Affidavit of Lost Certificate); and

3.	a Substitute Form W-9 or applicable IRS Form W-8, as appropriate.

Please read the accompanying Instructions carefully and then complete and return this Transmittal Letter and any other required materials to the Payments Administrator via the Acquiom Clearinghouse online system, or at the address below:

Acquiom Clearinghouse LLC
1614 15th Street, Suite 210
Denver, CO 80202
Attention: Client Services

For information contact Client Services at: (303) 222-2080 or
Sequel@srsacquiom.com

Delivery of this Transmittal Letter to an address other than as set forth above does not constitute a valid delivery. The instructions accompanying this Transmittal Letter should be read carefully before this Transmittal Letter is completed. No alternative, conditional or contingent submissions will be accepted. The method of delivery of this Transmittal Letter is at the option and risk of the owner.

TRANSMITTAL LETTER
TO SURRENDER UNITS OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS BEFORE COMPLETING AND SUBMITTING THIS TRANSMITTAL LETTER.

BY EXECUTION AND DELIVERY OF THIS TRANSMITTAL LETTER, YOU ARE MAKING ALL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS THATARE STATED IN THIS TRANSMITTAL LETTER.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of January 11, 2017 (the “Merger Agreement”), by and among Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Sequel Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Acquisition Sub”), the Key Equityholders and John F. Ripley, solely in his capacity as the representative of the Legacy Equityholders of the Company (the “Representative”), pursuant to which Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company as the Surviving Entity. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the undersigned holder (the “Legacy Equityholder”) of Class B Units of the Company (the “Units”) hereby submits to the Company and/or Acquiom Clearinghouse LLC (the “Payments Administrator”) this Transmittal Letter, and surrenders the original unit certificates (“Certificates”) formerly representing the Legacy Equityholder’s right, title and interest to the Units held by the Legacy Equityholder immediately prior to the Effective Time in exchange for the consideration provided in the Merger Agreement.

1.	Payment of Merger Consideration and Reduction for Escrow Contribution. The Legacy Equityholder hereby acknowledges and agrees that the Merger Agreement requires 400,000 Class B Units of the Surviving Entity (the “Indemnity Escrow Amount”) to be deposited in an indemnification escrow account and $1,000,000 of the cash consideration (the “Representative Fund”) to be deposited with the Escrow Agent to be disbursed in accordance with Sections 5.17 and 7.5 of the Merger Agreement. The Legacy Equityholder hereby acknowledges that holders of Units must participate in the Indemnity Escrow Amount and the Representative Fund in accordance with their Pro Rata Portions which is determined by dividing the Equity (A-B) Consideration (as defined in the Merger Agreement) to be received by the Legacy Equityholder by the Equity (AB) Consideration to be received by all Legacy Equityholders (as defined in the Merger Agreement). The Legacy Equityholder hereby agrees that the aggregate number of Class B Units of the Surviving Entity issuable in respect of each Unit held by the Legacy Equityholder immediately prior to the Effective Time shall be reduced by the Legacy Equityholder’s Pro Rata Portion of the Indemnity Escrow

Amount. The Legacy Equityholder hereby agrees that the aggregate amount of cash payable in respect of each Unit held by the Legacy Equityholder immediately prior to the Effective Time shall be reduced by (a) the Legacy Equityholder’s Pro Rata Portion of the Representative Fund, and (b) applicable withholding taxes. The Legacy Equityholder hereby agrees that the net amount of the merger proceeds payable to the Legacy Equityholder shall be paid to the Legacy Equityholder in accordance with the payment instructions indicated below and that the Class B Units of the Surviving Entity issuable to the Legacy Equityholder (net of the Legacy Equityholder’s contribution to the Indemnity Escrow Amount) shall be issued in the name of the Legacy Equityholder by the Company.

2.	Escrow Arrangements. The Legacy Equityholder understands and agrees that Units in the Indemnity Escrow Account will be used to satisfy post-Closing claims, if any, by the Parent Indemnified Parties. The Legacy Equityholder understands that the Indemnity Escrow Account (less claims paid and a reserve for asserted but unresolved claims) shall be released and issued to applicable equityholders on the 18-month anniversary of the Closing. The Legacy Equityholder understands and agrees that the Representative shall have sole control of withdrawals from, or other decisions with respect to, the Representative Fund, and that such funds may be used for (i) expenses incurred in performing its duties as the Representative (including, without limitation, as “TRA Representative” as defined in, and in accordance with, the Tax Receivable Agreement), (ii) indemnification of the Representative by the Legacy Equityholders under agreements between the Representative and the Legacy Equityholders, (iii) satisfaction of any contribution claim the Representative has against Legacy Equityholders for any indemnification claims paid by the Representative in excess of such Representative’s Pro Rata Portion of the Legacy Equityholders as set forth in Exhibit L of the Merger Agreement, and (iv) satisfaction of any indemnification claims by the Parent Indemnified Parties (as defined in the Merger Agreement) against the Legacy Equityholders.

The Legacy Equityholder understands and agrees that any Class B Units of the Surviving Entity from the Indemnity Escrow Account and any cash released from the Representative Fund for the benefit of equityholders shall be distributed to them on a pro rata basis in accordance with their Pro Rata Portions.

3.	Representations and Warranties. The Legacy Equityholder hereby represents and warrants to the Company, Parent and the Payments Administrator as follows:

a.	The Legacy Equityholder is an individual, or is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable.

b.	The execution, delivery and performance of this Transmittal Letter by the Legacy Equityholder has been duly and validly authorized by all necessary action on the part of the undersigned.

c.	The Legacy Equityholder has all requisite power, authority, and legal capacity to execute and deliver this Transmittal Letter. This Transmittal Letter, when duly and validly executed and delivered by the Legacy Equityholder, will constitute the legal, valid, and binding obligations of the Legacy Equityholder and will be enforceable against the undersigned in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies.

d.	The Legacy Equityholder is the registered holder, as applicable, of Units represented by the Certificates noted below (the “Securities”). Other than the Sixth Amended and Restated LLC Agreement of the Company, dated as of October 13, 2016 (the “Legacy Operating Agreement”), which will be, amended as set forth in the Merger Agreement and then amended and restated effective as of the Closing Date, the Legacy Equityholder owns the Securities, free and clear of all liens and encumbrances (other than restrictions imposed by applicable securities laws), valid title to the Units represented by the Certificate(s) delivered herewith, and the Legacy Equityholder has the full power, right, and authority to transfer the Securities pursuant to the Merger. The Units represented by such Certificate(s) represent all of the Units held by the Legacy Equityholder.

e.	The Legacy Equityholder acknowledges that nothing in this Transmittal Letter or any other materials presented to the undersigned in connection with the Merger constitutes legal, tax or investment advice. The Legacy Equityholder has consulted such legal, tax and investment advisors as the undersigned has deemed necessary or appropriate in connection with the undersigned’s participation in the Merger.

f.	The execution and delivery by the undersigned of this Transmittal Letter and the delivery and surrender of the Certificate(s) delivered herewith will not (i) violate (if the Legacy Equityholder is not a natural person) any provision of the certificate of incorporation, formation or limited partnership or bylaws (or other governing document or instrument) of the Legacy Equityholder, or (ii) violate any law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to the undersigned or the undersigned’s properties or assets, including the Units.

g.	The Legacy Equityholder acknowledges and agrees that the Equity (A-B) Consideration, the Cash Distribution, the Warrant Distribution and the Agreements Distribution that are payable to the Legacy Equityholder in respect of the Legacy Equityholder’s Units pursuant to the Merger Agreement are sufficient to satisfy the liquidation terms and conditions of the Legacy Operating Agreement.

h.	The Legacy Equityholder understands that none of the Class B Units of the Surviving Entity will be registered under the Securities Act of 1933, as amended (the “Securities Act”) (subject to the exchange rights under the Exchange Agreement). The Legacy Equityholder also understands that the Class B Units of the Surviving Entity and the Warrants are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon the following representations:

i.	The Legacy Equityholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.[1] If the Legacy Equityholder is not an “accredited investor”, the Legacy Equityholder has appointed and is relying upon the advice of a purchaser representative within the meaning of Rule 501(i) of Regulation D under the Securities Act (the “Purchaser Representative”).

ii.	The Legacy Equityholder is acquiring the Class B Units of the Surviving Entity and the Warrants for its own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof other than in compliance with the Securities Act and other applicable securities laws. The Legacy Equityholder (either alone or with the assistance of the Purchaser Representative) has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits, risks and other considerations relating to the acquisition and ownership of the Class B Units of the Surviving Entity and the Warrants. The Legacy Equityholder has made its own evaluation (either alone or with the assistance of the Purchaser Representative) of the merits, risks and other considerations relating to the acquisition and ownership of the Class B Units of the Surviving Entity and the Warrants and the Legacy Equityholder is able to bear the risks associated with the acquisition and ownership thereof.

iii.	The Legacy Equityholder acknowledges that Parent’s common stock is listed on The NASDAQ Stock Market and Parent is required to file reports containing certain business and financial information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Legacy Equityholder is able to obtain copies of

[1]	For individuals, an “accredited investor” is an individual that (i) has a net worth (either individually or jointly with his or her spouse) in excess of $1,000,000 or (ii) has either (A) individual annual income (exclusive of spousal income) in excess of $200,000 or (B) has a joint income with his or her spouse in excess of $300,000 in each of the two preceding tax years, and reasonably expects to have the same income level (individually or jointly, as applicable) in the current tax year; or (iii) is a member of the board of directors or an executive officer of the Company. The term “net worth” means the excess of total assets at fair market value (including personal and real property and including the value of the Units based on the consideration to be received pursuant to the Merger Agreement, but excluding the estimated fair market value of a person’s primary home) over total liabilities.

such reports, including Parent’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Legacy Equityholder acknowledges that the Class B Units of the Surviving Entity, even if exchanged for Common Stock of Parent, and Warrants cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

iv.	The Legacy Equityholder acknowledges and agrees that the Class B Units of the Surviving Entity and the Warrants will be “restricted” securities (as defined in Rule 144). The Legacy Equityholder is aware of the provisions of Rule 144, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any period not exceeding specified limitations.

In addition to the indemnification provided under the Merger Agreement as affirmed herein, and without limiting any provision of the Merger Agreement, the Legacy Equityholder agrees to indemnify, defend and hold harmless the Parent Indemnified Parties against and in respect of any and all Losses which are directly suffered or incurred at any time by any Parent Indemnified Party or to which any Parent Indemnified Party may otherwise directly become subject at any time and which arise directly from or as a result of, or are directly connected with, any inaccuracy in or breach by the Legacy Equityholder of any representation or warranty contained in this Transmittal Letter. Notwithstanding any provision of this Transmittal Letter, and in addition to the obligations set forth in the Merger Agreement, the Legacy Equityholder is providing indemnity only with respect to breaches of representations and warranties made by the Legacy Equityholder in this Transmittal Letter and not those of any other equityholder, and the Legacy Equityholder shall be liable only for the Losses for which the Legacy Equityholder is providing indemnity under this indemnification section, and no other equityholder shall be liable for any such Losses. Notwithstanding the foregoing, the Legacy Equityholder’s aggregate liability with respect to the indemnification obligations under this Transmittal Letter and the Merger Agreement shall not exceed the proceeds received by the Legacy Equityholder in the transactions contemplated by the Merger Agreement (except for the Legacy Equityholder’s fraud or intentional misrepresentation).

5.	General Provisions.

a.	By the execution and delivery of this Transmittal Letter, the Legacy Equityholder acknowledges that the execution and delivery of this Transmittal Letter is a condition to Parent’s obligation to pay the applicable portion of the merger consideration that would be payable or issuable to the Legacy Equityholder pursuant to the Merger Agreement and that Parent is relying on this Transmittal Letter in consummating the transactions contemplated by the Merger Agreement.

b.	Notwithstanding anything to the contrary contained in this Transmittal Letter, to the extent the provisions contained in such sections and in the Merger Agreement are inconsistent in any respect, the provisions contained in the Merger Agreement shall control.

c.	The Legacy Equityholder agrees that this Transmittal Letter, the Merger Agreement, the Related Agreements, and the documents contemplated hereby and thereby constitute the entire agreement between the Company and the Legacy Equityholder concerning the subject matter hereof. No oral statements or other prior written material not specifically incorporated into the foregoing shall be of any force and effect, and no changes in or additions to this Transmittal Letter shall be recognized, unless incorporated into this Transmittal Letter by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Transmittal Letter must be signed by the Legacy Equityholder, Parent and the Securityholder Representative. This document fully supersedes any and all prior oral or written agreements, understandings, promises, representations or inducements between the Company and the Legacy Equityholder pertaining to the subject matter of this Transmittal Letter. Further, the Legacy Equityholder represents and acknowledges that in executing this Transmittal Letter, the Legacy Equityholder is not relying on, and has not relied on, any prior oral or written agreements, understandings, promises, inducements, or representations by the Company or its representatives, except as expressly contained in this Transmittal Letter, the Merger Agreement, the Related Agreements, and the documents contemplated hereby and thereby and the Legacy Equityholder expressly disclaims any reliance on any prior oral or written agreements, understandings, promises, inducements, or representations in entering into this Transmittal Letter.

d.	This Transmittal Letter shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors, and assignees of the Legacy Equityholder and shall not be affected by, and shall survive, the death or incapacity of the Legacy Equityholder.

e.	The Legacy Equityholder understands that surrender is not made in acceptable form until the receipt by the Payments Administrator of this Transmittal Letter, or a manually signed facsimile hereof, properly completed and duly signed, and of the Certificates, together with all accompanying evidences of authority and other documents referenced above and attached herewith in form satisfactory to the Company (or an Affidavit of Lost Certificate). All questions as to validity, form and eligibility of any surrender of Certificates hereby will be determined by the Company and such determination shall be final and binding.

f.	The Legacy Equityholder understands that payment to the Legacy Equityholder of the Legacy Equityholder’s portion of the merger consideration which is payable at the Effective Time will be made as promptly as practicable after this Transmittal Letter (together with the Legacy Equityholder’s Certificates) is delivered to the Payments Administrator in acceptable form and only after and contingent upon the Closing of the Merger Agreement (which the Legacy Equityholder understands may or may not occur).

IN ORDER TO RECEIVE ANY PROCEEDS IN RESPECT OF YOUR UNITS YOU MUST COMPLETE THIS TRANSMITTAL LETTER WHERE INDICATED BELOW AND PROVIDE THE OTHER DOCUMENTS REQUESTED HEREIN.

Please note that backup withholding taxes will be withheld from payments made for the surrender of Certificates if Legacy Equityholder does not complete the Substitute Form W-9 to this Transmittal Letter.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

INSTRUCTIONS

1.	Transmittal Letter. This Transmittal Letter must be properly completed, duly executed, dated, and delivered together with (a) the unit certificate(s), if any, you are surrendering in order to exchange Units for payment in connection with the Merger (sometimes referred to herein as the “Payment”) and (b) any other required documents. The method of delivering documentation is at the option and the risk of the holder. IF SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. Delivery will be deemed made when actually received by the Company.

UNTIL A HOLDER HAS SURRENDERED HIS OR ITS UNIT CERTIFICATE(S), OR A SATISFACTORY AFFIDAVIT AND OTHER DOCUMENTATION RELATING TO THE LOSS OF UNIT CERTIFICATE(S), TO THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS TRANSMITTAL LETTER, HE OR IT WILL NOT RECEIVE PAYMENT OF CONSIDERATION IN RESPECT OF THE MERGER AND DUE TO THE HOLDER WITH RESPECT TO THE UNITS.

You should complete one Transmittal Letter listing all securities registered in the same name. If any securities are registered in different ways on several certificates, you will need to complete, sign, and submit as many separate Transmittal Letters as there are different registrations of certificates. You may not submit fewer than the entire number of Units represented by a unit certificate.

2.	Signatures. The signature on this Transmittal Letter must correspond exactly with the name(s) as written on the face of any unit certificate(s) surrendered or converted unless the Securities described on this Transmittal Letter have been assigned by the registered holder or holders thereof, in which event this Transmittal Letter should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers attached to or endorsed on the certificate(s).

For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Transmittal Letter should be signed, e.g., “Mary Doe, now by marriage Mary Jones.” Fora correction in name, the Transmittal Letter should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.” The signature in each case should be guaranteed as described below in Instruction 3.

IMPORTANT: If this Transmittal Letter is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his full title in such capacity and enclose appropriate evidence of his authority to so act.

3.	Guarantee of Signatures. Signatures on this Transmittal Letter must be guaranteed using Form 6 of this Transmittal Letter if the payment is to be made to someone other than the registered holder. In addition, if there is a name correction or a change in the name that does not involve a change in ownership as described above in Instruction 2, the signatures on this Transmittal Letter must be guaranteed. Signatures required to be guaranteed on this Transmittal Letter must be guaranteed by an eligible guarantor institution pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (generally a member firm of the New York Stock Exchange or any bank or trust company which is a member of the Medallion Program). Public notaries cannot execute acceptable guarantees of signatures.

4.	Endorsement. Unit certificates need NOT be endorsed or accompanied by separate unit powers and the signature(s) need NOT be guaranteed.

5.	Lost, Stolen or Destroyed Certificate. In the event that any holder is unable to deliver any certificate(s) representing his, her or its Units due to the loss or destruction of such certificate(s), the holder should complete the Affidavit of Lost Certificate to report the lost, stolen or destroyed certificate(s) attached hereto as Exhibit C. The Affidavit of Lost Certificate must be completed in order to effectively surrender such lost, stolen or destroyed certificate(s). Surrenders hereunder regarding such lost certificate(s) will be processed only after such Affidavit of Lost Certificate has been submitted to and approved by the Payments Administrator.

6.	Inquiries. All questions regarding appropriate procedures for surrendering Units should be directed to the Payments Administrator at the email address or telephone number set forth on the front page.

7.	Additional Copies. Additional copies of this Transmittal Letter may be obtained from the Payments Administrator at the email address or telephone number set forth on the front page.

8.	Transfer Taxes. The signatory of the Transmittal Letter will pay all transfer taxes with respect to the delivery of checks in payment for surrendered Units. If, however, payment is to be made to any person other than the registered holder(s), or if surrendered certificate(s) are registered in the name of any person other than the person(s) signing this Transmittal Letter, the amount of any transfer taxes (whether imposed on the registered holder(s), the Company or any other person) payable on account of the payment to such other person will be deducted from the Cash Distribution or must be paid by the recipient or the person signing this Transmittal Letter unless evidence satisfactory to the Company of the payment of such taxes, or exemption therefrom, is submitted.

9.	Internal Revenue Service Forms. Each United States Legacy Equityholder receiving Payment is required to provide a correct Taxpayer Identification Number on a Substitute Form W-9 and each non-United States Legacy Equityholder is required to provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable Form W-8. Please see “IMPORTANT TAX INFORMATION.”

10.	Miscellaneous. Any and all Transmittal Letters or facsimiles (including any other required documents) not in proper form are subject to rejection. The terms and conditions of the Merger Agreement are incorporated herein by reference and are deemed to form part of the terms and conditions of this Transmittal Letter.

11.	Waiver of Conditions. To the extent permitted by applicable law, Parent reserves the right to waive any and all conditions set forth herein and accepts for exchange any Securities submitted for exchange.

IMPORTANT TAX INFORMATION

A United States Holder (as defined below) of Units who is receiving any consideration in connection with the Merger is required under United States federal income tax law to provide the Payments Administrator with his, her or its current taxpayer identification number (“TIN”) on the Form W-9 included with this letter of transmittal. If such holder is an individual, the TIN is his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, a penalty may be imposed by the Internal Revenue Service (the “IRS”), and any consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 28%). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is provided to the IRS. If withholding results in an overpayment of taxes, a refund from the IRS may be obtained. To prevent backup withholding, a United States Holder is required to notify the Payments Administrator of his or her correct TIN by completing the enclosed Form W-9 and certifying under penalties of perjury that the TIN provided on Form W-9 is correct. In addition, the holder must date and sign as indicated. If the holder does not provide the Payments Administrator with a certified TIN by the time of payment, backup withholding will apply.

To prevent backup withholding, holders that are not United States Holders should (i) submit a properly completed and applicable IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, or IRS Form W-8IMY (with appropriate attachments) to the Payments Administrator, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. All of the IRS Forms W-8, or other applicable forms, may be obtained from the Payments Administrator or from the IRS at its Internet website: www.irs.gov.

Certain holders (including, among others, corporations and certain foreign holders) are exempt recipients not subject to these backup withholding requirements. To avoid possible erroneous backup withholding, exempt United States Holders should complete and return the Form W-9.

For purposes of these instructions, a “United States Holder” is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (including an entity taxable as a corporation) or partnership created under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

IN ALL CASES, TAX FORMS PREPARED AND ATTACHED TO THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED IN ACCORDANCE WITH INSTRUCTIONS FROM THE INTERNAL REVENUE SERVICE ATTACHED TO EACH FORM OR AVAILABLE AT WWW.IRS.GOV. PLEASE CONSULT YOUR INDEPENDENT LEGAL, ACCOUNTING, TAX OR FINANCIAL ADVISOR FOR FURTHER QUESTIONS.

NOTE: FAILURE TO PROPERLY COMPLETE THE INFORMATION REQUESTED ON THE ATTACHED SUBSTITUTE FORM W-9, IRS FORM W-8BEN, IRS FORM W-8BEN-E, IRS FORM W-8ECI, IRS FORM W-8IMY or IRS FORM W-8EXP, AS APPLICABLE, MAY RESULT IN WITHHOLDING ON ANY PAYMENTS MADE TO YOU.

LETTER OF TRANSMITTAL SUMMARY

Before returning this LOT, please confirm the following steps are complete by checking the boxes below.

☐ **1** **Registered Holder Information**
Provide contact information for the Registered Holder of the Securities you are exchanging for payment. A separate LOT is required for each unique Registered Holder name. You may duplicate this LOT as needed.

☐ **2** **Taxpayer Identification Number and Certification**
Confirm your Taxpayer Identification Number and certify your IRS status.

☐ **3** **Securities**
List the Securities you are exchanging for payment.

☐ **4** **Payment Method**
Select how you would like to receive your payment.

☐ **5** **Payment Instructions**
Provide information for your chosen payment method.

☐ **6** **Medallion Guarantee**
Complete this form if you would like payment to be made to someone other than the Registered Holder.

☐ **7** **Return Your Completed and Signed LOT to:**

Acquiom Clearinghouse LLC
1614 15th St., Suite 210
Denver, CO 80202

We recommend that you send this LOT using a traceable delivery method.

For assistance, please contact our Client Services team via telephone at (303) 222-2080 or via email at support@srsacquiom.com.

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

1

Registered Holder Information

A separate Letter of Transmittal is required for each unique Registered Holder.

FORM 1

Name of Registered Holder exactly as it appears for each Security listed on Form 3:

☐ Check this box if you would like payment to be remitted to another name. You must also complete Form 2 (W-9) with tax information for the new payee and complete Form 6.

A1) Mail To The Attention Of:

A2) Address 1:

A3) Address 2:

A4) City:

A5) State/Province/Region:

A6) Postal Code:

A7) Country:

A8) Email Address:

A9) Telephone Number:

By providing your email address, you agree and consent to receive electronically all communications, agreements, documents, notices and disclosures (collectively, "Communications") that we provide in connection with your use of this service. Communications include: (i) this agreement and our Privacy Policy and any amendments, modifications or supplements to them; (ii) your records of transactions through this service; (iii) any initial, periodic or other disclosures or notices provided in connection with this service, including without limitation those required by federal or state law, including tax forms; (iv) any customer service communications, including without limitation communications with respect to claims of error or unauthorized use of this service; and (v) any other communication related to this service or the Payment Administrator. You may withdraw your consent to receive Communications electronically, or you may request a paper copy of a Communication, by contacting us via the "Contact Us" link on our website.

In order to access and retain Communications, you must have: (i) an Internet browser that supports an appropriate level of encryption, (ii) an email account and the capability to read email from us, and (iii) a device and Internet connection capable of supporting the foregoing. You can update your email address at any time by contacting us via the "Contact Us" link on our website or contacting our Client Services as provided herein.

2

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Taxpayer Identification Number and Certification

Substitute IRS Form W-9

Instructions: Please complete this form for the Registered Holder. If the Securities listed on Form 3 are held jointly by more than one individual, this form is only required for one individual.

W1) Name as it is reported to the Internal Revenue Service (IRS):

W2) Social Security Number: ☐☐☐ – ☐☐ – ☐☐☐☐ OR W3) Employer Identification Number ☐☐ – ☐☐☐☐☐☐☐

W4) Federal Tax Classification (Check one):

☐ Individual/Sole Proprietor or Single-Member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership

☐ Trust or Estate ☐ LLC Taxed as C Corporation ☐ LLC Taxed as S Corporation ☐ LLC Taxed as Partnership

W5) Exemptions (if any:)

Exempt payee code: ____________

Exemption from FATCA reporting code: ____________

Certification

Under penalty of perjury, I certify that:

1) The number shown on this form is the Registered Holder's correct taxpayer identification number, and

2) The Registered Holder is not subject to backup withholding because: (a) the Registered Holder is exempt from backup withholding, or (b) the Registered Holder has not been notified by the Internal Revenue Service (IRS) that he or she is subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified the Registered Holder that he or she is no longer subject to backup withholding, and

3) The Registered Holder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9).

4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Notification of Backup Withholding:

☐ Check this box if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. If this box is checked, item 2 above will be disregarded.

The Internal Revenue Service does not require your consent to any provisions of this document other than the certifications required to avoid backup withholding.

W5) Signature:

x **Signature:** ______________________________

Email:

W6) Date:

Notice to Non-Resident Alien Individuals or Foreign Entities

(e.g., foreign corporation, partnership or trust)

DO NOT COMPLETE THE ABOVE SUBSTITUTE FORM W-9. INSTEAD, COMPLETE AND RETURN THE PROPER FORM W-8 CERTIFICATION OF FOREIGN STATUS, AVAILABLE AT: http://www.irs.gov/uac/Form-W-8,-Certificate-of-Foreign-Status

FAILURE TO COMPLETE AND RETURN A PROPER FORM W-8 WILL SUBJECT YOU TO FEDERAL BACKUP WITHHOLDING AT THE CURRENT APPLICABLE RATE.

If you need an Employer Identification Number, please visit:

www.irs.gov/businesses and click on Employer Identification Number (EIN) under Starting a Business.

For specific information on filling out this Substitute Form W-9, please visit the IRS website: www.irs.gov/pub/irs-pdf/fw9.pdf

3

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Securities

Securities you are exchanging for payment.

FORM 3

ST1) Security Type: SN1) Security Number: SH1) Quantity of Shares:

ST2) Security Type: SN2) Security Number: SH2) Quantity of Shares:

ST3) Security Type: SN3) Security Number: SH3) Quantity of Shares:

ST4) Security Type: SN4) Security Number: SH4) Quantity of Shares:

ST5) Security Type: SN5) Security Number: SH5) Quantity of Shares:

ST6) Security Type: SN6) Security Number: SH6) Quantity of Shares:

The Undersigned affirms acknowledges and agrees (A) that each Security listed on Form 3 (to the extent certificated) was not endorsed and that the Shares represented by each Security have not, in whole or part, been assigned, transferred, hypothecated, pledged or otherwise disposed of in any manner whatsoever, and that no person or entity other than the Undersigned has any right, title, claim, or interest in the same, and (B) that the Undersigned will indemnify, defend and hold harmless the Payment Administrator and the parties to the definitive transaction agreement, together with their respective employees, officers, directors, agents, successors and assigns, from and against any and all losses, liabilities, damages, judgments, costs, charges, expenses (including the fees and expenses of counsel), claims, actions and suits, arising out of or in connection with the Securities listed on Form 3 or the delivery of this Letter of Transmittal.

4

© *Acquiom Clearinghouse LLC 2015. All Rights Reserved.*

Payment Method

Select how you would like to recieve your payment.

FORM 4

Direct Deposit (ACH) Election (Complete Form 5A)

You wish to receive payments via direct deposit (ACH). **You understand that this option is only available to certain accounts at U.S. financial institutions** and have confirmed that your financial institution accepts direct deposit (ACH) payments to your account and have verified the information provided on Form 5A with you financial institution. You hereby authorize payments to be made hereunder as direct deposit (ACH) payments. In the event of a duplicate payment, overpayment, fraudulent payment, or payment made in error, you hereby authorize the reversal of such erroneous payment in accordance with the rules of the National Automated Clearinghouse Association. Please note that instructions for ACH and wire often vary (e.g., direct deposit (ACH) transactions cannot include "for further credit account number" or "for further credit account name").

☐ Direct Deposit (ACH) payment method (no charge)

Wire Transfer Election (Complete Form 5B)

You wish to receive payments via wire transfer. A fee of $25 will be charged for each payment made to a U.S. domestic financial institution. A fee of $50 will be charged for all wire transfers to accounts domiciled outside the United States. You understand that if either such fee applies, it will be deducted from your payment. In the event of a duplicate payment, overpayment, fraudulent payment, or payment made in error, you hereby authorize the reversal of such erroneous payment through a single ACH electronic debit in the amount of such erroneous payment from the bank account provided on Form 5B.

☐ Wire Transfer payment method (fees apply)

Check (Complete Form 5C)

You wish to receive payments in the form of a check, which will be sent to you via U.S. mail at the address provided in Form 1 (unless indicated otherwise in Form 5C). You understand that a fee of $20 will be charged for each such payment paid by domestic check, and a fee of $25 for each international check. The check payment fee will be deducted from your payment. If you are electing to receive payment via check and you would like the check payable in accordance with information provided in Form 1 you may skip Form 5C and Form 6.

☐ Check, default payment method (fees apply)

By completion of the payment details on Form 5A, Form 5B or Form 5C and/or by executing this Letter of Transmittal the Undersigned hereby agrees that such payment instructions (or, if applicable, the address on Form 1) are true and that the Undersigned is representing that it is authorized to act on behalf of account designated on Form 5A or 5B, if applicable, and is hereby directing the Payment Administrator to cause payments to be made to the account listed (or, if payment is being made by check to the address specified herein). Further, the Payment Administrator shall have no liability to the Undersigned for any damages whatsoever that such person may incur as a result of the Payment Administrator following the instructions provided herein.

5

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Payment Instructions: Direct Deposit (ACH) Information

FORM 5A

Complete Form 5A if you selected Direct Deposit (ACH) as your payment method on Form 4.

If the **Name(s) on the Bank Account** listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued.

Please confirm your direct deposit (ACH) instructions with your bank. If payment is returned, you may incur additional fees. Please note that direct deposit (ACH) transactions are typically credited to your account within one business day, but may not be visible in your account for an additional 1-2 business days.

*** Indicates required field**

Name of Registered Holder exactly how it appears listed for each Security on Form 3:*

E1) Name(s) on Bank Account: *

E2) Bank Account Number: *

E3) ABA Routing Number: *

E4) Account Type (Check one): *

CONSUMER

☐ Checking ☐ Savings

COMMERCIAL

☐ Checking ☐ Savings

E5) Bank Name: *

IMPORTANT NOTE: Please note that the ABA Routing Number for wire transfers and direct deposit (ACH) may be different from eachother. Please confirm this information with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer or direct deposit (ACH) payment is possible for your account and to obtain the correct payment information for this form. Please note that direct deposit (ACH) may not be available for payments to accounts at non-bank financial institutions. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form 5C of this document. Subsequent payments will be made using the same method as the initial payment, at the discretion of the Payment Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers or direct deposit (ACH). Any such fees would be in addition to the fees described herein.

6

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Payment Instructions: Wire Transfer Information

FORM 5B

Complete Form 5B if you selected Wire Transfer as your payment method on Form 4.

If the **Name(s) on the Account** listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued.

If payment is returned, you may incur additional fees. Please confirm your wire instructions with your financial institution.

*** Indicates required field**

Name of Registered Holder exactly how it appears listed for each Security on Form 3:*

E1) Name(s) on Account: *

E2) U.S. Bank Account Number OR Non-U.S. IBAN Number: *

E3) U.S. Bank Routing Number OR Non-U.S. SWIFT Number: *

E4) Financial Institution Name: *

E5) Financial Institution Address: *

E6) Financial Institution City: *

E7) Financial Institution State/Province: *

E8) Financial Institution Postal Code: *

E9) Financial Institution Country: *

E10) Financial Institution Contact Name: *

E11) Financial Institution Contact Phone Number:*

E12) For Further Credit Account Number (If applicable):

E13) For Further Credit Account Name (If applicable):

IMPORTANT NOTE: Please note that the ABA Routing Number for wire transfers and direct deposit (ACH) may be different from eachother. Please confirm this information with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer or direct deposit (ACH) payment is possible for your account and to obtain the correct payment information for this form. Please note that direct deposit (ACH) may not be available for payments to accounts at non-bank financial institutions. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form 5C of this document. Subsequent payments will be made using the same method as the initial payment, at the discretion of the Payment Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers or direct deposit (ACH). Any such fees would be in addition to the fees described herein.

7

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Payment Instructions : Check Payment Information

FORM 5C

Complete Form 5C ONLY if: (A) the check is being paid to someone other than the name(s) provided in Form 1 or (B) you would like your check to be mailed to an address that is different than the one provided in Form 1.

If the **Name(s) on "Make Check Payable To"** listed below are different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued.

*** Indicates required field**

Name of Registered Holder exactly how it appears listed for each Security on Form 3:*

C1) Make Check Payable To:

C2) Mail To The Attention Of:

C3) Address 1:

C4) Address 2:

C5) City:

C6) State/Province:

C7) Postal Code:

C8) Country:

8

© *Acquiom Clearinghouse LLC 2015. All Rights Reserved.*

Medallion Guarantee

You have requested that you would like payment to be made to someone other than the Registered Holder(s) listed on Form 1.

If you have requested that the payment for the Security listed in Form 3 be made to any payee other than the Registered Holder(s) in Form 1, and you've completed Form 5A, Form 5B, or Form 5C with payment information for that payee, you must also complete this form in order to receive payment.

You can obtain the required Medallion Signature Guarantee from an eligible Guarantor Institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) with membership in an approved Signature Guarantee Medallion Program, pursuant to Securities and Exchange Commission Rule 17Ad-15. You may wish to contact your primary bank as most banks provide this service to its customers.

M1) Signature of Registered Holder or Authorized Signer: M2) Date:

M3) Name (Printed): M4) Title (If signing on behalf of entity):

M5) Additional Signature (If applicable): M6) Date:

M7) Name (Printed): M8) Title (If signing on behalf of entity):

Medallion Guarantee Stamp

Guarantor Institution:

Guarantor Contact:

Guarantor Phone:

9

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Signature Page to Letter of Transmittal

Signature is required for each Registered Holder.

By entering in my name and email address then clicking submit, I represent that I am the authorized signer or I have authority to apply the signature of the authorized signer, with the intention of providing an electronic signature that is binding on the registered holder and to be given the same legal effect as a manual signature, and such electronic signature is provided on behalf of all owners for joint accounts. By e-Signing, you acknowledge that you have read and understand this entire Letter of Transmittal and agree to all of its terms. Please carefully read this entire Letter of Transmittal, which includes the accompanying forms and instructions.

S1) **Signature:** S2) Date:

Email:

For Office Use Only For Office Use Only

S3) Name (Printed): S4) Title (If signing on behalf of entity):

S5) Additional Signature (If applicable): S6) Date:

x ______________________________

For Office Use Only For Office Use Only

S7) Name (Printed): S8) Title (If signing on behalf of entity):

Any modifications or additions to this Letter of Transmittal unilaterally made by the Undersigned (other than to the extent providing the information expressly solicited hereby) shall be deemed ineffective unless expressly approved and agreed to in writing by buyer. Receipt of payment does not constitute approval or acceptance of any such modifications or additions.

10

© Acquiom Clearinghouse LLC 2015. All Rights Reserved.

EXHIBIT B

RELEASE AND JOINDER

THIS RELEASE AND JOINDER, dated as of                            ,              is entered into by undersigned (the “Equityholder”), an equityholder of Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), in favor of Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and John F. Ripley, solely in his capacity as the Securityholder Representative (as defined below), and is being delivered pursuant to the Agreement and Plan of Merger dated as of January 11, 2017 (as it may be amended, supplemented or modified from time to time in accordance with its terms, the “Merger Agreement”) and attached hereto as Exhibit A by and among the Company, Parent, Sequel Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Acquisition Sub”), the Key Equityholders, and John F. Ripley, solely in his capacity as the representative (“Securityholder Representative”) of the Legacy Equityholders. Capitalized terms used herein and not otherwise defined shall have the meaning assigned thereto in the Merger Agreement.

RECITALS:

A. The board of directors of Parent has adopted and approved the Merger Agreement, and recommended the approval and adoption of the Merger Agreement by the equityholders of the Company, pursuant to which and subject to the terms thereof, Merger Sub will merge with and into the Company, and the Company will be the surviving entity and continue as a subsidiary of Parent (the “Merger”).

B. As a condition and inducement of Parent’s, Acquisition Sub’s and the Securityholder Representative’s willingness to enter into the Merger Agreement, Equityholder desires to become bound by and subject to the terms and conditions of the Merger Agreement, to the extent applicable to the Equityholder.

C. Equityholder desires to enter into the release of Equityholder Claims as described in Section 3 below.

D. Equityholder desires for this Agreement to serve as the Equityholder’s agreement to join and become bound by and subject to the terms and conditions of the Exchange Agreement, the Registration Rights Agreement, the Tax Receivable Agreement and the Amended and Restated LLC Agreement.

1. JOINDER TO AGREEMENTS

Equityholder understands, agrees and acknowledges the following:

(a) at the Effective Time, Parent shall deposit or cause to be deposited the portion of the Equity (A-B) Consideration, the Cash Distribution, the Warrants Distribution and the Agreements Distribution to which the Legacy Equityholders are entitled at the Effective Time with the Exchange Agent;

(b) at the Effective Time, Parent shall deposit or cause to be deposited the portion of the Equity (A-B) Consideration which is to be used as escrow for the Legacy Equityholders’ indemnification obligations under the Merger Agreement with the Escrow Agent designated in the Merger Agreement, pursuant to and subject to the terms and conditions of the Merger Agreement and the Escrow Agreement;

(c) at the Effective Time, Parent shall deposit the Representative Fund with the Escrow Agent designated in the Merger Agreement, pursuant to and subject to the terms and conditions of the Merger Agreement and the Escrow Agreement;

(d) the Equity (A-B) Consideration, the Cash Distribution, the Warrant Distribution and the Agreements Distribution that are payable to the Legacy Equityholder in respect of the Legacy Equityholder’s Units pursuant to the Merger Agreement are sufficient to satisfy the liquidation terms and conditions of the Legacy Operating Agreement;

(e) from and after the Effective Time, for the periods set forth in the Merger Agreement and subject to the limitations set forth in the Merger Agreement, Equityholder is obligated, pursuant to and subject to the terms and conditions of Article 7 of the Merger Agreement, to indemnify and hold harmless Parent and the other Parent Indemnified Parties who are, pursuant to and subject to the terms and conditions of Article 7 of the Merger Agreement, entitled to indemnification in respect of the matters and in the manner described therein;

(f) from and after the execution and delivery to Parent, the Company and the Securityholder Representative of this Release and Joinder by Equityholder, Equityholder shall be deemed to have joined the Merger Agreement as a party thereto, including for the purpose of appointing the Securityholder Representative and acknowledging and agreeing to be bound by the indemnification obligations of the Legacy Equityholders set forth in Article 7 of the Merger Agreement;

(g) Equityholder, in connection with the matters set forth in this Section 1, agrees, severally and not jointly, to become, and shall be, bound by and subject to Article 7 of the Merger Agreement, to the extent applicable to Equityholder, and subject to the limitations set forth therein;

(h) from and after the execution and delivery to the Company and/or Exchange Agent of this Release and Joinder by Equityholder, Equityholder shall be deemed to have joined the Exchange Agreement (attached hereto as Exhibit B) as a party thereto as a “Holder”;

(i) from and after the execution and delivery to Parent, the Company and the Securityholder Representative of this Release and Joinder by Equityholder, Equityholder shall be deemed to have joined the Registration Rights Agreement (attached hereto as Exhibit C) as a party thereto as a “Holder”;

(j) from and after the execution and delivery to Parent, the Company and the Securityholder Representative of this Release and Joinder by Equityholder, Equityholder shall be deemed to have joined the Tax Receivable Agreement (attached hereto as Exhibit D) as a party thereto as a “Class B Unitholder”; and

(k) from and after the execution and delivery to Parent, the Company and the Securityholder Representative of this Release and Joinder by Equityholder, Equityholder shall be deemed to have joined the Seventh Amended and Restated Operating Agreement of the Company (attached hereto as Exhibit E) as a party thereto as a “Class B Member”.

2. APPOINTMENT OF SECURITYHOLDER REPRESENTATIVE

(a) By virtue of accepting any portion of the Equity (A-B) Consideration, Cash Distribution, Warrants Distribution or Agreements Distribution or other amounts in accordance with the Merger Agreement, Equityholder appoints John F. Ripley as its exclusive agent and attorney-in-fact, as the Securityholder Representative under the Merger Agreement, to take all actions for and on behalf of Equityholder with respect to matters, claims and disputes under the Merger Agreement, including without limitation, to amend the Merger Agreement, to waive any provision of the Merger Agreement, to negotiate payments due pursuant to Article VII of the Merger Agreement, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Indemnity Escrow Amount established under the Merger Agreement in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any equityholder of the Company or by any such equityholder of the Company against any Indemnified Party or any dispute between any Indemnified Party and any such equityholder, in each case relating to the Merger Agreement or the transactions contemplated thereby, and to take all other actions that are either (a) necessary or appropriate in the discretion of the Securityholder Representative for the accomplishment of the foregoing or (b) specifically mandated by the terms of the Merger Agreement. Notices or communications to or from the Securityholder Representative shall constitute notice to or from Equityholder. The power of attorney hereunder is irrevocable and coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of the Equityholder, and the transfer of any portion of the Equity Consideration or other amounts in accordance with Section 1.8 of the Merger Agreement or the Distribution in accordance with Section 5.17 of the Merger Agreement. The Securityholder Representative shall have the power (from time to time) to select and appoint his successor Securityholder Representative, and to revoke a prior selection and appointment of his successor, by providing written notice thereof to Parent. In the event a vacancy in the position of Securityholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services (notwithstanding its right to reimbursement of expenses including from the Representative Fund).

(b) In addition to, and without limiting, the foregoing, Equityholder hereby authorizes the Securityholder Representative to:

(i) Receive all notices or documents given or to be given to Equityholder pursuant to this Release and Joinder or the Merger Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under the Merger Agreement;

(ii) Engage counsel, accountants, and other advisors, agents and representatives (each, a “SH Rep Advisor”), and incur such related fees and expenses, and other fees and expenses, in each case, in connection with the Merger Agreement and the transactions contemplated thereby as the Securityholder Representative may in his sole discretion deem appropriate, and the Securityholder Representative shall be entitled to rely conclusively on the opinions, advice and counsel of such SH Rep Advisors;

(iii) Take such action as the Securityholder Representative may in his sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in the Merger Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Securityholder Representative is authorized to take under the Merger Agreement; (C) receiving all documents or certificates and making all determinations, in his capacity as Securityholder Representative, required under the Merger Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by the Merger Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VII of the Merger Agreement and any waiver of any obligation of Parent or the Surviving Entity;

(iv) Purchase, obtain and maintain liability and other insurance coverage with respect to the administration of the Securityholder Representatives’ duties hereunder or under the Merger Agreement (“SH Rep Insurance”); and

(v) Have sole control of withdrawals from, or other decisions with respect to, the Representative Fund, and the Equityholder acknowledges that such funds may be used for (A) expenses incurred in performing its duties as the Securityholder Representative (including, without limitation, as “TRA Representative”, as defined in and in accordance with the Tax Receivable Agreement), (B) indemnification of the Securityholder Representative by the Legacy Equityholders under agreements between the Securityholder Representative and the Legacy Equityholders, (C) satisfaction of any contribution claim the Securityholder Representative has against Legacy Equityholders for any indemnification claims paid by the Securityholder Representative in excess of such Securityholder Representative’s Pro Rata Portion of the Legacy Equityholders, and (D) satisfaction of any indemnification claims by the Parent Indemnified Parties against the Legacy Equityholders.

(c) The Securityholder Representative shall have no liability hereunder for any act or omission in connection with, or related to, this Agreement, the Merger Agreement and the Transactions, in each case, except for willful misconduct or intentional fraud.

(d) Equityholder, jointly and severally with all other equityholders of the Company, shall indemnify, defend and hold harmless the Securityholder Representative and his Affiliates, heirs, beneficiaries, personal representatives, successors and assigns (the “SH Rep Indemnified Parties”) from and against any and all direct and indirect, incidental, and consequential Losses (except for Losses directly caused by the Securityholder Representative’s willful misconduct or intentional fraud), incurred or sustained by the Securityholder Representative or any of the other SH Rep Indemnified Parties, directly or indirectly, as a result of, or with respect to or in connection with, the acceptance and/or administration of the Securityholder Representative’s duties hereunder, including, without limitation, (i) the fees and expenses of any and all SH Rep Advisors, and (ii) any and all other fees, expenses, liabilities and obligations in connection with, or related to, the Merger Agreement and the Transactions.

(e) Any and all Liabilities of the Legacy Equityholders of the Company in connection with indemnification claims (i) by Parent Indemnified Parties in accordance with Section 7.2 of the Merger Agreement in excess of (or not otherwise paid from or covered by) the R&W Insurance Policy and the Indemnity Escrow Amount, and/or (ii) by the Securityholder Representative and/or other SH Rep Indemnified Parties in accordance with Section 7.5(e) of the Merger Agreement or Section 2(d) above, shall be borne, pro-rata, by each Legacy Equityholder in accordance with such Legacy Equityholder’s Pro Rata Portion. To the extent the amount of such Liabilities actually paid by any Legacy Equityholder (an “Overpaying Equityholder”) exceeds such Legacy Equityholder’s respective Pro Rata Portion of all such Liabilities (an “Overpayment”), each of the other Legacy Equityholders of the Company (the “Underpaying Equityholders”) shall pay, reimburse, indemnify and contribute to such Overpaying Equityholder, an amount equal to such Underpaying Equityholder’s respective Pro Rata Portion (relative to all Underpaying Equityholders) of the aggregate amount necessary to reduce the amount of the Overpayment to zero ($0.00). Any and all payments due hereunder from an Underpaying Equityholder to an Overpaying Equityholder shall be due and payable in full within thirty (30) days after the Overpaying Equityholder (x) notifies the Underpaying Equityholder of the amount due, and the nature of the underlying claim resulting in the Overpayment, and (y) provides reasonable evidence of payment of such Overpayment.

3. GENERAL RELEASE OF CLAIMS

Effective as of the Closing, Equityholder, by virtue of accepting the Equity Consideration, as applicable, to which such Equityholder is entitled hereunder, on behalf of himself, herself or itself and its, his or her Affiliates and each of its, his or her (as applicable) and their respective officers, directors, employees, agents, successors and assigns (but not on behalf of any other Legacy Equityholder) (the “Releasing Parties”), hereby releases, acquits and forever discharges Parent, Sponsor, the Company, Sub, each of their respective Affiliates, subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors, officers and managers (in their capacity as directors, officers or managers of the Company or the Company Subsidiaries) (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Released Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Releasing Party’s status as an equityholder of the Company, including any claims with respect to the payments by Parent or the Company in connection with the Merger Agreement as set forth on Schedule A attached hereto. The foregoing shall not constitute a release of Released Claims or any other matter with respect to (a) receipt of the Equity Consideration, as applicable, to which a Releasing Party is entitled pursuant to the terms and conditions of the Merger Agreement, (b) any of the rights of a Releasing Party or any obligations of the Released Parties to such Releasing Party, in each case arising under the Merger Agreement or any Related Agreement, (c) any of the rights of a Releasing Party under the Charter Documents to indemnification from the Company or any Company Subsidiary for actions or inactions by such Releasing Party as a manager, director or officer of the Company or Company Subsidiary, as applicable, (d) if a Releasing Party is an employee of the Company or a Company Subsidiary as of the Closing Date, any rights of such Releasing Party to payments in respect of such employment, including rights under any Benefit Plan identified on the Company Disclosure Schedule in accordance with the terms of such Benefit Plan, (e) any of the rights of a Releasing Party under or pursuant to written commercial contracts with the Company or a Company Subsidiary set forth on the Company Disclosure Schedule and unrelated to such Releasing Party’s status of an equityholder of the Company, and (f) receipt of the Distribution, as applicable, to which a Releasing Party is entitled pursuant to the terms and conditions of this Agreement.

4. ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS

(a) Equityholder confirms that Equityholder has had a reasonable time and opportunity to consult with his or its financial, legal, tax and other advisors, if desired, before signing this Release and Joinder. Additionally, Equityholder confirms that he or it has received and had a reasonable opportunity to review and understand the Merger Agreement and the applicable exhibits accompanying this Release and Joinder.

(b) Equityholder represents and warrants that he or it has all necessary power and authority to execute and deliver this Release and Joinder, and to carry out his or its respective obligations hereunder and that this Release and Joinder is a legal, valid and binding obligation of Equityholder enforceable in accordance with its terms.

(c) This Release and Joinder shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

(d) This Release and Joinder shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns (if any); provided, however, that Equityholder shall not assign this Release and Joinder or any rights or obligations hereunder (by operation of law or otherwise) to any Person without Parent’s prior written consent.

(e) The Company, the Surviving Entity, Parent and the Securityholder Representative are intended third party beneficiaries of this Release and Joinder.

(f) Equityholder acknowledges that (i) this Release and Joinder is a material inducement for Parent, Acquisition Sub and the Securityholder Representative to execute and deliver the Merger Agreement, and (ii) Parent, Acquisition Sub and the Securityholder Representative are relying on Equityholder’s execution, delivery and performance of this Release and Joinder and Equityholder’s agreement to be bound by the terms hereof.

(g) If any provision of this Release and Joinder is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided if possible, in order to achieve the intent of the parties to the Merger Agreement to the extent possible. In any event, all other unrelated provisions of this Release and Joinder shall be deemed valid and enforceable to the full extent.

(h) This Release and Joinder shall become effective on the Closing Date.

(i) This Release and Joinder may be executed in any number of counterparts (including facsimile or electronic copy counterparts), each of which shall constitute an original and all of which together shall constitute one and the same instrument.

(j) Any amendment to this Release and Joinder shall require the consent of Parent and the Securityholder Representative.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned has caused this Release and Joinder to be duly executed as of the day and year first above written.

EQUITYHOLDER:

Name:

[Signature page to Release and Joinder]

Schedule A

[See attached]

Exhibit A

Agreement and Plan of Merger

[See attached]

Exhibit B

Exchange Agreement

[See attached]

Exhibit C

Registration Rights Agreement

[See attached]

Exhibit D

Tax Receivable Agreement

[See attached]

Exhibit E

Seventh Amended and Restated Limited Liability Company Agreement

[See attached]

EXHIBIT J

FORM OF
EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and among Sequel Youth and Family Services, Inc., a Delaware corporation (the “Corporation”), Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”), John F. Ripley, as the representative for the Holders (the “Securityholder Representative”), and the holders of Class B Units (as defined below) from time to time party hereto (each, a “Holder”).

WHEREAS, the parties hereto desire to provide for the exchange of Class B Units for shares of Common Stock (as defined below), in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1. Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement, and those terms shall have the meanings respectively ascribed to them therein.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority or regulatory agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with the Corporation’s certificate of incorporation and Applicable Law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the Class A Units held by the Corporation, to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(ii)	there is consummated, in accordance with the Company’s operating agreement and Applicable Law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis), to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(iii)	any third party Person or any group of such Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of (x) securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Common Stock or (y) securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities;

(iv)	there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof;

(v)	there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof;

(vi)	the stockholders of the Corporation and the Board approve a plan of complete liquidation or dissolution of the Corporation; or

(vii)	the Corporation and the equityholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, except with respect to clause (iv)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Common Stock of the Corporation or, as applicable the voting securities of the Company, immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares or securities of, an entity which owns all or substantially all of the assets of the Corporation or the Company, as applicable, immediately following such transaction or series of transactions or (B) in the case of the Corporation, the Corporation is the surviving entity and its shares of Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Class A Unit” has the meaning set forth in the LLC Agreement.

“Class B Member” has the meaning set for in the LLC Agreement.

“Class B Unit” has the meaning set forth in the LLC Agreement.

“Closing Price” means the last sale price of the Common Stock for any applicable trading day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Corporation.

“Exchange” means a Monthly Exchange, a Termination Exchange or a Change of Control Exchange, as the case may be.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the number of shares of Common Stock for which one (1) Class B Unit is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate shall be one (1), subject to adjustment pursuant to Section 2.2.

“Fair Market Value” means the Closing Price of one (1) share of Common Stock on the Business Day prior to the measurement date; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as the same may be further amended or restated from time to time.

“Member” has the meaning set forth in the LLC Agreement.

“Month” means, unless the context requires otherwise, a calendar month.

“Monthly Exchange” means the exchange of Class B Units for Common Stock on the terms and conditions set forth herein, on any Monthly Exchange Date.

“Monthly Exchange Date” means the date that is the first Business Day of any Month.

“Person” means and includes any individual and any legal entity, including a corporation, partnership, association, limited liability company, trust, joint stock company or estate.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and each other party thereto, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning given to such term in the LLC Agreement.

“Tax Receivables Agreement” means that certain Tax Receivables Agreement, dated on or about the date hereof, among the Corporation, the Company and each other party thereto, as amended from time to time.

Article II

EXCHANGES

Section 2.1. Exchange of Class B Units for Common Stock.

(a) Monthly Elective Exchanges.

(i) Beginning with the first Month following the date that is six (6) months after the date of this Agreement, and subject to Section 2.1(g) and the adjustment as provided in this Agreement, each Holder shall be entitled on any Monthly Exchange Date to surrender all or a portion of the Class B Units held by such Holder to the Company (or, at the option of the Corporation, directly to the Corporation) in exchange for the delivery by the Corporation to the exchanging Holder of a number of shares of Common Stock that is equal to the product of the number of Class B Units surrendered multiplied by the Exchange Rate (the “Exchange Shares”); provided, however, that Holder may exchange no less than the lesser of (A) the number of Class B Units held by Holder and (B) One Thousand (1,000) Class B Units in any one Monthly Exchange.

(ii) A Holder shall exercise its right to exchange Class B Units pursuant to this Section 2.1(a) by delivering to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written election of exchange in respect of the Class B Units to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”), at least fifteen (15) days prior to the Monthly Exchange Date for the applicable Month or within such shorter period of time as may be agreed upon by the Corporation and the exchanging Holder, duly executed by such Holder; (B) any certificates representing such Class B Units on the Monthly Exchange Date, together with a written assignment and acceptance agreement with respect to such Class B Units, in a form reasonably acceptable to the Corporation; and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Holder that it is unable to provide such certification on the Monthly Exchange Date.

(iii) Upon a Holder exercising its right to a Monthly Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Holder receives the shares of Common Stock that such exchanging Holder is entitled to receive in connection with such Monthly Exchange pursuant to this Section 2.1(a). Unless the Corporation elects to acquire directly the Class B Units such Holder is requesting to be exchanged in connection with a Monthly Exchange, (A) the Corporation shall be deemed to have transferred the Common Stock to be delivered to the exchanging Holder to the Company and the Company shall issue to the Corporation a number of Class B Units in the Company equal to the number of Class B Units exchanged by the Holder and (B) the Company shall be deemed to have transferred such Common Stock to the exchanging Holder in exchange for the Class B Units surrendered by such Holder in the Monthly Exchange. If an exchanging Holder receives the shares of Common Stock that it is entitled to receive in connection with a Monthly Exchange pursuant to this Section 2.1(a) directly from the Corporation, the Holder shall have no further right to receive shares of Common Stock from the Company in connection with that Monthly Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(a)(iii). On the Monthly Exchange Date, all rights of the exchanging Holder as a holder of the Class B Units that are subject to the Monthly Exchange shall cease, and such Holder shall be treated for all purposes as having become the record holder of any shares of Common Stock to be received by the exchanging Holder in respect of such Monthly Exchange.

(b) Exchanges upon an Employment Termination.

(i) Notwithstanding anything in Section 2.1(a) to the contrary, upon the termination for any reason of employment of any Holder who is, as of the date hereof, an employee of the Corporation the Company, or any of the Subsidiaries (a “Terminated Holder”), all Class B Units held by such Terminated Holder shall be automatically exchanged for a number of shares of Common Stock that is equal to the product of the number of Class B Units surrendered multiplied by the Exchange Rate (any such exchange, a “Termination Exchange”). The date of termination with respect to such Terminated Holder shall be the “Termination Exchange Date”.

(ii) In connection with a Termination Exchange, a Terminated Holder shall deliver to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written Exchange Notice, (B) any certificates representing such Class B Units at the Termination Exchange Date held by the Terminated Holder, together with a written assignment and acceptance agreement with respect to such Class B Units, in a form reasonably acceptable to the Corporation; and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Terminated Holder that it is unable to provide such certification.

(iii) Upon a Termination Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Terminated Holder receives the shares of Common Stock that such exchanging Terminated Holder is entitled to receive in connection with such Termination Exchange pursuant to this Section 2.1(b). Unless the Corporation elects to directly acquire the Class B Units such Terminated Holder is exchanging in connection with a Termination Exchange, (A) the Corporation shall be deemed to have transferred the Common Stock to be delivered to the exchanging Terminated Holder to the Company and the Company shall issue to the Corporation a number of Class B Units in the Company equal to the number of Class B Units exchanged by the Terminated Holder and (B) the Company shall be deemed to have transferred such Common Stock received from the Corporation to the exchanging Terminated Holder in exchange for the Class B Units surrendered by such Terminated Holder in the Termination Exchange. If an exchanging Terminated Holder receives the shares of Common Stock that it is entitled to receive in connection with a Termination Exchange pursuant to this Section 2.1(b) from the Corporation, the Terminated Holder shall have no further right to receive shares of Common Stock from the Company in connection with that Termination Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(b)(iii). Immediately prior to the occurrence of the Termination Exchange, all rights of the exchanging Terminated Holder as a holder of the Class B Units that are subject to the Termination Exchange shall cease, and such Terminated Holder shall be treated for all purposes as having become the record holder of any shares of Common Stock to be received by the exchanging Terminated Holder in respect of such Termination Exchange.

(c) Exchanges upon a Change of Control.

(i) Notwithstanding anything in Section 2.1(a) to the contrary, immediately prior to the occurrence of any Change of Control, all Class B Units shall be automatically exchanged for a number of shares of Common Stock that is equal to the product of the number of Class B Units surrendered multiplied by the Exchange Rate (any such exchange, a “Change of Control Exchange”).

(ii) To the extent practicable, the Corporation shall deliver to each Holder at least fifteen (15) Business Days’ prior written notice of any event resulting in a Change of Control, and the expected date on which such Change of Control shall be deemed to occur (the “Change of Control Exchange Date”). In connection with a Change of Control Exchange, a Holder shall deliver to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written Exchange Notice, (B) any certificates representing such Class B Units on the Change of Control Exchange Date, together with a written assignment and acceptance agreement with respect to such Class B Units, in a form reasonably acceptable to the Corporation; and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Holder that it is unable to provide such certification on the Change of Control Exchange Date.

(iii) Upon a Change of Control Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Holder receives the shares of Common Stock that such exchanging Holder is entitled to receive in connection with such Change of Control Exchange pursuant to this Section 2.1(c). Unless the Corporation elects to directly acquire the Class B Units such Holder is exchanging in connection with a Change of Control Exchange, (A) the Corporation shall be deemed to have transferred the Common Stock to be delivered to the exchanging Holder to the Company and the Company shall issue to the Corporation a number of Class B Units in the Company equal to the number of Class B Units exchanged by the Holder and (B) the Company shall be deemed to have transferred such Common Stock received from the Corporation to the exchanging Holder in exchange for the Class B Units surrendered by such Holder in the Change of Control Exchange. If an exchanging Holder receives the shares of Common Stock that it is entitled to receive in connection with a Change of Control Exchange pursuant to this Section 2.1(c) from the Corporation, the Holder shall have no further right to receive shares of Common Stock from the Company in connection with that Change of Control Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(c)(iii). Immediately prior to the occurrence of the Change of Control, all rights of the exchanging Holder as a holder of the Class B Units that are subject to the Change of Control Exchange shall cease, and such Holder shall be treated for all purposes as having become the record holder of any shares of Common Stock to be received by the exchanging Holder in respect of such Change of Control Exchange.

(d) Issuance of Common Stock. As promptly as practicable following satisfaction of such Holder’s obligations under Section 2.1(a)(ii), Section 2.1(b)(ii), or Section 2.1(c)(ii), as applicable, and in any event no later than three (3) Business Days after such obligations are satisfied, the Corporation or the Company, as applicable, shall deliver or cause to be delivered to such Holder, at the address set forth on such Holder’s signature page to the LLC Agreement (or at such other address as such party may designate to the Corporation), the number of shares of Common Stock deliverable to such Holder upon such Exchange, if any, registered in the name of the relevant exchanging Holder, subject to the Holder’s execution of any letter of transmittal or other document required to be executed by the holders of Common Stock. To the extent the Common Stock is settled through the facilities of The Depository Trust Company, the Corporation or the Company, as applicable, will upon the written instruction of an exchanging Holder, deliver the shares of Common Stock deliverable to such exchanging Holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Holder in the Exchange Notice. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Common Stock shall be issued as a result of any Exchange. In lieu of any fractional share of Common Stock to which a Holder would otherwise be entitled in any Exchange, the Company or the Corporation, as applicable, shall pay to such Holder cash equal to such fraction multiplied by the Fair Market Value as of the Monthly Exchange Date, the Termination Exchange Date or the Change of Control Exchange Date, as applicable.

(e) Expenses. The Corporation, the Company, and each exchanging Holder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes as well as any other expenses incurred by the Corporation in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange, then such Holder or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(f) Publicly Traded Partnership. Each of the Corporation and the Company covenants and agrees that neither shall take or cause or permit to be taken any action that would cause interests in the Company to not meet the requirements of Treasury Regulation Section 1.7704-1(h). Notwithstanding anything to the contrary herein, if the Board or the board of managers of the Company, as applicable, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that, despite adherence by the Corporation and the Company to the foregoing, additional restrictions must be imposed on Exchanges in order for the Company not to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Corporation or the Company, as applicable, may impose such restrictions on Exchanges, as the Corporation or the Company, as applicable, may reasonably determine to be necessary or advisable.

(g) Other Prohibitions on Exchange. For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holder shall not be entitled to exchange Class B Units to the extent that the Corporation or the Company reasonably determines in good faith that the Exchange (i) would be prohibited by any Applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreement with the Corporation, its subsidiaries, the Company or the Subsidiaries to which such Holder is then subject (including the LLC Agreement). For the avoidance of doubt, no Exchange shall be deemed to be prohibited by any Applicable Law pertaining to the registration of securities if such securities have been so registered or if any exemption from such registration requirements is reasonably available, and the parties hereto believe that there is currently no law, regulation, injunction, order or decree of any nature and acknowledge that there is no agreement of the type referred to in clause (ii) of the preceding sentence, that would, in either case, restrict the ability of a Holder to exchange Class B Units.

Section 2.2. Adjustments.

(a) The Exchange Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class B Units that is not accompanied by an identical subdivision or combination of the Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Common Stock that is not accompanied by an identical subdivision or combination of the Class B Units. For example, if there is a 2 for 1 stock split of Common Stock and no corresponding split with respect to the Class B Units, the Exchange Rate would be adjusted to be 2. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock are converted or changed into another security, securities or other property, this Section 2.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(b) Each time that the Corporation acquires Class B Units other than in connection with a corresponding issuance by the Corporation of the same number of shares of Common Stock (whether as a result of an Exchange or otherwise) or a concurrent recapitalization of the Company that causes the number of Class B Units held by the Corporation to equal the number of shares of Common Stock outstanding immediately following such purchase of Class B Units (subject, in any such case, to prior applications of this Section 2.2(b)), the Exchange Rate shall be adjusted immediately following such transaction, without any further action by the Corporation or any Holder, as follows: the Exchange Rate shall first be set at a ratio, the numerator of which shall be the number of shares of Common Stock of the Corporation then-outstanding and the denominator of which shall be the sum of the number of Class A Units plus Class B Units then-owned by the Corporation, in each case after giving effect to the transaction that gave rise to such Exchange Rate adjustment and prior to giving effect to any event that has occurred which would give rise to an adjustment to the Exchange Rate pursuant to Section 2.2(a), and then that ratio shall be adjusted as set forth in Section 2.2(a) for each event (if any) giving rise to such Section 2.2(a) adjustment assuming that such event had occurred after the transaction that gave rise to the Exchange Ratio adjustment being made hereby.

(c) The Corporation shall not pay a dividend or otherwise make a distribution of cash or other property in respect of shares of Common Stock if such cash or other property was not received by the Corporation as a distribution from the Company, either directly or indirectly through a wholly owned subsidiary.

Section 2.3. Common Stock to be Issued.

(a) Subject to the terms of the Registration Rights Agreement, the Corporation and the Company covenant and agree to deliver shares of Common Stock that have been registered under the Securities Act with respect to any Exchange to the extent that a registration statement is effective and available for such shares. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any such registration has not become effective or otherwise is unavailable, the Corporation shall use its commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. When and if the Common Stock is registered under the Securities Act, the Corporation shall use its commercially reasonable efforts to list the Common Stock required to be delivered upon Exchange prior to such delivery on each national securities exchange or inter-dealer quotation system on which the outstanding Common Stock may be listed or traded at the time of such delivery. Nothing contained herein shall be construed to preclude the Corporation or the Company from satisfying their obligations in respect of the exchange of the Class B Units by delivery of Common Stock which are unregistered under the Securities Act or held in the treasury of the Corporation or the Company or any of their subsidiaries. Nothing herein shall be construed as a requirement for the Corporation or the Company to settle the exchange for cash. The Corporation shall not be required to comply with this Section 2.3(a) in an Exchange in connection with a Change of Control.

(b) The Corporation reserves the right to cause certificates evidencing such Common Stock to be imprinted with legends as to restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal or state securities laws or other legal or contractual restrictions, and may require any Holder to which Common Stock are to be issued to agree in writing (i) that such shares of Common Stock will not be transferred except in compliance with such restrictions and (ii) to such other matters as the Corporation may deem reasonably necessary or appropriate in light of applicable law and existing agreements.

(c) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Common Stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Exchange by delivery of purchased shares of Common Stock (which may or may not be held in the treasury of the Corporation or any subsidiary thereof).

(d) Prior to the date of this Agreement, the Corporation has taken all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Corporation (including derivative securities with respect thereto) and any securities which may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Corporation who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Corporation upon the registration of any class of equity security of the Corporation pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(e) The Corporation covenants that all Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Corporation or to any right of first refusal or other right in favor of any Person.

Section 2.4. Withholding; Certification of Non-Foreign Status.

(a) If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including at its option withholding shares of Common Stock with a Fair Market Value equal to the minimum amount of any taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange, or requiring as a condition of any Exchange that the exchanging Unit holder tender to the Company an amount equal to the minimum amount of any taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld by the Company or Corporation and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holder. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to an Exchange by any Holder who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who has properly certified that such holder is not subject to federal backup withholding.

(b) Notwithstanding anything to the contrary herein, each of the Corporation and the Company may, in the reasonable exercise of its discretion, require as a condition to the effectiveness of an Exchange that an exchanging Holder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b) or to provide any other applicable withholding certificate. In the event the Corporation or the Company has required delivery of such certification but an exchanging Holder is unable to comply, the Corporation or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to the exchanging Holder the Common Stock in accordance with Section 2.1, but subject to withholding as provided in Section 2.4(a).

Section 2.5. Distributions. No Exchange shall impair the right of the Holder effecting an Exchange pursuant to this Agreement to receive any distributions payable on the Class B Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of dividends or distributions on any Class B Unit will be made on the Exchange of any Class B Units, and if the Exchange Date with respect to a Class B Unit occurs after the record date for the payment of a dividend or other distribution on Class B Units but before the date of the payment, then the registered Holder of the Class B Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Class B Unit on the payment date notwithstanding the Exchange of the Class B or a default in payment of the dividend or distribution due on the Exchange Date, and, for the avoidance of doubt, no Holder effecting an Exchange pursuant to this Agreement shall have the right to receive any distributions (including tax distributions) on any exchanged Class B Unit with a record date that occurs from and after any Exchange Date. For the avoidance of doubt, no Holder effecting an Exchange pursuant to this Agreement shall be entitled to receive, in respect of a single record date, distributions or dividends both on Class B Units exchanged by such Holder and on shares of Common Stock received by such Holder in such Exchange.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants that, as of the date hereof and as of each Monthly Exchange Date, Termination Exchange Date or Change of Control Exchange Date, as the case may be, upon which a Member is issued Common Stock, (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Holder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Holder and the consummation by such Holder of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such Holder or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable such Holder, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Holder of this Agreement, (vi) it is acquiring the Common Stock issued in accordance with this Agreement for its own account with the present intention of holding such Common Stock for purposes of investment, and that it has no intention of selling Common Stock in a public distribution in violation of any federal or state securities laws, (vii) it is a sophisticated party for purposes of applicable federal and state securities laws and regulations or has employed the services of an adequate purchaser representative for purposes of applicable federal and state securities laws and regulations, (viii) such Holder has knowledge and experience in financial and business matters such that such Holder is capable of evaluating the merits and risks of an investment in the Corporation, (ix) it is able to bear the economic risks of an investment in the Common Stock and could afford a complete loss of such investment and (x) if the Holder is a partnership, “S corporation”, “grantor trust” or other flow-through entity, the interest of such Holder in the Company does not represent “substantially all” of the value of its assets, and it was not a “principal purpose” of such Holder to avoid the “100 partner” limitation applicable under section 7704 of the Code.

Section 3.2. Representations and Warranties of the Corporation and the Company. Each of the Corporation and the Company, severally and not jointly, represents and warrants that, as of the date hereof (i) it is, and as of the date of an applicable Exchange it will be, duly incorporated or formed and, to the extent such concept exists in its jurisdiction of organization, in good standing under the laws of such jurisdiction, (ii) it has, and as of the date of an applicable Exchange it will have, all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such party, (iv) this Agreement constitutes, and as of the date of an applicable Exchange it will constitute, a legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby will not (A) result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such party or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such party is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such party, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such party of this Agreement.

Article IV

MISCELLANEOUS PROVISIONS

Section 4.1. Additional Holders. To the extent a Holder validly transfers any or all of such holder’s Class B Units to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement or the Registration Rights Agreement, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such Permitted Transferee shall become a Holder hereunder. If the Company issues any Class B Units following the date hereof, in accordance with, and not in contravention of, the LLC Agreement, then any holder of Class B Units (each, a “Class B Holder”) shall have the right to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such Class B Holder shall become a Holder hereunder, but solely with respect to such Class B Holder’s Class B Units which constitute Class B Units hereunder, if any. If the Company issues any other Units (as defined in the LLC Agreement) in the future, then the Corporation shall have the right to permit the holder of such Units to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such holder shall become a Holder hereunder, but solely with respect to such holder’s Units which constitute Class B Units hereunder, if any. Except as set forth in this Section 4.1, a Holder may not assign or transfer any of its rights or obligations under this Agreement.

Section 4.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

(a) If to the Corporation or the Company at:

[Sequel Youth and Family Services, Inc.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com]

with copies to:

[●]

(b) If to any Holder, to the address and other contact information set forth in the records of the Company from time to time.

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

Section 4.3. Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof.

Section 4.4. Applicable Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.4.

Section 4.5. References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “Subsections”, “Clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, Subsections, Clauses, Exhibits and Schedules of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 4.6. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

Section 4.7. Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.” Except to the extent otherwise expressly provided herein, all references to any Holder shall be deemed to refer solely to such Person in its capacity as such Holder and not in any other capacity.

Section 4.8. Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 4.9. Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 4.10. No Third Party Beneficiaries. This Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 4.11. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 4.12. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 4.13. Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (a) the Corporation, (b) the Company and (c) as the Securityholder Representative; provided that, without the consent of any Person, a Person who becomes a Holder after the date hereof pursuant to Section 4.1 shall execute and deliver a joinder to this Agreement to become a party to this Agreement.

Section 4.14. Tax Treatment. This Agreement shall be treated as part of the partnership agreement of Company as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, for federal, state and local tax purposes, the Corporation, the Company and the Holders shall report each Exchange consummated pursuant to this Agreement, whether directly to the Corporation or to the Company, as a taxable transfer of an interest in the Company to the Corporation eligible to give rise to a Basis Adjustment (as such term is defined in the Tax Receivable Agreement) and none of the Corporation, the Company or any Holder shall take a contrary position on any tax return or otherwise unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Code.

Section 4.15. Further Action. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

Section 4.16. Specific Performance. The parties hereto recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled (without the need to post any bond, surety, or other security) to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.17. Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under hereunder. The decision of each Holder to enter into to this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Holders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

SECURITYHOLDER REPRESENTATIVE:

Name:	John F. Ripley

Signature Page to Form of Exchange Agreement

HOLDERS:

Name:

Signature Page to Form of Exchange Agreement

Exhibit A

FORM OF ELECTION OF EXCHANGE

Global Partner Acquisition Corp.
[     ]
[     ]

Attention: [     ]

Reference is hereby made to the Exchange Agreement, dated as of [     ], 2017 (the “Exchange Agreement”), among Sequel Youth and Family Services, Inc., a Delaware corporation, Sequel Youth and Family Services, LLC, a Delaware limited liability company, John F. Ripley, as the Securityholder Representative, and the holders of Class B Units (as defined herein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers to the Corporation or the Company, as applicable, the number of Class B Units set forth below in Exchange for shares of Common Stock to be issued in its name as set forth below and/or cash, as set forth in the Exchange Agreement.

Legal Name of Holder:
Address:
Number of Class B Units to be Exchanged:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Class B Units subject to this Election of Exchange are being transferred to the Company free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Class B Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Class B Units to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation or the Company, as applicable, the Class B Units subject to this Election of Exchange and to deliver to the undersigned the shares of Common Stock to be delivered in Exchange therefor.

A-1

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

A-2

EXHIBIT K

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and among Sequel Youth and Family Services, Inc., a Delaware corporation (the “Corporation”), and the Holders (as defined herein).

WHEREAS, the Holders are holders of 6,532,000 warrants (the “Warrants”) to purchase 3,266,000 shares (the “Warrant Shares”) of Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and of 4,500,000 Class B Common Units of the Company (the “Class B Units”), which are exchangeable pursuant to terms and conditions of the Exchange Agreement, dated as of the date hereof, among the Corporation, the Company (as defined herein) and the Holders that are a party thereto (the “Exchange Agreement”), for 4,500,000 shares of Common Stock (the “Exchange Shares”); and

WHEREAS, the Corporation desires to provide the Holders with registration rights with respect to the Warrants, Warrant Shares and Exchange Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

Article I
DEFINITIONS AND OTHER MATTERS

Section 1.1. Definitions. The following capitalized terms shall have the meanings specified or otherwise referenced in this Section 1.1.

“Additional Holder” has the meaning set forth in Section 3.10.

“Adverse Effect” has the meaning set forth in Section 2.1(d).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the definition of “control,” a general partner or managing member of a Person shall always be considered to control such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Holders or their Affiliates, solely by virtue of being members of the Company, shall be considered Affiliates of any other member of the Company, the Company or the Corporation; provided that the Corporation shall be deemed to be an Affiliate of the Company and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or obligated by law or executive order to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all securities, warrants, options or other rights to purchase or acquire or that are convertible into any of the foregoing.

“Class B Unit” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Company” means Sequel Youth and Family Services, LLC, a Delaware limited liability company.

“Corporation” has the meaning set forth in in the Preamble.

“Corporation Indemnified Persons” has the meaning set forth in Section 2.7(b).

“Corporation Registrable Securities” has the meaning set forth in Section 2.1(c).

“Covered Class B Units” means, with respect to a Holder, the Class B Units owned beneficially or of record by such Holder.

“Custody Agreement and Power of Attorney” has the meaning set forth in Section 2.2(f).

“Demand Registrable Securities” has the meaning set forth in Section 2.1(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Notice” has the meaning set forth in Section 2.1(a).

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Shares” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any national, local or foreign (including U.S. federal, state or local) or supranational (including European Union) governmental, judicial, administrative or regulatory (including self-regulatory) agency, commission, department, board, bureau, entity or authority of competent jurisdiction.

“Holder” means each holder of one or more Warrants, Class B Units, Warrant Shares and/or Exchange Shares that is a party hereto as of the date hereof or which becomes a party to this Agreement pursuant to Section 3.10.

“Indemnified party” has the meaning set forth in Section 2.7(c)(i).

“Indemnifying party” has the meaning set forth in Section 2.7(c)(i).

“Initiating Holder” has the meaning set forth in Section 2.1(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Company, dated as of the date hereof, as the same may be further amended or restated from time to time.

“Losses” has the meaning set forth in Section 2.7(a).

“Member Registrable Securities” has the meaning set forth in Section 2.1(c).

“Notice” has the meaning set forth in Section 3.2.

“Other Holder Registrable Securities” has the meaning set forth in Section 2.1(c).

“Other Holders” has the meaning set forth in Section 2.1(c).

“Partner Distribution” has the meaning set forth in Section 2.1(i).

“Permitted Transferee” means a Person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, as the case may be, under this Agreement, the LLC Agreement and any agreement with the Company or the Corporation.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Piggyback Notice” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(b).

“Preferred Unit Holder Registrable Securities” means the securities of the Corporation owned by, or issuable to, the holders of Class C units and Class D units of the Company and entitled to registration rights.

“Prospectus” mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means an underwritten public offering pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means the Warrants, the Warrant Shares, the Exchange Shares and any other securities issued or issuable with respect to such securities because of stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations, or similar events. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) they cease to be outstanding, (iv) they have been sold in a private transaction in which the transferor’s rights hereunder are not assigned to the transferee of the securities in accordance with the terms herein or (v) with respect to any Holder, they first become eligible for resale pursuant to Rule 144 (or any similar rule then in effect under the Securities Act) without regard to volume or manner of sale limitations or current public information requirement set forth therein or are otherwise saleable under an effective registration statement. No Registrable Securities may be registered under more than one Registration Statement at any one time.

“Registration Notice” has the meaning set forth in Section 2.1(c).

“Registration Statement” means any registration statement of the Corporation under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions herein, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration” has the meaning set forth in Section 2.1(b).

“Shelf Registration Statement” means a Registration Statement for a Shelf Registration.

“Stockholder Indemnified Persons” has the meaning set forth in Section 2.7(a).

“Third Party Holder” has the meaning set forth in Section 2.2(a).

“Underwritten Offering” means a registered, public offering in which securities of the Corporation are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

“WKSI” shall mean a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

“Warrant Shares” has the meaning set forth in the Recitals.

“Warrants” has the meaning set forth in the Recitals.

Article II
REGISTRATION RIGHTS

Section 2.1. Demand Registrations.

(a) Subject to the provisions and limitations of this Section 2.1, if the Corporation shall receive a written request (a “Demand Registration Notice”) from one or several Holders of Registrable Securities (the “Initiating Holder(s)”) that the Corporation file a Registration Statement under the Securities Act for Registrable Securities the sale of which is expected to result in aggregate gross proceeds in excess of $15,000,000 million based on the average closing price of the Common Stock over 20 trading days preceding the Demand Registration Notice (the “Demand Registrable Securities”) held by such Initiating Holder(s) on the date thereof (a “Demand Registration”), then the Corporation shall, subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect the registration under the Securities Act of all such Demand Registrable Securities that such Initiating Holder(s) request(s) to be registered.

(b) The Demand Registration Notice shall specify (i) the number of Registrable Securities requested to be registered, (ii) the anticipated per share price range for such offering (which range may be revised from time to time by the Initiating Holder(s) by written notice to the Corporation to that effect), (iii) the intended methods of disposition and the name of the lead underwriter, if any, and (iv) subject to Section 2.1(e), whether such registration shall be a “shelf” registration pursuant to Rule 415 under the Securities Act (a “Shelf Registration”).

(c) Within 10 days after receipt of a Demand Registration Notice, the Corporation shall give written notice (a “Registration Notice”) of the requested registration to all other Holders of Registrable Securities (the “Other Holders” and, together with the Initiating Holder(s), the “Demanding Holders”). The Registration Notice shall describe the amount and type of securities being registered, the intended method(s) of distribution and the name of the proposed managing underwriter, if any. The Corporation shall include in such registration all Registrable Securities of the same class as the Demand Registrable Securities with respect to which the Corporation has received written requests from Other Holders (each of which requests shall specify the Other Holder, the number of Registrable Securities that such Other Holder elects to include in such registration and the intended method of disposition of such Registrable Securities) within 10 days after the receipt of the Registration Notice. The Corporation shall, as promptly as practicable, and in any event within 120 days after the date of the Demand Registration Notice, file a Registration Statement under the Securities Act covering (i) all Demand Registrable Securities, (ii) any additional Registrable Securities requested to be included in such registration by any Other Holders, as specified by notice given timely by each such Other Holders to the Corporation (the “Member Registrable Securities”), (iii) any newly issued or treasury securities of the Corporation of the same class as the Demand Registrable Securities which the Corporation seeks to have included in such registration (the “Corporation Registrable Securities”), and (iv) any securities of the Corporation of the same class as the Demand Registrable Securities proposed to be included in such registration by holders of registration rights granted other than pursuant to this Agreement (the “Other Holder Registrable Securities”).

(d) If a Demand Registration pursuant to this Section 2.1 involves an Underwritten Offering and the managing underwriter or underwriters advise the Corporation, in writing, that in its or their opinion the total number or dollar amount of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Underwritten Offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the Corporation or the marketability of the Underwritten Offering (an “Adverse Effect”), the Corporation may exclude such number of Registrable Securities as necessary or desirable to negate such Adverse Effect, in which case it shall include in such registration: (i) first, subject to the below, all Demand Registrable Securities and Member Registrable Securities, (ii) second, all Other Holder Registrable Securities, in each case pro rata based on the amount of all such Other Holder Registrable Securities requested to be included, and (iii) third, all Company Registrable Securities. If such managing underwriter or underwriters advise the Corporation that only a portion of the Registrable Securities in clause (i) above may be included in such registration without such Adverse Effect, the Corporation shall include the Registrable Securities in such clause on a pro rata basis based on the relative number of Registrable Securities of each Holder requested to be so included in a registration (provided that any such amount thereby allocated to any such Holder that exceeds such Holder’s request shall be reallocated among the remaining requesting Holders in a like manner). Any Person (other than Holders of Registrable Securities) that participates in Demand Registrations which are not at the Corporation’s expense must pay their share of any Registration Expenses.

(e) Notwithstanding any other provisions of this Section 2.1, in no event shall the Holder(s) collectively be permitted to (i) request more than one (1) Demand Registration in any twelve (12)-month period; provided that in no event shall the Corporation be obligated to file a Registration Statement relating to any registration request under this Section 2.1 within a period of 180 days after the effective date of any other Registration Statement relating to any registration request under this Section 2.1 or any other registration effected by the Corporation (other than on Form S-4 or Form S-8 or any similar or successor form), including under Section 2.2; or (ii) request a Demand Registration if, at the time such request is made, a Shelf Registration or other Registration Statement is effective which includes all of the Registrable Securities of such Holders and also permits an Underwritten Offering of such Registrable Securities.

(f) The Corporation shall be entitled to postpone (but not more than once in any twelve-month period), for a reasonable period of time not in excess of 120 days, the filing of a Registration Statement (including a Shelf Registration) if the Corporation delivers to the Holders requesting registration a resolution of the Board that, in the good faith judgment of the Board, such registration and offering would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation (including an acquisition) or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Corporation or a transaction contemplated by the Corporation. Such Board resolution shall contain a summary statement of the reasons for such postponement and an approximation of the anticipated delay. The Holders receiving such resolution shall keep the information contained in such resolution confidential. If the Corporation shall so postpone the filing of a Registration Statement, the Initiating Holder(s) shall have the right to withdraw the request for registration by giving written notice to the Corporation within 20 days of the anticipated termination date of the postponement period, as provided in such resolution delivered to the Holders, and in the event of such withdrawal, such request shall not be counted for purposes of the number of Demand Registrations to which the Holders are entitled pursuant to the terms herein. In addition, a Holder of Registrable Securities may not use a Shelf Registration Statement to effect the sale of any such Registrable Securities unless such Holder has given the Corporation at least three (3) Business Days advance written notice of the date or dates of a proposed sale of such securities by such Holder pursuant to such Shelf Registration Statement (which notice may be given as often as such Holder desires), and upon receipt of such a notice, the Corporation agrees to provide prompt written notice to such Holder if such Shelf Registration Statement is not then usable (whether for reasons described above or otherwise).

(g) If the Corporation has filed a Shelf Registration Statement and has included Registrable Securities therein, the Corporation shall be entitled to suspend (but not more than an aggregate of 120 days in any twelve-month period), for a reasonable period of time not in excess of 120 days, the offer or sale of Registrable Securities pursuant to such Shelf Registration Statement by any Holder of Registrable Securities if (i) a “road show” is not then in progress with respect to a proposed offering of Registrable Securities by such Holder pursuant to such Shelf Registration Statement and such Holder has not executed an underwriting agreement with respect to a pending sale of Registrable Securities pursuant to such Shelf Registration Statement and (ii) the Corporation delivers to the Holders included in such Shelf Registration Statement a resolution of the Board that, in the good faith judgment of the Board, such offer or sale would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation (including an acquisition) or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Corporation.

Such Board resolution shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Holders receiving such resolution shall keep the information contained in such certificate confidential.

(h) The Corporation shall be required to maintain the effectiveness of a Registration Statement (except in the case of a Shelf Registration) with respect to any Demand Registration for a period of at least 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration at the request of (x) an underwriter or (y) the Corporation pursuant to the provisions herein. The Corporation shall be required to maintain the effectiveness of a Registration Statement that is a Shelf Registration with respect to any Demand Registration at all times after the effective date thereof until all Registrable Securities included in such Shelf Registration Statement have actually been sold; provided, however, that any Holder of Registrable Securities whose securities have been included in such Shelf Registration may request that such Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement if the Registrable Securities of such Holder are the only securities still covered by such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(i) Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that (i) each Demand Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities to allow for a distribution to, and resale by, the direct and indirect partners, members or stockholders of a Holder of Registrable Securities (a “Partner Distribution”) and (ii) the Corporation shall, at the reasonable request of any Holder of Registrable Securities seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution.

(j) At the election of the Initiating Holder(s), a requested registration pursuant to this Section 2.1 may involve an Underwritten Offering and, in such case, the Initiating Holder(s), in consultation with the Other Holders, shall have the right to select the investment banker and manager to administer the offering relating to such Demand Registration, subject to the approval of the Board, which shall not be unreasonably withheld, delayed or conditioned.

(k) For purposes of this Section 2.1, a registration shall not be counted as “effected” and shall not be considered a Demand Registration:

(i) unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act until the earlier of (x) such time as all of the Registrable Securities included in such Registration Statement have been disposed of in accordance with the intended methods of disposition thereof set forth in such Registration Statement or (y) 180 days after the effective date of such Registration Statement; provided, however, that if the failure of any such Registration Statement to become or remain effective in compliance with this Section 2.1(k) is due solely to acts or omissions of the Initiating Holder(s), such registration requested pursuant to this Section 2.1 will be deemed to have been effected;

(ii) if, after it has become effective, the Registration Statement with respect thereto is subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority prohibiting the sale of Demand Registrable Securities pursuant to such Registration Statement, other than by reason of an act or omission on the part of the Initiating Holder(s); or

(iii) if, as a result of an exercise of any cutback, a majority of the total number of Registrable Securities that the Initiating Holder(s) had requested to be included in such Registration Statement are not included.

Section 2.2. Piggyback Registration.

(a) If the Corporation proposes to file a registration statement under the Securities Act (i) with respect to an offering of shares of Capital Stock by and for the account of the Corporation (other than a registration statement filed on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer, an offering of securities solely to the Corporation’s existing stockholders, an offering of debt securities convertible into equity securities of the Corporation or any employee stock options, benefit or dividend reinvestment plan or filed pursuant to Section 2.1 hereof), or (ii) pursuant to registration rights of other Persons (a “Third Party Holder”), then, each such time, the Corporation shall give prompt written notice of such proposed filing at least 10 days before the anticipated filing date (the “Piggyback Notice”) to all of the Holders holding Registrable Securities.

(b) The Piggyback Notice shall offer such Holders the opportunity to include in such registration statement the number of Registrable Securities of the same class as the securities being registered as each such Holder may request in writing within 5 days after receipt of such Piggyback Notice (a “Piggyback Registration”). Subject to Section 2.2(d), the Corporation shall include in each such Piggyback Registration all Registrable Securities of the same class as the securities being registered with respect to which the Corporation has timely received written requests for inclusion therein. The Holders exercising their rights under Section 2.2(b) shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. The Corporation shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (i) 180 days after the effective date therefore and (ii) the date on which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that any Holder of Registrable Securities that has been included in such Shelf Registration may request that such Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement if the shares of Common Stock of such Holder are the only shares of Common Stock still covered by such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(c) The Corporation shall use its reasonable best efforts to cause the managing underwriter of a proposed Underwritten Offering to permit Holders of Registrable Securities requested to be included in the Piggyback Registration to include all such Registrable Securities on the same terms and conditions as any other shares of Capital Stock, if any, of the Corporation included therein.

(d) Notwithstanding Section 2.2(b) and Section 2.2(c), if registration pursuant to this Section 2.2 involves an Underwritten Offering and if the managing underwriter or underwriters of such Underwritten Offering have informed the Corporation, in writing, that in its or their view the total number or dollar amount of shares of Capital Stock that the Holders, the Corporation and any other Persons having rights to participate in such registration, intend to include in such offering is such as to have an Adverse Effect on such offering, then the Corporation may exclude such number of shares of Capital Stock as necessary or desirable to negate such Adverse Effect, in which case the number of shares of Capital Stock that in the opinion of such managing underwriter or underwriters can be sold without adversely affecting such offering shall be included in the following order:

(i) first, (A) shares of Capital Stock for the account of the Corporation if the Corporation initiated the filing of the Registration Statement with respect to an offering for its own account as referenced under Section 2.2(a) or (B) shares of Capital Stock for the account of a Third Party Holder if such Third Party Holder initiated the filing of the Registration Statement as referenced under Section 2.2(a);

(ii) second, securities for the account of any Person who has piggyback registration rights pursuant to agreements of the Corporation in existence prior to the date hereof, Registrable Securities of Holders and Preferred Unit Holder Registrable Securities, in each case requested to be registered, pro rata based on the number of securities so requested to be included by the holders thereof;

(iii) third, shares of Capital Stock for the account of the Corporation if the Corporation did not initiate the filing of the Registration Statement; and

(iv) fourth, shares of Capital Stock for the account of any other Persons, pro rata based on the number of shares of Capital Stock requested to be included by the holders thereof.

(e) Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that (i) any Piggyback Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities to allow for a Partner Distribution and (ii) the Corporation shall, at the reasonable request of any Holder of Registrable Securities seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution.

(f) Upon delivering a request under this Section 2.2, a Holder will, if requested by the Corporation, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Corporation with respect to such Holder’s Registrable Securities to be registered pursuant to this Section 2.2 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Holder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such Registrable Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Holder’s behalf with respect to the matters specified therein. Such Holder also agrees to execute such other agreements as the Corporation may reasonably request to further evidence the provisions of this Section 2.2.

(g) The Corporation shall have the right to terminate or withdraw any registration initiated by it as referenced under Section 2.2(a).

Section 2.3. Form S-3 Registration.

(a) Notwithstanding the provisions of Section 2.1 and Section 2.2, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, in case the Corporation shall receive from any Holder(s) a written request or requests that the Corporation effect a registration on Form S-3 with respect to all or a part of the Registrable Securities held by such Holder(s), which request shall (a) specify the number of Registrable Securities intended to be sold or disposed of and the holders thereof and (b) the intended method of distribution, including the name of the lead underwriter, if available, the Corporation will use its commercially reasonable efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request; provided, however, that the Corporation shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(i) if the requesting Holder(s) propose(s) to sell Registrable Securities that would result in aggregate gross proceeds of less than $15,000,000 based on the average closing price of the Common Stock over the 20 trading days preceding such request pursuant to this Section 2.3;

(ii) if within 30 days of receipt of a written request from the Holder(s) pursuant to this Section 2.3, the Corporation gives notice to such Holder(s) of the Corporation’s intention to make a public offering within 90 days, other than pursuant to a Registration Statement relating to any employee, stock option, benefit or dividend reinvestment plan;

(iii) if a Shelf Registration or other Registration Statement is then effective and includes all of the Registrable Securities of such Holder(s) and permits an Underwritten Offering of such Registrable Securities;

(iv) if the Corporation has already effected another registration on Form S-3 on the account of Holders in the immediately preceding 12-month period; or

(v) in any particular jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b) To the extent the Corporation is a WKSI at the time that the Shelf Registration Statement is to be filed, the Corporation shall file an automatic Shelf Registration Statement which covers such Registrable Securities.

(c) Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registrations effected pursuant to Section 2.1.

(d) The Corporation and Holders shall comply with all other provisions of Section 2.1(c), Section 2.1(d), Section 2.1(f), Section 2.1(g), Section 2.1(h) and Section 2.1(i) with respect to a registration under this Section 2.3.

Section 2.4. Holdback Agreements; Notice Requirements. Each Holder agrees that if requested in writing in connection with an Underwritten Offering made pursuant to a Registration Statement for which such Holder has registration rights pursuant to this Article II by the managing underwriter or underwriters of such Underwritten Offering, such Holder will not effect any public sale or distribution, including any sale pursuant to Rule 144, of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such Underwritten Offering) or give any Demand Notice during the period beginning 30 days prior to, and ending 90 days after, the effective date of any such underwritten registration, except as part of any such underwritten registration (or for such shorter period as to which the managing underwriter or underwriters may agree, provided that such shorter period or longer period as required by applicable Law applies equally to all Holders).

Section 2.5. Registration Procedures. If and whenever the Corporation is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Corporation shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall cooperate in the sale of the securities and shall, as expeditiously as possible:

(a) Prepare and file with the SEC a Registration Statement on any form which shall be available for the sale of the Registrable Securities by the Holders thereof or the Corporation in accordance with the intended method or methods of distribution thereof (including a Partner Distribution), and use its commercially reasonable efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided that no later than 5 days before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Corporation shall furnish or otherwise make available to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents shall be subject to the review and comments of such Holders, counsel and managing underwriters. With respect to a Demand Registration that covers the Registrable Securities of a Holder, such Holder and its counsel shall have the opportunity to object to any information pertaining to such Holder that is contained in such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) before it is filed with the SEC, and the Corporation will make the corrections reasonably requested by such Holder prior to such filing with the SEC.

(b) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; provided that any Holder of Registrable Securities that has been included on a Shelf Registration may request that such Holder’s Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(c) Notify each selling Holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing:

(i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

(ii) of any notice from the SEC that there will be a review of a Registration Statement and, to the extent requested by a Holder, promptly provide such Holders, their counsel and the managing underwriters, if any, with a copy of any SEC comments received by the Corporation in connection therewith;

(iii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information;

(iv) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;

(v) if at any time the representations and warranties of the Corporation contained in any agreement (including any underwriting agreement) contemplated by Section 2.5(o) cease to be true and correct;

(vi) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(vii) of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction.

(e) If requested by the managing underwriters, if any, or any Holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Corporation has received such request.

(f) Furnish or make available to each selling Holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least five conformed copies of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits, unless requested by such Holder, counsel or underwriter).

(g) Deliver to each selling Holder of Registrable Securities, its counsel and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Corporation, subject to the last paragraph of this Section 2.5, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto.

(h) Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

(i) Unless the Registrable Securities to be sold are uncertificated, cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request at least two Business Days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within ten Business Days prior to having to issue the securities.

(j) Use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Corporation will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities.

(k) Upon the occurrence of any event contemplated by Section 2.5(c)(vii), prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l) Prior to the effective date of the Registration Statement relating to the Registrable Securities, obtain a CUSIP number, if necessary, for the Registrable Securities.

(m) Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

(n) Use its commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be authorized to be listed on a national securities exchange if shares of that particular class of Registrable Securities are at that time listed on such exchange.

(o) In connection with an Underwritten Offering, enter into such customary agreements (including an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection:

(i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in Underwritten Offerings, and, if true, confirm the same if and when requested;

(ii) use its commercially reasonable efforts to furnish to the selling Holders of such Registrable Securities opinions of counsel and a negative assurance letter from counsel to the Corporation and updates thereof (which counsel, opinions and letter (in form, scope and substance, in the case of such opinions and such letter) shall be reasonably satisfactory to the selling Holders of such Registrable Securities, the managing underwriters, if any, and counsels to the selling Holders of the Registrable Securities), addressed to each selling Holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions and negative assurance letters requested in Underwritten Offerings and such other matters as may be reasonably requested by such Holders, counsel and underwriters;

(iii) use commercially reasonable efforts to obtain comfort letters and updates thereof from the independent certified public accountants of the Corporation (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling Holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters in connection with Underwritten Offerings, which form and substance shall be reasonably acceptable to the selling Holders of the Registrable Securities;

(iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 2.7 with respect to all parties to be indemnified pursuant to Section 2.7; and

(v) deliver such documents and certificates as may be reasonably requested by any Holder of Registrable Securities being sold, such Holder’s counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2.5(o)(i) and to evidence compliance with the conditions contained in the underwriting agreement or other agreement entered into by the Corporation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

(p) To the extent not prohibited by applicable Law, make available for inspection by the selling Holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling Holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Corporation and its subsidiaries, and cause the officers, directors and employees of the Corporation and its subsidiaries to supply all information in each case reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement; provided that if (1) the Corporation believes after consultation with counsel for the Corporation, that to do so would cause the Corporation to forfeit an attorney-client privilege that was applicable to such information or (2) either (x) the Corporation has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (y) the Corporation reasonably determines in good faith that such records are confidential and so notifies the Persons requesting the records in writing, the Corporation shall not be required to provide such information unless prior to furnishing any such information with respect to (1) or (2) such Person requesting the records in writing agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that any information that is not publicly available at the time of delivery of such information shall be kept confidential by such Persons (other than disclosure by such Persons to such Persons’ respective affiliates) unless:

(i) disclosure of such records is necessary to avoid or correct a misstatement or omission in the Registration Statement;

(ii) disclosure of such information is required by court or administrative order or other legal process;

(iii) disclosure of such information is required by Law; or

(iv) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person.

In the case of a proposed disclosure pursuant to (ii) or (iii) above, such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation in seeking to prevent or limit the proposed disclosure.

(q) Comply with all applicable rules and regulations of the SEC and make available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, or any similar rule promulgated under the Securities Act, no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Corporation after the effective date of a Registration Statement, which statements shall cover one of said 12-month periods.

(r) Cause its officers to be reasonably available to provide customary due diligence sessions in connection with any offering and to participate in customary “road show” presentations in connection with any Underwritten Offerings.

Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that any Demand Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities.

Each Holder of Registrable Securities agrees if such Holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 2.5(c)(iii), Section 2.5(c)(iv), Section 2.5(c)(v), Section 2.5(c)(vi) or Section 2.5(c)(vii), such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder is advised in writing by the Corporation that the disposition may be resumed and, if applicable, has received copies of the supplemented or amended Prospectus contemplated by Section 2.5(k), together with any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided that the Corporation shall extend the time periods under Section 2.1 with respect to the length of time that the effectiveness of a Registration Statement must be maintained by the amount of time the Holder is required to discontinue disposition of such securities.

Section 2.6. Registration Expenses.

(a) All reasonable fees and expenses incident to the performance of or compliance with the provisions of this Agreement by the Corporation, including:

(i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Financial Industry Regulatory Authority and the SEC, (B) of compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 2.5(h) and (C) of listing and registration with a national securities exchange or national market interdealer quotation system);

(ii) printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Corporation and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the Holders of a majority of the Registrable Securities included in any Registration Statement);

(iii) messenger, telephone and delivery expenses of the Corporation;

(iv) fees and disbursements of counsel for the Corporation;

(v) expenses of the Corporation incurred in connection with any road show;

(vi) reasonable fees and disbursements of all independent certified public accountants referred to in Section 2.5(o)(iii)(including the expenses of any comfort letters required herein) and any other Persons, including special experts retained by the Corporation;

(vii) rating agency fees; and

(viii) reasonable fees and disbursements of one counsel for all Holders of Registrable Securities whose shares are included in a Registration Statement (which counsel shall be selected by the Holders of a majority of the Registrable Securities included in such Registration Statement);

shall be borne by the Corporation whether or not any Registration Statement is filed or becomes effective. In addition, the Corporation shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Corporation are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Corporation.

(b) The Corporation shall not be required to pay (i) fees and disbursements of any counsel retained by any Holder of Registrable Securities or by any underwriter (except as set forth in Section 2.6(a)(i) and Section 2.6(a)(viii), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Corporation) or (iii) any other expenses of the Holders of Registrable Securities not specifically required to be paid by the Corporation pursuant to Section 2.6(a).

Section 2.7. Indemnification.

(a) Indemnification by the Corporation. The Corporation shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by Law, each Holder whose Registrable Securities are covered by a Registration Statement or Prospectus, the affiliates, officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each such controlling person (collectively, the “Stockholder Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs (including reasonable out-of-pocket costs of preparation and reasonable attorneys’ fees of one firm of counsel for all Stockholder Indemnified Persons and any legal or other reasonable out-of-pocket fees or expenses incurred by such party in connection with any investigation or proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon:

(i) any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) incident to any such registration, qualification, or compliance; or

(ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

provided that the Corporation will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) by such Holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) in reliance upon and in conformity with written information furnished to the Corporation by such Holder or underwriter specifically for use in connection with the preparation of such Registration Statement, Prospectus, offering circular, or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like).

It is agreed that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld). The Corporation also agrees to indemnify any underwriter of Registrable Securities and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, on substantially the same basis as that provided to the Stockholder Indemnified Persons in this Section 2.7(a).

(b) Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Corporation in writing such information as the Corporation reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify, to the fullest extent permitted by Law, severally and not jointly, the Corporation, its directors, officers, managers, accountants, attorneys, agents and employees, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, managers, stockholders, accountants, attorneys, agents or employees of such controlling persons (collectively, the “Corporation Indemnified Persons”), from and against all Losses arising out of or based upon: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) incident to any such registration, qualification, or compliance; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such Corporation Indemnified Person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by such Holder specifically for use in connection with the preparation of such Registration Statement, Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like); provided that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of each selling Holder of Registrable Securities hereunder shall be limited to the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement. Each such Holder also agrees to indemnify any underwriter of Registrable Securities and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, on substantially the same basis as that provided to the Corporation Indemnified Persons in this Section 2.7(b).

(c) Conduct of Indemnification Proceedings.

(i) If any Person shall be entitled to indemnity under this Section 2.7 (an “indemnified party”), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure.

(ii) The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to, unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided that an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:

(A) the indemnifying party agrees to pay such fees and expenses;

(B) the indemnifying party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding (in which case the indemnified party shall have the right to employ counsel and to assume the defense of such claim or proceeding);

(C) the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party; or

(D) the named parties to any such claim or proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (which may include that the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defense available to such indemnified party which conflict with those available to the indemnifying party); provided, further, that the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable;

in each of which cases, the indemnifying party shall only be responsible for the reasonable fees and expenses of one firm of legal counsel for the indemnified party.

(iii) Whether or not such defense is assumed by the indemnifying party, such indemnified party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld) unless the settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

(d) Contribution.

(i) If the indemnification provided for in this Section 2.7 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.

(iii) Notwithstanding the provisions of this Section 2.7(d), an indemnifying party that is a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Registrable Securities sold by such indemnifying party exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(iv) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(v) The obligation of each selling Holder of Registrable Securities to contribute pursuant to this Section 2.7(d) is several, and not joint, in proportion to the net proceeds of the offering received by such selling Holder in relation to the total net proceeds of the offering received by all of the selling Holders.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 2.8. Participation in Public Offering. No Holder may participate in any registration of Public Offering hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Holders entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.9. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Corporation and the registering Holder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or Governmental Authority other than the Securities Act.

Section 2.10. Rule 144. At all times after the Corporation has filed a Registration Statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Corporation will timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time, to enable such Holder to sell, without registration, Registrable Securities pursuant to Rule 144 or any similar rule or regulation hereafter adopted by the SEC, including furnishing to any Holder of Registrable Securities, so long as such Holder owns any Registrable Securities, forthwith upon request:

(a) a written statement by the Corporation that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act (at any time after the Corporation has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Corporation so qualifies);

(b) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation; and

(c) such other information as may be reasonably requested in availing any such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Corporation has become subject to the reporting requirements under the Exchange Act) or pursuant to such Form S-3 (at any time after the Corporation so qualifies to use such form).

Section 2.11. Parties in Interest. Each Holder shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement by reason of such Holder’s election to participate in a registration under this Article II. To the extent Class B Units are effectively transferred in accordance with the terms of the LLC Agreement, the Permitted Transferee of such Class B Units shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement upon becoming bound hereby pursuant to Section 3.10.

Article III
MISCELLANEOUS

Section 3.1. Term of this Agreement.

The term of this Agreement shall continue until such time as no Holder holds any Registrable Securities.

Section 3.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

(a) If to the Corporation at:

[Sequel Youth and Family Services, Inc.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com]

with copies to:

[●]

(b) If to any Holder, to the address and other contact information set forth in the records of the Corporation from time to time.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 3.3. Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the Holders shall be subject to limitations on exchange of Class B Units for Common Stock pursuant to the Exchange Agreement.

Section 3.4. Applicable Law; Venue; Waiver of Jury Trial.

(a) The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b) Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.4.

Section 3.5. References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “Subsections”, “Clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, Subsections, Clauses, Exhibits and Schedules of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 3.6. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

Section 3.7. Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.”

Section 3.8. Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 3.9. Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 3.10. No Third Party Beneficiaries; Additional Holder. Except as provided in Section 2.6, this Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Any Permitted Transferee of a Holder or any holder of one or more Class B Units (as defined in the Exchange Agreement) following the date hereof (an “Additional Holder”) shall be entitled to become a party to this Agreement as a Holder; provided that such Permitted Transferee or Additional Holder, as applicable, shall first sign an agreement in the form reasonably approved by the Corporation acknowledging that such Permitted Transferee or Additional Holder is bound by the terms and provisions of this Agreement. Except as set forth in this Section 3.10, a Holder may not assign or transfer any of its rights or obligations under this Agreement.

Section 3.11. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 3.12. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 3.13. Amendments. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation and (ii) Holders collectively holding more than fifty percent (50%) of all issued and outstanding Registrable Securities (including the Warrant Shares and Exchange Shares issuable upon exercise of issued and outstanding Warrants and Class B Units that are Registrable Securities).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the date indicated.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the date indicated.

HOLDERS:

By:

Signature Page to Registration Rights Agreement

EXHIBIT L

TAX RECEIVABLE AGREEMENT

THIS Tax Receivable Agreement (“TRA”) is made and entered into as of [●], 2017 (the “Effective Date”) by and among Sequel Youth and Family Services, Inc., a Delaware corporation (“Parent”), Sequel CS, Inc., an indirectly wholly owned subsidiary of Sequel Camelot Parent, LLC, a Delaware limited liability company that is wholly owned by the Company (“Camelot”), the holders of Class B units in Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”) listed on Schedule 1 (the “Class B Unitholders”), The Ripley Revocable Trust (“Ripley”) and John F. Ripley in his capacity as the representative of the Class B Unitholders and who is referred to herein from time to time as the “TRA Representative.” Ripley and the Class B Unitholders are jointly known as “Minority Members,” and each a Minority Member.

RECITALS

1. Prior to the Effective Date of this TRA and the Closing Arrangements, defined below, the equity in Company was owned by Parent, Camelot, the Class B Unit Holders, Ripley, and Alaris USA Inc. (the “Preferred Holder”).

2. Also prior to the Effective Date of this TRA, (i) Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, will have merged with and into the Company in accordance with the Agreement and Plan of Merger dated January 11, 2017 (the “Merger Agreement”), and the parties will have received the consideration as set forth in the Merger Agreement; (ii) the Preferred Holder will have received a distribution from the Company of Thirty Million Dollars ($30,000,000.00); and (iii) pursuant to the covenant in the Merger Agreement, the Class B Unitholders and Ripley will have received (a) a cash distribution, (b) rights under an agreement relating to the exchange of interests in the Company into stock of Parent dated as of the date hereof (the “Exchange Agreement”), (c) warrants (as defined in the Merger Agreement) to acquire the stock of Parent and (d) the rights under this TRA. Steps (i) - (iii) are defined as the “Closing Arrangements.”

3. At the Effective Date, after the completion of the Merger and the Closing Arrangements, Parent, Camelot, the Preferred Holder, Ripley and the Class B Unitholders will hold the units of the Company (the Company’s units generally referred to as “Units” herein) outstanding as shown on Exhibit C, and will be parties to the Seventh Amended and Restated Operating Agreement of the Company (the “LLC Agreement”).

4. The parties intend to treat the merger and the Closing Arrangements as integrated transactions, such that the Surviving Entity, as defined in the Merger Agreement, is a continuation of the Company for United States federal income tax purposes, and Parent is treated as having acquired by purchase (79.3%) of the then outstanding common Units of the Company on a fully diluted basis as a result of the merger and the Closing Arrangements, for the consideration set forth in the Merger Agreement and in the Closing Arrangements.

5. Pursuant to the Exchange Agreement, the Minority Members may exchange their Class B Units for shares of common stock of Parent (“Common Shares”) and the right to certain payments under this TRA.

6. The Company and each of its direct and (to the extent owned through a chain of pass-through entities) indirect subsidiaries (if any) which is treated as a partnership for United States federal income tax purposes (the Company, such subsidiaries, and any direct or (to the extent owned through a chain of pass-through entities) indirect subsidiary that is disregarded as an entity separate from its owner, together, “Company Group”), have, or will have, in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as such term is defined below) in which an Exchange (as such term is defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company Group (solely with respect to Parent and Camelot) at the time of an Exchange (such time, the “Exchange Date”).

7. The income, gain, loss, deduction and other Tax (as such term is defined below) items of Parent Consolidated Group may be affected by (i) the Basis Adjustments (as such term is defined below) and (ii) the Imputed Interest (as such term is defined below).

8. The parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of Parent and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties agree as follows:

Article 1
DEFINITIONS

Section 1.1. Definitions. As used in this TRA, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Amended Schedule” is defined in Section 2.4(b).

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset, whether as reported on a Tax Return or as a result of a Determination, under sections 732, 743(b) or 1012 of the Code, as applicable, and any other similar or successor provisions of the Code (both in situations where, as a result of one or more Exchanges, Company becomes an entity that is disregarded as separate from its owner for tax purposes and in situations where, following an Exchange, Company remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, arising by reason of the Closing Arrangements, the Exchange Agreement (or any Exchange thereunder) and all payments under this TRA, and that arise solely with respect to Units held by the Minority Members. For purposes of calculating the Basis Adjustment with respect to the Minority Members, the transferee’s share of partnership property will be determined in accordance with section 743(b) and regulations promulgated thereunder. For the avoidance of doubt, the parties intend that as of the Closing Date all gain recognized on a hypothetical sale of Company would be allocated solely to the Minority Members with no portion of such hypothetical gain allocated to the Preferred Member, such that no Basis Adjustment arises from any transactions related to the Units held by the Preferred Holder. The amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security means a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Parent.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)	there is consummated, in accordance with Parent’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Parent’s assets (determined on a consolidated basis), including a sale of all Class A Units (as defined in the LLC Agreement) held by Parent, to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto);

(ii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding Voting Securities (as defined in the Exchange Agreement);

(iii)	there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Voting Securities immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of Parent and the Board approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Capital Stock (as defined in the LLC Agreement) of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions or (B) Parent is the surviving entity and its Common Shares continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2.

“Change of Control Termination Notice” is defined in Section 4.2.

“Change of Control Termination Payment” is defined in Section 4.3(b).

“Change of Control Termination Schedule” is defined in Section 4.1(b).

“Closing Date” means the date on which the Merger, as defined in the Merger Agreement, is effective.

“Code” is defined in the Recitals.

“Common Shares” is defined in the Recitals.

“Company Group” is defined in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means, with respect to each of Ripley and each Class B Unitholder, the cumulative amount of Realized Tax Benefits for all Taxable Years of Parent, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment with respect to each of Ripley and each Class B Unitholder for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 13l3(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Effective Date” is defined in the opening paragraph.

“Exception Amount” means Five Million Dollars ($5,000,000).

“Exchange” means (i) the steps in the Closing Arrangements that result in the acquisition of Units in the Company by Parent and Camelot, and (ii) any exchange pursuant to the Exchange Agreement.

“Exchange Agreement” is defined in the Recitals.

“Exchange Basis Schedule” is defined in Section 2.2.

“Exchange Date” is defined in the Recitals.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, for purposes of determining a payment hereunder by Parent to the Minority Members in respect of a Taxable Year, the amount that would constitute the liability for Taxes of Parent using the same methods, elections, conventions and similar practices as are used on the relevant Parent Return, if there were excluded, in making such determination, (1) any aggregate increase or decrease in Tax liability for the Taxable Year attributable to Basis Adjustments arising as a result of the Exchanges by the Minority Members, including by reason of any payments under this TRA to a Minority Member (other than payments of Imputed Interest) and (2) any deductions attributable to Imputed Interest with respect to payment obligations under this TRA to such Minority Member for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to such Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 483 of the Code and any similar provision of state and local tax law, as applicable, with respect to Parent’s payment obligations under this TRA.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals.

“Market Value” means the Closing Price (as defined in the Exchange Agreement) of one (1) share of Common Stock on the Business Day prior to the measurement date; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” is defined in Section 3.l(b).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Parent” is defined in the opening paragraph.

“Parent Consolidated Group” means the group of entities that are part of the United States federal income tax consolidated group of which Parent is the common parent.

“Parent Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of Parent filed with respect to Taxes for any Taxable Year, and includes consolidated returns in which Parent is the common parent.

“Person” means and includes any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, unit trust, joint-stock company, trust, estate or unincorporated organization.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Minority Member) or distribution in respect of one or more Units (i) that occurs after the Closing Arrangements and prior to an Exchange of such Units and (ii) to which sections 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means KPMG, or any other law or accounting firm that is internationally recognized as being expert in Tax matters and that is reasonably acceptable to Parent and TRA Representative.

“Realized Tax Benefit” means, for purposes of determining a payment hereunder by Parent to a Minority Member in respect of a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability determined with reference to the Minority Member in respect of the Taxable Year over (b) the “actual” liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Parent Return, such “actual” liability to be computed with the adjustments described in this TRA (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Parent for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for purposes of determining a payment hereunder by Parent to a Minority Member, the excess, if any, of (a) the “actual” liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Parent Return, such “actual” liability to be computed with the adjustments described in this TRA (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this TRA) over (b) the Hypothetical Tax Liability determined with reference to such Minority Member in respect of the Taxable Year. If all or a portion of the actual tax liability of Parent for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by any member of Company Group at the time of the Closing Arrangements or an Exchange, as relevant. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Required Independent Directors” has the meaning set forth for such term in the LLC Agreement.

“Ripley Cumulative Net Realized Tax Benefit” means the Cumulative Net Realized Tax Benefit that would be attributable to Ripley.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) the Early Termination Schedule or (d) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of the board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person); provided that no hedge fund, fund of fund, or other pooled investment vehicle or any Subsidiaries of such Person shall be deemed to be a Subsidiary of Parent unless a majority of the economic interests of such Person are owned by Parent or any of its Subsidiaries.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Parent as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to any income or profits, or that are imposed in lieu of or are in the nature of an income tax, including any franchise taxes based on income, imposed by any federal, foreign, state or local Taxing Authority, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final and temporary regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, subject to Section 4.1(b), as of an Early Termination Date or Change of Control Termination Date, the assumptions that:

(a)	in each Taxable Year ending on or after such Early Termination Date, Parent will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(b)	All Taxes are paid on the due date for payment of such Taxes, excluding any available extensions.

(c)	the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date);

(d)	any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Parent on a pro rata basis from the date of such schedule through the scheduled expiration date of such loss carryovers;

(e)	any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(f)	if, as of the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Common Shares payable in respect thereof under the Exchange Agreement and the amount of cash that would be transferred to the applicable Minority Member under this TRA if the Exchange occurred on the Early Termination Date. For the avoidance of doubt, the term “Exchange” as used in herein shall include any Exchange deemed to have occurred under this subsection.

Section 1.2. Other Definitional and Interpretative Provisions. The words ‘‘hereof, “herein” and “hereunder” and words of like import used in this TRA shall refer to this TRA as a whole and not to any particular provision of this TRA. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this TRA unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this TRA as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this TRA. Any singular term in this TRA shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this TRA, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article 2
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1. Basis Adjustment. The parties hereto acknowledge that an Exchange constitutes a transfer of an interest in Company giving rise to a Basis Adjustment. For the avoidance of doubt, payments made under this TRA shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2. Basis Schedule. Within forty-five (45) calendar days after the filing of the United States federal income tax return of Parent for each Taxable Year in which any Exchange has been effected, Parent shall deliver to the TRA Representative (on behalf of each Minority Member) a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA, including with respect to each Minority Member, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of the Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of any Exchanges effected in the Closing Arrangements, any other Exchanges effected in such Taxable Year and Exchanges effected in prior Taxable Years, calculated in the aggregate and identified separately based on whether the Basis Adjustment arises by virtue of an Exchange effected in the Closing Arrangements, the current Taxable Year or prior Taxable Years, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and or depreciable, identified separately based on whether the Basis Adjustment arises by virtue of an Exchange effected in the Closing Arrangements, the current Taxable Year or prior Taxable Years. The Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the United States federal income tax return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to the TRA Representative (on behalf of each Minority Member) a schedule showing, in reasonable detail and, at the request of the TRA Representative, with respect to each separate Exchange by a Minority Member, the calculation of the Realized Tax Benefit or Realized Tax Detriment with respect to an Exchange effected in the Closing Arrangements, for any Exchange effected in a prior Taxable Year and for any Exchange effected for such Taxable Year with respect to such Minority Member (each a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b) Applicable Principles. Subject to Sections 3.3 and 3.4, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual cash liability for Taxes of Parent (on a consolidated basis, as relevant) for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. In preparing the Tax Returns upon which the Realized Tax Benefit or Detriment are prepared, and in calculating the Hypothetical Tax Liability, Parent will not take any positions that are not more likely than not to be sustained if challenged by a Tax authority. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of each Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Parent for the Units acquired in an Exchange, and any tax items of any member of the consolidated tax return of Parent, including, for example, net operating losses of Camelot that are deductible in a year after the Closing Date. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of Code and the Treasury Regulation or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation, and expiration of carryovers or carrybacks of the relevant-type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology, recognizing that the Hypothetical Tax Liability for the year would not include any such carryover or carryback, but such amount would be taken into account in calculating the Realized Tax Benefit for the year, if it is actually utilized in such year. For the avoidance of doubt, if there is a carryover or carryback of any Tax item that is not attributable to the Basis Adjustment or Imputed Interest, it will be utilized in the calculation of the Hypothetical Tax Liability and the Realized Tax Benefit and Realized Tax Detriments for the year to which it is carried, to the extent possible. The parties agree that (1) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for Parent and (B) have the effect of creating additional Basis Adjustments to Reference Assets for Parent in the year of payment, and (2) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.4. Procedures, Amendments.

(a) Procedure. Every time Parent delivers to the TRA Representative or a Minority Member an applicable Schedule under this TRA, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule, Change of Control Termination Schedule, amended Early Termination Schedule or amended Change of Control Termination Schedule, Parent shall also (i) deliver to the TRA Representative (on behalf of each Minority Member) schedules and work papers, as reasonably determined by Parent or reasonably requested by the TRA Representative, providing reasonable detail regarding the preparation of the Schedule and (ii) allow the TRA Representative reasonable access at no cost to the appropriate representatives at Parent, as determined by Parent or requested by the TRA Representative in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on Parent and a Minority Member thirty (30) calendar days from the first date on which the TRA Representative received the applicable Schedule or amendment thereto unless the TRA Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides Parent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Parent. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Parent of an Objection Notice, Parent and the TRA Representative shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to any Taxable Year after the date the Schedule was provided to the TRA Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this TRA (any such Schedule an “Amended Schedule”). For the avoidance of doubt, no Minority Member shall have any obligation to make any payment to Parent, or to reimburse Parent, for amounts previously paid pursuant to this TRA.

Article 3
TAX BENEFIT PAYMENTS

Section 3.1. Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule or Amended Schedule delivered to TRA Representative (on behalf of the Minority Members) becomes final in accordance with Section 2.4, Parent shall pay to each Minority Member for the applicable Taxable Year the Tax Benefit Payment with respect to such Minority Member for such Taxable Year, as determined pursuant to Section 3.l(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Minority Member to Parent or as otherwise agreed by Parent and the Minority Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, United States federal estimated income tax payments.

(b) A “Tax Benefit Payment” for a Taxable Year means, with respect to each Minority Member, an amount, not less than zero, equal to the sum of the Minority Member’s Net Tax Benefit. Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to each Class B Unitholder (other than Ripley) for a Taxable Year shall be an amount equal to the excess, if any, of eighty percent (80%) of the Cumulative Net Realized Tax Benefit with respect to such Class B Unitholder for such Taxable Year over the total amount of payments previously made to such Class B Unitholder under this Section 3.1 (excluding payments attributable to Imputed Interest). Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to Ripley for a Taxable Year shall be the excess, if any, of eighty percent (80%) of the Ripley Cumulative Net Realized Tax Benefit for such Taxable Year over the sum of (i) the Exception Amount, and (ii) the total amount of payments previously made to such Ripley under this Section 3.1 (excluding payments attributable to Imputed Interest). For avoidance of doubt, Schedule 1 attached hereto sets forth the calculation of the Net Tax Benefit with respect to Ripley and the Net Tax Benefit attributable to Class B Unitholders (other than Ripley) based upon hypothetical amounts of Basis Adjustments and Realized Tax Benefits.

Section 3.2. No Duplicative Payments and Principles. It is intended that the provisions of this TRA will not result in duplicative payment of any amount required under this TRA. It is also intended that the provisions of this TRA provide that eighty percent (80%) of the Cumulative Net Realized Tax Benefit with respect each Class B Unitholder (other than Ripley) will be paid to such Class B Unitholder, and that Ripley will also be paid eighty percent (80%) of the Cumulative Net Realized Tax benefit attributable to his Exchanges, but only to the extent that the Ripley Cumulative Net Realized Tax Benefit exceeds the Exception Amount; Parent retains the first five million dollars ($5,000,000) of Net Tax Benefit with respect to the Ripley Cumulative Net Realized Tax Benefit attributable to Ripley’s Exchanges. The provisions shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3. Insufficient Taxable Income or Insufficient Funds. Notwithstanding anything in Section 3.1(a) or (b) to the contrary, and subject to Section 3.4 hereof, to the extent that the aggregate tax benefit of Parent’s deduction with respect to the Basis Adjustments or Imputed Interest under this TRA is limited in a particular Taxable Year because Parent does not have sufficient taxable income, or to the extent that Parent lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for Parent, or the payments under this TRA that may be made, as the case may be, shall be taken into account or made for each Person entitled to receive a payment pursuant to Section 3.1(a) on a first-in first-out basis by calculating and paying out Net Tax Benefits in the following order of priority: (i) first Net Tax Benefits during such Taxable Year (whether by virtue of current year deductions or carryovers of net operating losses arising in prior years from Basis Adjustments) arising from Exchanges effected in the Closing Arrangements (pro rata among the members who Exchanged units in the Closing Arrangements), and then (ii) Net Tax Benefits during such Taxable Year (whether by virtue of current year deductions or carryovers of net operating losses arising in prior years from Basis Adjustments) arising from Exchanges following the Exchanges effected in the Closing Arrangements on a first-in first-out basis, with the Net Tax Benefits arising from Exchanges effected in an earlier Taxable Year calculated and paid out prior to Net Tax Benefits arising from Exchanges effected in later Taxable Years (pro rata among members who Exchange in a Taxable Year (but after the Closing Arrangements), without regard to when the Exchange occurred in the Taxable Year). For avoidance of doubt, Schedule 2 attached hereto sets forth the calculation of the ordering of the calculation and payment of such Net Tax Benefits on a first-in first-out basis based upon hypothetical amounts of Basis Adjustments and Realized Tax Benefits.

Article 4
TERMINATION

Section 4.1. Termination and Breach of TRA.

(a) With the written approval of the Required Independent Directors, Parent may terminate this TRA with respect to all amounts payable to the Minority Members at any time by paying to them the Early Termination Payments in cash; provided, however, that this TRA shall only terminate under this Section 4.l(a) effective upon the receipt of the Early Termination Payments by the Minority Members; and provided, further, that Parent may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which all or any portion of any Early Termination Payment has been paid. Upon payment in full of the Early Termination Payments by Parent, Parent shall not have any further payment obligations under this TRA, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Early Termination Notice; and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in Early Termination Payments). If an Exchange occurs after Parent has made all Tax Benefit Payments to the Minority Members in full as specified above, Parent shall have no obligations under this TRA with respect to such Exchange.For purposes of this Section 4.1, a Minority Member includes a person who was a Minority Member prior to the receipt of notice from Parent pursuant to this Section 4.1(a), and who exchanged Class B Units for Parent Common Stock prior to such notice pursuant to Section 2.1(c) of the Exchange Agreement..

(b) Upon the occurrence of a Change of Control, Parent shall be obligated to terminate this TRA effective as of the Change of Control Termination Date by paying to the Minority Members the Change of Control Termination Payments, substituting “Change of Control Termination Date” for “Early Termination Date” each time Early Termination Date appears in the definition of Valuation Assumptions and substituting “Change of Control Termination Schedule” for “Early Termination Schedule” each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this TRA shall only terminate under this Section 4.1(b) effective upon the receipt of all of the Change of Control Termination Payments by the Minority Members. Upon payment in full of the Change of Control Termination Payments by Parent, Parent shall have no further payment obligations under this TRA, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Change of Control Termination Notice; and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Change of Control Termination Notice (except to the extent that the amount described in clause (ii) is included in Change of Control Termination Payments). If an Exchange occurs after Parent has made all Tax Benefit Payments to the Minority Members in full as specified above, Parent shall have no obligations under this TRA with respect to such Exchange. For purposes of a Change of Control Termination Payment, a Minority Member includes a person who was a Minority Member immediately prior to the Change of Control, who exchanged Class B Units for Parent Common Stock immediately prior to the Change of Control pursuant to Section 2.1(c) of the Exchange Agreement.

(c) In the event that Parent breaches any of its material obligations under this TRA, whether as a result of failure to make any payment within thirty (30) days of when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to: (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of the breach; (ii) any Tax Benefit Payments due and payable but unpaid as of the date of the breach; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including the date of the breach. Notwithstanding the foregoing, in the event that Parent breaches this TRA, the TRA Representative (on behalf of any Minority Member) shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this TRA within thirty (30) days after the date such payment is due shall be deemed to be a breach of a material obligation under this TRA for all purposes hereof.

Section 4.2. Termination Notice. If Parent chooses to exercise its right of early termination under Section 4.1 above, or within thirty (30) days of a Change of Control, Parent shall deliver to each of the Minority Members notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice,” as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule,” as applicable) specifying Parent’s intention to exercise such right, or the presence of such occurrence, and showing in reasonable detail the calculation of the Early Termination Payments or the Change of Control Termination Payments, as applicable, for the Minority Members. Parent shall, along with such notice and schedule, (i) deliver to the TRA Representative (on behalf of the Minority Members) schedules and work papers, as reasonably determined by Parent or reasonably requested by the TRA Representative providing reasonable detail regarding the preparation of the Schedule and (ii) allow the TRA Representative reasonable access, at no cost, to the appropriate representatives at Parent, as reasonably determined by Parent or reasonably requested by the TRA Representative, in connection with a review of such schedule. The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on Parent and a Minority Member thirty (30) calendar days from the first date on which the TRA Representative received such schedule or amendment thereto unless the TRA Representative (i) within thirty (30) calendar days after receiving such schedule, provides Parent with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by Parent (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”). If for any reason the parties are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Parent of the Material Objection Notice, Parent and the TRA Representative shall engage in the Reconciliation Procedures.

Section 4.3. Payment upon Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, Parent shall pay to each Minority Member an amount equal to the Early Termination Payment with respect to such Minority Member. On the Change of Control Termination Effective Date, Parent shall pay to each Minority Member an amount equal to the Change of Control Termination Payment with respect to such Minority Member. Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each of the Minority Members or as otherwise agreed by Parent and each of the Minority Members.

(b) “Early Termination Payment” for a Minority Member shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent to the Minority Member hereunder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. “Change of Control Termination Payment” for a Minority Member shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent to the Minority Member hereunder beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.l(b). The present value determinations pursuant to this Section 4.3(b) shall be made assuming the Parent filed its U. S. federal income tax returns on the original due date (without extension).

Section 4.4. Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the sixtieth (60th) anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this TRA shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

Article 5
SUBORDINATION AND LATE PAYMENTS

Section 5.1. Subordination. Notwithstanding any other provision to the contrary, any payment required to be made by Parent under this TRA shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Parent and its Subsidiaries from unrelated lenders (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Parent that are not Senior Obligations. For the avoidance of doubt, the fact that a payment is subordinated pursuant to this Section 5.1 and thus cannot be made, does not mean that a failure to make a payment in a timely manner under Section 4.1(c) is not a material breach of this Agreement.

Section 5.2. Late Payments by Parent. The amount of all or any portion of any payment not made by Parent when due under the terms of this TRA shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due. For avoidance of doubt, this Section 5.2 shall not limit or restrict in any way the rights of the Minority Members hereunder, including, without limitation, their rights under Section 4.1(c) hereof.

Article 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1. Election to be Filed. As the sole managing member of Company, Parent shall cause Company and each Company Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code (a “754 Election”) commencing no later than with its first Taxable Year which includes an Exchange, unless such entity already has a 754 Election in effect, and shall not cause any such entity to revoke such election until this TRA is no longer in effect for any Minority Member. If Company acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, either directly or indirectly through one or more entities treated as a partnership or disregarded entity for United States federal income tax purposes, Parent shall use its best efforts to cause such entity to file a 754 Election effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has a 754 Election in effect, and shall not cause such entity to revoke such election until this TRA is no longer in effect.

Section 6.2. Participation in Parent’s and Company’s Tax Matters.

(a) Except as otherwise provided herein, Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent. Notwithstanding the foregoing. Parent shall notify the TRA Representative (on behalf of the Minority Members) of, and keep the TRA Representative (on behalf of the Minority Members) reasonably informed with respect to, the portion of any audit of Parent by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of such Minority Member under this TRA, and shall provide to the TRA Representative reasonable opportunity to provide information and other input to Parent and its advisors concerning the conduct of any such portion of such audit; provided, however, that Parent shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

(b) The rights and responsibilities of Parent and the Minority Members with respect to Tax matters concerning Company and its Subsidiaries shall be as set forth in the LLC Agreement or, as applicable, the Merger Agreement.

Section 6.3. Consistency. Parent and the Minority Members agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by Parent in any Schedule required to be provided by or on behalf of Parent under this TRA, provided Parent prepares and finalizes each such Schedule in accordance with the terms hereof, unless otherwise required by a Determination.

Section 6.4. Cooperation. Each applicable Minority Member shall (a) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Parent shall reimburse any such Minority Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4.

Article 7
MISCELLANEOUS

Section 7.1. Notices. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this TRA must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

If to Parent, to:	[●]

If to the TRA Representative, to:	[●]

If to any Minority Member:	The address set forth on the books and records of COMPANY.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by written notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 7.2. Counterparts. This TRA and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 7.3. Entire TRA: No Third Party Beneficiaries. This TRA, together with the LLC Agreement, the Exchange Agreement and the Registration Rights Agreement, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. This TRA is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 7.4. Governing Law. The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this TRA and the performance of the obligations imposed by this TRA shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

Section 7.5. Severability. It is expressly understood and agreed that if any provision of this TRA or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this TRA, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this TRA is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this TRA shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this TRA so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 7.6. Successors, Assignment, Amendments and Waivers.

(a) No Minority Member may assign any of its rights under this TRA to any person without the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring Minority Member shall have the option to assign to the transferee of such Units the transferring Minority Member’s rights under this TRA with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this TRA, in form and substance substantially similar to Exhibit A to this TRA, agreeing to become a “Minority Member” for all purposes of this TRA, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Minority Member pursuant to this TRA with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA, in form and substance substantially similar to Exhibit A to this TRA, and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a Minority Member transfers Units but does not assign to the transferee of such Units such Minority Member’s rights under this TRA with respect to such transferred Units, such Minority Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b) No provision of this TRA may be amended unless such amendment is approved in writing by Parent and the TRA Representative (on behalf of the Minority Members); provided, that, the definition of Change of Control cannot be amended and no material amendment of this TRA may be made without the written approval of the Required Independent Directors, Parent and the TRA Representative (on behalf of the Minority Members). No provision of this TRA may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (which, with respect to waivers applicable to all Minority Members, shall be the TRA Representative (on behalf of the Minority Members)).

(c) All of the terms and provisions of this TRA shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this TRA in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

(d) In the event of a change in the Securityholder Representative under the Merger Agreement, the successor Securityholder Representative shall become the TRA Representative hereunder without further action of the parties.

Section 7.7. Titles and Subtitles. The titles of the sections and subsections are for convenience of reference only and are not to be considered in construing this TRA.

Section 7.8. Resolution of Disputes.

(a) Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this TRA and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this TRA in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9. Reconciliation. In the event that Parent and the TRA Representative or a Minority Member are unable to resolve a disagreement with respect to the matters governed by Section 2.4, or Section 4.2, within the relevant period designated in this TRA (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Parent and the TRA Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the TRA Representative (or the affected Minority Member(s)) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor. The Expert shall resolve any matter relating to an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, the Change of Control Termination Schedule, or an amendment thereto or Section 3.l(c), within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding shall be borne by Parent except as provided in the next sentence. Parent and the Minority Members shall bear their own costs and expenses of such proceeding, unless the TRA Representative has a prevailing position that is more than 10% of the payment at issue, in which case Parent shall reimburse the Minority Members for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Parent and the TRA Representative (and the affected Minority Member(s)) party to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, such withheld amounts shall be treated for all purposes as having been paid to the applicable Minority Member. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to any holder of Units who is a “United States person” within the meaning of Section 770l(a)(30) of the Code and who properly certified that such holder is not subject to federal backup withholding.

Section 7.11. Admission of Parent into a Consolidated Group and Transfers of Corporate Assets.

(a) Prior to the Effective Date, Parent will be the common parent of an affiliated group of corporations that file a consolidated income tax return pursuant to Section 1501 et seq. of Code. The provisions of this TRA will be applied with respect to the group as a whole and the Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments and other applicable items shall be computed with reference to the consolidated taxable income of the groups as a whole. Similar provisions apply to any state or local consolidated group of which Parent is a member.

(b) If Parent transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which it does not file a consolidated tax return pursuant to Section 1501 of the Code, then, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment or Change of Control Termination Payment due hereunder, Parent shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by Parent shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company.

Section 7.12. Confidentiality.

(a) The TRA Representative and each Minority Member and assignee acknowledges and agrees that the information of Parent and of its Affiliates is confidential and, except (i) in the course of performing any duties as necessary for Parent and its Affiliates, (ii) as required by law or legal process, (iii) to enforce the terms of this TRA, or (iv) such disclosure is related to the performance of obligations under this Agreement, the Merger Agreement, the Related Agreements and the consummation of the transactions contemplated thereunder, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this TRA, of Parent and its Affiliates and successors, concerning the Company and its Affiliates and successors or the other Minority Members, learned by the TRA Representative or Minority Member heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by Parent or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Representative or such Minority Member in violation of this TRA) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Representative or a Minority Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns, and (iii) was independently developed by such TRA Representative or Minority Member, provided that such independent development can reasonably be proven by such TRA Representative’s or Minority Member’s written records.

(b) If the TRA Representative or a Minority Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), Parent shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent or any of its Subsidiaries or the TRA Representative or the other Minority Members and the accounts and funds managed by Parent and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Parent, the TRA Representative and the Minority Members have duly executed this TRA as of the date first written above.

PARENT:

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

CAMELOT:

SEQUEL CS, INC.

By:
Name:
Title:

COMPANY:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

MINORITY MEMBERS:

THE RIPLEY REVOCABLE TRUST

TRA REPRESENTATIVE:

JOHN F. RIPLEY

Signature Page to Tax Receivable Agreement

Schedule I - Example of Tax Benefit Payment

(all amounts in millions, and for illustrative purposes only)

Determination of RealizedTax Benefit
US Federal Income Tax "Without" Tax Benefit Adjustment (Hypothetical Tax Liability)		100.0
US Federal Income Tax "With" Tax Benefit Adjustment (Actual Tax Liability)		70.0
Realized Tax Benefit in Taxable Year		30.0

Allocation of Realized Tax Benefit between Minority Members
Realized Tax Benefit Allocable to Ripley		20.0
Realized Tax Benefit Allocable to Minority Members (excluding Ripley)		10.0
Realized Tax Benefit in Taxable Year		30.0

Calculation of Tax Benefit Payment - Minority Member
Cumulative Net Realized Tax Benefit Allocable to Minority Members (excluding Ripley)	[a]	10.0
Less: Percentage Allocable to GPAC (20%)		(2.0)
Tax Benefit Payment to Minority Members (excluding Ripley)	[a]	8.0

Calculation of Tax Benefit Payment - Ripley
Cumulative Net Realized Tax Benefit Allocable to Ripley	[a]	20.0
Less: Exception Amount	[b]	(5.0)
Adjusted Tax Benefit Allocable to Ripley		15.0
Less: Percentage Allocable to GPAC (20%)		(3.0)
Tax Benefit Payment to Ripley	[a]	12.0

Notes
[a]. Calculation assumes that the current taxable year is the first taxable year in which a Realized Tax Benefit or Realized Tax Detriment was realized, such that no prior payments have been made under the Tax Receivable Agreement and the Cumulative Net Realized Tax Benefit is equal to the Realized Tax Benefit.
[b]. The Exception Amount reflects an adjustment on the first $5.0 million of aggregate Tax Benefit allocable to Ripley. After the Tax Benefit allocable to Ripley exceeds $5.0 million, no subsequent adjustment should be applied.

Schedule 2 - Example of Ordering on Use of Net Tax Benefit(s)

(all amounts in millions, and for illustrative purposes only)

Summary of Available Tax Benefits
Tax Benefits Arising at Closing	100.0
Tax Benefits Arising in Year 1 (Post-Closing)	50.0
Tax Benefits Arising in Year 2	20.0
Total Net Tax Benefits Available in Future Periods	170.0

Estimated Utilization in Year 1
Total Net Tax Benefits Generated in Year 1	30.0

Allocation of Net Tax Benefits Generated in Year 1
Tax Benefits Arising at Closing	30.0
Tax Benefits Arising in Subsequent Years	-
Total Net Tax Benefits Generated in Year 1	30.0

Estimated Utilization in Year 2
Total Net Tax Benefits Generated in Year 2	80.0

Allocation of Net Tax Benefits Generated in Year 2
Tax Benefits Arising at Closing	70.0
Tax Benefits Arising in Year 1 (Post-Closing)	10.0
Tax Benefits Arising in Year 2	-
Total Net Tax Benefits Generated in Year 2	80.0

Estimated Utilization in Year 3
Total Net Tax Benefits Generated in Year 3	50.0

Allocation of Net Tax Benefits Generated in Year 3
Tax Benefits Arising at Closing	0.0
Tax Benefits Arising in Year 1 (Post-Closing)	40.0
Tax Benefits Arising in Year 2	10.0
Total Net Tax Benefits Generated in Year 3	50.0

Exhibit A

Form of Joinder Agreement

[                                ] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of [ ], 2017 (the “TRA”), a copy of which is attached hereto, and for all purposes thereunder shall be and hereby is a Minority Member, as defined in the TRA, and is bound by all terms and conditions thereof.

Minority Member

By:

Date:	, 20__

Exhibit A

 EXHIBIT M

NOTICE OF EXERCISE

SEQUEL YOUTH AND FAMILY SERVICES, LLC

Pursuant to the terms of those certain Membership Unit Option Agreements to purchase Class B Units described below (the “Options”) of Sequel Youth and Family Services, LLC (“Sequel”), I, [●] (“Holder”), hereby elect to exercise all of my Options as set forth below.

1. Exercise of Option. I hereby exercise all of my Options to purchase Class B Units (the “Units”) as set forth on the following table:

Grant Date	# Options	Exercise Price	Total Exercise Price	Units to Pay Exercise Price	Net Units Issued

I acknowledge and agree that the fair market value of a Unit for purposes of determining the number of Units required to pay the exercise price is $[●]. I acknowledge that the number of Units required to pay the exercise price shall be rounded up to the next whole Unit.

2. Merger Transactions. I acknowledge and agree that my exercise of this Option is entered into as part of that certain Agreement and Plan of Merger by and among Global Partner Acquisition Corp, Global Partner Sponsor I LLC, Sequel Acquisition, LLC, Sequel and the other signatories party thereto, dated January 11, 2017 (the “Merger Agreement”), and the transactions contemplated thereby.

3. Tax Withholding. I understand and agree that my exercise of the Options is subject to my satisfaction of any and all applicable Federal, state, and local income, excise, and employment tax withholding requirements. Sequel is hereby authorized to withhold from other amounts payable to me in satisfaction thereof.

4. Closing; Further Transactions. I understand and agree that the closing of my exercise of the Options will occur immediately prior to the closing of the Merger Agreement. I hereby appoint the BrownWinick Law Firm and its designees as the closing agent (the “Closing Agent”) to hold and deliver this document and any documents delivered hereunder as contemplated by the Merger Agreement, the timing of such delivery to be determined in Closing Agent’s reasonable discretion to effectuate the purposes of the Merger Agreement and this Agreement.

I acknowledge and agree that the Units issued pursuant to this Notice of Exercise are subject to further transactions contemplated by the Merger Agreement and instruments related thereto that I have entered into contemporaneously herewith and delivered to the Closing Agent, including but not limited to a Letter of Transmittal and Release and Joinder (collectively, the “Merger Documentation”). To most effectively facilitate the transactions contemplated thereby, I hereby authorize the Closing Agent to hold the Units and any other consideration I am to receive hereunder for further delivery as provided in the Merger Documentation, the timing of such delivery to be determined in such Closing Agent’s reasonable discretion.

5. Representations of Holder. I hereby represent and warrant, as of the date hereof and the closing of the Merger Agreement, that: (i) I am the sole owner and have full and complete title to the Options, (ii) the Options are free and clear of any liens, security interests, or encumbrances of any kind, (iii) I have full authority and the unrestricted right to exercise the Options (subject to the conditions therein and herein), except as otherwise restricted by Sequel’s current operating agreement), (iv) no other person or entity has any right, title, or interest in the Options, and (v) I have not previously filed or joined in any complaints, charges, or lawsuits against Sequel with any governmental agency or court of law.

6. No Tax Advice, Review by Counsel. I acknowledge that Sequel, its officers, employees, and representatives cannot give me legal or tax advice, and that any discussion of taxes herein or with the representatives of Sequel are for general information purposes only and does not purpose to be complete or cover a particular member’s situation. I acknowledge and agree that (i) I have carefully read and fully understand all of the provisions and effects of this Notice of Exercise; (ii) I have been advised to seek, and have had the opportunity to obtain, the advice of independent legal counsel prior to and in connection with the execution of this Agreement; (iii) I am signing this Notice of Exercise of my own free will and with full knowledge of its significance; and (iv) I have executed this Notice of Exercise solely in reliance on my knowledge, belief, and judgment and have not relied upon any representations made by Sequel or on any other party’s behalf except for those warranties and representations expressly set forth herein.

7. Further Assurances. I agree that I will take such other actions and execute and deliver such further documents and instruments as may be necessary or appropriate to effect the transactions contemplated in this Notice of Exercise and the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed and delivered this Notice of Exercise as of the date set forth below.

[NAME]

Sign	Date

EXHIBIT N

Exhibit N: Purchase Price Allocation

Sequel Youth and Family Services, LLC

Cash and cash equivalents
Accounts receivable
Prepaid expenses
Other current assets
Property and equipment, net
Intangible assets, net
Goodwill, net
Other assets
Accounts payable and accrued expenses
Deferred tax liabilities
Other current liabilities
Revolver
Long term debt
Capital lease
Preferred equity

Purchase price will be allocated in accordance with Section 1060, of the Internal Revenue Code, which will allocate value based on the fair market value of each asset class with any excess purchase price allocated to goodwill and other Section 197, of the Internal Revenue Code, assets (that are not specifically identified).

Exhibit o

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL PARTNER ACQUISITION CORP.

[●], 2017

Global Partner Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Global Partner Acquisition Corp.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2015 (the “Original Certificate”).

2. The Original Certificate was restated, integrated and amended by the provisions of the Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) which was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) on July 29, 2015.

3. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4. This Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Sequel Youth and Family Services, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 150,000,000 shares, consisting of 125,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series.  The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

Section 5.2. Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Upon the effectiveness of this Amended and Restated Certificate, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its definitive proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Amended and Restated Certificate and of a business combination contemplated by a merger agreement by and among the Corporation, Global Partner Sponsor I LLC, a Delaware limited liability company, Sequel Acquisition, LLC, a Delaware limited liability company, Sequel Youth and Family Services, LLC, an Iowa limited liability company, and the key equityholders and equityholder representative party thereto, dated as of January 11, 2017. The term of the Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors that constitute the Board shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders of the Corporation), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4. Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5. Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders of the Corporation before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of the Corporation’s stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
EXCLUSIVE FORUM

Section 9.1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (i) any derivative action, suit or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or (iv) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (i) through (iv), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction.

Section 9.2. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 9.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.3. If any provision of this  Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance to such person and of the remaining provisions of this  Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) to such person, and the application of such provision to other persons and circumstances, shall not in any way be affected or impaired thereby. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this  Article IX.

Article X
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in  Article VIII, all rights, preferences and privileges herein conferred upon the Corporation’s stockholders and directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this  Article X. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote by both a majority of the Board and by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Amended and Restated Certificate.

IN WITNESS WHEREOF, Global Partner Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:	[●]
Title:	[●]

EXHIBIT P

SEQUEL YOUTH AND FAMILY SERVICES, INC.

STOCK INCENTIVE PLAN

SEQUEL YOUTH AND FAMILY SERVICES CORP.

STOCK INCENTIVE PLAN

Section 1. Purpose of the Plan. The purpose of the Sequel Youth and Family Services Corp Stock Incentive Plan (the “Plan”) is to assist the Company and its Subsidiaries in attracting and retaining valued Employees, Consultants and Non-Employ ee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees, Consultants and Non-Employee Directors.

Section 2. Definitions. As used herein, the following definitions shall apply:

2.1. “Award” means the grant of Restricted Stock, Options, SARs, Restricted Stock Units or other stock-based awards under the Plan.

2.2. “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3. “Board” means the Board of Directors of the Company.

2.4. “Cause” means,

(a) if the applicable Participant is party to an employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

(b) if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement;

(c) if neither (a) nor (b) applies, then “Cause” shall mean, as determined by the Committee in its sole discretion, (i) the Participant’s willful misconduct or gross negligence in connection with the performance of the Participant’s duties for the Company or its Subsidiaries; (ii) the Participant’s conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) the Participant’s engaging in any business that directly or indirectly competes with the Company or its Subsidiaries; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company or its Subsidiaries to a competitor or an unauthorized person.

2.5. “Change in Control” means, unless otherwise provided in an Award Agreement, the occurrence of any of the following:

(a)  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” or “group” (as those terms are used in Section 13(d) or 14(d) of the Exchange Act)) other than Jay Ripley and his relatives and affiliates (each, a “Permitted Holder” and, collectively, the “Permitted Holders”);

(b) the consummation of a plan relating to the liquidation or dissolution of the Company;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly (including through a direct or indirect parent company), of more than 50% of the corporate stock of the Company that is at the time entitled to vote in the election of the Board, measured by voting power rather than number of shares; or

(d) the first day on which a majority of the members of the Board are not Continuing Directors.

Notwithstanding the foregoing, with respect to any Award issued under the Plan, which is subject to Section 409A of the Code, no event shall set forth above shall be deemed to be a Change in Control, unless such event would also be considered a “change in ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Common Stock” means the common stock of the Company, par value $0.01 per share.

2.8. “Company” means Sequel Youth and Family Services Corp., a Delaware corporation, or any successor corporation.

2.9. “Committee” means the Compensation Committee of the Board, provided that the Committee shall have at least two members, each of whom, at any time during which the Plan is intended to comply with Section 162(m) of the Code, shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

2.10. “Consultant” means a natural person who provides bona fide services to the Company.

2.11.“Continuing Directors” means, as of any date of determination, any member of the Board who: (a) was a member of the Board on the Effective Date; or was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

2.12. “Disability” means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.13. “Effective Date” means the date that the Plan is approved by Board.

2.14. “Employee” means an officer or other employee of the Company or a Subsidiary, including a director who is such an employee.

2.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16. “Fair Market Value” means, on any given date (i) if the shares of Common Stock are then listed on a national securities exchange, the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national securities exchange but are then quoted on another stock quotation system, the closing price for the shares of Common Stock as quoted on such quotation system on such date, or if no sale was made on such date on such quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder.

2.17. “Non-Employee Director” means a member of the Board who is not an Employee.

2.18. “Non-Qualified Option” means an Option or portion thereof not intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code.

2.19. “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of shares of Common Stock at a specified price. Options granted under the Plan shall be Non-Qualified Options.

2.20. “Participant” means any Employee, Non-Employee Director or Consultant who receives an Award.

2.21. “Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon any one or more of the following: specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total shareholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its Subsidiaries (or any business unit of the Company or any of its Subsidiaries); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.22. “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any department of the Company or any Subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

2.23. “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

2.24. “Restricted Stock” means Common Stock awarded by the Committee under Section 6.3 of the Plan.

2.25. “Restricted Stock Unit” means the right granted under Section 6.4 of the Plan to receive, on the date of settlement, an amount equal to the Fair Market Value of one share of Common Stock. Unless otherwise provided in an Award Agreement, all RSU shall be settled in shares of Common Stock.

2.26. “Restriction Period” means the period during which Restricted Stock and Restricted Stock Units are subject to forfeiture.

2.27. “SAR” means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan. Unless otherwise provided in an Award Agreement, all SARs shall be settled in shares of Common Stock.

2.28. “Securities Act” means the Securities Act of 1933, as amended.

2.29. “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

Section 3. Eligibility. Any Employee, Non-Employee Director or Consultant shall be eligible to receive an Award under the Plan.

Section 4. Administration and Implementation of the Plan.

4.1. The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, Participants, persons claiming rights from or through Participants and shareholders of the Company.

4.2. Notwithstanding Section 4.1, the Committee may delegate to one or more officers or Board members the authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code and the regulations thereunder. Additionally, at any time during which the Plan is not intended to comply with Section 162(m) of the Code, the Committee may delegate to one or more officers or Board members the authority to grant Awards to any eligible individuals.

4.3. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees, Non-Employee Directors and Consultants who will receive Awards pursuant to the Plan; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (vii) correct any defect or supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (viii) construe and interpret the Plan; and (ix) make all other determinations as the Committee may deem necessary or advisable for the administration of the Plan; provided, however, that the Committee shall be prohibited from effecting a repricing of any outstanding Award without shareholder approval.

Section 5. Shares of Common Stock Subject to the Plan.

5.1. Subject to adjustment as provided in Section 8 hereof, the total number of shares of Common Stock available for Awards under the Plan shall be 2,850,000 (the “Plan Limit”). Notwithstanding the foregoing, no more than 800,000 shares may be awarded to any Participant in any one calendar year. For purposes of determining the number of shares available for Awards under the Plan, each stock-settled SAR shall count against the Plan Limit based on the number of shares underlying the exercised portion of such SAR rather than the number of shares issued in settlement of such SAR. Any shares tendered, with the Committee’s approval, by a Participant in payment of an exercise price for an Award or the tax liability with respect to an Award, including shares withheld from any such Award, shall not be available for future Awards hereunder. Common Stock awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired and held in the Company’s treasury. Any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares of Common Stock available for Awards under the Plan.

5.2. If any shares subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6. Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of a Participant’s employment or other relationship with the Company or any Subsidiary; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (provided that, in any case, any such action is permitted under Code Section 409A). The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1. Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement. The grant of Options shall be subject to the following terms and conditions:

(a) Exercise Price. The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.

(b) Term of Options. The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years.

(c) Exercise of Option. Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with shares of Common Stock, with any combination of cash and shares of Common Stock, or with other legal consideration that the Committee may deem appropriate, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to pay all or a portion of the exercise price of an Option by directing the Company to withhold shares of Common Stock that would otherwise be received upon exercise of such Option.

(d) Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited with no further compensation due to the Participant and the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a Participant’s termination of service by the Company or a Subsidiary without Cause, (ii) one year in the event of a Participant’s termination of service due to death or Disability and (iii) 30 days in the event of a Participant’s voluntary termination of service; provided, however, that in no event shall any Option be exercisable after its stated term has expired. All of a Participant’s Options, whether or not vested, shall be forfeited immediately upon such Participant’s termination by the Company or a Subsidiary for Cause.

6.2. Stock Appreciation Rights. An SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of one share of Common Stock on the date of grant. The grant of SARs shall be subject to the following terms and conditions:

(a) General. Each Award Agreement with respect to an SAR shall specify the number of SARs granted, the grant price of the SAR, the time or times at which an SAR may be exercised in whole or in part (including vesting upon the passage of time, the attainment of Performance Goals, or a combination thereof), the method of exercise, method of settlement (in cash, Common Stock or a combination thereof), method by which Common Stock will be delivered or deemed to be delivered to Participants (if applicable) and any other terms and conditions of any SAR.

(b) Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s SARs shall cease to vest and shall be forfeited with no further compensation due to the Participant and the vested portion of such Participant’s SARs shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a Participant’s termination of service by the Company or a Subsidiary without Cause, (ii) one year in the event of a Participant’s termination of service due to death or Disability and (iii) 30 days in the event of a Participant’s voluntary termination of service; provided, however, that in no event shall any SAR be exercisable after its stated term has expired. All of a Participant’s SARs, whether or not vested, shall be forfeited immediately upon such Participant’s termination by the Company or a Subsidiary for Cause.

(c) Term. The term of an SAR shall be specified in the Award Agreement, but shall in no event be greater than ten years.

6.3. Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events during the Restriction Period. Such an Award shall be subject to the following terms and conditions:

(a) General. Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period, if any, and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock. Such restrictions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

(b) Transferability. During the Restriction Period, if any, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c) Shareholder Rights. Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a shareholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or shares of Common Stock) and to vote such shares of Restricted Stock. Dividends shall be subject to the same restrictions as the underlying Restricted Stock unless otherwise provided by the Committee.

(d) Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock held by such Participant shall be forfeited with no further compensation due the Participant.

6.4. Restricted Stock Units. Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Restricted Stock Units do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The right of any Participant in respect of an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Restricted Stock Units shall be subject to the following terms and conditions:

(a) Restriction Period. Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Such restrictions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

(b) Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

(c) Settlement. Unless otherwise provided in an Award Agreement (i) an Award of Restricted Stock Units shall be settled in shares of Common Stock, provided that any fractional Restricted Stock Units shall be settled in cash and (ii) subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the date of grant through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 30 days after the expiration of the Restriction Period (or applicable portion thereof).

(d) Shareholder Rights. Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights). Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period and, if applicable, any deferral period, on the shares of Common Stock represented by an Award of Restricted Stock Units will be credited to the Participant’s account and deemed to be reinvested in additional Restricted Stock Units, such additional Restricted Stock Units to be subject to the same forfeiture restrictions and payment elections, if any, as the Restricted Stock Units to which they relate.

6.5. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award (in addition to those Awards provided in Sections 6.1, 6.2, 6.3 or 6.4 hereof) that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan.

Section 7.  Change in Control.

7.1. General. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee, in its discretion, may accelerate the vesting and, if applicable, exercisability of all outstanding Awards such that all outstanding Awards are fully vested and, if applicable, exercisable (effective immediately prior to such Change in Control).

7.2. Options and SARs. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding as of such Change in Control: (a) cancel all outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that any Option or SAR with an exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of the Common Stock on the date of such Change in Control shall be cancelled with no payment due the Participant; (b) terminate all Options or SARs, effective immediately prior to the Change in Control, provided that the Company provides the Participant an opportunity to exercise such Award within a specified period following the Participant’s receipt of a written notice of such Change in Control and the Company’s intention to terminate such Awards, effective immediately prior to such Change in Control; or (c) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options or SARs and to substitute such Options or SARs with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Participants with respect to such Options or SARs.

7.3. Restricted Stock Units. The Committee may provide in an Award Agreement or an election form that, upon the occurrence of a Change in Control, all vested Restricted Stock Units shall become immediately payable.

7.4. Other Awards. Upon the occurrence of a Change in Control, the Committee may take such other actions as it deems appropriate with respect to any other type of Award granted under the Plan.

The judgment of the Committee with respect to any matter referred to in this Section 7 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

Section 8. Adjustments upon Changes in Capitalization.

8.1. In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, (iv) the limits described in Section 5 of the Plan and (v) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

8.2. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

Section 9. Termination and Amendment.

9.1. Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if (i) such action would decrease the price at which outstanding Awards may be exercised or (ii) such shareholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to ensure a deduction under Section 162(m) of the Code, if applicable, or to avoid the additional tax described in Section 409A of the Code.

9.2. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award, unless such modification is necessary to ensure a deduction under Section 162(m) of the Code, if applicable, or to avoid the additional tax described in Section 409A of the Code.

9.3. Notwithstanding anything in this Section 9 to the contrary, any Performance Goal applicable to an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of an Award intended to satisfy the “qualified performance-based compensation” exception under Section 162(m) of the Code and the regulations thereunder.

Section 10. No Right to Award, Employment or Service. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. For purposes of this Plan, a transfer of employment or service between the Company and its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation.

Section 11. Taxes. Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the ability to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to direct to the Company to withhold shares of Common Stock that would otherwise be received upon the vesting, settlement or exercise of an Award to satisfy the withholding taxes applicable to such Award. Withholding of taxes in the form of shares of Common Stock with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 12. Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 13. Securities Law Requirements.

13.1. No shares of Common Stock may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company’s Common Stock under any state or federal law, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended.

13.2. The Committee may require, as a condition to the issuance of shares hereunder, representations, warranties and agreements to the effect that such shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act, and the rules and regulations thereunder.

13.3. Notwithstanding any provision to the contrary in the Plan or any Award Agreement, all Awards granted hereunder shall be subject to any clawback policy that the Company may adopt in order to comply with the Dodd–Frank Wall Street Reform and Consumer Protection Act and/or any related Securities and Exchange Commission regulations.

Section 14. Termination. Unless earlier terminated, the Plan shall terminate on the 10th anniversary of its approval by the Board, and no Awards under the Plan shall thereafter be granted.

Section 15. Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional shares of Common Stock in cash.

Section 16. Governing Law. The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

Section 17. Effective Date. The Plan shall become effective upon the Effective Date.

EXHIBIT Q

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and between Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2017, by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent, Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, and the Key Equityholders named therein, pursuant to which, among other things, Sub will merge with and into the Company, with the Company as the surviving entity;

WHEREAS, as contemplated by and immediately prior to the closing of the Merger Agreement, the parties thereto desire to enter into certain reorganizing transactions for financial and tax planning purposes, including the transactions contemplated by this Agreement; and

WHEREAS, pursuant to the terms hereof, the Company desires to sell and transfer to Parent, and Parent desires to purchase and acquire from the Company, one hundred percent (100%) of the equity interest (the “Equity Interest”) of Sequel Camelot Holdings, LLC, a Delaware limited liability company (“Camelot”), held by the Company in the form of the Class A Units of Camelot.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
PURCHASE OF EQUITY INTEREST

1.1 Sale and Purchase of Equity Interest.

(a) Conditioned on the Closing of the Merger Agreement and subject to the terms and conditions set forth herein, the Company hereby transfers, assigns and delivers to Parent, and Parent hereby accepts right, title and interest in the Equity Interest, pursuant to that certain Irrevocable Unit Power attached hereto as Exhibit A.

(b) The aggregate purchase price for the Equity Interest shall be Forty-Five Million Dollars ($45,000,000) (the “Purchase Price”). Parent hereby agrees to pay to the Company on the date hereof the Purchase Price in cash by wire transfer of immediately available funds to an account designated in writing by the Company.

(c) As of the closing hereof, the Company shall cease to be a member of Camelot.

Article II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

(a) Camelot is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has the requisite legal right, power and authority to enter into this Agreement and to perform the Company’s obligations hereunder and to consummate the transactions provided for herein without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c) No action, suit, proceeding or investigation is pending or, to the Company’s knowledge, threatened, against the Company with respect to its execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

(d) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including, but not limited to, the transfer and sale of the Equity Interest to Parent hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(e)The Equity Interest represents 100% of the equity interests in Camelot. The Equity Interest represents validly authorized, duly issued and fully paid and nonassessable membership interests of Camelot.

(f) The Company (i) is the record and beneficial owner of the Equity Interest, (ii) has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the Equity Interest, and (iii) has good, valid and marketable title to the Equity Interest free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time), and, upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the closing hereof, Parent will acquire good, valid and marketable title to the Equity Interest, free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time).

Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

3.1  Representations and Warranties of Parent. Parent represents and warrants to the Company that:

(a) Parent has the requisite legal right, power and authority to enter into this Agreement and to perform Parent’s obligations hereunder and to consummate the transactions provided for herein without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(b) No action, suit, proceeding or investigation is pending or, to Parent’s knowledge, threatened, against Parent with respect to its execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

(c) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, including, but not limited to, the transfer and sale of the Equity Interest to Parent hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof.

(d) The Equity Interest is being purchased by Parent hereunder for investment, and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or the applicable state securities Laws of any state. Parent will not distribute the Equity Interest in violation of the Securities Act or the applicable securities Laws of any state.

(e) Parent understands that the Equity Interest has not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from such registration becomes or is available.

(f) Parent is financially able to hold the Equity Interest for long-term investment and believes that the nature and amount of the Equity Interest being purchased are consistent with Parent’s overall investment program and financial position. Parent understands that the investment in the Equity Interest is illiquid and risky, and Parent may lose its entire investment.

Article IV
MISCELLANEOUS

4.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

4.2 Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing hereof. Nothing set forth herein shall in any manner limit the representations, warranties, covenants and agreements of the parties to the Merger Agreement.

4.3 Entire Agreement; Assignment. This Agreement: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of Parent and the Company.

4.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141
Facsimile No.: (540) 338-5183

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309

Attention: William C. Brown

Facsimile No.: (515) 323-8512

If to Parent, to:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor

New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7837

All such notices and communications shall be deemed to have been delivered and received (a) on the date personally delivered, (b) one (1) Business Day after being sent by a reputable overnight delivery service, (c) five (5) Business Days after being sent, if sent by registered or certified mail, and (d) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

4.6  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

4.7 Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.9 Successors and Assigns. Subject to Section 4.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.10 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.12 Defined Terms. All defined terms used but not defined in this Agreement shall have the definition given them in the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement the day and year first written above.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

[Signature Page to Equity Purchase Agreement]

Exhibit A

IRREVOCABLE UNIT POWER

FOR VALUE RECEIVED, and effective as of the date set forth below, the undersigned does hereby sell, assign and transfer to Global Partner Acquisition Corp.                                            Class A Units of Sequel Camelot, LLC, standing in the name of the undersigned on the books of the said company.

The undersigned does hereby irrevocably constitute and appoint Global Partner Acquisition Corp. attorney to transfer the said units on the books of said company, with full power of substitution in the premises.

Dated: _____________, 2017	SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

EXHIBIT R

FIRST AMENDMENT TO THE

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC

This FIRST AMENDMENT TO THE SIXTH AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) is made and entered into effective as of [●], 2017, by and among each member of the Board of Directors (the “Board”) of the Company (as defined below) and Alaris USA Inc. (“Alaris”) pursuant to Section 13.1 of the Sixth Amended and Restated Operating Agreement of Sequel Youth and Family Services, LLC (the “Company”) dated October 13, 2016 (the “Operating Agreement”).

WHEREAS, to facilitate and as required by the transactions contemplated by that certain Agreement and Plan of Merger by and among Global Partner Acquisition Corp, Global Partner Sponsor I LLC, Sequel Acquisition, LLC, and the Company dated January 11, 2017 (the “Merger Agreement”), the Company is required to authorize a new class of membership units, the Class E Units.

NOW, THEREFORE, pursuant to Section 13.1 of the Operating Agreement, the Board unanimously agrees, with the written consent of Alaris, to amend the Operating Agreement as follows:

AMENDMENT 1

Section 3.1(a) of the Operating Agreement is amended by deleting such subsection in its entirety and replacing it with the following:

“(a) Each Interest shall be represented by a number of “Units”, which may be whole Units or fractions of a whole Unit, provided that no fraction of a Unit shall be less than 1/100 of a whole Unit. Units may be designated in one or more classes or series and with such rights, privileges, preferences, and limitations as determined at the time such Units are issued. There shall be five (5) classes of Units: Class A Units, Class B Units, Class C Units, Class D Units, and Class E Units. References herein to “Units” shall mean all Units, regardless of class, issued by the Company. References herein to a particular class of Units shall include only the Units from the class specified.”

AMENDMENT 2

Section 3.1(b) of the Operating Agreement is amended by adding the following bulletpoint after the last existing bullet point:

●	“4,500,000 Class E Units.”

AMENDMENT 3

The Operating Agreement is amended by adding the following new Section 3.1(e):

“(e) For all purposes under this Agreement, the Class E Units shall be treated identically with the Class B Units, including but not limited to voting, the allocation of income and losses, the payment of distributions, and all other matters set forth in Article VI (other than Section 8.20). Any reference herein to “the Class B Units” or “Class B Unit” shall be deemed to mean “the Class B Units and the Class E Units” or “Class B Unit and Class E Unit”, respectively (other than Section 8.20).”

[Signature Page Follows]

The foregoing First Amendment to the Sixth Amended and Restated Operating Agreement of Sequel Youth and Family Services, LLC, is hereby approved by the unanimous consent of undersigned Board of Directors and the express consent of Alaris pursuant to Section 13.1 of the Operating Agreement.

DIRECTORS

JOHN F. RIPLEY

CONSENT OF ALARIS USA INC.

ALARIS USA INC.

By:
Name:
Title:

[Signature Page to Operating Agreement Amendment]

EXHIBIT S

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [●], 2017 by and between Sequel CS, Inc., a Delaware corporation (“Sequel CS”), and Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Global Partner Acquisition Corp., a Delaware corporation and indirect parent of Sequel CS (“Parent”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2017, by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent, [equel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, and the Key Equityholders named therein, pursuant to which, among other things, Sub will merge with and into the Company, with the Company as the surviving entity;

WHEREAS, as contemplated by and immediately prior to the closing of the Merger Agreement, the parties thereto desire to enter into certain reorganizing transactions for financial and tax planning purposes, including the transactions contemplated by this Agreement;

WHEREAS, immediately prior to this Agreement, Parent acquired the equity interests of Sequel Camelot Holdings, LLC, a Delaware limited liability company, of which Sequel CS is an indirect, wholly-owned subsidiary;

WHEREAS, pursuant to the terms hereof, Sequel CS desires to contribute to the Company, and the Company desires to receive and accept from Sequel CS, one hundred percent (100%) of the equity interests (the “Equity Interests”) of each of the entities set forth on Schedule A attached hereto (the “Contributed Companies”) (collectively, the “Contribution”);

WHEREAS, in consideration for the Contribution, the Company desires to issue, and Sequel CS desires to accept from the Company, equity of the Company as set forth herein; and

WHEREAS, the board of directors or applicable governing body of each of the parties hereto has approved the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
CONTRIBUTION

1.1 Contribution of Equity Interests.

(a) Conditioned on the Closing of the Merger Agreement and subject to the terms and conditions set forth herein, Sequel CS hereby contributes, transfers and delivers to the Company, and the Company hereby accepts right, title and interest in the Equity Interests, pursuant to that certain Irrevocable Power attached hereto as Exhibit A.

(b)   In consideration for the Contribution, the Company hereby issues to Sequel CS 4,500,000 Class E Units of the Company (the “Class E Units”). As of the closing hereof, Sequel CS shall become a member of the Company and a party to that certain Sixth Amended and Restated LLC Agreement of the Company, dated as of October 13, 2016, as amended, by executing the Joinder attached hereto as Exhibit B.

(c) As of the closing hereof, Sequel CS shall cease to be a member or other equityholder of each of the Contributed Companies.

Article II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SEQUEL CS

2.1  Representations and Warranties of Sequel CS. Sequel CS hereby represents and warrants to the Company as follows:

(a) Sequel CS is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Sequel CS has the requisite legal right, power and authority to enter into this Agreement and to perform the obligations of Sequel CS hereunder and to consummate the transactions provided for herein without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c) No action, suit, proceeding or investigation is pending or, to the knowledge of Sequel CS, threatened, against Sequel CS with respect to its execution and delivery of this Agreement or the consummation by Sequel CS of the transactions contemplated hereby.

(d) The execution, delivery and performance by Sequel CS of this Agreement and the consummation by Sequel CS of the transactions contemplated hereby, including, but not limited to, the Contribution to the Company hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of Sequel CS, enforceable against Sequel CS in accordance with the terms hereof.

(e) The Equity Interests represent 100% of the equity interests of all of the Contributed Companies. The Equity Interests represent validly authorized, duly issued and fully paid and nonassessable membership interests of the Contributed Companies.

(f) Sequel CS (i) is the record and beneficial owner of each of the Equity Interests, (ii) has full power, right and authority to make and enter into this Agreement and to contribute, transfer and deliver the Equity Interests, and (iii) has good, valid and marketable title to the Equity Interests free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time), and, upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the closing hereof, the Company will acquire good, valid and marketable title to the Equity Interests, free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time).

(g)   The Class E Units are being accepted by Sequel CS for investment, and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or the applicable state securities Laws of any state. Sequel CS will not distribute the Class E Units in violation of the Securities Act or the applicable securities Laws of any state.

(h)   Sequel CS understands that the Class E Units have not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from such registration becomes or is available.

(i)  Sequel CS is financially able to hold the Class E Units for long-term investment and believes that the nature and amount of the Class E Units being accepted are consistent with the overall investment program and financial position of Sequel CS. Sequel CS understands that the investment in the Class E Units is illiquid and risky.

Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

3.1  Representations and Warranties of the Company. The Company represents and warrants to Sequel CS that:

(a) The Company has the requisite legal right, power and authority to enter into this Agreement and to perform the Company’s obligations hereunder and to consummate the transactions provided for herein, including the issuance of the Class E Units, without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(b)   No action, suit, proceeding or investigation is pending or, to the Company’s knowledge, threatened, against the Company with respect to its execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

(c) The execution, delivery and performance by the Company of this Agreement, the issuance of Class E Units and the consummation by the Company of the transactions contemplated hereby, including, but not limited to, the acceptance of the Contribution of the Equity Interests by the Company hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(d)   The Equity Interests are being accepted by the Company hereunder for investment, and not with a view to any distribution thereof that would violate the Securities Act or the applicable state securities Laws of any state. The Company will not distribute the Equity Interests in violation of the Securities Act or the applicable securities Laws of any state.

(e) The Company understands that the Equity Interests have not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from such registration becomes or is available.

(f) The Company is financially able to hold the Equity Interests for long-term investment and believes that the nature and amount of the Equity Interests being accepted are consistent with the Company’s overall investment program and financial position. The Company understands that the investment in the Equity Interests is illiquid and risky.

Article IV
MISCELLANEOUS

4.1  Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

4.2  Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing hereof. Nothing set forth herein shall in any manner limit the representations, warranties, covenants and agreements of the parties to the Merger Agreement.

4.3  Entire Agreement; Assignment. This Agreement: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of Law or otherwise without the consent of Sequel CS and the Company.

4.4  Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141
Facsimile No.: (540) 338-5183

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309

Attention: William C. Brown

Facsimile No.: (515) 323-8512

If to Sequel CS, to:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor

New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7837

All such notices and communications shall be deemed to have been delivered and received (a) on the date personally delivered, (b) one (1) Business Day after being sent by a reputable overnight delivery service, (c) five (5) Business Days after being sent, if sent by registered or certified mail, and (d) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

4.6  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

4.7  Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.9  Successors and Assigns. Subject to Section 4.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.10 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.12 Defined Terms. All defined terms used but not defined in this Agreement shall have the definition given them in the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement the day and year first written above.

SEQUEL CS, INC.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

[Signature Page to Contribution Agreement]

Schedule A

[See attached]

Exhibit A

IRREVOCABLE POWER

FOR VALUE RECEIVED, and effective as of the date set forth below, the undersigned does hereby sell, assign and transfer to Sequel Youth and Family Services, LLC the following equity, standing in the name of the undersigned on the books of the said company:

The undersigned does hereby irrevocably constitute and appoint Sequel Youth and Family Services, LLC attorney to transfer the said units on the books of said company, with full power of substitution in the premises.

Dated: _____________, 2017	SEQUEL CS, INC.

By:
Name:
Title:

Exhibit B

Joinder

IN WITNESS WHEREOF, the undersigned has executed this Joinder on the                                  day of                           , 2017, to that certain Sixth Amended and Restated LLC Agreement of Sequel Youth and Family Services, LLC, dated as of October 13, 2016, as amended.

SEQUEL CS, INC.

By:
Name:
Title:

Address:

EXHIBIT T

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective as of [●], 2017 (the “Effective Date”), by and between Alaris USA Inc., a Delaware corporation (“Preferred Member”), and Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”).

WHEREAS, the Preferred Member owns 810,000 fully paid up and outstanding Class C Units of the Company, represented by Certificate Number C1 (the “Class C Units”), and 92,045 fully paid up and outstanding Class D Units of the Company, represented by Certificate Number D1 (the “Class D Units” and together with the Class C Units the “Units”); and

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among Global Partner Acquisition Corp. (“Parent”), Global Partner Sponsor I LLC, Sequel Acquisition, LLC, the Company, the Key Equityholders and the Securityholder Representative named therein (the “Merger Agreement”), which contemplates a merger of the Company the consummation of which would constitute a “Sale” as such term is defined in the Company’s Sixth Amended and Restated Operating Agreement, dated October 13, 2016 (the “Operating Agreement”); and

WHEREAS, in accordance with Section 8.7 of the Operating Agreement, the merger and other transactions contemplated by the Merger Agreement are subject to and conditioned upon the completion of the purchase of all the issued and outstanding Class C Units and Class D Units by the Company or other person prior to or concurrently with the consummation of such transactions, for the purchase price specified therein, unless otherwise agreed by the Preferred Member; and

WHEREAS, having reviewed the Merger Agreement and related documentation, the Preferred Member has agreed to waive the requirement that its Units be purchased as a condition precedent to the consummation of the merger and other transactions contemplated by the Merger Agreement, subject to its receipt of the Distribution (as defined below) and subject to the other terms and conditions set forth herein; and

WHEREAS, the parties hereto intend for the Distribution to qualify as a distribution under Section 731(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the payment herein provided and the agreements hereinafter set forth, the parties hereto agree as follows:

1. Recitals Incorporated. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as if set forth at length herein.

2. Distribution by Company. Subject to the terms and conditions contained herein, the Company hereby agrees to make a cash distribution of $30,000,000.00 to the Preferred Member (the “Distribution”). The Distribution shall be paid by wire transfer at the Closing (as defined below). The Distribution shall be deemed to be a return of capital and allocated among the Preferred Member’s Units pro rata.

3. Waiver of Purchase Requirement. Subject to (i) the Preferred Member’s receipt of the Distribution, (ii) the consummation of the merger in accordance with the terms and conditions of the Merger Agreement, including compliance with Section 5.16 thereof, and (iii) the Preferred Member’s receipt of the consideration payable to it in accordance with the Merger Agreement, the Preferred Member hereby waives any and all right it may have to require the Company or any other party to purchase the Class C Units or Class D Units with respect to the merger contemplated by the Merger Agreement.

4. Closing. The Distribution provided in this Agreement will be paid on [●], 2017 (the “Closing”).[1]

5. Representations of the Preferred Member. The Preferred Member hereby represents and warrants to the Company as follows:

(a) Authorization and Binding Obligations. The Preferred Member has all requisite power and authority to execute and deliver this Agreement and to perform fully the obligations of the Preferred Member hereunder. This Agreement has been, duly executed and delivered by the Preferred Member, and (assuming the due authorization, execution, and delivery by Company) this Agreement constitutes the valid and legally binding obligation of the Preferred Member enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) the Bankruptcy Code of the United States, any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and (ii) general principles of equity.

(b) Absence of Default. The compliance with and performance of the terms of this Agreement will not conflict with or result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which the Preferred Member is a party or by which the Preferred Member is bound, or give rise to a right of termination, constitute a default, or accelerate the performance of any obligation thereunder, or result in the creation or imposition of any claim, charge, encumbrance or restriction of any nature whatsoever against the Redeemed Units.

(c) Governmental Consents. No consent, approval, or authorization of, or registration, qualification, or filing with, any governmental agency or authority is required for the execution and delivery by the Preferred Member of this Agreement or the consummation of the transactions contemplated hereby.

6. Representations of Company. Company hereby represents and warrants to the Preferred Member as follows:

(a) Organization. Company is a limited liability company duly formed and validly existing under the laws of the State of Iowa.

1 Note to Draft: The distribution and pre-closing reorganization will occur immediately prior to Closing of the Merger Agreement.

(b) Authorization and Binding Obligation. Company has all requisite power and authority to execute and deliver this Agreement and to perform fully the obligations of Company hereunder. The execution, delivery and performance by it of this Agreement and the consummation of the transaction contemplated hereby has been duly authorized by all necessary limited liability company action on the part of Company or its board of managers or any of its members and no other limited liability company proceeding on the part of Company or its members is necessary to authorize the execution, delivery or performance hereof or the consummation of the transactions contemplated hereby. This Agreement has been, and each of the Distribution Documents will be, when delivered to the Preferred Member, duly executed and delivered by Company, and (assuming the due authorization, execution and delivery by the Preferred Member this Agreement constitutes valid and legally binding obligations of Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) the Bankruptcy Code of the United States, any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and (ii) general principles of equity.

(c) Absence of Default. The compliance with and performance of the terms of this Agreement at Closing will not conflict with or result in the breach of any of the terms, conditions, or provisions of any organizational document or any agreement or instrument to which Company is a party or by which it may be bound, or give rise to a right of termination, constitute a default, or accelerate the performance of any obligation thereunder, or result in the creation or imposition of any claim, charge, encumbrance or restriction of any nature whatsoever.

(d) Governmental Consents. No consent, approval or authorization of, or registration, qualification, or filing with, any governmental agency or authority is required for the execution and delivery by Company of this Agreement or the consummation of the transactions contemplated hereby.

(e) Post-Closing Investment Documents. The Company is not a party to or bound by any agreement, commitment, arrangement, evidence of indebtedness, mortgage, indenture, security agreement, or other contract, whether oral or written, that restricts, limits, prohibits or otherwise impairs in any way its ability to satisfy its obligations pursuant to this Agreement.

7. Release by the Preferred Member. Company hereby represents and warrants to the Preferred Member that, to the knowledge of Company, no Preferred Member Releasor (as defined below) has nor is there any reason known to Company to believe that any Member Releasor will have any Preferred Member Claim (as defined below) against any Company Releasee (as defined below). Subject to (i) receipt by the Preferred Member of the Distribution, and (ii) the satisfaction of each of the conditions precedent set forth in this Agreement, and except for the Preferred Member Excepted Matters (as defined below) (which Preferred Member Excepted Matters are not subject to the release contained in this Section 7), the Preferred Member, on behalf of itself and each of its respective affiliates (collectively, the “Preferred Member Releasors”), hereby acknowledges, stipulates, covenants and agrees that neither it nor any other Preferred Member Releasor has any claims or causes of action of any kind whatsoever against the Company, or any of its affiliates, designees to the board of managers of the Company or the board of directors of Parent, officers, directors, employees, equity holders, participants, investors, partners (limited or general), managers, or agents (collectively, the “Company Releasees”) and hereby irrevocably releases, acquits, and forever discharges Company, and each of its respective affiliates, designees to the board of managers of the Company, officers, directors, employees, equity holders, participants, investors, partners (limited or general), managers and agents from any and all claims, causes or rights of action, liabilities, and obligations of any kind, type or nature, known or unknown, anticipated or unanticipated from before and through and including the date of the Closing but only with respect to the Preferred Member’s status as an equityholder in the Company (“Preferred Member Claims”). The Preferred Member, on behalf of itself and each of its affiliates, represents that it is entering into this Agreement freely, and with the advice of counsel as to its legal alternatives. “Preferred Member Excepted Matters” means any and all (i) rights, privileges, entitlements and claims of any kind or description of any Preferred Member Releasor arising out of this Agreement, (ii) Preferred Member Claims arising directly or indirectly out of fraud, willful misconduct, bad faith, or unlawful acts of any of the Company Releasees, (iii) receipt of the Equity Consideration (as defined in the Merger Agreement) to which any Preferred Member Releasor is entitled pursuant to the terms and conditions of the Merger Agreement, (iv) rights of any Preferred Member Releasor or any obligations of the Company to any Preferred Member Releasor, in each case arising under the Merger Agreement or any Related Agreement (as defined in the Merger Agreement), and (v) rights of any Preferred Member Releasor under the governing documents of the Company to indemnification from the Company or any Company Subsidiary for actions or inactions by such Preferred Member Releasor as a manager, director or officer of the Company or any Company Subsidiary, as applicable..

8. Release by Company. The Preferred Member hereby represents and warrants to the Company that, to the knowledge of the Preferred Member, no Company Releasor (as defined below) has nor is there any reason known to the Preferred Member to believe that any Company Releasor will have any Company Claim (as defined below) against any Preferred Member Releasee (as defined below). Subject to (i) receipt by the Company or its designees of the membership unit certificates and related membership unit transfer powers (or affidavits of lost certificates and indemnity agreements) and (ii) the satisfaction of each of the conditions precedent set forth in this Agreement, and except for the Company Excepted Matters (as defined below) (which Company Excepted Matters are not subject to the release contained in this Section 8), the Company, on behalf of itself and each of its affiliates, officers, directors, employees, equity holders, participants, investors, partners (limited or general), managers and agents (collectively, the “Company Releasors”), hereby acknowledges, stipulates, covenants, and agrees that neither it nor any other Company Releasor has any claims or causes of action of any kind whatsoever against the Preferred Member, or any of its affiliates, or any of its or their respective designees to the board of managers of the Company, officers, directors, employees, equity holders, investors, partners (limited or general), managers or agents (collectively, the “Preferred Member Releasees”) and hereby irrevocably releases, acquits, and forever discharges each Preferred Member Releasee, and each of its, his or her respective affiliates from any and all claims, causes or rights of action, liabilities, and obligations of any kind, type or nature, known or unknown, anticipated or unanticipated from before and through and including the date of the Closing (“Company Claims”). The Company, on behalf of itself and each of its affiliates, officers, directors, employees, equity holders, investors, partners (limited or general), managers and agents, represents that it is entering into this Agreement freely, and with the advice of counsel as to its legal alternatives. “Company Excepted Matters” means (i) any and all rights, privileges, entitlements and claims of any kind or description of any Company Releasor arising out of this Agreement, and (ii) Company Claims arising directly or indirectly out of fraud, willful misconduct, bad faith or unlawful acts of any of the Preferred Member Releasees.

9. Conditions Precedent. This Agreement and the consummation of the transaction contemplated by this Agreement is conditioned on and subject to the following:

(a) Approval of the Distribution by the Board of Managers of the Company in accordance with the Operating Agreement.

(b) Approval of the Distribution by the Company’s lenders and the receipt of funds necessary to consummate the transactions contemplated by this Agreement by the Company’s lenders and equity investors.

(c) The satisfaction of the closing conditions contemplated by the Merger Agreement in compliance with the terms and conditions thereof, including Section 5.16 thereof.

(d) Each of the representations and warranties made by the Company and the Preferred Member herein shall be true and correct in all material respects as of the Closing.

10. Amendment; Waivers. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by both parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties by their execution of this Agreement, submit to the exclusive jurisdiction of the courts of the State of Iowa, and agree that venue shall be in Polk County, Iowa. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM, OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

13. United States Income Tax Treatment. For all United States income tax purposes, the parties hereto intend for the Distribution to qualify as a distribution under Section 731(a)(1) of the Code. The parties shall report the Distribution for all United States income tax purposes consistent therewith, and shall not take any position inconsistent with this Section 13 in the course of any tax audit, tax review or tax litigation matter relating hereto.

14. Survival of Representations and Warranties. All covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the payment of the Distribution contemplated hereby.

15. Captions. The captions of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

16. Expenses. Each party to this Agreement shall bear its own costs and expenses, including, but not limited to, attorneys’ fees and expenses, in connection with the negotiation, execution and delivery of this Agreement and such party’s performance of its obligation’s hereunder.

17. Entire Agreement. This Agreement (together with the Merger Agreement and the exhibits and other attachments thereto and other instruments delivered in connection therewith) constitutes the entire understanding between the parties concerning the subject matter hereof. No other prior or contemporaneous representations, inducements, promises or agreements, oral or otherwise, between the parties relating to the subject matter hereof and not embodied in this Agreement shall be of any force or effect.

18. Further Assurances. The parties hereto hereby agree to take such further action and execute and deliver such further documents and instruments as may be necessary or appropriate to effect the transactions, assignments, transfers and conveyances contemplated in this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement to be effective as of the Effective Date.

COMPANY:	PREFERRED MEMBER:

Sequel Youth and Family Services, LLC	Alaris USA Inc.

By:	By:
Print:	Print:
Title:	Title:

EXHIBIT U

TERM SHEET FOR PARENT PREFERRED STOCK

INTRODUCTORY NOTES: Except as set forth below, the Parent preferred stock issuable in exchange for the Class C Units and Class D Units shall have substantially equivalent rights, preferences and privileges as the Class C Units and Class D Units. Capitalized terms used but not defined in this Term Sheet shall have the respective meanings ascribed to such terms in the Company’s Seventh Amended and Restated Operating Agreement (“Operating Agreement”).

Mandatory Dividends:	The holders of the Series A Preferred shall be entitled to receive, in preference and priority to any dividends on the Parent common stock and all other series of Parent preferred stock, mandatory annual dividends of the Series A Dividend Amount, in cash, prorated monthly and payable on the 15th day of calendar each month. In the event that full cumulative dividends on the Series A Preferred have not been declared and paid or set apart for payment when due, the Corporation shall not declare and pay or set apart for payment any dividends or make any distributions on, or make any payment on account of the purchase, redemption or retirement of any shares of any Parent common stock or any other series of Parent preferred stock. The “Series A Dividend Amount” means:

(i)	In respect of the period from and after the Exchange Date to and including the last day of the then-current Fiscal Year, an amount equal to the aggregate then-current annualized Class C Distribution and Class D Distribution multiplied by (the number of calendar days remaining in such Fiscal Year ending June 30, 2017 following the Exchange Date divided by the total number of days in such Fiscal Year); and

(ii)	In respect of each Fiscal Year thereafter, the product of:

(a)	one (1) plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues (expressed as a decimal carried four places) for the most recently completed Fiscal Year, compared to the next preceding Fiscal Year, multiplied by

(b)	the annualized amount of the Series A Dividend Amount calculated with respect to the most recently completed Fiscal Year;

provided, that any such positive or negative percentage change in Same Program Revenues shall be limited to a positive or negative (as applicable) five percent (5%) change per Fiscal Year.

(iii)	Notwithstanding anything to the contrary, if at any time any shares of Series A Preferred are converted to Parent common stock, the Series A Dividend Amount shall immediately be reduced to an amount equal to the product of (a) the number of shares of Series A Preferred outstanding following such conversion, and (b) the quotient of (x) the Series A Dividend Amount immediately prior to such conversion, and (y) the number of shares of Series A Preferred outstanding immediately prior to such conversion.

(iv)	In the event any monthly installment of the Series A Dividend Amount is not paid within 30 days of the date due (but such installment is paid prior to the one (1)-year anniversary of the date due), the amount of each such delinquent installment of the Series A Dividend Amount, as adjusted pursuant to the preceding clause (iii) and the following clause (vi), shall be automatically increased by an amount equal to 1/12th of 2% of the capital contributions made in respect of all shares of Series A Preferred outstanding as of such date due, until paid. In the event any monthly installment of the Series A Dividend Amount remains unpaid for more than one (1) year following the date due (but such installment is paid prior to the two (2)-year anniversary of the date due), the amount of each such delinquent Series A Dividend Amount, as adjusted pursuant to the preceding clause (iii) and the following clause (vi), shall be automatically increased by an amount equal to 1/12th of 4% of the capital contributions made in respect of all shares of Series A Preferred outstanding as of such date due, until paid. In the event any monthly installment of the Series A Dividend Amount remains unpaid for more than two (2) years following the date due, the amount of each such delinquent Series A Dividend Amount, as adjusted pursuant to the preceding clause (iii) and the following clause (vi), shall be automatically increased by an amount equal to 1/12th of 5% of the capital contributions made in respect of all shares of Series A Preferred outstanding as of such date due, until paid.

(v)	Effective as of the 42-Month Anniversary, and again effective as of the one (1)-year anniversary of the 42-Month Anniversary, and again effective as of each successive such one (1)-year anniversary occurring thereafter, and in addition to any other adjustments to the Series A Dividend Amount set forth herein, the annualized Series A Dividend Amount shall be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A	=	100 basis points

B	=	the annualized Series A Dividend Amount as of immediately prior thereto divided by the capital contributions made in respect of all shares of Series A Preferred then outstanding

C	=	the capital contributions made in respect of all shares of Series A Preferred then outstanding

(vi)	Any adjustments arising from the adjustments outlined in clauses (ii) through (v) above will be paid in equal monthly installments (or at such other times as may be agreed between Parent and the holders of the Series A Preferred) in the same manner and on the same terms as the previous monthly installments of the Series A Dividend Amount.

(vii)	At no time shall any Series A Dividend Amount be less than zero.

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of Parent, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of Parent available for distribution to the stockholders of Parent, in preference and priority to the Parent common stock and all other series of Parent preferred stock, an amount in cash equal to:

(i)	all installments of the Series A Dividend Amount that are due and payable; and

(ii)	all capital contributions in respect of each share of Series A Preferred then outstanding.

Voting Rights:	The Series A Preferred shall vote together with the Parent common stock on all matters on which stockholders generally are entitled to vote on an as-converted basis, and not as a separate class, except as required by law, and except that Parent shall not:

(i)	During any period of time that any shares of Series A Preferred are outstanding, propose, enter into or permit to occur or exist any of the following without prior approval of the holders of the Series A Preferred:

(a)	(1) effecting any increase in the amount of Indebtedness for borrowed money available under any agreement or other arrangement of the Company, Parent, or any other member of the Sequel Group if the ratio of Indebtedness for borrowed money to EBITDA of the Sequel Group would exceed 4.75x, or (2) making any modification to any Indebtedness which would have a material adverse effect on the rights and privileges of the Series A Preferred including, without limitation, increasing any interest rate applicable to any Indebtedness or entering into any new agreement or other arrangement extending the term of any Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group (but excluding for purposes of this clause (2) an increase in the interest rate with respect to Indebtedness owing under the Company’s senior credit facility in place on the Exchange Date and any refinancing thereof);

(b)	amending, altering or repealing any provision of the Certificate of Formation or the Operating Agreement, or the certificate of incorporation or bylaws of Parent, whether by merger, consolidation or otherwise, in any manner which adversely affects any of the rights, preferences or privileges of the Series A Preferred, including, but not limited to, modifying any of the rights, privileges, preferences, restrictions or conditions of the Series A Preferred or any other Parent capital stock or attaching to any class of Units in the Company, or any increase or decrease in the voting power of the Series A Preferred or any Units in the Company;

(c)	creating, authorizing or issuing (1) any equity security of any kind in the Company or Parent or (2) any other securities convertible into equity securities of any kind in the Company or Parent, in any case which are senior to or pari passu in any respect with the Series A Preferred; or

(d)	redeeming, repurchasing or making distributions with respect to any equity interest in the Company or Parent which is junior to the Series A Preferred, except for tax distributions in accordance with the provisions of Section 6.9(a) of the Operating Agreement as in effect on the Exchange Date.

(ii)	During any period of time that any required dividend on the Series A Preferred is not paid within twelve (12) months of the date due, propose, enter into or permit to occur or exist any of the following without prior approval of the holders of the Series A Preferred:

(a)	any Change of Control of the Company or Change of Control of Parent unless all of the shares of Series A Preferred are repurchased as a condition precedent to the consummation of any such Change of Control and all amounts payable to the holders thereof (as set forth below in “Optional Repurchase Right”, assuming that such required repurchase was an optional repurchase) are paid in full; or

(b)	any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets of, or by any other manner, any business or any Person.

(iii)	During any period of time that any Event of Default exists and is continuing, or at any time after the 42-Month Anniversary irrespective of the existence or continuance of any Event of Default, or at any time after the occurrence of an Unapproved Change of Control of Parent. propose, enter into or permit to occur or exist any of the following without prior approval of the holders of the Series A Preferred:

(a)	any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets (other than in the ordinary course of the Sequel Business consistent with past practice) of, or by any other manner, any portion of the business or any securities of any Person;

(b)	any Change of Control of the Company or Change of Control of Parent unless all of the shares of Series A Preferred are repurchased as a condition precedent to the consummation of any such Change of Control and all amounts payable to the holders thereof (as set forth below in “Optional Repurchase Right”, assuming that such required repurchase was an optional repurchase) are paid in full;

(c)	(1) effecting any increase in the amount of Indebtedness available (contingent or otherwise) under any agreement or other arrangement of the Company, Parent or any other member of the Sequel Group, whether or not in effect as of the occurrence of the applicable Event of Default, (2) making any other modification to any Indebtedness, whether or not in effect as of the occurrence of the applicable Event of Default, which would have a material adverse effect on any of the rights, preferences or privileges of the Series A Preferred including, without limitation, entering into any new agreement or other arrangement extending the term of any Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group, or (3) being granted any waiver to any financial or other covenant governing any agreement or other arrangement extending Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group, whether or not in effect as of the occurrence of the applicable Event of Default;

(d)	any Encumbrance on any of the assets of the Company, Parent, or any other member of the Sequel Group or any ownership interests in any such Person, other than in respect of securing bona fide Indebtedness of the Company to its senior secured lenders (if any) that exists on the date of the occurrence of the applicable Event of Default (including any refinancing of Indebtedness of the Company under its senior secured credit facility (if any) in existence as of the occurrence of the applicable Event of Default); or

(e)	making any loans or advances to, or providing any Guarantee of Indebtedness of, any other Person, other than any member of the Sequel Group, excluding Guarantees in respect of obligations of the Company to its senior secured lenders.

Optional Conversion:	The shares of Series A Preferred shall be convertible at any time at the option of the holder, at a conversion price equal to the then-current redemption price of the Series A Preferred (described below in “Optional Repurchase Right”) divided by the then average high and low intraday sales prices of Parent common stock for each of the 30 trading days ending on the 10th trading day prior to the date of conversion; provided, that the amounts of any accrued and unpaid Series A Dividend Amount shall be paid in cash to the holders of the Series A Preferred and not paid in shares of Parent common stock unless so elected by the holders of the Series A Preferred.

Optional Repurchase Right:	The Corporation shall have the right and option at any time, upon at least one 60 days’ advance written notice (a “Repurchase Notice”) to the holders of the Series A Preferred, to effect a Repurchase Event which results in the purchase, repurchase or retraction of all or any lesser number of outstanding shares of the Series A Preferred (but not less than 20% of the then-outstanding Series A Preferred), in exchange for payment of the amounts set forth in the following clauses (i), (ii) and (iii). Upon receipt of a Repurchase Notice, the holders of the Series A Preferred shall be obligated to sell to Parent the specified number of shares of the Series A Preferred as set out in the Repurchase Notice, in exchange for payment of the following:

(i)	an amount equal to the capital contributions made in respect of each share of Series A Preferred being purchased; provided, that:

(a)	in the case of any Repurchase Event consummated on or after the 42-Month Anniversary (but prior to the one (1)-year anniversary of the 42-Month Anniversary), such amount shall be 103% of the capital contributions made in respect of each share of Series A Preferred being purchased; and

(b)	in the case of any Repurchase Event consummated on or after the one (1)-year anniversary of the 42-Month Anniversary, such amount payable for any share of Series A Preferred shall increase as of such one (1)-year anniversary and again on each subsequent one (1)-year anniversary to 103% of the respective amount payable in respect of a Repurchase Event occurring in the one (1)-year period ending on the immediately preceding one (1)-year anniversary (for purposes of clarity, in the case of a Repurchase Event consummated after the second one (1)-year anniversary of the 42-Month Anniversary but prior to the third one (1)-year anniversary thereof, such amount payable shall be 109.2727% (i.e., 103% multiplied by 103% multiplied by 103%) of the capital contributions made in respect of each share of Series A Preferred being purchased); plus

(ii)	all installments of the Class C Distribution and Class D Distribution that remain due and payable through the date of consummation of the Repurchase Event; plus

(iii)	all installments of the Series A Dividend Amount that are due and payable through the date of consummation of the Repurchase Event.

Events of Default:	Each of the following shall constitute an “Event of Default” unless otherwise expressly waived by the holders of the Series A Preferred:

(i)	the occurrence of a Liquidation Event with respect to Parent, the Company or any other member of the Sequel Group that generates at least 25% of the Same Program Revenues; and

(ii)	Parent, the Company or any other member of the Sequel Group (or the governing body of any such entity) undertakes any action or makes any proposal to implement, enter into or permit to occur or exist any Nondefault Preferred Consent Matter or any Delinquent Payment Preferred Consent Matter without first obtaining any required approval of the holders of the Series A Preferred.

Registration Rights:

Registrable Securities:	All shares of Parent common stock issuable upon conversion of the shares of Series A Preferred will be deemed “Registrable Securities”.

Demand Registration:	Beginning on the Exchange Date, the holders of Registrable Securities may request two (consummated) registrations by Parent of shares of Registrable Securities. A registration will count for this purpose only if (i) all Registrable Securities requested to be registered are registered, and (ii) it is closed, or withdrawn at the request of the holders of such shares (other than as a result of a material adverse change to Parent).

Registration on Form S-3:	Holders of the Registrable Securities will have the right to require Parent to register on Form S-3, if available for use by Parent, Registrable Securities for an aggregate offering price of at least $5.0 million. There will be no limit on the aggregate number of such Form S-3 registrations, provided that there are no more than two per year.

Piggyback Registration:	The holders of Registrable Securities will be entitled to “piggyback” registration rights on all registration statements of Parent, subject to the right of the underwriters to reduce the number of shares proposed to be registered to a minimum of 30% on a pro rata basis. In all events, the shares to be registered by holders of Registrable Securities will be reduced only after all other selling stockholders’ shares are removed from the registration.

Expenses:	The registration expenses (exclusive of stock transfer taxes and underwriting discounts and commissions) will be borne by Parent. Parent will also pay the reasonable fees and expenses of one special counsel to represent the holders of the Registrable Securities.

Termination; Limitation on Future Registration Rights:

When all Registrable Securities are eligible to be sold without restriction under Rule 144.

No future registration rights may be granted without consent of the holders of the Registrable Securities unless subordinate to the rights of the holders of the Registrable Securities.

 EXHIBIT V

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this [●] day of [●], 2017, by and among SunTrust Bank (the “Escrow Agent”), Sequel Youth and Family Services, Inc., a Delaware corporation (“Parent”), and John F. Ripley (the “Securityholder Representative”) solely in its capacity as the representative of the Company’s securityholders (the “Securityholders”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

WHEREAS,

Parent and the Securityholder Representative have entered into that certain Agreement and Plan of Merger, dated as of January 11, 2017 (the “Merger Agreement”), by and among Parent; Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent; Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”); Sequel Youth and Family Services, LLC (the “Company”), an Iowa limited liability company; the Key Equityholders; and the Securityholder Representative, pursuant to which Parent acquired the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”);

Parent and the Securityholder Representative desire for the Escrow Agent to open an escrow account (the “Escrow Account”) for which Parent will cause to be delivered to the Escrow Agent one certificate representing an aggregate of Four Hundred Thousand (400,000) Class B Units (the “Survivor Units”) of the surviving company after the Merger (the “Survivor”) issued in the name of the Escrow Agent, and a reimbursement account for the benefit of the Securityholder Representative (the “Representative Account”) into which Parent will deposit One Million Dollars ($1,000,000) (the “Representative Amount”), each of which is to be held and disbursed by the Escrow Agent in accordance with this Escrow Agreement; and

Parent and the Securityholder Representative have entered into that certain Payments Administration Agreement, dated as of the date hereof, by and among Acquiom Clearinghouse LLC (the “Payments Administrator”), Parent and the Representative (the “Payments Agreement”) for the purpose of, among other things, receiving Survivor Units disbursed pursuant to this Escrow Agreement

NOW, THEREFORE, in consideration of the premises herein, the parties hereto and intending to be legally bound hereby, agree as follows:

I.	Terms and Conditions

1.1.       Parent and the Securityholder Representative hereby appoint the Escrow Agent as their escrow agent and the Escrow Agent hereby accepts its duties as provided herein. Parent shall cause the Survivor to deliver a Class B Unit certificate to the Escrow Agent representing an aggregate of Four Hundred Thousand (400,000) Survivor Units for deposit into the Escrow Account (the “Escrowed Units”), as reduced from time to time by the number Escrowed Units distributed therefrom in accordance with this Escrow Agreement and the Merger Agreement. Parent shall deposit the Representative Amount into the Representative Account (the “Representative Fund”).

1.2.       Within two Business Days (except as provided below) of receipt of written instructions (“Joint Instructions”), signed by an authorized representative of each of Parent and the Securityholder Representative (a list of whom are provided in Exhibit A-1 and Exhibit A-2), the Escrow Agent shall disburse the Escrowed Units to the Survivor as provided in such Joint Instructions and this Section 1.2, but only to the extent that the Class B Units of Survivor are issued and in the possession of the Escrow Agent. The Joint Instructions shall include the amount of Escrowed Units to be disbursed, the mailing instructions for the Survivor or the Parent, as applicable, and, if applicable shall identify the party to whom the disbursement shall ultimately be made by the Survivor, which shall be Parent or the Payments Administrator (for further distribution to the Securityholders). With respect to any disbursement by the Survivor to the Payments Administrator (for further distribution to the Securityholders), Parent shall cause the Survivor to deliver Class B Unit certificates to the Payments Administrator issued in the name of each Securityholder entitled to such Class B Units of Survivor. Disbursements pursuant to Joint Instructions shall be made in accordance with the mailing instructions set forth in such Joint Instructions, including the Current Price as set forth in the Joint Instructions. If applicable, Parent shall cause the Survivor to deliver certificate(s) representing any balance of Escrowed Units to the Escrow Agent in accordance with the Joint Instructions. Notwithstanding the foregoing, the Escrow Agent shall be entitled to rely on, in distributing the Escrowed Units from the Escrow Account, the full and final order, judgment or decree from a court of competent jurisdiction. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.5 is authorized or required by law or executive order to remain closed. For purposes hereof, “Current Price” means, with respect to an Escrowed Unit, the closing price of the Common Stock of Parent into which such Escrowed Unit is exchangeable at the close of trading on the Business Day prior to the date of delivery of a Parent Certificate.

1.3       Evidence of Parent Indemnification Claims. In the event that Parent provides the Securityholder Representative a formal notice regarding a claim (a “Parent Certificate”) against the Escrowed Units in the Escrow Account, Parent shall on the same day deliver a copy of such Parent Certificate to the Escrow Agent. Such Parent Certificate shall include in reasonable detail the facts and circumstances of individual items of losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and the applicable Current Price.

1.4       Objections to Claims of Indemnification. If the Securityholder Representative shall object to the nature of, basis for and/or the alleged liability or amounts of any claim in a Parent Certificate, including but not limited to (x) the applicable Current Price of the Escrowed Units to be released to Parent, (y) the calculation of Escrowed Units subject to such Parent Certificate, or (z) the determination of whether the aggregate sum of the applicable Current Prices of the Escrowed Units to be delivered to Parent exceeds Two Million Dollars ($2,000,000), the objecting party shall, prior to 11:59 p.m. Eastern time on the thirtieth (30th) day after its receipt of the Parent Certificate, deliver to Parent and the Escrow Agent a certificate specifying in reasonable detail (a) each such amount to which the objecting party objects, and (b) the nature and basis for each such objection (the “Objection Notice”). If the Escrow Agent shall have received an Objection Notice contesting the amount claimed in the Parent Certificate, the amount so contested (the “Contested Amount”) shall continue to be held by the Escrow Agent pending resolution of the claim in the Parent Certificate and Objection Notice. If the non-claiming party shall not deliver to claiming party and the Escrow Agent an Objection Notice in response to any claim in a Parent Certificate, within 30 days after delivery by of such certificate, the Escrow Agent, in no event later than the thirty-first (31st) day after the receipt of the Parent Certificate, shall deliver to the claiming party (or any party designated in the Parent Certificate) the number of Escrowed Units as set forth in the Parent Certificate, to the extent that such Escrowed Units are available in the Escrow Account. Notwithstanding the forgoing, the Escrow Agent shall be able to rely conclusively and without further inquiry that the date it receives a Claim Notice shall be the same date that such Parent Certificate was received by the non-claiming party.

1.5       Disbursements. Except as set forth below in Section 2.7, if, as of the termination of the Escrow Period (the “Escrow Termination Date”), there are any Escrowed Units remaining in the Escrow Account (the “Escrow Balance”), then Parent and Securityholder Representative shall deliver to the Escrow Agent Joint Instructions to distribute the Escrow Balance. Notwithstanding the foregoing, if prior to the Escrow Termination Date, the Escrow Agent has received one or more claims pursuant to Sections 1.3 or 1.4 which involve amounts unresolved on the Escrow Termination Date (“Outstanding Claims”), then the Escrow Agent shall continue to hold in the Escrow Account the number of Escrowed Units set forth in the Outstanding Claims unless otherwise provided in the Joint Instructions. From time to time promptly after final resolution of any indemnification claim set forth in any notice relating to an Outstanding Claim, Parent and the Securityholder Representative will provide Joint Instructions to the Escrow Agent authorizing the Escrow Agent to disburse all Escrowed Units remaining in the Escrow Account to Parent and the Securityholder Representative in the same manner as described above. Notwithstanding anything in the foregoing to the contrary, if at any time after the Escrow Termination Date the Escrow Balance from time to time exceeds the aggregate number of Escrowed Units of all Outstanding Claims, the Escrow Agent shall promptly cause such excess to be delivered to the Survivor after receipt of Joint Instructions in accordance with the procedures of Section 1.2 above.

1.6       Class B Unit Certificates. Notwithstanding anything to the contrary provided in this Escrow Agreement, (i) all Escrowed Units delivered to, and held by, the Escrow Agent pursuant to any provision of this Escrow Agreement shall be represented by no more than one certificate of the Survivor, (ii) all Escrowed Units delivered to and held by the Escrow Agent pursuant to any provision of this Escrow Agreement shall be registered on the books and records of the issuer thereof in the name of the Escrow Agent in its capacity as Escrow Agent under this Escrow Agreement, (iii) Escrowed Units delivered to and held by the Escrow Agent pursuant to any provision of this Escrow Agreement shall be deemed to be issued and outstanding Class B Units of the Survivor for notice, quorum, voting or dividend purposes (and shall be deemed issued and outstanding for purposes of any applicable lock-up period related thereto) and any dividends issued thereon shall be delivered to the Escrow Agent to be held in an escrow account by the Escrow Agent and distributed pursuant to Joint Instructions, (iv) the Escrow Agent shall have no duty or obligation to distribute or disburse any Escrowed Units except to Parent or the Survivor , in each case, in accordance with a Joint Instruction and any such instruction shall set forth the number of Escrowed Units to be distributed and the mailing instructions. Parent and the Securityholder Representative agree that in no event shall the number of Escrowed Units be delivered to Parent which exceeds the quotient of Two Million Dollars ($2,000,000) divided by the sum of the Current Prices, as applicable, with respect to each such delivered Escrowed Units; provided, however that the Escrow Agent shall have no responsibility to determine compliance with this Section 1.6, or to calculate such amounts, and may conclusively rely upon the Joint Instructions, or any order, decree or judgment from a court of competent jurisdiction, with no liability therefor. If applicable, Parent shall cause the Survivor to deposit with the Escrow Agent certificate(s) representing any balance of Escrowed Units to be retained by the Escrow Agent in accordance with such Joint Instruction. Each notice, certificate or other communication delivered to the Escrow Agent pursuant to this Escrow Agreement shall state the specific section or sub-section of this Escrow Agreement pursuant to which it is delivered.

1.7        Escrow Income. Securityholder Representative and Parent agree, notwithstanding anything to the contrary herein, that any interest, income, cash distributions or other similar consideration (“Escrow Income”) received by the Escrow Agent with respect to the Escrowed Units shall be deemed to be for the account of the Securityholders, and all such Escrow Income and any income or loss of the Company attributed to the holders of Escrowed Units shall be allocable to the Securityholders in the respective amounts set forth in a Joint Instruction for tax purposes. Any Joint Instruction relating to the Escrow Income shall include the amount to be disbursed and shall identify the party to whom the disbursement shall be made. Promptly upon receipt of any Escrow Income, but in no event later than ten (10) Business Days after receipt of such Escrow Income, Escrow Agent shall pay such Escrow Income to the Payments Administrator to be distributed to the Securityholders in accordance with the Joint Instruction. The Escrow Income shall be reported, as and to the extent required by law, by the Escrow Agent to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or 1042-S (or other appropriate form) as income earned on the Escrow Account by the Securityholders in accordance with the Joint Instruction.

1.8       The Representative Fund is solely for the use of the Securityholder Representative and shall not be available to Parent in satisfaction of any indemnification obligations of the Securityholders pursuant to the Merger Agreement or otherwise. From time to time and as directed by the Securityholder Representative, the Escrow Agent will distribute amounts to the Securityholder Representative and/or third parties, until the Representative Fund is equal to zero. If, as of the third anniversary of the Effective Time, there are any funds remaining in the Representative Account, then, within fifteen (15) days of such date, Securityholder Representative shall instruct the Escrow Agent in writing to distribute an amount equal to one-half of the amount then remaining in the Escrow Account. If, as of the sixth anniversary of the Effective Time, there are any funds remaining in the Representative Account, then, within fifteen (15) days of such date, Securityholder Representative shall instruct the Escrow Agent in writing to distribute the balance of the amount then remaining in the Escrow Account.

II.	Provisions as to the Escrow Agent

2.1.       This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s fraud, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any Escrowed Units effected by the Escrow Agent pursuant to Joint Instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any distributions or disbursements of Escrowed Units made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary transfer procedures in effect from time to time. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2.       Parent and the Securityholder Representative acknowledge and agree that the Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.3.       This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Parent and the Securityholder Representative in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Parent and the Securityholder Representative, or either of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4.       The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

2.5.       The Escrow Agent shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports, to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

2.6.       The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents and shall not be liable for the acts or omissions of any such agent appointed with due care. The Escrow Agent and any director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any such party. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.7.       In the event of any disagreement between Parent and the Securityholder Representative , or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in reasonable doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such reasonable doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of Parent and the Securityholder Representative and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Parent and the Securityholder Representative and all other interested parties, and the Escrow Agent shall have been notified thereof in writing signed by Parent and the Securityholder Representative. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, Parent and the Securityholder Representative agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

2.8.       Parent and the Securityholder Representative (solely on behalf of the Securityholders and in its capacity as the Securityholder Representative, not in its individual capacity) jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any Party or any other person or entity, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s fraud, gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.9.       Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.10.     The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to Parent and the Securityholder Representative. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Parent and the Securityholder Representative shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all Escrowed Units and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of the Escrow Agent

3.1.       The Escrow Agent shall not charge fees to Parent and the Securityholder Representative for the services provided by it hereunder; provided, however, that the terms of this paragraph shall not in any way limit the rights of the Escrow Agent to indemnification as set forth in this Escrow Agreement.

IV.	Miscellaneous

4.1       The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2.       The Escrow Agent shall invest all funds held pursuant to this Escrow Agreement in accordance with Exhibit C. Instructions to make any other investment must be in writing and signed by each of the Parties. Parent and the Securityholder Representative recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to Parent or the Securityholder Representative or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent, Acquiom and/or any of their affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to Parent or the Securityholder Representative or any other person or entity related to funds which are held un-invested or funds which are not invested timely. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.

4.3       The Escrow Agent shall provide monthly reports of transactions and holdings to Parent and the Securityholder Representative as of the end of each month, at the address provided by Parent and the Securityholder Representative.

4.4       On or before the execution and delivery of this Escrow Agreement, each of Parent and Securityholder Representative, for itself and for each of the Securityholders, shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or the applicable Form W-8, whichever is appropriate or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, and any required state and local tax information forms to be delivered and filed with the appropriate state and local tax authorities by the Escrow Agent, as escrow agent hereunder, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to the Escrowed Units pursuant to this Escrow Agreement or any income earned thereon. Parent and the Securityholder Representative (solely on behalf of the Securityholders and in its capacity as the Securityholder Representative, not in its individual capacity), jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrowed Units or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the fraud, gross negligence, or willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.5       Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to the Escrow Agent:

SunTrust Bank

Attn: Escrow Services

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Client Manager: Charles Henderson

Telephone: (804) 782-7087

Facsimile: (804) 225-7141

Email: Charles.Henderson@suntrust.com

with a copy (which shall not constitute notice) to:

Acquiom Clearinghouse LLC

1614 15th Street, Suite 210

Denver, CO 80202

Attention: Daren Di Nicola and Jennifer Kelley

Telephone: (303) 222-2080

Facsimile: (303) 623-0294

Email: paymentsadministration@acquiom.com, cc: jkelley@srsacquiom.com

If to Parent:

Sequel Youth and Family Services, Inc.

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

Tax Identification #: [•]

and (with a copy to, which shall not constitute notice):

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, Pennsylvania 19312-1183

Attention: Christopher Miller, Esq.

Email: millerc@pepperlaw.com

Facsimile No.: (610) 640-7837

If to the Securityholder Representative:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141

Facsimile No.: 540-338-5183

Tax Identification #: [•]

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309

Attention: William C. Brown

Facsimile No.: (515) 323-8512

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.6       This Escrow Agreement is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.7       The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.8       If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.9       This Escrow Agreement is for the sole benefit of the Indemnified Parties, Parent, the Securityholder Representative and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

4.10.       No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.11.       This Escrow Agreement shall terminate upon the distribution of all funds and property held under this Escrow Agreement or upon the earlier joint written instructions of the parties hereto (other than the Escrow Agent). All signatures of the parties to this Agreement may be transmitted by facsimile or email or other electronic or digital means, and such facsimile, email or other electronic delivery will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

4.12.       All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.13.       This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.14. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

SunTrust Bank, as the Escrow Agent

By:
Name:
Title:

Sequel Youth and Family Services, Inc.

By:
Name:
Title:

John F. Ripley, solely in its capacity as the Securityholder Representative

Name:	John F. Ripley

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: Sequel Youth and Family Services, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

                                       .

Date

By:
Name:
Title:

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: John F. Ripley

I hereby certify that each person listed below is an authorized signor for such person, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

                                       .

Date

By:
Name:
Title:

EXHIBIT C

The Parties authorize and direct the Escrow Agent to invest all deposits pursuant to this Escrow Agreement as follows:

Representative Fund:

Check one (or two if Charitable Escrow Program is checked):

☐ AXA Equitable Escrow Shield Plus
☐ SunTrust Non-Interest Deposit Option
☒ SunTrust Institutional Deposit Option
☐ SRS Acquiom EscrowUp Program (if this option is checked, must check one of either SunTrust Non-Interest Deposit Option or SunTrust Institutional Deposit Option – see EscrowUp Program materials for details)

The investments in the SunTrust Institutional Deposit Option and the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. The SunTrust Institutional Deposit Option, SunTrust Non-Interest Deposit Option, AXA Equitable Escrow Shield Plus, and SRS Acquiom EscrowUp Program are more fully described in materials which have been furnished to the Parties, and the Parties acknowledge receipt of such materials. By electing the investment election above, the Parties hereby authorize the Escrow Agent to enter into any required documentation, on their behalf, to effect such investment election, consistent with the materials furnished to the Parties. Any investment earnings and income on funds held in the SunTrust Institutional Deposit Option shall become part of the account and shall be disbursed in accordance with this Escrow Agreement. Any investment earnings and income on funds invested in AXA Equitable Escrow Shield Plus shall become part of the account upon the final release of funds in the Escrow Fund and shall be disbursed in accordance with this Escrow Agreement.

Sequel Youth and Family Services, Inc.	John F. Ripley

By:	By:
Name:	Name:
Title:	Title:

Exhibit W-1

Company Knowledge Parties

John F. Ripley

John Stupak

Sybil Potts

Mandy Moses

Susanne Young

Exhibit W-2

Parent Knowledge Parties

Andrew Cook

Paul Zepf

EXHIBIT X

FORM OF WARRANT AGREEMENT

Dated as of [●], 2017

between

SEQUEL YOUTH AND FAMILY SERVICES, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [●], 2017, is by and between Sequel Youth and Family Services, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent,” also referred to herein as the “Transfer Agent”).

WHEREAS, the Company has entered into that certain Agreement and plan of Merger dated as of January 11, 2017 (the “Merger Agreement”), pursuant to which the holders (the “Legacy Equityholders”) of Class A Units and/or Class B Units of Sequel Youth and Family Services, LLC, a Delaware limited liability company (collectively, the “Legacy Equity Units”), will receive an aggregate of 6,532,000 warrants as consideration in exchange for such persons’ Legacy Equity Units simultaneously with the closing of the transactions contemplated under the Merger Agreement, bearing the legend set forth in Exhibit B hereto (the “Warrants”); and

WHEREAS, each Warrant entitles the holder thereof to purchase one-half of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), for $5.75 per half share, subject to adjustment as described herein; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.2 Warrants. So long as the Warrants are held by a Legacy Equityholder or any of their Permitted Transferees (as defined below), the Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(b) hereof, (ii) may not be transferred, assigned or sold until six (6) months following the date hereof and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Warrants and any shares of Common Stock held by any Legacy Equityholder and issued upon exercise of the Warrants may be transferred by the holders thereof:

(a) in the case of an individual, by gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization,

(b) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any member of the Global Partner Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), or any affiliate of the Sponsor or its members,

(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of such person,

(d) in the case of an individual, pursuant to a qualified domestic relations order,

(e) in the event of the Company’s liquidation, or

(f) in the event that the Company consummates a merger, stock exchange or other similar transaction that results in all of the holders of the Company’s equity securities having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, that, in the case of clauses (a) through (d), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Upon request, the Warrant Agent shall issue to holders of Warrants definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A.

The certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.75 per half share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the date hereof and terminating at 5:00 p.m., New York City time on the date that is five (5) years after the date hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) so long as a Warrant is held by a Legacy Equityholder or its Permitted Transferee, by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(c) as provided in Section 7.4 hereof.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock (i.e., only an even number of Warrants may be exercised at any given time by a Registered Holder). In no event will the Company be required to net cash settle the Warrant exercise.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of [9.8%] (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (2) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. [Reserved].

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the date hereof, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the date hereof, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the date hereof and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Warrants who exercises Warrants to exercise such Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Warrant under the blue sky laws of the state of residence in those states in which the Warrants were initially offered by the Company of the exercising Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Sequel Youth and Family Services, Inc.

[                                                                    ]

[                                                                    ]

Attention:                                                    ]

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 65% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A — Warrant Certificate

Exhibit B — Legend

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By
Name: Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

SEQUEL YOUTH AND FAMILY SERVICES, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP [_______]

Warrant Certificate

This Warrant Certificate certifies that __________________, or registered assigns, is the registered holder of warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, $.0001 par value (“Common Stock”), of Sequel Youth and Family Services, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one-half of one fully paid and non-assessable share of Common Stock. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $5.75 per half share; provided however, that a Warrant may not be exercised for a fractional share, so that only an even number of Warrants may be exercised at a given time. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [______], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of Sequel Youth and Family Services, Inc. (the “Company”) in the amount of $______ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of _________, whose address is and that such shares be delivered to whose address is ______________________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _________, whose address is ________________________, and that such Warrant Certificate be delivered to , whose address is _______________________.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(b) of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________________________, whose address is ____________________________________, and that such Warrant Certificate be delivered to , whose address is .

Date: ______, __ 20__	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

EXHIBIT B

LEGEND

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE SET FORTH IN THE WARRANT AGREEMENT EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

THE SECURITIES AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.